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As filed with the Securities and Exchange Commission on November 7, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Energy Coal Resources, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1222 (Primary Standard Industrial Classification Code Number)	20-3658248 (I.R.S. Employer Identification Number)

1500 North Big Run Road
Ashland, Kentucky 41102
(606) 928-3433

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Stephen Addington
1500 North Big Run Road
Ashland, Kentucky 41102
(606) 928-3433

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Jeffrey L. Hallos
Frost Brown Todd LLC
Lexington Financial Center
250 West Main Street, Suite 2800
Lexington, Kentucky 40507
(859) 231-0000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee

Common Stock, par value $0.01 Par Value per share	30,312,749	$16.00	$485,003,984	$19,060.66

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated November 7, 2008

PROSPECTUS

30,312,749 shares of common stock

        This prospectus relates to up to 30,312,749 shares of the common stock of Energy Coal Resources, Inc. which may be offered from time to time for sale by selling stockholders named in this prospectus. The selling stockholders acquired the shares of common stock offered by this prospectus in private equity purchases. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted.

        We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly from the selling stockholders or alternatively through underwriters or broker-dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. Please read "Plan of Distribution."

        Prior to the date of this prospectus, there has been no public market for our common stock. Because all of the shares being offered under this prospectus are being offered by selling stockholders, we cannot currently determine the price or prices at which our shares of common stock may be sold under this prospectus.

        We are a diversified and fully integrated coal mining company that produces premium grade metallurgical coal, pulverized coal injection, or PCI, quality coal and high quality steam coal, and markets that coal to international and domestic customers. Our asset base is geographically diversified because we have significant operations, coal reserves and non-reserve coal deposits in Central Appalachia, Colorado and the Illinois Basin.

        Investing in our common stock involves risks. You should read the section entitled "Risk Factors" beginning on page 14 for a discussion of certain risk factors that you should consider before buying shares of our common stock.

        You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

        Neither the Securities and Exchange Commission (hereinafter "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                    .

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 WHERE YOU CAN FIND INFORMATION

        We have filed with the SEC, under the Securities Act, a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and to the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that are filed electronically with the SEC. The web site can be accessed at www.sec.gov.

        After effectiveness of the registration statement, which includes this prospectus, we will be required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, will file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K and other information with the SEC. Those reports and other information will be available for inspection and copying at the public reference facilities and internet site of the SEC referred to above.

MARKET AND INDUSTRY DATA AND FORECASTS

        In this prospectus, we refer to information regarding the coal industry in the U.S. and internationally that is available from the National Mining Association, the U.S. Energy Information Administration, the International Iron and Steel Institute, BP Statistical Review and other organizations. These organizations are not affiliated with us. They are not aware of and have not consented to being named in this prospectus. We believe that this information is reliable. In addition, in many cases we have made statements in this prospectus regarding our industry and our position in the industry based on our experience in the industry and our own investigation of market conditions.

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 PROSPECTUS SUMMARY

        This prospectus summary highlights selected information from this prospectus but does not contain all information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the "Risk Factors" beginning on page 14 and the financial statements included elsewhere in this prospectus. Unless the context otherwise indicates, in this prospectus, the terms "Energy Coal Resources" and "ECR" refer to Energy Coal Resources, Inc., a holding company which acquired Appalachian Fuels, LLC ("Appalachian Fuels"), Appalachian Coal Holdings, Inc. ("Appalachian Coal Holdings"), Bowie Resources, LLC ("Bowie Resources"), Illinois Fuel Company, LLC ("Illinois Fuel Company") and their subsidiaries on November 23, 2005. Unless the context otherwise indicates, in this prospectus, the terms "we," "our," "our company," "us" and similar terms refer to Energy Coal Resources and its subsidiaries on a combined basis. We conduct coal mining and related operations and own or lease equipment, facilities, reserves and other assets related to those operations. We have provided definitions for some of the industry terms used in this prospectus in the "Glossary of Selected Terms." A detailed overview of coal industry characteristics, trends and market conditions can be found starting on page 67.

        The estimates of our recoverable proven and probable coal reserves and non-reserve coal deposits as of January 1, 2008, included in this prospectus are based on a report prepared by Marshall Miller & Associates, Inc.

OUR COMPANY

        We are a diversified and fully integrated coal mining company that produces and markets premium grade metallurgical coal, pulverized coal injection, or PCI, quality coal and high quality steam coal to international and domestic customers. Our operations and asset base are geographically diversified because we have significant operations and coal reserves and non-reserve coal deposits in Central Appalachia, Colorado and the Illinois Basin. We produced 9.7 million tons in 2007, which included continuing and discontinued operations, ranking us among the 20 largest coal producing companies in the U.S., according to EIA data compiled by Weir International. Our operations are 100% union-free, and we have low employee-related legacy liabilities.

        As of June 30, 2008, we operated eight mines and associated facilities located in Kentucky, West Virginia and Colorado. We have an annualized production capacity in excess of 10 million tons, consisting of more than 4 million tons of Central Appalachia metallurgical, PCI and steam coal production, and more than 5 million tons of Colorado super compliance steam coal production. In addition, during the third quarter of 2008, we reactivated our Illinois #1 mine located in Saline County, Illinois. We believe that our surface operations at that mine will be at a 1.2 million ton run rate in the first quarter of 2009.

        Pricing in the coal market has improved significantly versus prior years with attractive margins. Our low-cost Colorado production, which is largely committed, will continue to provide us with a steady cash flow. Our market strategy for the Central Appalachian region is to maintain an optimal balance of long-term sales contracts and uncommitted production which will provide us the opportunity to broaden our customer base, including the international market. In addition, we believe the reactivation of our Illinois #1 mine, located in Saline County, Illinois, will allow us to sell new production into a strong Illinois Basin market.

        We currently hold significant high quality coal reserves and non-reserve coal deposits in Central Appalachia, Colorado and the Illinois Basin. Our Central Appalachia coal reserves and non-reserve coal deposits primarily consist of our "Alloy Brand" high-volatile metallurgical coal, PCI coal and high British thermal unit ("Btu"), low sulfur steam coal. Our Colorado coal reserves and non-reserve coal deposits primarily consist of high Btu, super compliance steam coal. Our Illinois Basin non-reserve coal deposits are high Btu, medium and low sulfur steam coal. As of January 1, 2008, we controlled approximately 404.7 million tons of coal reserves and non-reserve coal deposits, of which 48.9 million tons are of metallurgical quality and 355.8 million tons are of steam quality. The aggregate reserve and deposit figure consists of 66.1 million tons of recoverable proven and probable coal reserves and 338.6 million tons of non-reserve coal deposits. This reserve analysis is calculated from 2005 baseline data, which we are updating based on the current market conditions. As discussed below in "Business—Coal Reserves and Non-Reserve Coal Deposits—Coal Reserves," coal deposits are classified as proven and probable reserves based on adequate geological data and the economic mineability of such deposits. Because coal prices have increased to levels that make mining new areas economically feasible, we believe that a significant portion of the non-reserve coal deposits may shift to proven and probable reserves and our total reserves and non-coal reserve deposits may increase substantially.

        For the year ended December 31, 2007, we sold 8.5 million tons of coal from our continuing operations, which consisted of 0.1 million tons of metallurgical coal and 8.4 million tons of steam coal. We also sold 1.2 million tons of steam coal from our Toney's Fork mine in 2007, which became a discontinued operation as a result of our sale of it on December 7, 2007. We generated $279.9 million of revenue in 2007, excluding our discontinued Toney's Fork mine. The coal we sold in 2007 from continuing operations primarily consisted of steam coal; however, for 2008 we believe that approximately 21% of the tons of coal we expect to sell will be metallurgical coal and 79% will be steam coal. For the six months ended June 30, 2008, we sold 2.1 million tons of coal and generated $116.3 million of revenue. Our actual production for the first half of 2008 was significantly below our annualized production capacity of 10 million tons due to a coal seam transition from the lower B seam to the upper B seam that required additional development work at our Colorado operations and three mines starting production during the first quarter at our Central Appalachia operations. The seam transition, which was necessitated by a geologic fault at our Colorado operations, began to impact our operations in early 2008. This seam transition reduced production from our Colorado operations to about 41% of historical production levels during the first half of 2008. In the third quarter of 2008, we finished implementing the seam transition and revised mine plan and were back up to full production. The M-21, Bevins Branch and Alloy Powellton mines were opened or reactivated in Central Appalachia during the first quarter of 2008 and are expected to reach full production in the fourth quarter of 2008.

        As of June 30, 2008, our long-term employee-related liabilities totaled $1.0 million and our percentage of total debt to total capital was 37%, which we believe is a conservative debt structure. See "Prospectus Summary—Competitive Strengths."

BUSINESS STRATEGY

        As outlined below, we have a well balanced portfolio of operations which provides a solid platform for earnings and growth.

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  Colorado Key Strategy (Maintain Production and Improve Margins)

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  At our Bowie mine, we will attempt to maintain production at 5 million tons per year or more and improve margins through contracting at higher prices.

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  Central Appalachia Key Strategy (Near Term Margin Growth)

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  We will seek to normalize run rate production output at 5 million tons per year and opportunistically maximize pricing and margins.

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  Illinois Key Strategy (Near Term Ramp Up and Long Term Expansion)

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  We reactivated production at our Illinois #1 mine and began production of low cost coal that we believe we can sell into a strong market.

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  We plan to develop our Franklin County non-reserve coal deposit, one of the largest contiguous non-reserve coal deposit blocks in the Illinois Basin into a property that we believe can support longwall mining production for more than 50 years.

        Our primary business objective is to optimize and monetize the value of our asset base by pursuing the following strategies:

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  Colorado Strategy:

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  Maintaining production and optimizing pricing.  Our Bowie mine is a fully developed longwall mine. It has been in operation for more than ten years and has proven production capacity in excess of 5 million tons per year at a low operating cost level below $20 per ton. All of the production from this mine for 2009 and 2010 is committed at an approximate average price of $45 per ton. Market pricing for this region has increased significantly to more than $60 per ton during the second quarter of 2008. As existing contracts expire, we expect to negotiate contracts at or near market pricing to strengthen the earnings and cash flows from our Bowie mine.

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  Central Appalachia Strategy:

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  Maximizing our market position.  Our strategy is to market broadly to both domestic and international export customers. We believe we have an advantage in approaching the market with our significant volume of uncommitted and unpriced tons. As of June 30, 2008, we had 1.4 million and 4.3 million tons of uncommitted and unpriced Central Appalachia coal production for sale for the remainder of 2008 and in 2009, respectively. We are in the process of negotiating contracts with both domestic and international export customers. We also have contracted barges and transloading facilities through 2011, securing our ability to participate in the export market.

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  Expanding production of our "Alloy Brand" high-volatile metallurgical coal in Central Appalachia.  Our "Alloy Brand" high-volatile metallurgical coal, which meets the standards for globally recognized premium grade metallurgical coal, currently sells at a significant premium to steam coal because of its higher quality and its importance in the steel making process. We are currently producing our "Alloy Brand" high-volatile metallurgical coal from our existing mines and we are in the process of opening additional mine portals to ramp up our "Alloy Brand" high-volatile metallurgical coal production. The Alloy mine complex is currently producing at a 1.2 million ton annual run rate and we expect it to reach an annual run rate of approximately 2.0 million tons by 2010.

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  Illinois Basin Strategy:

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  Re-activating production at our Illinois #1 mine.  We have reactivated our Illinois #1 mine which we expect will reach a 1.2 million ton run rate for our surface operations, including utilizing a low cost highwall mining system, in the first quarter of 2009. The market conditions have significantly improved for Illinois Basin coal as compared to the third quarter of 2003 when we closed the mine, and we are well positioned to take advantage of this improvement on an expedited basis.

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  Developing our extensive Franklin County property.  We are currently permitting the Herrin #6 coal seam, consisting of 228.5 million tons of non-reserve coal deposits, which we believe is one of the largest blocks of contiguous non-reserve coal deposits in the Illinois Basin. Provided we can obtain financing through a stand-alone project financing for the development work required on this property, which we expect could cost approximately $300 million, we intend to develop this property into a longwall mining operation that would commence production in 2011. We believe that with this expenditure on development work we will have a production capacity in excess of 4 million tons per year and will be able to support highly efficient longwall production for over 50 years. In addition, we intend to explore the feasibility of expanding this property to approximately 600 million tons of non-reserve coal deposits by developing the Springfield #5 seam, which underlies the entire property. If this seam is developed, we believe production from this property could be expanded to more than 12 million tons per year by adding additional longwall systems, which we will consider opportunistically accessing depending on market conditions.

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  Additional Operational Strategies:

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  Maintaining our environmental record.  We are committed to maintaining our environmental record, the strength of which is evidenced by the receipt of various environmental awards at our coal mines, including the Excellence in Reforestation Award presented to our Bent Mountain mine for 2007 from the Appalachian Regional Reforestation Initiative.

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  Balancing long-term contracts with uncommitted production.  Our market strategy is to maintain an optimal balance of long-term sales contracts and uncommitted production. In the fourth quarter of 2007 and the six months ended June 30, 2008, we focused on maximizing benefit from the dramatically increased price of coal in Central Appalachia. Our average sales price increased by 73% from $50.17 per ton for 2007 to $86.68 for the first half of 2008. Based on our preliminary sales results for the third quarter of 2008, our average sales price for the quarter was approximately $142.60 per ton, representing a 184% increase from 2007. As of June 30, 2008, approximately 57% and 63% of our estimated steam coal production in 2008 and 2009, respectively, was projected to be sold under long-term contracts with utilities. We are continuing to review potential contract opportunities to lock in price and term business to take advantage of improved prices and attractive margins, while maintaining a portion of our production for sale under short-term contracts or on the spot market.

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  Expanding our coal reserves through opportunistic acquisitions.  We will continue to expand our reserve base through the acquisition of reserves that are nearby or adjacent to our existing mining operations. To minimize our capital outlay without any corresponding production, we acquire such reserves as close as possible to the time that we need the properties to ensure that we can obtain all necessary permits and commence production in accordance with our plans.

COMPETITIVE STRENGTHS

        We believe the following competitive strengths will enable us to execute our business strategies successfully:

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    We have a significant base of metallurgical and steam coal reserves and non-reserve coal deposits.  As of January 1, 2008, we had metallurgical coal reserves and non-reserve metallurgical coal deposits of approximately 48.9 million tons, with 12.7 million tons of proven and probable metallurgical coal reserves and approximately 36.2 million tons of non-reserve metallurgical coal deposits. We had steam coal reserves and non-reserve coal deposits of 355.8 million tons, with 53.4 million tons of proven and probable steam coal reserves and approximately 302.4 million tons of non-reserve steam coal deposits as of January 1, 2008. In Colorado, our mine has been operating for more than ten years, and we expect that we will be able to continue our operations for another 8 years without any substantial additional infrastructure. In Central Appalachia, we also have operating mines that can continue to produce significant tonnage without substantial additional capital expenditures. Additionally, in the Illinois Basin, we believe that our reactivated Illinois #1 mine will be able to produce significant tonnage without substantial capital expenditures. Our existing non-reserve coal deposits enable us to provide customers with multiple coal products that are currently in high demand, including our "Alloy Brand" high-volatile metallurgical coal, PCI coal and high Btu, low sulfur steam coal. The vast majority of our steam coal production in Central Appalachia also meets the specifications of both the OTC and NYMEX (the New York

      Mercantile Exchange) markets, which are commodities markets for Central Appalachia coal. In these markets, coal which meets certain standard characteristics can be sold on an over-the-counter basis or futures can be traded therein.

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    Our asset base is geographically and operationally diverse.  As of June 30, 2008, we operated eight mines in two different regions, Central Appalachia and Colorado, and during the third quarter of 2008 we began production at our Illinois #1 mine in the Illinois Basin. Our geographic diversity helps insulate us, to some extent, from adverse market, transportation or other conditions that may negatively affect one coal mining region. We also use a variety of coal mining methods. Our operations in Central Appalachia currently utilize both surface and room-and-pillar underground mining methods and have in the past utilized the highwall mining method. Our Bowie mine in Colorado is a low-cost longwall underground mine and our Illinois #1 mine in Illinois utilizes the highwall mining method and, in the future, will also utilize the room-and-pillar mining method. Our mining method diversity provides flexibility in managing costs. Our management's extensive experience in implementing diverse mining methods also provides us with the ability to evaluate mine acquisition opportunities effectively.

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    We have the ability to capitalize on strong international and domestic coal market dynamics in both the steam and metallurgical coal markets.  In contrast to many of our competitors that are locked into contracts which are at below market prices, we are in the process of negotiating contracts for uncommitted production for 2009 and 2010. For the following reasons, we have the ability to capitalize on strong pricing in many different market segments. First, our product diversity combined with our array of transportation options allows us to generate sales opportunities for expanded production and helps to limit our exposure to a downturn in any single market segment. In addition, our variety of coal qualities also allows us to blend coal in order to meet customer specifications. Finally, our access to a comprehensive range of steam and metallurgical quality coals allows us to market differentiated coal products to a variety of customers with different steam and metallurgical coal quality demands, which, in turn, allows us to benefit from particularly strong pricing dynamics in the current steam and metallurgical coal markets.

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    Our management team has substantial experience developing reserves and managing low-cost operations.  Our management team has extensive experience buying undeveloped properties, adding the necessary infrastructure and creating value through operations or sales of developed mines. The Addington family has been involved in the coal industry since 1970, with the founding of Addington Brothers Mining. The Addington family has managed various companies that have produced, in total, over 400 million tons of coal. We believe our management team has the experience and ability to maximize value from our coal assets.

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    We have low leverage that provides financial and operational flexibility.  We believe we have a conservative debt structure and low long-term employee-related liabilities and reclamation liabilities. As of June 30, 2008, our long-term employee-related liabilities totaled $1.0 million and our percentage of total debt to total capital was 37%. We believe we have good employee relations, none of our employees are unionized, and our workers' compensation and black lung obligations are fully insured, subject to satisfying deductibles. As of June 30, 2008, we had reclamation liabilities and mine closing costs of $30.7 million. We believe our low level of long-term employee-related liabilities and reclamation liabilities, combined with our conservative debt structure, will afford us significant financial flexibility to support our growth.

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    We have highly efficient mining operations.  In Central Appalachia, our mines, related preparation plant and loadout facilities are supported by flexible mining equipment and multiple transportation alternatives. Our Central Appalachian mining equipment is interchangeable among most of our mines in the area and can be redirected at a relatively low cost, providing us more flexibility to respond to changing geologic, operating and market conditions. Based on longwall mining productivity statistics compiled by Weir International, Inc. in its "United States Longwall Mining Statistics 1989-2007" report, our Bowie mine in Colorado ranked as the most productive U.S. longwall mine for 2007. In addition to an efficient underground mining system, our Bowie mine has a rail loadout facility and a high-capacity wash plant that lowers cost and improves productivity. The Bowie mine produced 5.5 million tons of coal in 2007.

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    Our transportation facilities give us access to additional customer opportunities.  In the past few years we have upgraded our transportation facilities and increased our available alternatives for shipping coal and therefore expanded our potential customer base. We have added railroad and river facilities that position us to maximize our market position. We have also secured agreements necessary to transport and store our coal for sale in the export market.

INDUSTRY OVERVIEW

        We believe that the current strong fundamentals in the U.S. coal industry result primarily from:

         Surging International Demand for U.S. Coal.    Since the first quarter of 2007, U.S. exports of coal have surged. According to the EIA, between the first quarter of 2007 and the first quarter of 2008, U.S. coal exports have increased by more than 41% primarily because of tight global coal markets.

        According to the EIA, global coal markets are tight for the following reasons:

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  Australia, the world's largest coal exporter according to the EIA, and other exporters, such as Colombia, Venezuela and South Africa, have experienced port infrastructure failures or production problems.

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  Demand for steam coal to fuel new power plants and industrial plants, such as cement manufacturers, as well as for metallurgical coal to make coke for steel blast furnaces, has continued to grow in China, India and other Asian countries.

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  China, which has historically exported a significant amount of coal to Asia, became a net importer of coal for the first time in early 2007, in part due to its growing demand for coal and in part due to the costs and logistics involved with transporting coal from its inland mines to its coastal consumers.

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  The relative weakness of the dollar has made U.S. coal relatively cheaper than coal originating in other countries. The relative prices being paid by foreign consumers around the world have become favorable. As a result, U.S. eastern coal producers have been exporting a greater amount of their coal abroad.

         Growth in Domestic Coal Consumption.    According to the EIA, from 1990 to 2006 coal consumption in the U.S. increased from 0.9 billion tons to 1.12 billion tons, a 23% increase. The largest driver of increased coal consumption during this period was increased demand for electricity, as annual net electricity generation by domestic electric power producers increased by 1.0 billion megawatt hours, or 33%, and annual coal consumption by electric power producers increased by 244 million tons, or 31%. As coal remains one of the lowest cost fuel sources for domestic electric power producers, the EIA projects coal consumption to grow by 38% from 2006 to 2030 as demand for electricity continues to increase.

         Increased Utilization of Excess Capacity at Existing Coal-Fired Power Plants.    We believe that existing coal-fired plants will supply much of the near-term projected increase in the demand for electricity because they possess excess capacity that can be utilized at low incremental costs. In comparison, the average utilization of the existing nuclear-fired power plant fleet is estimated by the EIA to be greater than 90%.

         Coal Technologies.    Coal-to-natural gas, coal-to-diesel technologies and coal biomass blending offer expanded market opportunities for coal. These technologies are currently in use in other areas of the world and are now reaching the U.S. The significant increase in the price of oil and natural gas since 2005 combined with an increasing focus on domestic energy security has spurred bipartisan introduction of clean coal technologies legislation at both state and federal levels that, if enacted as proposed, includes financial assistance and funding to encourage development. New markets for coal driven by conversion technologies would enhance long-term fundamentals for the coal industry.

         Significant Gains in Mining Productivity.    According to the EIA, overall coal mine productivity, measured in tons produced per miner shift, has increased from 3.83 tons in 1990 to 6.28 tons in 2007, due largely to changes in work practices and the introduction of new technologies. In the Appalachian regions, the increase in productivity more than offset increasingly difficult geologic conditions.

         Industry Consolidation.    During the last several years, the U.S. coal industry has experienced increased consolidation. According to the EIA, in 1995, the top ten coal producers accounted for approximately 51% of total domestic coal production. By 2007, however, the top ten coal producers' share had increased to approximately 65% of total domestic coal production. According to the National Mining Association, despite increased consolidation, the industry still remains relatively fragmented with more than 40 major coal producers in the U.S. in 2006, many of whom are located in Central Appalachia.

RISKS RELATED TO OUR BUSINESS AND STRATEGY

        Our ability to execute our strategy is subject to certain risks that are generally associated with the coal industry. For example, our profitability could decline due to changes in coal prices or coal consumption patterns, as well as unanticipated mine operating conditions, loss of customers, changes in the ability to access our coal reserves and other factors that are not within our control. Furthermore, the heavily regulated nature of the coal industry imposes significant actual and potential costs on us, and future regulations could increase those costs or limit our ability to produce coal. For additional risks relating to our business and an investment in our common stock, see "Risk Factors" beginning on page 14 of this prospectus.

REGULATORY CLIMATE

         Increasingly Stringent Air Quality Laws.    A series of more stringent requirements in the U.S. and overseas relating to particulate matter, ozone, haze, mercury, sulfur dioxide, nitrogen oxides, carbon dioxide and other air pollutants have been proposed and/or enacted by federal and/or state regulatory authorities in recent years. As a result of some of these regulations, demand for low sulfur coal increased. However, increasingly stringent air regulations may lead some customers in the U.S. and overseas to reduce the use of coal or to reduce regulated air emissions by installing additional pollution control equipment, such as scrubbers, which in turn could reduce their need for low sulfur coal. Considerable uncertainty is associated with these air emission regulations, a few of which, including the Clean Air Interstate Rule, or CAIR, and the Clean Air Mercury Rule, or CAMR, have been vacated by the U.S. Court of Appeals for the District of Columbia. In addition, existing and likely future regulation of greenhouse gas emissions may in the future result in reduced demand for coal, especially as alternative energy becomes more prevalent. As a result of all of the foregoing, while it is not possible to determine with certainty the timing or likely impact of such regulatory initiatives on coal demand nationwide or overseas, they could be material. See "Risk Factors—Extensive environmental regulations related to air emissions affect us and our customers and could reduce the demand for coal as a fuel source and cause our sales to decline" and "Risk Factors—Concerns about global climate change are resulting in increased regulation of coal combustion and could significantly affect demand for our coal" and "Environmental and Other Regulatory Matters—Clean Air Act" and "Environmental and Other Regulatory Matters—Climate Change."

         Miner Act of 2006.    The Mine Improvement and New Emergency Response Act (the "Miner Act") of 2006 requires operators of underground coal mines to improve accident preparedness through development of a comprehensive emergency response plan in the event of a mine accident. The act also increases both civil and criminal penalties for violations of federal mining safety standards and gives the Mine Safety and Health Administration (MSHA) the ability to temporarily close a mine that fails to pay the penalties or fines. This legislation has increased mine operator costs as a result of the required mine safety improvements. Similar legislation has been enacted in Kentucky and West Virginia.

         Mountaintop Removal Mining.    Mountaintop removal mining is a surface mining method that exposes coal seams through the removal of overburden, the rock and soil that lies above the coal seam. The overburden is typically placed into the adjacent watershed area. The coal is then processed and transported to market. Upon completion of coal removal from a mountain, soil is replaced on the mined area and new vegetation is planted on the mountaintop. In March 2007, the U.S. District Court for the Southern District of West Virginia rescinded certain Clean Water Act permits issued for four coal mines in West Virginia. This recent and other ongoing litigation involving mountaintop removal has spurred debate regarding the impact this mining method has on the environment and the process by which permits may be granted in the future. See "Risk Factors—Many of our permits governing discharges into surface streams are subject to new and more stringent conditions to address various water quality requirements" and "Environmental and Other Regulatory Matters—Clean Water Act."

CORPORATE INFORMATION

        Energy Coal Resources was incorporated in October 2005 as a Delaware corporation. Our principal executive offices are located at 1500 North Big Run Road, Ashland, Kentucky 41102, and our telephone number is 606-928-3433.

 THE OFFERING

Common stock offered by selling stockholders	30,312,749 shares
Common stock to be outstanding after this offering	30,312,749 shares
Dividend policy

Other than nominal dividends, we do not expect to pay dividends in the foreseeable future. However, if our operations perform well and generate sufficient excess cash flow, we may declare special dividends in the future, to the extent permitted by our contractual obligations and applicable law.

Use of proceeds

We will not receive any proceeds from the sale of the shares of common stock offered in this prospectus. Any proceeds from the sale of the shares of common stock offered by this prospectus will be received by the selling stockholders. We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock offered in this prospectus, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our common stock.

Risk factors	For a discussion of factors you should consider in making an investment, see "Risk Factors."

 SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

        The following table presents summary historical financial and operating data of ECR and Bowie Resources, LLC, predecessor to ECR, as of the dates and for the periods indicated.

        The summary historical financial data presented is derived from the following financial statements, all of which are included elsewhere in this prospectus:

  •
  the unaudited historical consolidated financial statements of ECR for the six-month periods ended June 30, 2008 and 2007;

  •
  the audited historical consolidated financial statements of ECR for the years ended December 31, 2007 and 2006, and for the period from October 20, 2005 (date of inception) through December 31, 2005; and

  •
  the audited historical financial statements of Bowie Resources, LLC for the period from January 1, 2005 through November 23, 2005 (the date of acquisition) and for the year ended December 31, 2004.

        For a detailed discussion of the following table, please refer to page 49 for "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following table should also be read in conjunction with the historical consolidated financial statements of Bowie Resources, LLC and ECR included elsewhere in this prospectus. Among other things, those historical financial statements include more detailed information regarding the basis of presentation for the following information.

        The operations of ECR and Bowie Resources, LLC may not be comparable for the following reasons: (1) the Bowie Resources financial information for 2004 consists of only Bowie Resources' operations, (2) the Bowie Resources financial information for 2005 consists of only 327 days, (3) the ECR financial information for 2005 includes only 38 days and includes the operations of entities other than just Bowie Resources, LLC, (4) the ECR financial information for 2005 includes increased depreciation, depletion and amortization due to the use of the purchase method of accounting when ECR acquired certain entities which resulted in a step-up in basis, and (5) the ECR financial information for 2006 and 2007 reflects a full year of operations for each year, including a number of significant mines that began production in the third and fourth quarters of 2005.

        The following table presents a non-GAAP financial measure, EBITDA, which we use in our business as it is an important supplemental measure of our performance. EBITDA means earnings before interest, taxes, depreciation, depletion and amortization. EBITDA is not calculated or presented in accordance with generally accepted accounting principles ("GAAP"). We explain EBITDA below and reconcile it to its most directly comparable financial measures calculated and presented in accordance with GAAP.

	Bowie Resources, LLC Consolidated Historical (Predecessor)		Energy Coal Resources, Inc. Consolidated Historical
	Year Ended December 31, 2004	Period from January 1, 2005 to November 23, 2005	Period from Inception (October 20, 2005) to December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007	6 Months Ended June 30, 2007 (unaudited)	6 Months Ended June 30, 2008 (unaudited)
	(in thousands, except per ton and per share data)
Statement of Operations Data:
Revenues	$96,361	$86,068	$46,879	$351,688	$279,900	$142,895	$116,329
Costs and expenses:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	61,665	60,162	49,789	359,817	246,235	134,281	126,260
Depreciation, depletion and amortization	5,620	6,889	2,829	39,704	44,311	21,689	16,423
Sales contract (accretion)	—	—	(4,282)	(59,246)	(75,433)	(47,559)	(5,526)
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	7,610	5,739	3,509	26,484	39,795	20,116	15,248

Total costs and expenses	74,895	72,790	51,845	366,759	254,908	128,527	152,405

Income (loss) from operations	21,466	13,278	(4,966)	(15,071)	24,992	14,368	(36,076)
Interest and other income (expense):
Interest expense	(3,330)	(2,289)	(736)	(18,644)	(24,371)	(13,338)	(4,444)
Interest income	167	209	178	1,327	1,646	770	752
Gain (loss) on sale of assets	—	18	—	1,063	1,214	668	(98)
Other—net	—	1	94	(2,839)	(3,768)	8,116	33

Total interest and other income (expense)	(3,163)	(2,061)	(464)	(19,093)	(25,279)	(3,784)	(3,757)

Income (loss) from continuing operations before income tax expense	18,303	11,217	(5,430)	(34,164)	(287)	10,584	(39,833)
Income tax (benefit) expense	—	—	—	(2,667)	574	—	3,825

Income (loss) from continuing operations	18,303	11,217	(5,430)	(31,497)	(861)	10,584	(43,658)
Income (loss) from discontinued operations, net of tax	—	—	(507)	4,000	378	(608)	—
Gain on sale of discontinued operations, net of tax	—	—	—	—	53,442	—	—

Net income (loss)	$18,303	$11,217	$(5,937)	$(27,497)	$52,959	$9,976	$(43,658)

Net earnings (loss) per share	N/A	N/A	(0.20)	(0.91)	1.75	0.33	(1.44)
Weighted average shares outstanding	N/A	N/A	30,313	30,313	30,313	30,313	30,313
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$23,038	$19,020	$(17,680)	$(20,169)	$(28,403)	$10,168	$(5,044)
Investing activities	(26,876)	(11,559)	(19,946)	(27,069)	91,054	(4,693)	(5,582)
Financing activities	1,561	(2,299)	57,827	33,650	(61,356)	(4,080)	5,455
Other Financial Data (unaudited):
EBITDA from continuing operations(a)(b)	$27,086	$20,186	$(6,325)	$(36,389)	$(8,684)	$(2,718)	$(25,244)
Capital expenditures operations	22,875	11,126	10,683	45,207	37,980	11,915	12,766

	Bowie Resources, LLC Consolidated Historical (Predecessor)		Energy Coal Resources, Inc. Consolidated Historical
	Year Ended December 31, 2004	Period from January 1, 2005 to November 23, 2005	Period from Inception (October 20, 2005) to December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007	6 Months Ended June 30, 2007 (unaudited)	6 Months Ended June 30, 2008 (unaudited)
	(in thousands, except per ton and per share data)
Balance Sheet Data (at period end):
Cash and cash equivalents	$625	$9,066	$20,202	$6,614	$7,909	$8,010	$2,739
Property and equipment, net	55,769	401,071	408,683	323,828	305,491	321,171	309,110
Total assets	78,376	708,241	727,341	713,605	560,647	685,594	564,262
Total liabilities	49,074	566,577	521,600	535,360	329,933	497,374	377,204
Total debt	30,186	151,942	115,280	133,631	88,406	140,695	107,548
Shareholders' equity	29,302	141,664	205,742	178,244	230,715	188,322	187,057
Operating Data (unaudited):
Tons sold from continuing operations	4,796	3,703	1,104	9,228	8,485	4,214	2,117
Tons produced/purchased from continuing operations	4,732	3,661	1,102	9,318	8,430	4,077	2,115
Average coal revenues per ton(c)	$20.09	$23.24	$42.46	$38.11	$32.99	$33.91	$54.95
Average costs of operations per ton(d)	$13.03	$16.43	$45.18	$38.62	$29.21	$32.94	$59.70

(a)
EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

•
our compliance with certain financial covenants included in our debt agreements;

•
our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

•
our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our shareholders; and

•
the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

  EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, operating income and cash flows, and these measures may vary among other companies. Therefore, EBITDA as presented below may not be comparable to similarly titled measures of other companies.

  The following table presents a reconciliation of EBITDA to the most directly comparable GAAP financial measures, on an historical basis, for each of the periods indicated.

	Bowie Resources, LLC Consolidated Historical		Energy Coal Resources, Inc. Consolidated Historical
	Year Ended December 31, 2004	Period from January 1, 2005 to November 23, 2005	Period from Inception (October 20, 2005) to December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007	6 Months Ended June 30, 2007 (unaudited)	6 Months Ended June 30, 2008 (unaudited)
	(in thousands)
Reconciliation of EBITDA to net income:
Net income (loss) from continuing operations	$18,303	$11,217	$(5,430)	$(31,497)	$(861)	$10,584	$(43,658)
Plus:
Depreciation, depletion, and amortization	5,620	6,889	2,829	39,704	44,311	21,689	16,423
Sales contract (accretion)	—	—	(4,282)	(59,246)	(75,433)	(47,559)	(5,526)
Interest expense	3,163	2,080	558	17,317	22,725	12,568	3,692
Income tax (benefit) expense	—	—	—	(2,667)	574	—	3,825

EBITDA from continuing operations	$27,086	$20,186	$(6,325)	$(36,389)	$(8,684)	$(2,718)	$(25,244)

(b)
Income (loss) from continuing operations and EBITDA from continuing operations, as described above, were impacted by the following non-cash charges (income):

	Bowie Resources, LLC Consolidated Historical (Predecessor)		Energy Coal Resources, Inc. Consolidated Historical
	Year Ended December 31, 2004	January 1, 2005 to November 23, 2005	Period from Inception (October 20, 2005) to December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007	6 Months Ended June 30, 2007 (unaudited)	6 Months Ended June 30, 2008 (unaudited)
	(in thousands)
Loss on asset impairment	$—	$—	$—	$13,958	$195	$—	$192
Write off debt issuance costs	—	—	—	—	652	652	—
Bad debt expense	—	—	1	1,973	10,896	—	904
Accretion on asset retirement obligations	388	372	201	2,763	2,345	1,217	1,182
(c)
Average coal revenues per ton represents total coal revenues, derived from the sale of coal from continuing operations for all business segments, divided by total tons of coal sold from all segments.

(d)
Average cost of operations per ton represents cost of operations (exclusive of depreciation, depletion and amortization and selling, general and administrative expenses) from continuing operations for all business segments divided by total tons of coal sold from continuing operations for all segments.

 RISK FACTORS

        Investing in our common stock involves substantial risks. You should carefully consider each of the risks described below, together with all other information included in this prospectus, before deciding to invest in our common stock. Additional risks and uncertainties not currently known to us or that we currently consider to be immaterial may also materially adversely affect our business operations and our common stock. If any of these risks materialize, the value of your investment in our common stock may decline and could result in a partial or total loss of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations.

RISKS INHERENT IN OUR BUSINESS

A substantial or extended decline in coal prices could adversely affect our results of operations, cash flows and the value and recoverability of our coal reserves and non-reserve coal deposits.

        Our revenues and results of operations and the value of our coal reserves are dependent in large measure upon the prices we receive for our coal. Because coal is a commodity, the prices we receive are set by the marketplace. The price of coal generally tends to be cyclical, and U.S. prices are currently near highs relative to historical prices. The prices we receive for coal depend in large part upon factors beyond our control, including:

  •
  the supply of and demand for domestic and foreign coal;

  •
  weather conditions;

  •
  the demand for electricity;

  •
  the extent of any public opposition to the construction of new coal-fired power plants;

  •
  domestic and foreign demand for steel and the continued financial viability of the domestic and/or foreign steel industry;

  •
  the proximity to, capacity of and cost of transportation facilities;

  •
  domestic and foreign governmental regulations and taxes;

  •
  the increasing availability and affordability of technology that reduces sulfur emissions from high sulfur coal;

  •
  air emission standards for coal-fired power plants and the ability of coal-fired power plants to meet these standards by installing scrubbers or other means;

  •
  legislative, regulatory, and judicial developments, or changes in energy policy and energy conservation measures, that could adversely affect the coal industry, such as legislation limiting carbon emissions or providing for increased funding for alternative energy sources;

  •
  the price and availability of alternative fuels, including the effects of technological developments;

  •
  the effect of worldwide energy conservation measures;

  •
  the relative value of the U.S. dollar; and

  •
  interruptions due to transportation delays.

        A substantial or extended decline in the prices we receive for our coal could adversely affect our results of operations, cash flows and the value and recoverability of our coal reserves and non-reserve coal deposits.

A decline in demand for metallurgical coal may require us to sell our metallurgical coal as steam coal and could affect the economic viability of certain of our mines that have higher operating costs.

        Approximately 12% of our proven and probable coal reserves and non-reserve coal deposits possess quality characteristics that would enable us to mine, process and market it as either metallurgical coal or high quality steam coal, depending on the prevailing conditions in the metallurgical and steam coal markets. We will decide whether to mine, process and market these coal reserves as metallurgical or steam coal based on management's assessment as to which market is likely to provide us with a higher margin. A number of factors may require us to sell our metallurgical coal as steam coal, including the following:

  •
  a decrease in the difference between the current and anticipated future market prices of metallurgical coal and steam coal;

  •
  the lower volume of saleable tons that results from producing a given quantity of reserves for sale in the metallurgical market instead of the steam market;

  •
  the increased costs incurred in producing coal for sale in the metallurgical market instead of the steam market;

  •
  the likelihood of being able to secure a longer-term sales commitment by selling coal in the steam market; and

  •
  our contractual commitments to deliver different types of coal to our customers.

        Any deterioration in conditions in the U.S. steel industry would reduce the demand for our metallurgical coal and could impact the collectability of our accounts receivable from U.S. steel industry customers. In addition, the U.S. steel industry increasingly relies on electric arc furnaces or pulverized coal processes to make steel. These processes do not use coke. If this trend continues, the amount of metallurgical coal that we sell and the prices that we receive for it could decrease, thereby reducing our revenues and adversely impacting our earnings and the value of our coal reserves. If the demand and pricing for metallurgical coal in international markets decreases in the future, the amount of metallurgical coal that we sell and the prices that we receive for it could decrease, thereby reducing our revenues and adversely impacting our earnings and the value of our coal reserves. A decline in the metallurgical market relative to the steam market could cause us to shift coal from the metallurgical market to the steam market, which could reduce our revenues and profitability.

        Some of our mines will operate profitably only if all or a portion of their production is sold as metallurgical coal. If demand for metallurgical coal declined to the point where our metallurgical coal had to be marketed as steam coal, our metallurgical coal mines may not be economically viable and may be subject to closure. Such closures would lead to accelerated reclamation costs, as well as reduced revenues and cash flows.

Our business requires substantial maintenance and development capital expenditures, which we may be unable to fund.

        Our business strategy will require substantial additional maintenance and development capital expenditures for such items as the development of our Franklin County non-reserve coal deposit which is estimated at a cost of $300 million. To the extent that cash generated internally is not sufficient to fund these requirements, we will require additional debt and/or equity financing. However, this type of financing may not be available or, if available, may not be on satisfactory terms. Future debt financings, if available, may result in increased interest and amortization expense, increased leverage and decreased income available to fund further development. In addition, future debt financings may limit our ability to withstand competitive pressures and render us more vulnerable to economic downturns. If we fail to generate or obtain sufficient additional capital in the future, we could be forced to reduce or delay maintenance capital expenditures, sell assets or restructure or refinance our indebtedness.

Our coal mining operations are subject to operating risks that could result in higher operating expenses or decreased production, which could adversely affect our operating results.

        Our coal mining operations are subject to operating risks beyond our control that could disrupt operations, decrease production and increase the cost of mining. These risks include:

  •
  delays in, challenges to, and difficulties in acquiring, maintaining or renewing necessary mining or surface rights or permits;

  •
  the unavailability of qualified labor;

  •
  adverse variations in geologic conditions, such as the thickness of the coal reserves and non-reserve coal deposits and the amount of rock embedded in or overlying the coal reserves and non-reserve coal deposits;

  •
  geologic faults that impact mining operations, such as occurred at our Colorado operations in early 2008 (see "Business—Mining Operations—Colorado");

  •
  mining and processing equipment failures, unexpected maintenance problems and the unavailability of certain equipment or supplies;

  •
  increased prices for fuel, steel, explosives and other supplies;

  •
  fluctuations in transportation costs and the availability and reliability of transportation;

  •
  adverse weather and natural disasters, such as heavy rains and flooding;

  •
  increased water entering mining areas and increased or accidental mine water discharges;

  •
  changes in or enhanced enforcement of governmental regulation of the coal industry or its customers, including the imposition of additional taxes, fees or actions to suspend or revoke our permits or changes in the manner of enforcement of existing regulations;

  •
  increased or unexpected reclamation costs;

  •
  unexpected mine safety accidents, including fires and explosions from methane and other sources;

  •
  employee injuries or fatalities; and

  •
  labor-related interruptions.

        If any of these conditions occur, they may increase our cost of mining and delay or halt production at one or more of our mines, either permanently or for varying periods of time, which could adversely affect our operating results.

        We maintain insurance coverage against some, but not all potential losses to protect against the risks we face. We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, it is not possible to insure fully against pollution and environmental risks. If a significant accident or other event occurs and is not fully covered by insurance, then that accident or other event could adversely affect our results of operations, financial condition and cash flows.

We encountered a geologic fault in the past which caused significant disruptions in our operations and we may encounter this same issue in the future.

        As a result of a geological fault that we encountered at our Bowie mine in Colorado, our operations were negatively impacted beginning early in 2008, and we had to develop a revised mine plan that was subsequently approved by MSHA. During the first half of 2008, our production declined to only 41% of our historical production volume. We have since completed the redevelopment work, and have returned to full production. However, if we encounter similar faults in the future, it could again negatively impact our operations and potentially cause a shut-down of the mine.

Increased consolidation and competition within the coal industry may reduce the demand for our coal and may reduce coal prices.

        During the last several years, the U.S. coal industry has experienced increased consolidation, which has caused the industry to become more competitive. According to the U.S. Energy Information Administration, the top ten coal producers in 1995 accounted for approximately 51% of total domestic coal production. By 2007, the top ten coal producers' share had increased to approximately 65% of total domestic coal production. Consequently, many of our competitors in the domestic coal industry are major coal producers who have significantly greater financial and operating resources than we do. The intense competition among coal producers may adversely affect our ability to retain or attract customers and may, therefore, reduce our future revenues.

        We compete with numerous other coal producers. During the mid-1970s and early 1980s, increased demand for coal attracted new investors to the coal industry, spurred the development of new mines and resulted in additional production capacity throughout the industry, all of which led to increased competition and lower coal prices. Recent increases in coal prices could encourage the development of expanded capacity by new or existing coal producers. Any resulting overcapacity could reduce coal prices, our revenues and our cash flows.

        Coal with lower production costs shipped east from western coal mines in the Powder River Basin and from offshore sources has resulted in increased competition for coal sales in the Central Appalachian region. This competition could result in a decrease in demand for our Central Appalachia coal and a decrease in our revenues.

Reduced coal consumption by U.S. electric power generators or other purchasers of coal could result in lower prices for coal, which would reduce our revenues and adversely impact our earnings and the value of our coal reserves and non-reserve coal deposits.

        Steam coal accounted for approximately 99% and 81% of our coal sales revenue from continuing operations in 2007 and the first half of 2008, respectively, and the majority of those sales were to U.S. electric power generators. According to the U.S. Energy Information Administration, in 2007, 93% of U.S. coal production was used for domestic electricity generation. The amount of coal consumed for U.S. electricity generation is affected by the following factors, among others:

  •
  the overall demand for electricity, which is affected by a variety of factors, including, among other things, overall economic activity and weather patterns;

  •
  the location, availability, quality and price of alternative energy sources for power generation, such as natural gas, nuclear, fuel oil, hydroelectric, wind and solar power;

  •
  technological developments, including those related to alternative energy sources;

  •
  conservation efforts and governmental policies; and

  •
  environmental and other governmental regulations.

        Although we expect that new power plants will be built to produce electricity during peak periods of demand, we also expect that some of these plants will be fired by natural gas or nuclear energy, in part because these fuels produce fewer problematic emissions, including those associated with greenhouse gases. In addition, state and federal mandates for increased use of electricity from renewable energy sources could have an impact on the market for our coal. More than twenty states have enacted legislative mandates requiring electricity suppliers to use renewable energy sources to generate a certain percentage of power. There have been numerous proposals to establish a uniform, national standard requiring utilities to use more renewable energy sources. However, to date, the U.S. Congress has rejected such proposals, but it did recently adopt new and extend existing tax credits for the development of alternative energy products. Possible advances in technologies to enhance the economics of renewable energy sources could make these sources more competitive with coal and, therefore, reduce the demand for coal.

        Weather patterns also can greatly affect electricity demand. Extreme temperatures, both hot and cold, cause increased power usage and, therefore, increased generating requirements from all sources. Mild temperatures, on the other hand, result in lower electrical demand, which allows generators to choose among available sources of power generation when deciding which generation sources to dispatch, which could result in less demand for coal-fired generation.

        Any reduction in the amount of coal consumed by U.S. electric power generators could reduce the price of steam coal that we mine and sell, thereby reducing our revenues and adversely impacting our earnings and the value of our coal reserves and non-reserve coal deposits.

Demand from foreign purchasers could affect our profitability and cash from operations.

        In recent years, domestic coal producers have sold increasing amounts of their production to foreign purchasers. The demand for U.S. coal exports is dependent upon a number of factors outside of our control, including the overall demand for electricity in foreign markets, currency exchange rates, ocean freight rates, the demand for foreign-produced steel both in foreign markets and in the U.S. market (which is dependent in part on tariff rates on steel), general economic conditions in foreign countries, technological developments, and environmental and other governmental regulations. For example, if the value of the U.S. dollar were to rise against other currencies in the future, our coal would become relatively more expensive and less competitive in international markets, which could reduce our ability to make foreign sales and negatively impact our revenues and net income. If foreign demand for U.S. coal were to decline, there may be an excess of domestic coal supplies, which could increase competition among U.S. coal producers and thereby reduce coal prices.

Our long-term coal contracts may impede or prevent us from capitalizing on higher market prices for coal, which could reduce our profitability and cash from operations.

        We will sell a significant portion of our coal under long-term coal contracts, which are contracts with initial terms of more than one year. For the year ended December 31, 2007 and the six months ended June 30, 2008, approximately 65% and 23%, respectively, of our coal sales revenues from continuing operations were derived from long-term coal contracts. At June 30, 2008, our long-term coal contracts had remaining terms of up to 6 years and a volume-weighted average remaining term of approximately 3.25 years. The prices for coal shipped under these contracts are fixed and thus may be below the current market price for similar-type coal at any given time, depending on the time frame of contract execution or initiation. For instance, approximately 37% of our coal production from continuing operations during 2007 was sold under long-term contracts at prices below the then-current market price. In addition, due to the substantial volume of our sales that will be subject to long-term contracts, we will have less coal available with which to capitalize on higher coal prices if and when they increase. In some cases, our ability to realize the higher prices that may be available in the spot market may be restricted when customers elect to purchase higher volumes allowable under some contracts. For additional information relating to these agreements, see "Business—Sales and Marketing."

Because we produce and sell coal with low sulfur content, a reduction in the price of sulfur dioxide emission allowances or increased use of technologies to reduce sulfur dioxide emissions could materially and adversely affect the demand for our coal and our results of operations.

        Our customers' demand for our low sulfur coal, and the prices that we can obtain for it, are affected by, among other things, the price of sulfur dioxide emissions allowances. The Clean Air Act places limits on the amounts of sulfur dioxide that can be emitted by an electric power plant in any given year. If a plant's emissions exceed its allowances, it must purchase additional allowances which are tradeable on the open market. Low prices of these emissions allowances could make our low sulfur coal less attractive to our customers because it may be more attractive to buy allowances than to buy low sulfur coal to reduce sulfur emissions. In addition, more widespread installation by electric utilities of technology that reduces sulfur emissions, which could be accelerated by increases in the prices of sulfur dioxide emissions allowances, may make high sulfur coal more competitive with our low sulfur coal. This competition could materially and adversely affect our business and results of operations.

Changes in purchasing patterns by purchasers of coal may make it difficult for us to extend existing coal contracts or enter into new long-term coal contracts, which could reduce our revenues and cash from operations.

        U.S. electric power generators continue to adjust to frequently changing market conditions and regulations, including the possible deregulation of their industry and the regulation of mercury, sulfur dioxide, greenhouse gases and other air emissions. As a result, they are becoming increasingly less willing to enter into coal contracts with a term in excess of 5 years, and instead are purchasing higher percentages of coal under contracts with a term of 3 years or less. This industry shift away from long-term contracts could adversely affect our revenues and cash flows. For example, electric utilities will have a shorter contractual obligation to purchase coal from us, thereby increasing the risk that we will receive lower prices for our production.

        If these trends continue we may be forced to sell our coal in the spot market. The prices we receive in the spot market may be less than the contractual price an electric utility is willing to pay for a committed supply. Furthermore, spot market prices tend to be more volatile than contract prices, which could adversely affect our revenues and results of operations. For example, our average realized prices for 2006 and 2007 were lower than 2005 because of lower spot prices. If we are unable to maintain an appropriate balance of contract sales with spot sales, or our markets become depressed for an extended period of time, our volumes and margins could decrease, negatively affecting our operating results.

Certain provisions in our long-term coal contracts may reduce the protection these contracts provide us during adverse economic conditions or may result in economic penalties to us or permit our customers to suspend or terminate the contract.

        Long-term coal contracts sometimes contain price adjustment, "price reopener" and other similar provisions. These provisions may reduce the protection from short-term coal price volatility traditionally provided by these contracts. The failure of the parties to agree on a price under these types of provisions may permit either party to terminate the contract. Any adjustment or renegotiation leading to a lower contract price would result in decreased revenues.

        Coal contracts also typically contain force majeure provisions allowing temporary suspension of performance by us or our customers during the duration of specified events beyond the control of the affected party. Some of our coal contracts set out mechanisms for temporary reductions or delays in coal volumes in the event of a force majeure, including events such as strikes, adverse mining conditions, mine closures or serious transportation problems that affect us or unanticipated plant outages that may affect the customer. Some of these contracts stipulate that this tonnage can be made up by mutual agreement or at the discretion of the customer. Many of our contracts contain similar clauses covering changes in environmental laws. We sometimes negotiate the right to supply coal that complies with new environmental requirements to avoid contract termination. Most of our coal contracts contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, grindability and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or the termination of the contracts. Even if our coal meets the requirements and specifications set out in the contracts, certain of our contracts provide that the customer may terminate the contract or the deliveries of coal from us if it determines that the coal we have delivered will not be satisfactory for its operating needs, will not work with its existing equipment, facilities, practices or processes, or if the customer's contract with a third party to purchase coal from the customer is terminated. With respect to sulfur, the price of S02 allowances in the market is sometimes used to adjust the price we receive for coal and the market price for these allowances may fluctuate and cause us not to receive the anticipated revenues. Finally, certain of our coal contracts allow our customers to terminate the contract in the event of changes in regulations adversely affecting the customer or its industry if we are unable to renegotiate a price in response to the change in regulation.

        Due to the risks mentioned above with respect to long-term contracts, we may not achieve the revenue or earnings we expect to achieve from these sales commitments.

We face numerous uncertainties in estimating our coal reserves and non-reserve coal deposits, and inaccuracies in our estimates could result in lower than expected revenues or higher than expected costs.

        Our estimates of coal reserves may vary substantially from actual amounts of coal that we are able to economically recover. We base our estimates of reserve information on engineering, economic and geological data assembled and analyzed by our internal engineers, which is periodically reviewed by third-party consultants. There are numerous uncertainties inherent in estimating the quantities and qualities of coal reserves and costs to mine, including many factors beyond our control. Estimates of economically recoverable coal reserves necessarily depend upon a number of variable factors and assumptions, any one of which may vary considerably from actual results. These factors and assumptions relate to:

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  future coal prices, operating costs, capital expenditures, severance and excise taxes, royalties and development and reclamation costs;

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  the percentage of coal in the ground that is ultimately recoverable;

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  future mining technology improvements;

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  the effects of regulation by governmental agencies;

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  geologic and mining conditions, which may not be fully identified by available exploration data and may differ from our experiences in areas we currently mine; and

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  availability of an experienced work force.

        In addition, estimates of our non-reserve coal deposits and the amount of those deposits that we will be able to recover are subject to even greater uncertainty than estimates of our proven and probable coal reserves because we have not concluded that extraction is legally and economically feasible with respect to these deposits.

        For these reasons, estimates of our non-reserve coal deposits, estimates of the economically recoverable quantities of coal attributable to any particular group of properties, classification of coal reserves based on risk of recovery and estimates of future net cash flows from particular coal reserves may vary substantially. Actual production, revenue and expenditures with respect to our coal reserves and non-reserve coal deposits will likely vary from estimates, and these variations may be material. As a result, you should not place undue reliance on the coal reserve and non-reserve coal deposit data included in this prospectus.

Because our cash flows are substantially dependent on the availability of an adequate supply of coal reserves, the unavailability of these types of reserves would cause our cash flows to decline and could adversely affect our profitability.

        Our cash flow depends substantially on our ability to acquire and maintain coal reserves that have the geological characteristics that enable them to be mined profitably and that meet the quality needed by our customers. Because our reserves will decline as we mine and produce our coal, our future success and growth depend, in part, upon our ability to develop and acquire additional coal reserves that are economically recoverable. Our planned development projects and reserve acquisition activities may not result in significant additional reserves, and we may not be successful in developing new mines or expanding existing mines beyond our existing reserve base. Additionally, we may not be able to obtain the significant financing that may be necessary for the development of our properties, such as the development of our Franklin County non-reserve coal deposits, estimated at a cost of $300 million. Replacement reserves may not be available when required or we may not be successful in acquiring these reserves at attractive prices. If we are able to acquire these reserves, we may not be capable of mining them at costs comparable to those characteristic of the depleting mines. The price of coal in the regions where we acquire reserves in the future may decline. Exhaustion of reserves at one of our more profitable mines also may have an adverse effect on our operating results that is disproportionate to the percentage of overall production represented by such mine. Our ability to obtain other reserves through acquisitions in the future could be limited by restrictions under our debt agreements, competition from other coal companies for attractive properties, the lack of suitable acquisition candidates or the inability to acquire coal reserves on commercially reasonable terms. The unavailability of an adequate supply of coal that can be mined at competitive costs could reduce our cash flows and adversely affect our profitability.

We rely heavily on a small number of large customers, the loss of any of which would adversely affect our revenues and profitability.

        During 2007 and the first half of 2008, our ten largest customers accounted for approximately 93% and 77%, respectively, of our coal sales revenues from continuing operations, with one customer accounting for approximately 37% of our coal sales revenues from continuing operations in 2007. If we are unable to find replacement customers on economically favorable terms or at all, our results of operations would suffer materially, which could reduce our revenues and cash flows.

We have experienced losses and net losses from continuing operations in the past and may experience losses in the future.

        We have experienced losses from continuing operations in the years ended December 31, 2006 and 2007 and a net loss in the year ended December 31, 2006. In order to achieve profitability in the future, we must carefully manage our business, including the balance of our long-term and short-term sales contracts and our production costs. Although we seek to balance our contract mix to achieve optimal revenues over the long term, the market price of coal is affected by many factors that are outside of our control. Our production costs have increased in recent years due to an increase in the cost of fuel and labor costs, as well as severance and royalty taxes due to increased sales prices. We expect higher costs to continue for the next several years. Accordingly, we cannot assure you that we will be able to achieve profitability in the future.

Our ability to collect payments from our customers could be impaired if their creditworthiness deteriorates.

        Our ability to receive payment for coal sold and delivered depends on the continued creditworthiness of our customers. The creditworthiness of our customer base may decrease over time as utilities sell their power plants to their non-regulated affiliates or third parties that may be less creditworthy and as our energy trading and brokerage customers compete to maintain profitability. Any such decrease in creditworthiness increases our risk of payment default. In addition, competition with other coal suppliers could force us to extend credit to customers on terms that could increase the risk of payment default.

Our inability to satisfy our contractual obligations could adversely affect our profitability.

        From time to time, we have disputes with our customers over the provisions of long-term contracts relating to, among other things, coal quality, pricing, quantity and delays in delivery. In addition, we may not be able to produce sufficient amounts of coal to meet our contractual commitments to our customers. Our inability to satisfy our contractual obligations could result in our need to purchase coal from third-party sources to satisfy those obligations. It may also result in customers initiating claims against us. We may not be able to resolve all of these disputes in a satisfactory manner, which could result in substantial damages or otherwise harm our relationships with customers.

Fluctuations in transportation costs and the availability or reliability of transportation could affect the demand for our coal or temporarily impair our ability to supply coal to our customers.

        Transportation costs represent a significant portion of the total cost of coal for our customers. Therefore, increases in our customers' transportation costs could make coal a less competitive source of energy for them or could make our coal production less competitive than coal produced from other regions. On the other hand, significant decreases in transportation costs in other regions of the country could result in increased competition from coal producers in those other regions. For instance, difficulty in coordinating the many eastern loading facilities, the large number of small shipments, the steeper average grade of the terrain and a more unionized labor force combine to make shipments originating in the eastern U.S. more expensive on a per-mile basis than shipments originating in the western U.S. Historically, high coal transportation rates from the western coal producing areas into Central Appalachian markets limited the use of western coal in those markets. Recently, however, lower rail rates from western coal producing areas, such as the Powder River Basin of southeastern Montana and northeastern Wyoming, to markets served by eastern U.S. producers have created major competitive challenges for eastern producers. This increased competition could have a material adverse effect on the business, financial condition and results of operations of our Central Appalachian operations. We depend upon railroads, trucks and barges to deliver coal to our customers. Disruption of any of these transportation services due to weather-related problems, accidents, mechanical difficulties, strikes, lockouts, bottlenecks and other events could temporarily impair our ability to supply coal to our customers, resulting in decreased shipments. Decreased shipments over longer periods of time would reduce our revenues and could cause our customers to look to other sources for their coal needs, which would negatively affect our revenues and cash flows.

        In 2007, 68% of our coal production from continuing operations was transported to our customers by rail. Most of our mines are served by a single rail carrier. In recent years, rail carriers have experienced significant service problems due to, among other things, an increase in overall rail traffic and shortages of both equipment and personnel. If there are disruptions of the transportation services provided by the rail carriers we use and we are forced to find alternative transportation providers to ship our coal, our business could be adversely affected.

        Our Bowie mine is our only mine serviced by a single rail carrier where we do not have transportation alternatives. For this reason, operations at our Bowie mine are particularly at risk to disruptions in the transportation services provided by that rail carrier. If the rail carrier serving our Bowie mine does not provide sufficient capacity, revenues and cash flows from our Bowie mine could be materially adversely impacted.

        West Virginia and Kentucky have recently increased enforcement of weight limits on coal trucks on their public roads. Such stricter enforcement actions could result in shipment delays and increased costs. An increase in transportation costs could have an adverse effect on our ability to increase or to maintain production and could, therefore, have a material adverse effect on our revenues and cash flows.

A shortage of skilled labor could pose a risk to achieving optimal labor productivity and expanding production, which could adversely affect our results of operations.

        Efficient coal mining using modern techniques and equipment requires skilled laborers, preferably with at least a year of experience and proficiency in multiple mining tasks. In recent years, there has been a shortage of trained coal miners. We must retain our current skilled laborers in order to maintain current production levels. We will need to recruit more skilled labor in the future to achieve increased production. As a result, we may be forced to increase wages and other forms of compensation, and respond to other incentives provided by our competitors. Also, when we go through an expansion phase, our incident rate may increase as it did with Central Appalachia in the first half of 2008. If the shortage of experienced labor continues or worsens, it could have an adverse impact on our labor productivity and costs and our ability to expand production in the event there is an increase in the demand for our coal, which could adversely affect our results of operations.

Our work force could become unionized in the future, which could adversely affect the stability of our production and increase our costs.

        Currently, none of our employees are represented by unions. However, our employees have the right at any time under the National Labor Relations Act to form or affiliate with a union. If some or all of our workforce were to become unionized and the terms of the collective bargaining agreement were significantly different from our current compensation arrangements, it could adversely affect the stability of our production and increase our costs. In addition, even if our employees remain union-free, our operations may still be adversely affected by work stoppages at unionized companies, particularly if union workers were to orchestrate boycotts against our operations.

        In 2007, the Employee Free Choice Act of 2007: H.R. 800 ("EFCA") was passed in the U.S. House of Representatives, but currently still remains in the Senate. This bill or a variation of it could be enacted in the future and could have an adverse impact on our operations. The EFCA aims to amend the National Labor Relations Act, by making it easier for workers to organize unions and increasing the penalties employers may incur if they engage in labor practices in violation of the National Labor Relations Act. The EFCA requires the National Labor Relations Board ("NLRB") to review petitions filed by employees for the purpose of creating a labor organization and to certify a bargaining representative without directing an election if a majority of the bargaining unit employees have authorized designation of the representative. The EFCA also requires the parties to begin bargaining within 10 days of the receipt of the petition, or longer time if mutually agreed upon. In addition, if the union and employer cannot agree upon the terms of a first collective bargaining contract within 90 days, which can be extended by mutual agreement, either party can request federal mediation, which could lead to binding arbitration if an agreement still cannot be reached after an additional 30 days which can be extended by mutual agreement. EFCA would also require the NLRB to seek a federal injunction against an employer whenever there is reasonable cause to believe that the employer has discharged or discriminated against an employee to encourage or discourage membership in the labor organization, threatened to discharge or otherwise discriminate against an employee in order to interfere with, restrain, or coerce employees in the exercise of guaranteed collective bargaining rights, or engaged in any other related unfair labor practice that significantly interferes with, restrains, or coerces employees in the exercise of such guaranteed rights. The EFCA adds additional remedies for such violations, including back pay plus liquidated damages and civil penalties to be determined by the NLRB not to exceed $20,000 per infraction.

Our ability to operate our company effectively could be impaired if we fail to attract and retain key personnel.

        Our ability to operate our business and implement our strategies depends, in part, on the efforts of our executive officers and other key employees. In addition, our future success will depend on, among other factors, our ability to attract and retain other qualified personnel. We do not have "key personnel" life insurance to cover our executive officers. The loss of the services of any of our executive officers or other key employees or the inability to attract or retain other qualified personnel in the future could have a material adverse effect on our business or business prospects.

Unexpected increases in raw material costs could significantly impair our operating profitability.

        Our mining operations consume significant amounts of petroleum products, explosives, steel, rubber tires and other mining and industrial supplies. The cost of our raw materials could increase due to numerous factors, including, without limitation, acts of nature, terrorist attacks, consolidation among our suppliers or other events. A worldwide increase in mining, construction and military activities has caused a shortage of the large rubber tires we use in our mining operations. Recently, the prices of diesel fuel, explosives and steel have increased. The prices we pay for these products are strongly impacted by the global commodities market. A rapid or significant increase in the cost of some commodities could impact our mining costs because we have limited ability to negotiate lower prices, and, in some cases, do not have a ready substitute for these commodities. Any increase in the costs of our raw materials could significantly reduce our cash flows.

Our acquisition strategy involves risks that could adversely affect our profitability.

        We continually seek to expand our operations, coal reserves and non-reserve coal deposits through acquisitions. If we are unable to successfully integrate the companies, businesses or properties we acquire, we could experience a material adverse effect on our business, financial condition or results of operations. Acquisition transactions involve various inherent risks, including:

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  performance from the acquired assets and businesses that is below the forecasts we used in evaluating the acquisition;

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  a significant increase in our indebtedness and working capital requirements;

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  the inability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas;

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  the incurrence of substantial foreseen or unforeseen environmental and other liabilities arising out of the acquired businesses or assets, including liabilities arising from the operation of the acquired businesses or assets prior to our acquisition, for which we are not indemnified or for which the indemnity is inadequate;

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  customer or key employee loss from the acquired businesses;

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  diversion of our management's attention from other business concerns;

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  regulatory challenges for completing the acquisition and operating the acquired business, including opposition from environmental groups or regulatory agencies;

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  environmental or geological problems in the acquired properties, including factors that make the coal unsuitable for intended customers due to ash, heat value, moisture or contaminants; and

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  inability to acquire sufficient surface rights to enable extraction of the coal resources.

        Any one or more of these factors could cause us not to realize the benefits we might anticipate from an acquisition. In addition, future acquisitions could result in our assuming significant long-term liabilities relative to the value of the acquisitions.

Mining in Central Appalachia is more complex and involves more regulatory constraints than mining in other areas of the U.S., which could affect the mining operations and cost structures of these areas.

        The geologic characteristics of Central Appalachian coal reserves, such as depth of overburden and coal seam thickness, make them complex and costly to mine. As mines become depleted, replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. In addition, as compared to mines in other regions, permitting, licensing and other environmental and regulatory requirements in Central Appalachia are more costly and time-consuming to satisfy. These factors could materially adversely affect the mining operations and cost structures of, and our customers' ability to use coal produced by, our mines in Central Appalachia.

The government extensively regulates our mining operations, which imposes significant costs on us, and future regulations or changes in existing regulations could increase those costs or limit our ability to produce and sell coal.

        The coal mining industry is subject to increasingly strict regulation by federal, state and local authorities with respect to matters such as:

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  employee health and safety;

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  limitations on land use;

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  excise taxes to fund, among other things, benefits for retired coal miners;

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  mine permitting and licensing requirements;

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  reclamation and restoration of mining properties after mining is completed;

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  air quality standards;

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  climate change;

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  water pollution;

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  protection of human health, plant life and wildlife;

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  the discharge of materials into the environment;

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  remediation of contaminated soil and groundwater;

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  protection of wetlands;

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  surface subsidence from underground mining;

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  the effects of mining on surface water and groundwater quality and availability; and

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  management of materials generated and used in connection with mining operations, including the storage and disposal of petroleum products and other substances that are regarded as hazardous under applicable laws.

        The costs, liabilities and requirements associated with these regulations may be costly and implementation of changes to comply with these regulations may result in a delay in commencing or continuing exploration or production operations. Failure to comply with these regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits, permitting delays or the inability to obtain or renew required permits and other enforcement measures that could have the effect of significantly limiting the amount or timing of production from our operations. We may also incur costs and liabilities resulting from claims for damages to property or natural resources or injury to persons arising from our operations. If we are pursued for these sanctions, costs and liabilities, our mining operations and, as a result, our profitability could be adversely affected.

        New laws or administrative regulations or new judicial interpretations or administrative enforcement of laws, regulations or orders related to these and other matters may materially adversely affect our mining operations, our cost structure or our customers' ability to use coal. These laws, regulations and orders could have a material adverse effect on our financial condition and results of operations.

Complying with the MINER Act and other safety laws and regulations could have a material impact on our results of operations and financial position.

        Recent mining accidents in West Virginia, Kentucky and Utah received national attention and prompted responses at the state and national level, leading to increased scrutiny of current safety practices and procedures at all mining operations, particularly underground mining operations. In 2006, Congress enacted the MINER Act, which imposed additional burdens on coal operators, including (i) obligations related to (a) the development of new emergency response plans that address post-accident communications, tracking of miners, breathable air, lifelines, training and communication with local emergency response personnel, (b) insuring the availability of mine rescue teams, and (c) promptly notifying federal authorities upon the occurrence of certain events, (ii) increased penalties for violations of the applicable federal laws and regulations, and (iii) the requirement that new standards be implemented regarding the manner in which closed areas of underground mines are sealed. In 2007, the implementation of the MINER Act continued through to the regulatory process. For example, new penalty regulations were passed with the effect of significantly increasing regular penalty amounts and special assessments. Further, regulations were implemented relating to mine seal requirements, increasing the cost of compliance. The outlook for 2008 includes a possibility that additional new federal legislation known as the S-MINER Act could be passed that would increase our cost structure and materially adversely affect our mining operations. The legislation would, for example, require: (a) technological advancements and improvements at expedited rates; (b) require mining plan and ventilation changes, as well as affect the materials used for ventilation purposes; (c) impose additional requirements for compliance with examinations for hazardous conditions; (d) impose more stringent industrial hygiene requirements; (e) impose requirements for changing to more costly belt conveyor materials; (f) impose additional requirements for sealing areas; and (g) increase the maximum assessed penalty amounts currently authorized and penalty payment obligations.

        Various states also have enacted their own new laws and regulations addressing many of these same subjects. In 2007, the State of West Virginia, for example, enacted legislation that imposes additional burdens on coal operators, including, among other things, (a) the prohibition of the use of belt air unless approval is obtained; (b) imposing additional design requirements for seals; (c) mandating education and certification programs for miners; and (d) creating a permanent Mine Safety Technology Task Force to monitor, evaluate, and make legislative recommendations to enhance technological advances in coal mine health and safety. Kentucky has also enacted new legislation, which was signed by the Governor on March 23, 2007. Kentucky's new legislation addresses accident response, creates additional underground mine inspection requirements and imposes additional training and safety requirements.

        Other states, including Illinois and Pennsylvania, have either proposed or passed similar bills and resolutions addressing mine safety practices, and it is possible that additional mine safety bills may be passed at some point in the future. Implementing and complying with these new laws and regulations could adversely affect our results of operations and financial position. For more information on the laws and regulations to which we are subject and the regulatory response to recent mining accidents, please see "Environmental and Other Regulatory Matters."

We may be unable to obtain and/or renew permits necessary for our operations, which would reduce our production and cash flows.

        Mining companies must obtain numerous permits that impose strict regulations on various environmental and safety matters in connection with coal mining. These include permits issued by various federal and state agencies and regulatory bodies. Many of these permits are subject to renewal from time to time, and renewed permits may contain more restrictive conditions than our existing permits. The permitting rules are complex and may change over time, making our ability to comply with the applicable requirements more difficult or even impossible, thereby precluding continuing or future mining operations. The public, including non-governmental organizations, anti-mining groups and individuals, has certain rights to comment upon and otherwise engage in the permitting process, including through court intervention. As is typical in the coal industry, we have not yet received all of the permits necessary to develop our reserves. Accordingly, the permits we need may not be issued, maintained or renewed, or may not be issued or renewed in a timely fashion, or may involve requirements that restrict our ability to conduct our mining operations. An inability to conduct our mining operations pursuant to applicable permits would reduce our production and cash flows, which would adversely affect our profitability. For more information regarding the permits necessary for our operations, please see "Environmental and Other Regulatory Matters—Mining Permits and Approvals."

We face particular risks with respect to our surface mines, which are extensively regulated.

        Some of our operations engage in surface mining. Surface mining is subject to numerous regulations related to blasting activities that can result in additional costs. For example, when blasting in close proximity to structures, additional costs are incurred in designing and implementing more complex blast delay regimens, conducting pre-blast surveys and blast monitoring, and the risk of potential blast-related damages increases. Since the nature of surface mining requires ongoing disturbance to the surface, environmental compliance costs can be significantly greater than with underground operations. In addition, the U.S. Army Corps of Engineers imposes stream mitigation requirements on surface mining operations that affect streams. If any ephemeral, intermittent, or perennial streams are filled due to mining operations, these regulations require that stream loss be replaced through various mitigation processes. These regulations may cause us to incur significant additional costs, which could adversely impact our operating performance. See "Environmental and Other Regulatory Matters."

Many of our permits governing discharges into surface streams are subject to new and more stringent conditions to address various water quality requirements.

        Individual, or general, permits under Section 404 of the Clean Water Act ("CWA") are required for coal companies to conduct dredge or fill activities in jurisdictional waters of the U.S. for the purpose of creating slurry ponds, water impoundments, refuse areas, valley fills or other mining activities. The U.S. Army Corps of Engineers ("Corps") is authorized to issue "nationwide", or general, permits for specific categories of activities that are determined to have minimal adverse environmental effects. Nationwide Permit 21 authorizes the disposal of dredge-and-fill material from mining activities into the waters of the U.S. Obtaining individual permits is more costly and time consuming than qualifying for a nationwide permit. However, there has been ongoing litigation concerning the Corps system for permitting discharges of coal mining overburden under Nationwide Permit 21. Although the U.S. Court of Appeals for the Fourth Circuit recently upheld the use of Nationwide Permit 21, a similar lawsuit in the U.S. District Court for the Eastern District of Kentucky, Kentucky Riverkeeper, Inc., et al. v. Colonel Robert A. Rowlette, Jr., et al., remains pending. It is possible that additional challenges to the nationwide permits may be filed in other states where we operate.

        Individual CWA Section 404 permits for valley fill surface mining activities are also subject to legal uncertainties. On March 23, 2007, the U.S. District Court for the Southern District of West Virginia rescinded several individual CWA Section 404 permits issued to other mining operations based on a finding that the Corps issued the permits in violation of the CWA and the National Environmental Policy Act. This decision is currently on appeal to the U.S. Court of Appeals for the Fourth Circuit. Any inability to conduct our mining operations pursuant to applicable permits would reduce our production and cash flows, which could adversely affect our profitability. See "Environmental and Other Regulatory Matters—Clean Water Act."

Extensive environmental regulations related to air emissions affect us and our customers and could reduce the demand for coal as a fuel source and cause our sales to decline.

        Our operations and those of our customers are subject to extensive environmental regulation related to air emissions. The Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, mercury and other compounds emitted into the air from coke plants and electric power plants, which are the largest end-users of our coal. Such regulations may require significant emissions control expenditures for coke manufacturers and for existing and new coal-fired power plants. Our customers may not be able to recover the cost of such equipment through price increases. As a result, they may switch to fuels or methods of production that generate less of these emissions. In the case of electric generators, they may close existing coal-fired power plants, elect not to build new coal-fired power plants, or switch to lower sulfur coal. Regulation of air emissions and future standards imposed by state and federal authorities could decrease demand for coal and cause our sales to decline.

        In addition, the U.S. Department of Justice, on behalf of the Environmental Protection Agency ("EPA"), has filed lawsuits against several investor-owned electric utilities and brought an administrative action against one government-owned utility for alleged violations of the Clean Air Act related to New Source Review ("NSR"). We supply coal to some of the currently affected utilities, and it is possible that other of our customers will be named in similar lawsuits. These NSR lawsuits could require the utilities to pay penalties, install pollution control equipment or undertake other emission reduction measures, any of which could reduce their demand for coal. See "Environmental and Other Regulatory Matters—Clean Air Act."

Concerns about global climate change are resulting in increased regulation in the U.S. of coal combustion and could significantly affect demand for our coal.

        One major by-product of burning coal is carbon dioxide, which is a greenhouse gas and is a major source of concern with respect to climate change. Although the U.S. is not a party to the major international treaty regulating greenhouse gases, the Kyoto Protocol, it is involved with negotiating with other countries a treaty that would replace the Kyoto Protocol when it expires in 2012. Expanded regulation of greenhouse gases in the U.S. could occur pursuant to future U.S. treaty commitments; new domestic legislation that, for example, may establish a carbon tax or cap and trade program; or new regulations by EPA. State and regional climate change initiatives such as the Regional Greenhouse Gas Initiative of certain northeastern and mid-Atlantic states, the Western Regional Climate Action Initiative, the Midwestern Greenhouse Gas Accord and the California Global Warming Solutions Act, either have already taken effect or may take affect before federal action.

        In addition to treaties and legislative developments, there are also various lawsuits pending related to climate change. For example, some states, municipalities and individuals have initiated common law nuisance suits against oil, coal, electric generating and automobile manufacturing companies, including some of our customers, arguing that they have been damaged by the effects of climate change. If successful, there could be limitations on the amount of coal our customers could utilize. In addition, in recent years the permitting of most new coal-fired power plants has been contested by state regulators and/or environmental organizations due to concerns related to greenhouse gas emissions from new plants.

        Restrictions on greenhouse gas emissions in the U.S. or elsewhere, whether through ratification of global agreements or other measures, could adversely affect the price and demand for coal. This is particularly true if cost effective technology for the capture and sequestration of carbon dioxide or other pollution control technologies are not developed on a timely basis. Countries that have to reduce emissions may use less coal thereby affecting demand for U.S. coal exports. Among other things, any switching of fuel sources away from coal, closure of existing coal-fired plants, or reduced construction of new plants could have a material adverse effect on demand for and prices received for our coal. See "Environmental and Other Regulatory Matters—Climate Change."

Our operations impact the environment and could cause exposure to hazardous substances or environmental contamination, which could result in material liabilities to us.

        Our operations currently use hazardous materials and generate hazardous wastes. Prior operators of our properties also utilized hazardous materials and generated similar wastes before we acquired them. We may be subject to claims under federal and state statutes and/or common law doctrines for toxic torts, natural resource damages, and other damages, as well as for the investigation and cleanup of soil, surface water, groundwater and other media. Such claims may arise, for example, out of current or former conditions at sites that we own or operate currently, as well as at sites that we or our acquired companies owned or operated in the past, and at contaminated sites that have always been owned or operated by third parties. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or even for the entire share.

        We maintain coal slurry impoundments at some mines. Coal slurry impoundments are subject to extensive regulation. Slurry impoundments maintained by other coal mining operations have been known to fail, causing extensive damage to the environment and natural resources, as well as liability for related personal injuries and property damages. If one of our impoundments were to fail, we could be subject to substantial claims for the resulting environmental contamination and associated liability, as well as for fines and penalties.

        Drainage flowing from or caused by mining activities can be acidic with elevated levels of dissolved metals, a condition referred to as "acid mine drainage," which we refer to as AMD. The treating of AMD can be costly. Although we do not currently face material costs associated with AMD, it is possible that we could incur significant costs in the future.

        These and other similar possible or unforeseen impacts that our operations may have on the environment, as well as exposures to hazardous substances or wastes associated with our operations, could result in costs and liabilities that could materially and adversely affect us.

Our expected level of indebtedness could harm our business by limiting our available cash, imposing significant operating and financial restrictions and limiting our access to additional capital and could force us to sell material assets or take other actions to attempt to reduce our indebtedness.

        As of June 30, 2008, we had approximately $107.5 million of indebtedness outstanding, representing 37% of our total capitalization. This indebtedness consists of approximately $45.0 million of borrowings under our senior secured credit facility with General Electric Capital Corporation ("GECC"), $15.0 million of indebtedness related to coal reserve subleases that are required by GAAP to be treated as capital leases and $47.5 million of other indebtedness, including $11.0 million of other capital lease obligations extending through 2012. We may also incur additional indebtedness in the future.

        This level of indebtedness could have important consequences to our business. For example, it could:

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  limit our ability to enter into new long-term coal sales contracts;

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  limit our ability to pursue acquisitions and other business opportunities;

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  make it more difficult to self-insure and obtain surety bonds or letters of credit;

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  require us to dedicate a substantial portion of our cash flow from operations to payments of principal and interest on our outstanding indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate activities;

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  limit our ability to obtain additional financing to fund future working capital, capital expenditures, debt service requirements or other general corporate requirements;

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  place us at a competitive disadvantage compared to less leveraged competitors;

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  limit our flexibility in planning for, or reacting to, changes in our business and in the coal industry; and

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  increase our vulnerability to general adverse economic and industry conditions.

        If our cash flows and capital resources are insufficient to fund our debt service obligations or our requirements under our other long-term liabilities, we could face substantial liquidity problems and may be forced to sell assets, seek additional capital or seek to restructure or refinance our indebtedness. These alternative measures may not be successful, and therefore we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations.

        For more information regarding our senior secured credit facility, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facilities and Other Long-Term Debt."

We may be able to incur substantially more debt in the future, which could further exacerbate the risks associated with our expected level of indebtedness.

        The terms of our GECC senior secured credit facility and our other indebtedness do not prohibit us from incurring substantial additional indebtedness in the future. If in the future we add new debt to our current debt levels, the risks that we now face could increase. For additional information relating to our indebtedness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facilities and Other Long-Term Debt."

The covenants in our GECC senior secured credit facility impose restrictions that may limit our operating and financial flexibility.

        Our GECC senior secured credit facility contains a number of significant restrictions and covenants that limit the ability of Bowie Resources to, among other things:

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  incur or guarantee additional indebtedness;

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  enter into sale and leaseback transactions;

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  make certain acquisitions, dispositions, loans or investments;

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  grant liens;

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  make distributions, including distributions of assets to Bowie Resources' shareholders or ECR;

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  engage in transactions with affiliates; or

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  consolidate with other companies or sell substantially all of its assets.

        This facility requires Bowie Resources to comply with certain financial covenants and ratios, including a minimum fixed charge coverage ratio, a maximum leverage ratio and a maximum capital expenditure limitation. The restrictions that this facility places on Bowie Resources' ability to distribute assets, including cash, to its shareholders may adversely impact our financial flexibility or our ability to benefit from Bowie Resources' asset or operations.

        These covenants could adversely affect our ability to finance our future operations or capital needs or to execute preferred business strategies. In addition, if we violate these covenants and are unable to obtain waivers from our lenders, our debt under these agreements would be in default and could be accelerated by our lenders. As a cyclical business it may be difficult to comply with these financial covenants. If our indebtedness were accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we were able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our debt is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected.

        Substantially all of Bowie Resources' cash, receivables, inventory and other assets are subject to various liens and security interests under our GECC senior secured credit facility. If GECC becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell, or otherwise transfer, the collateral subject to its security interest. In this case, the collateral would be unavailable to us and our other creditors, except to the extent, if any, that other creditors have a superior or equal security interest in the affected collateral or the value of the affected collateral exceeds the amount of indebtedness outstanding under our GECC senior secured credit facility.

We are operating under a forbearance agreement with GECC because we were unable to comply with a financial covenant imposed by our GECC senior secured credit facility. This noncompliance resulted in an event of default under this facility and could materially adversely affect our financial condition.

        Our GECC senior secured credit facility imposes a number of restrictions on us, some of which become more restrictive over time. These restrictions include financial and other covenants that create limitations on our ability to, among other things, incur additional debt, and require us to maintain various financial ratios and comply with various other financial covenants. Specifically, these financial covenants include the following:

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  Bowie Resources must maintain a fixed charge coverage ratio of (a) net income, plus interest expense, income taxes, depreciation, amortization and other items, minus interest income, income tax credits and other items to (b) the sum of interest expense, scheduled principal payments on indebtedness, capital expenditures and income taxes, with certain adjustments, of greater than 1.0 to 1.0 for the 12-month period ended March 31, 2008 and greater than 1.2 to 1.0 for each subsequent 12-month period ending at a fiscal quarter end.

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  Bowie Resources must maintain a leverage ratio of (a) outstanding indebtedness for borrowed money, including capital leases, to (b) net income, plus interest expense, income taxes, depreciation, amortization and other items, minus interest income, income tax credits and other items, of greater than 3.0 to 1.0 for the 12-month period ended March 31, 2008 and each subsequent 12-month period ending at a fiscal quarter end.

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  Bowie Resources cannot make capital expenditures in excess of $12.5 million for calendar year 2008 or any subsequent calendar year.

        Additional detail regarding the terms of our GECC senior secured credit facility, including these covenants and the related definitions, can be found in the exhibits filed with this prospectus.

        The transition of our mining operations at the Bowie mine from the lower B seam to the upper B seam decreased production at that mine to approximately 1.0 million tons of coal during the first half of 2008, which represents only 41% of the historical rate of production at our Bowie mine. As a result of this decreased production and the resulting additional mine development expenses, we were not in compliance with the fixed charge coverage ratio required by our GECC senior secured credit facility as of March 31, 2008, which resulted in an event of default under this facility. After this default occurred, GECC extended us additional financing in July 2008 to complete the additional development work and agreed to forbear from exercising remedies in connection with this event of default and other anticipated financial covenant defaults until January 1, 2009. As of June 30, 2008, we were not in compliance with the fixed charge coverage ratio and leverage ratio and failed to deliver certain audited financial statements, which defaults were addressed by GECC's previously described agreement to forebear. In the third quarter of 2008 we finished implementing the revised mine plan and were back up to full production.

        If we are unable to refinance this facility or reach an agreement with GECC to restructure this facility on or before January 1, 2009, GECC will have the right to declare all amounts borrowed under this facility, totaling approximately $45 million as of June 30, 2008, together with accrued interest and fees, immediately due and payable. If this were to occur, we might not be able to pay these amounts, which could force us to seek alternative financing. If we are able to restructure this facility, such restructuring could make the terms of this facility more onerous for us and require the payment of amendment or waiver fees. If we are forced to seek alternative financing to pay off this facility, such financing may not be available on commercially reasonable terms or on terms that are acceptable to us. If GECC declares this facility to be due and payable and we are unable to restructure this facility or obtain alternative financing, GECC could foreclose upon and sell, or otherwise transfer, all of Bowie Resources' assets to generate cash to repay this facility. Even though GECC has agreed to forbear from exercising remedies in connection with this existing default and certain anticipated defaults, the existence of such defaults could adversely affect our credit ratings, which could increase our costs of debt financings and impair our ability to obtain additional debt financing.

Changes in our credit ratings could adversely affect our costs and expenses.

        Any downgrade in our credit ratings could adversely affect our ability to borrow and result in more restrictive borrowing terms, including increased borrowing costs, more restrictive covenants and the extension of less open credit. This, in turn, could affect our internal cost of capital estimates and therefore impact operational decisions.

Variable rate indebtedness under our credit facility will subject us to interest rate risk, which could cause our annual debt service obligations to increase significantly.

        Borrowings under our GECC senior secured credit facility are at variable rates of interest and will expose us to interest rate risk. As interest rates increase, our debt service obligations on our variable rate indebtedness will increase even if the amount borrowed remains the same, resulting in a decrease in our net income. A significant increase in interest rates would significantly increase our debt service obligations and decrease our profitability.

We have reclamation and mine closure obligations. If the assumptions underlying our accruals for reclamation and mine closure obligations are inaccurate, we could be required to expend significantly greater amounts than anticipated to satisfy these obligations.

        The Surface Mining Control and Reclamation Act of 1977 and counterpart state laws and regulations establish operational, reclamation and closure standards for all aspects of surface mining, as well as many aspects of underground mining. At June 30, 2008, we had accrued $30.7 million related to estimated end of mine reclamation costs, which are unfunded obligations. The amounts recorded are dependent upon a number of variables that are difficult to estimate, including future retirement costs, proven reserves, assumptions involving profit margins, inflation rates and assumed credit-adjusted, risk-free interest rates. If our actual costs related to these obligations are significantly greater than our accruals, our future cash flows and operating results could be materially adversely affected.

Failure to obtain surety bonds on acceptable terms could affect our ability to secure reclamation and coal lease obligations, which could adversely affect our ability to mine or lease coal.

        Federal and state laws require us to obtain surety bonds to secure payment of certain long-term obligations, such as mine closure or reclamation costs, federal and state workers' compensation costs, coal leases and other obligations. As of June 30, 2008, we had outstanding surety and/or performance bonds of $69.4 million, of which $65.8 million secured reclamation obligations and $3.6 million secured other contractual obligations. The premium rates and terms of these surety bonds are subject to annual renewals. Surety bond issuers and holders may demand additional collateral or other less favorable terms in the future with respect to these bonds or may refuse to issue additional bonds. The ability of surety bond issuers and holders to demand additional collateral or other less favorable terms has increased as the number of companies willing to issue these bonds has decreased over time. Any failure on our part to obtain additional surety bonds that are required by state and federal law would affect our ability to secure reclamation and coal lease obligations, which could adversely affect our ability to mine or lease coal. That failure could result from a variety of factors, including, without limitation:

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  lack of availability, higher expense or unfavorable market terms of new bonds; and

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  restrictions on availability of collateral for current and future third-party surety bond issuers under the terms of our credit facility.

Failure to maintain sufficient cash collateral for letters of credit could limit our ability to obtain additional surety bonds.

        As of June 30, 2008, we had approximately $17.8 million of letters of credit in place, of which $15.8 million serve as collateral for reclamation surety bonds and $2.0 million secure miscellaneous obligations. All of our letters of credit are collateralized by cash deposits or guarantees. Our need for letters of credit will likely increase in the future. If we do not maintain sufficient cash reserves for additional letters of credit, we may be unable to obtain additional surety bonds required for our mining operations.

The inability of the sellers of our acquired companies to fulfill their indemnification obligations to us under our acquisition agreements could increase our liabilities and adversely affect our results of operations and financial position.

        In some of the acquisition agreements we entered into with the sellers of our acquired companies, the respective sellers agreed to retain responsibility for and indemnify us against damages resulting from certain third-party claims or other liabilities, such as workers' compensation liabilities, black lung liabilities, post-retirement medical liabilities and certain environmental or mine safety liabilities. The failure of any seller to satisfy its obligations with respect to claims and retained liabilities covered by those acquisition agreements could have an adverse effect on our financial position and results of operations if claimants successfully assert that we are liable for those claims and/or retained liabilities. The obligations of the sellers to indemnify us with respect to their retained liabilities are generally subject to deductible amounts and time limitations and generally will not cover damages in excess of the applicable coverage limit. The assertion of third-party claims after the expiration of the applicable indemnification period or in excess of the applicable coverage limit could have an adverse effect on our results of operations and financial position.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations.

        Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Future terrorist attacks against U.S. targets, rumors or threats of terrorist attacks or war, initiation or escalation of conflicts involving the U.S. or its allies, or military or trade disruptions affecting our customers may materially adversely affect our operations and those of our customers. As a result, there could be delays or losses in transportation and deliveries of coal to our customers, decreased sales of our coal and extensions of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the U.S. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations.

Defects in title or loss of any leasehold interests in our properties could limit our ability to mine these properties or result in significant unanticipated costs.

        Substantially all of our mining operations are conducted on properties we lease. Consistent with industry practice, title to most of these leased properties and mineral rights are not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the property. In some cases, title with respect to leased properties is not verified at all because we instead rely on title information or representations and warranties provided by lessors or grantors. We do not maintain title insurance on these properties. A title defect or the loss of any lease could adversely affect our ability to mine the associated reserves and, in rare cases, we may be liable to holders of superior title for damages associated with our mining of such reserves. In addition, from time to time, the rights of third parties for competing uses of adjacent, overlying, or underlying lands such as for oil and gas activity, coalbed methane production, pipelines, roads, easements and public facilities may affect our ability to operate as planned if our title is not superior or arrangements cannot be negotiated.

        Any challenge to our title could delay the exploration and development of some reserves, deposits or surface rights, cause us to incur unanticipated costs and could ultimately result in the loss of some or all of our interest in those reserves or surface rights. In the event we lose reserves, deposits or surface rights, we may have to shut down or significantly alter the sequence of our mining operations, which may adversely affect our future coal production, revenues and cash flows. Additionally, if we lose any leasehold interests relating to any of our preparation plants or loadout facilities, we may need to find an alternative location to process our coal and load it for delivery to customers, which could result in significant unanticipated costs. Finally, we could incur significant liability if we inadvertently mine on property we do not own or lease.

        Our leases have minimum production requirements. Failure to meet those requirements could cause us to lose prepaid royalties and, in rare cases, could allow the lease to be terminated.

RISKS RELATED TO OUR COMMON STOCK

There is no public market for our common stock, which could result in holders of our common stock being unable to liquidate their investment.

        There is currently no public market for our common stock, and an active trading market may not develop or be sustained after this offering. Therefore, we cannot assure you as to:

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  the likelihood that an active market will develop for the shares of our common stock;

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  the liquidity of any such market;

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  the ability of our stockholders to sell their shares of our common stock; or

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  the price that our stockholders may obtain for their shares of our common stock.

        If an active trading market for our common stock does not develop or is not sustained, holders of our common stock may be unable to liquidate their investment in our common stock. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to acquire assets by using our common stock as consideration.

The initial offering price of our common stock may not be indicative of the market price of our common stock after this offering. In addition, our stock price may be volatile.

        The initial offering price of our common stock was determined by negotiations between us and representatives of the initial purchaser/placement agent. This price may not be indicative of the current market price for our common stock. You may not be able to resell your shares at or above this price. You should consider an investment in our common stock risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. The following factors could cause the market price of our common stock to fluctuate significantly:

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  our operating and financial performance and prospects;

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  quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

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  changes in revenue or earnings estimates or publication of research reports by analysts about us or the coal industry;

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  liquidity and registering our common stock for public resale;

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  actual or anticipated variations in our coal reserve and non-reserve coal deposit estimates and quarterly operating results;

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  changes in coal prices;

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  speculation in the press or investment community;

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  sales of our common stock by Fountain Investments (see discussion of this stockholder below) or other stockholders;

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  actions by institutional investors trading in our common stock;

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  increases in our cost of capital;

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  changes in applicable laws or regulations, court rulings and enforcement and legal actions;

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  changes in market valuations, and the operating and stock price performance, of similar companies;

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  adverse market reaction to any increased indebtedness we incur in the future;

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  announcements relating to our business or the business of our competitors;

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  announcements relating to litigation;

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  additions or departures of key management personnel;

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  actions by our stockholders;

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  general market and economic conditions, including fluctuations in and the occurrence of events or trends affecting the coal industry or the price of coal;

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  domestic and international economic, legal and regulatory factors unrelated to our performance; and

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  termination or expiration of one or more of our key contracts.

        In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated or disproportionate to our business, financial condition or results of operations. These broad market and industry fluctuations, as well as general economic, political and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our common stock. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

        If a trading market develops for our common stock, it will rely in part on the research and reports that equity research analysts publish about us and our business. We do not have any control over these analysts. The price of our stock could decline if one or more securities analysts issue unfavorable commentary or cease publishing reports about us or our business.

        If one or more of these analysts who elect to cover us downgrade our stock, our stock price would likely decline rapidly. If one or more of these analysts cease to cover us, we could lose visibility in the market, which could cause our common stock price to decline.

One existing stockholder holds a majority of our common stock, and insiders own or control a majority of our common stock, which could limit your ability to influence the outcome of stockholder votes, and the interests of this stockholder and these insiders could differ from those of our other stockholders.

        Fountain Investments owns approximately 55% of our outstanding common stock. In addition, our officers and their affiliates beneficially own or control approximately 76% of our outstanding common stock. Fountain Investments and our executive officers and directors have, and can be expected to continue to have, a significant voice in our affairs and in the outcome of stockholder voting. Under Delaware law and our amended and restated bylaws, matters requiring a stockholder to vote, including the election of directors, the adoption of an amendment to our amended and restated bylaws, and the approval of mergers and other significant corporate transactions, require the affirmative vote of the holders of a majority of the outstanding shares or, in the case of the election of directors, a plurality of the votes cast. As a consequence, the effect of this level of share ownership by Fountain Investments and our officers and directors may permit them to approve certain matters by written consent and may delay or prevent a change of control of us or otherwise limit your ability to protect your investment.

There may be circumstances in which the interests of our major stockholders could be in conflict with your interests as a stockholder.

        As of the date of this prospectus, Fountain Investments beneficially owns approximately 55% of our common stock. Circumstances may occur in which Fountain Investments, John C. Smith, Jr. or other major stockholders may have an interest in pursuing acquisitions, divestitures or other transactions, including, among other things, taking advantage of certain corporate opportunities that, in their judgment, could enhance their investment in us or another company in which they invest. These transactions might create risks to our other stockholders or adversely affect us or our other stockholders, including investors who purchase common stock in this offering.

        We may from time to time engage in transactions with related parties and affiliates that include, among other things, business arrangements, lease arrangements for certain coal reserves and the payment of fees or commissions for other services. These transactions, if any, may adversely affect our sales volumes, margins and earnings.

If our stockholders sell substantial amounts of our common stock in the future, the market price of our common stock may fluctuate significantly and may decline.

        Because institutional investors and stockholders with significant holdings of our common stock have the ability to trade in large volumes of shares of our common stock, the price of our common stock could be subject to significant volatility, which could adversely affect the market price for our common stock as well as limit our ability to raise capital or issue additional equity in the future.

        As of the date of this prospectus, we have approximately 30,300,000 shares of common stock outstanding, all of which are being registered pursuant to the registration statement that includes this prospectus. Our stock price could drop significantly if the holders of these shares sell them or the market perceives they intend to sell them. These sales might make it difficult or impossible for us to sell additional securities if we need to raise capital.

        In addition, under a registration rights agreement that we entered into with the initial purchaser/placement agent and our existing stockholders, our existing stockholders will have "piggyback" registration rights in connection with future offerings of our common stock. "Piggyback" rights require us to provide notice to the relevant holders of our stock if we propose to register any of our securities under the Securities Act and grant such holders the right to register their shares along with ours in our registration statement. Registration of these shares will make it easier for the holders to sell them, which could make it more difficult for us to sell securities in the future at a time and price we deem appropriate.

Other than nominal dividends, we do not intend to pay, and are restricted in our ability to pay, any dividends on our common stock.

        We anticipate that we will retain, for the foreseeable future, all future earnings and other cash resources for the future operation and development of our business. Accordingly, we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future, other than nominal dividends. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition, current and anticipated cash needs and plans for expansion. In addition, the declaration and payment of any dividends on our common stock may be restricted by the terms of our credit facility. Consequently, if no dividends are paid, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates and you sell your shares at a profit. There is no guarantee that the price of our common stock that will prevail in the market after this offering will ever exceed the price that you pay. In addition, the lack of dividends may limit the number of potential buyers of our common stock. See "Dividend Policy" for more information.

The requirements of being a public company may strain our resources and distract management.

        As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002, which will likely cause us to incur significant legal, accounting and other compliance costs that we did not incur in the past. These requirements may place a strain on our people, systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, significant resources and management oversight will be required. For example, under Section 404 of the Sarbanes-Oxley Act, for our first annual report on Form 10-K we will need to document and test our internal control procedures, our management will need to assess and report on our internal control over financial reporting, and our independent registered public accounting firm will need to issue an opinion on that assessment and the effectiveness of those controls. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our independent registered public accounting firm identified a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. These additional reporting requirements and disclosure and internal control requirements may divert management's attention from other business concerns. In connection with the implementation of the necessary procedures and practices related to internal controls over financial reporting when required by Section 404, we may identify deficiencies in our internal controls over financial reporting. We may not be able to remediate any future deficiencies in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price.

        We will incur incremental costs not reflected in our historical financial statements as a result of these increased regulatory compliance and reporting requirements, including increased auditing and legal fees. We also will need to hire additional accounting and administrative staff with experience managing public companies. Moreover, the standards that will be applicable to us as a public company could make it more difficult and expensive for us to attract and retain qualified members of our board of directors and qualified executive officers. We also anticipate that the regulations related to the Sarbanes-Oxley Act will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Advocacy efforts by stockholders and third parties may also prompt even more changes in governance and reporting requirements. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

        In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including Sarbanes-Oxley and related regulations implemented by the SEC and the stock exchanges, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to comply with evolving laws, regulations and standards, and this compliance may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We have identified a significant deficiency in our internal controls over financial reporting that, if not properly corrected, could result in material misstatements in our financial reporting.

        In the course of conducting an audit of our financial statements for the period ended December 31, 2007, our independent registered public accounting firm informed our management of a significant deficiency in our internal controls over financial reporting that, if not properly corrected, could result in material misstatements in our financial reporting. Specifically, a review of the information technology general controls over a significant application indicated deficiencies in program change and logical access controls, including lack of appropriate segregation of duties. As such, our information technology control environment was considered to be ineffective for the year ended December 31, 2007. Unauthorized program changes increase the risk of unexpected errors and may result in unreliable financial data. We will need to undertake various remedial actions before we can be reasonably assured that our internal controls and procedures will be effective. If we continue to experience significant deficiencies in our internal controls or conclude that we have ineffective procedures, investors could lose confidence in our financial reporting, particularly if such deficiencies result in a restatement of our financial results, and our stock price could decline.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common and preferred stock.

        We may in the future issue our previously authorized and unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders and purchasers of common stock offered by the use of this prospectus. We are currently authorized to issue an aggregate of 65,000,000 shares of capital stock consisting of 60,000,000 shares of common stock and 5,000,000 shares of preferred stock with preferences and rights as determined by our board of directors. As of the date of this prospectus, approximately 30,300,000 shares of our common stock were outstanding and no shares of our preferred stock were outstanding. We may also issue additional shares of our stock or other securities that are convertible into or exercisable for shares of our stock in connection with the hiring of personnel, future acquisitions, future private placements of our securities for capital-raising purposes, or for other business purposes. The potential issuance of additional shares of our stock may create downward pressure on the trading price of our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market value of common stock.

        In the future, we may attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock. Upon liquidation, holders of our debt securities and preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market value of our common stock.

Provisions in our organizational documents and Delaware law could delay or prevent a change in control of our company, which may result in reduced prices being obtainable for our common stock.

        The existence of some provisions in our organizational documents and under Delaware law could delay or prevent a change in control, tender offer or takeover attempt of our company that is opposed by our management and board of directors. These provisions include board authority to issue preferred stock and advance notice provisions for director nominations or business to be considered at a stockholder meeting. In addition, Delaware law will impose some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. These anti-takeover provisions could substantially impede the ability of our stockholders to benefit from a change in control, tender offer or other takeover attempt or to change our management and board of directors and, as a result, may adversely affect the marketability and market price of our common stock. See "Description of Capital Stock—Preferred Stock" and "Description of Capital Stock—Anti-Takeover Effects of Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws."

We may not be accepted for listing or inclusion on a national securities exchange.

        In connection with our filing of this registration statement, we have agreed to use commercially reasonable efforts to satisfy the criteria for listing and list or include (if we meet the criteria for listing on such exchange or market) our common stock on the New York Stock Exchange, The American Stock Exchange or The NASDAQ Stock Exchange as soon as practicable (including seeking to cure, in our listing and inclusion application, any deficiencies cited by such exchange), and thereafter maintain the listing on such exchange. Currently, we do not believe we will meet the requirements for listing on any of these exchanges because of our limited number of stockholders. Our inability to list or include our common stock on any of these exchanges could affect the ability of purchasers in this offering to sell their shares of common stock subsequent to the declaration of the effectiveness of this registration statement and consequently adversely affect the value of such shares. In such case, our stockholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. In addition, we would have more difficulty attracting the attention of market analysts to cover us in their research. For these reasons, we can give no assurances as to the development of liquidity or any trading market for our common stock. Holders of shares of our common stock may not be able to resell their shares at or near their original acquisition price, or at any price.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        We are including the following discussion to inform you of some of the risks and uncertainties that can affect our company and to take advantage of the "safe harbor" protection for forward-looking statements that applicable federal securities law affords.

        Various statements contained in this prospectus, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," expect," "may," "will," "should," "anticipate," "could," "estimate," "plan," "predict," "project," "potential," "pursue," "target," "continue," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this prospectus speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events, based on currently known market conditions and other factors. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. In addition, our assumptions about future events may prove to be inaccurate. We caution all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the "Risk Factors" section and elsewhere in this prospectus. The risks, contingencies and uncertainties inherent in any of our forward-looking statements relate to, among other matters, the following:

  •
  market demand for coal, electricity and steel;

  •
  future economic or capital market conditions;

  •
  weather conditions or catastrophic weather-related damage;

  •
  our production capabilities;

  •
  our ability to manage production costs;

  •
  the consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

  •
  our plans and objectives for future operations and expansion or consolidation;

  •
  our ability to timely obtain necessary supplies and equipment;

  •
  our relationships with, and other conditions affecting, our customers;

  •
  timing of reductions in customer coal inventories;

  •
  long-term coal supply arrangements;

  •
  inherent risks of coal mining beyond our control;

  •
  environmental laws, including those directly affecting our coal mining and production and those affecting our customers' coal usage;

  •
  changes in energy policies;

  •
  competition in coal markets;

  •
  coal's domestic and foreign market share of electricity generation;

  •
  the availability and cost of competing energy resources;

  •
  fewer number of coal-fired plants built in the future than expected;

  •
  railroad and other transportation availability, performance and costs;

  •
  our assumptions concerning economically recoverable coal reserve and non-reserve coal deposit estimates;

  •
  our assumptions concerning reclamation and mine closure obligations;

  •
  employee workforce factors;

  •
  regulatory and court decisions;

  •
  future judicial decisions, legislation and changes in regulations or governmental policies or interpretations thereof or changes in interpretations thereof;

  •
  future legislation and changes related to taxes;

  •
  terrorist attacks and threats and escalation of military activity in response to such attacks;

  •
  our liquidity, results of operations and financial condition;

  •
  our ability to obtain required mining and operational permits;

  •
  title defects in leased properties;

  •
  unexpected maintenance and equipment failure; and

  •
  other factors discussed under "Risk Factors."

 USE OF PROCEEDS

        This prospectus relates to shares of our common stock which may be offered from time to time for sale by the selling stockholders named in this prospectus. Any proceeds from the sale of the shares offered by this prospectus will be received by the selling stockholders. Since we are not selling any shares of our common stock pursuant to this prospectus, we will not receive any proceeds from any of these sales. We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock offered in this prospectus, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our common stock.

DIVIDEND POLICY

        Other than nominal dividends, we do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock, as we intend to use cash flow generated by operations to expand our business. However, if our operations perform well and generate sufficient excess cash flow, we may declare special dividends in the future, to the extent permitted by our contractual obligations and applicable law. As discussed below in "Capitalization," our Board of Directors has the authority to issue preferred stock and to fix dividend rights that may have preference to our common stock.

 CAPITALIZATION

        Energy Coal Resources was formed in October 2005. Energy Coal Resources began active coal mining operations in November 2005 following its acquisition of Appalachian Fuels, Appalachian Coal Holdings, Bowie Resources and Illinois Fuel Company (the "Acquisition"). In connection with the Acquisition, Energy Coal Resources completed a private placement of 5,700,000 shares of its common stock at $16.00 per share to qualified institutional buyers and accredited investors in transactions exempt from registration under the Securities Act. Additionally, Energy Coal Resources sold 312,749 shares of its common stock at $16.00 per share in exempt transactions to fulfill the over-allotment option it granted to its initial purchaser/placement agent. The net proceeds from these equity issuances was approximately $89 million. A significant portion of the proceeds was used to repay $35 million of debt under our credit facilities. Another $21 million of the proceeds was used, along with 24,300,000 shares of Energy Coal Resources common stock, to consummate the Acquisition. The remaining amount was used to pay expenses of the equity issuances and retained for future capital expenditure and working capital needs.

        Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of our common stock, without further vote or action by the stockholders. The issuance of shares of the preferred stock by our board of directors as described above may adversely affect the rights of the holders of our common stock. For example, preferred stock issued by us may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights, and may be convertible into shares of our common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock. As of the date of this prospectus, no preferred stock was outstanding.

        The following table sets forth our cash and capitalization as of June 30, 2008. You should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the annual and interim financial statements and related notes thereto included elsewhere in this prospectus in evaluating the material presented below.

As of June 30, 2008
(in thousands, except share and per share amounts)
Cash, cash equivalents and restricted cash	$2,738.7

Long-term debt(1)	107,548.0

Stockholders' equity:
Common stock, $0.01 par value per share; 60,000,000 shares authorized; 30,312,749 shares issued and outstanding,	303.1
Paid-in capital	211,375.6
Other comprehensive income	(489.0)
Accumulated deficit	(24,132.7)

Total stockholders' equity	187,057.0

Total Capitalization	$294,605.0

(1)
Includes current portion of long-term debt.

 OWNERSHIP STRUCTURE

        The following chart shows our ownership structure effective as of the date of this prospectus. Ownership of companies shown in the chart is 100% unless otherwise indicated:

 SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

        The following table presents selected historical financial and operating data of ECR and Bowie Resources, LLC, predecessor to ECR, as of the dates and for the periods indicated.

        The selected historical financial data presented is derived from the following financial statements, all of which are included elsewhere in this prospectus:

  •
  the unaudited historical consolidated financial statements of ECR for the six-month periods ended June 30, 2008 and 2007;

  •
  the audited historical consolidated financial statements of ECR for the years ended December 31, 2007 and 2006, and for the period from October 20, 2005 (date of inception) through December 31, 2005; and

  •
  the audited historical financial statements of Bowie Resources, LLC for the period from January 1, 2005 through November 23, 2005 (the date of acquisition) and for the year ended December 31, 2004.

        For a detailed discussion of the following table, please refer to page 49 for "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following table should also be read in conjunction with the historical consolidated financial statements of Bowie Resources, LLC and ECR included elsewhere in this prospectus. Among other things, those historical financial statements include more detailed information regarding the basis of presentation for the following information.

        The operations of ECR and Bowie Resources, LLC may not be comparable for the following reasons: (1) the Bowie Resources financial information for 2004 consists of only Bowie Resources' operations, (2) the Bowie 2005 Period consists of only 327 days, (3) the ECR 2005 Period includes only 38 days and includes the operations of entities other than just Bowie Resources, LLC, (4) the ECR 2005 Period includes increased depreciation, depletion and amortization due to the use of the purchase method of accounting when ECR acquired certain entities which resulted in a step-up in basis, and (5) the ECR financial information for 2006 and 2007 reflects a full year of operations for each year, including a number of significant mines that began production in the third and fourth quarters of 2005.

        The following table presents a non-GAAP financial measure, EBITDA, which we use in our business as it is an important supplemental measure of our performance. EBITDA means earnings before interest, taxes, depreciation, depletion and amortization. EBITDA is not calculated or presented in accordance with generally accepted accounting principles ("GAAP"). We explain EBITDA below and reconcile it to its most directly comparable financial measure calculated and presented in accordance with GAAP.

	Bowie Resources, LLC Consolidated Historical (Predecessor)		Energy Coal Resources, Inc. Consolidated Historical
	Year Ended December 31, 2004	Period from January 1, 2005 to November 23, 2005	Period from Inception (October 20, 2005) to December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007	6 Months Ended June 30, 2007 (unaudited)	6 Months Ended June 30, 2008 (unaudited)
	(in thousands, except per ton and per share data)
Statement of Operations Data:
Revenues	$96,361	$86,068	$46,879	$351,688	$279,900	$142,895	$116,329
Costs and expenses:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	61,665	60,162	49,789	359,817	246,235	134,281	126,260
Depreciation, depletion and amortization	5,620	6,889	2,829	39,704	44,311	21,689	16,423
Sales contract (accretion)	—	—	(4,282)	(59,246)	(75,433)	(47,559)	(5,526)
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	7,610	5,739	3,509	26,484	39,795	20,116	15,248

Total costs and expenses	74,895	72,790	51,845	366,759	254,908	128,527	152,405

Income (loss) from operations	21,466	13,278	(4,966)	(15,071)	24,992	14,368	(36,076)
Interest and other income (expense):
Interest expense	(3,330)	(2,289)	(736)	(18,644)	(24,371)	(13,338)	(4,444)
Interest income	167	209	178	1,327	1,646	770	752
Gain (loss) on sale of assets	—	18	—	1,063	1,214	668	(98)
Other-net	—	1	94	(2,839)	(3,768)	8,116	33

Total interest and other income (expense)	(3,163)	(2,061)	(464)	(19,093)	(25,279)	(3,784)	(3,757)

Income (loss) from continuing operations before income tax expense	18,303	11,217	(5,430)	(34,164)	(287)	10,584	(39,833)
Income tax (benefit) expense	—	—	—	(2,667)	574	—	3,825

Income (loss) from continuing operations	18,303	11,217	(5,430)	(31,497)	(861)	10,584	(43,658)
Income (loss) from discontinued operations, net of tax	—	—	(507)	4,000	378	(608)	—
Gain on sale of discontinued operations, net of tax	—	—	—	—	53,442	—	—

Net income (loss)	$18,303	$11,217	$(5,937)	$(27,497)	$52,959	$9,976	$(43,658)

Net earnings (loss) per share	N/A	N/A	(0.20)	(0.91)	1.75	0.33	(1.44)
Weighted average shares outstanding	N/A	N/A	30,313	30,313	30,313	30,313	30,313
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$23,038	$19,020	$(17,680)	$(20,169)	$(28,403)	$10,168	$(5,044)
Investing activities	(26,876)	(11,559)	(19,946)	(27,069)	91,054	(4,693)	(5,582)
Financing activities	1,561	(2,299)	57,827	33,650	(61,356)	(4,080)	5,455
Other Financial Data (unaudited):
EBITDA from continuing operations (a) (b)	$27,086	$20,186	$(6,325)	$(36,389)	$(8.684)	$(2,718)	$(25,244)
Capital expenditures operations	22,875	11,126	10,683	45,207	37,980	11,915	12,766
Balance Sheet Data (at period end):
Cash and cash equivalents	$625	$9,066	$20,202	$6,614	$7,909	$8,010	$2,739
Property and equipment, net	55,769	401,071	408,683	323,828	305,491	321,171	309,110
Total assets	78,376	708,241	727,341	713,605	560,647	685,594	564,262
Total liabilities	49,074	566,577	521,600	535,360	329,933	497,374	377,204
Total debt	30,186	151,942	115,280	133,631	88,406	140,695	107,548
Members' equity	29,302	141,664	205,742	178,244	230, 715	188,322	187,057
Operating Data (unaudited):
Tons sold from continuing operations	4,796	3,703	1,104	9,228	8,485	4,214	2,117
Tons produced/purchased from continuing operations	4,732	3,661	1,102	9,318	8,430	4,077	2,115
Average coal revenues per ton(c)	$20.09	$23.24	$42.46	$38.11	$32.99	$33.91	$54.95
Average costs of operations per ton(d)	$13.03	$16.43	$45.18	$38.62	$29.21	$32.94	$59.70

(a)
EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

•
our compliance with certain financial covenants included in our debt agreements;

•
our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

•
our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our shareholders; and

•
the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

  EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, operating income and cash flows, and these measures may vary among other companies. Therefore, EBITDA as presented below may not be comparable to similarly titled measures of other companies.

        The following table presents a reconciliation of EBITDA to the most directly comparable GAAP financial measures, on an historical basis, for each of the periods indicated.

	Bowie Resources, LLC Consolidated Historical (Predecessor)		Energy Coal Resources, Inc. Consolidated Historical
	Year Ended December 31, 2004	Period from January 1, 2005 to November 23, 2005	Period from Inception (October 20, 2005) to December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007	6 Months Ended June 30, 2007 (unaudited)	6 Months Ended June 30, 2008 (unaudited)
	(in thousands)
Reconciliation of EBITDA to net income:
Net income (loss) from continuing operations	$18,303	$11,217	$(5,430)	$(31,497)	$(861)	$10,584	$(43,658)
Plus:
Depreciation, depletion, and amortization	5,620	6,889	2,829	39,704	44,311	21,689	16,423
Sales contract (accretion)	—	—	(4,282)	(59,246)	(75,433)	(47,559)	(5,526)
Interest expense (income)	3,163	2,080	558	17,317	22,725	12,568	3,692
Income tax (benefit) expense	—	—	—	(2,667)	574	—	3,825

EBITDA from continuing operations	$27,086	$20,186	$(6,325)	$(36,389)	$(8,684)	$(2,718)	$(25,244)

(b)
Income (loss) from continuing operations and EBITDA from continuing operations, as defined above, were impacted by the following non-cash charges (income):

	Bowie Resources, LLC Consolidated Historical (Predecessor)		Energy Coal Resources, Inc. Consolidated Historical
	Year Ended December 31, 2004	Period from January 1, 2005 to November 23, 2005	Period from Inception (October 20, 2005) to December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007	6 Months Ended June 30, 2007 (unaudited)	6 Months Ended June 30, 2008 (unaudited)
	(in thousands)
Loss on asset impairment	$—	$—	$—	$13,958	$195	$—	$192
Write off debt issuance costs	—	—	—	—	652	652	—
Bad debt expense	—	—	1	1,973	10,896	—	904
Accretion on asset retirement obligations	388	372	201	2,763	2,345	1,217	1,182
(c)
Average coal revenues per ton represents total coal revenues, derived from the sale of coal from continuing operations for all business segments, divided by total tons of coal sold from continuing operations for all segments.

(d)
Average cost of operations per ton represents cost of operations (exclusive of depreciation, depletion and amortization and selling, general and administrative expenses) from continuing operations for all business segments divided by total tons of coal sold from continuing operations for all segments.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis in conjunction with the "Selected Historical Financial and Operating Data" and the accompanying financial statements and related notes included elsewhere in this prospectus. Among other things, those historical consolidated financial statements include more detailed information regarding the basis of presentation for the following information. The following discussion contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for coal, the cost of diesel fuel and steel, production volumes, estimates of proven and probable reserves, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this prospectus, particularly in "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking statements may not occur.

OVERVIEW

        We produce, process and sell premium grade metallurgical coal, pulverized coal injection, or PCI, quality coal and high quality steam coal. As of June 30, 2008, we operated eight mines, including four surface mines and three room-and-pillar underground mines in Kentucky and West Virginia and one longwall underground mine in Colorado. Our produced coal quality is primarily super compliance and low sulfur, high Btu steam coal that is shipped to utilities to meet clean air emissions standards.

        For 2007 and the first half of 2008, sales of high Btu steam coal accounted for approximately 99% and 81%, respectively, of our steam coal revenues from continuing operations. In addition, metallurgical coal, which generally sells at a premium over steam coal, accounted for approximately 1% and 19% of our coal sales revenues from continuing operations for 2007 and the first half of 2008, respectively. Our sales of steam coal were made primarily to large utilities in the eastern region of the U.S., and our sales of metallurgical coal were made primarily to merchant coke producers that market their product to domestic and foreign steel companies.

        Our primary expenses are wages and benefits, fuel and lubricants, equipment lease expense, mining supplies, repair and maintenance expenditures, royalties, freight and handling costs, and taxes incurred in selling our coal.

TRENDS AND FACTORS THAT SIGNIFICANTLY AFFECT OUR RESULTS

        Our results of operations in the near term can be negatively impacted by a number of factors, including (1) weather conditions, (2) geologic conditions or equipment problems at mining locations, (3) the availability of transportation for coal shipments, and (4) the availability and costs of key supplies and commodities such as steel, tires, diesel fuel and explosives. On a long-term basis, our results of operations could be impacted by, among other factors, (1) the availability and prices of competing electricity-generating fuels, (2) our ability to secure or acquire high-quality coal reserves and non-reserve coal deposits, (3) our ability to find replacement buyers for coal under contracts with terms comparable to existing contracts, and (4) the passage of new or expanded regulations that could limit our ability to mine, increase our mining costs, or limit our customers' use of coal.

        Our revenues depend on the price at which we are able to sell our coal. Any decrease in coal prices due to, among other reasons, the supply of domestic and foreign coal, the demand for electricity and the price and availability of alternative fuels for electricity generation could adversely affect our revenues and our ability to generate cash flows. We believe that current dynamics in the U.S. coal industry are among the strongest in the past decade. The current pricing environment for U.S. coal rebounded with improvement at the end of 2007 and the beginning of 2008 to historic highs. Our results of operations also depend on the cost of coal production. We are currently experiencing increased operating costs for fuel, explosives, steel products, health care and labor.

        In recent years, certain trends and economic factors affecting the coal industry have emerged. Such factors include the following:

  •
  Promulgation of more stringent mine safety laws.  Recent mining accidents in Utah, West Virginia and Kentucky have received national attention and instigated responses at the state and national levels, resulting in increased scrutiny of current safety practices and procedures at all mining operations, particularly underground mining operations. These recent events have resulted in the promulgation of more stringent mine safety laws and regulations, including increased sanctions for noncompliance. Implementing and complying with these new laws and regulations could increase our cost of operations and thus adversely affect our results of operations, financial position and cash flows.

  •
  Limited availability of skilled labor.  The labor market remains tight. It is difficult to find and retain experienced miners in the coal industry. Coal producers could have difficulty meeting production forecasts should availability of experienced miners worsen.

  •
  Rising costs and unavailability of basic mining materials.  Coal mining operations use significant amounts of petroleum products, steel and other raw materials. The mining industry has seen the price of steel, tires, petroleum products and other materials substantially increase over the recent past. Prices for diesel fuel and explosives have trended higher following an upswing in the price of petroleum. The mining industry has also experienced delayed or incomplete deliveries of new equipment.

  •
  Delays in obtaining and renewing permits.  Numerous governmental permits or approvals are required for mining operations. The permitting process can extend over several years. The permitting rules are complex, change frequently and have tended to become more stringent over time. The public frequently has the right to comment on permit applications and otherwise participate in the permitting process, including through court intervention, which can delay or otherwise limit the issuance or renewal of permits. Such delays and limitations in obtaining and renewing permits have a detrimental effect on the ability of coal producers to conduct their mining operations.

  •
  Climate change.  Considerable attention in the U.S. and other countries is being paid to reducing our customers' greenhouse gas emissions, such as those associated with coal-fired power plants. Existing or future regulation of greenhouse gases could result in closure of existing coal-fired plants or reduced construction of new plants, or in a decision by our customers to switch to fuels or methods of production that generate less of these emissions, any of which in turn could affect the demand for and prices received for our coal.

        For additional information regarding some of the risks and uncertainties that affect our business and the industry in which we operate, please read "Risk Factors."

COMPARABILITY OF FINANCIAL STATEMENTS

        The discussion of the results of operations and period-to-period comparisons presented below for ECR and its predecessor, Bowie Resources, LLC, covers the historical results of those entities for the three years ended December 31, 2007 and the six-month periods ended June 30, 2007 and 2008. During this period:

  •
  The Toney's Fork mine was developed and commenced production in August 2005.

  •
  ECR acquired Bowie Resources, LLC, Appalachian Fuels, LLC, Appalachian Coal Holdings, Inc., Illinois Fuel Company, LLC and their respective subsidiaries on November 23, 2005, which required ECR to adjust the historical carrying cost of the assets of these companies to fair value at the date of acquisition.

  •
  The Alloy Coalburg underground mine commenced production as a contractor-operated mine in October 2005 and then converted to a company-operated mine in August 2006.

  •
  The Alloy Eagle No. 1 underground mine was developed and commenced production in January 2007.

  •
  We sold our Toney's Fork mine, our Southern Eagle reserves and related assets in December 2007, which required us to reflect their results of operations as discontinued operations for 2005, 2006 and 2007.

  •
  We redeveloped our Bowie mine to transition from the lower B seam to the upper B seam.

  •
  We commenced production at the M-21, Bevins Branch and Alloy Powellton mines during the first quarter of 2008.

        Due to the nature of the formation of ECR and its acquisition of the acquired businesses, ECR and Bowie Resources, LLC have, for the three-year period ended December 31, 2007, four reporting periods: (1) the period from January 1, 2005, through November 23, 2005 (the date of ECR's acquisition of Bowie Resources, LLC, Appalachian Fuels, LLC, Appalachian Coal Holdings, Inc., and Illinois Fuel Company, LLC), which reflects only the operations of Bowie Resources, LLC (the "Bowie 2005 Period"), (2) the period from October 20, 2005 (the date of ECR's formation) through December 31, 2005, which reflects only the operations of ECR through November 23, 2005, and reflects the operations of ECR, Bowie Resources, LLC, Illinois Fuel Company, LLC, Appalachian Fuels, LLC and Appalachian Coal Holdings, Inc. and their respective subsidiaries from that date through December 31, 2005 (the "ECR 2005 Period"), (3) calendar year 2006, which reflects a full year of operations of ECR, Bowie Resources, Illinois Fuel Company, Appalachian Fuels, Appalachian Coal Holdings and their respective subsidiaries, and (4) calendar year 2007, which reflects a full year of operations of ECR, Bowie Resources, Illinois Fuel Company, Appalachian Fuels, Appalachian Coal Holdings and their respective subsidiaries and the sale of our Toney's Fork mine, our Southern Eagle reserves and related assets, which we also refer to as the Toney's Fork asset sale.

        We believe that the results of operations of ECR and its predecessor, Bowie Resources, are not comparable between the reporting periods in 2005 and 2006 for the following reasons:

  •
  The Bowie 2005 Period is not comparable to the ECR 2005 Period because the ECR 2005 Period includes only 38 days of operations and includes operations of ECR, Bowie Resources, Appalachian Fuels, Appalachian Coal Holdings and Illinois Fuel Company and their respective subsidiaries, rather than just the operations of Bowie Resources. Additionally, ECR's acquisition of Bowie Resources, Appalachian Fuels, Appalachian Coal Holdings and Illinois Fuel Company, LLC in November 2005 was accounted for using the purchase method of accounting, which resulted in a step-up in basis for the assets of the acquired companies of $230.5 million and established $173.7 million in goodwill. This basis step-up resulted in increased depreciation, depletion and amortization for the ECR 2005 Period.

  •
  The ECR 2005 Period is not comparable to calendar year 2006 because ECR's results of operations for calendar year 2006 reflect a full year of operations from the companies acquired in the November 2005 acquisition described above, as opposed to only 38 days in the ECR 2005 Period, and reflect a full year of operating results from a number of significant mines that began production in the third and fourth quarters of 2005.

        We believe that the results of operations of ECR are comparable between 2006 and 2007 and between the six-month periods ended June 30, 2007 and 2008, except for the gain on sale and other effects of the Toney's Fork asset sale, which occurred on December 7, 2007.

        To improve the comparability of ECR's and Bowie Resources' results of operations for these periods, we have discussed those operations on a segment basis where we believe such a discussion would be meaningful. For the Bowie 2005 Period, the only reportable segment was the Colorado segment. For the ECR 2005 Period, calendar year 2006, calendar year 2007 and the first half of 2008, ECR had two reportable active, operating segments, Central Appalachia and Colorado, and two reportable non-operating segments, Illinois and Parent/Other. The Central Appalachia segment results of operations are not comparable between 2006 and the ECR 2005 Period because the ECR 2005 Period consisted of only 38 days of operating results. Therefore, while we report the relevant Central Appalachia segment operating data in our analysis below for these periods, we do not continually restate that the reason for the variances is the significant difference in length of the operating periods. We do not discuss segment data for the Illinois segment because these operations were idle during the relevant periods. We do not discuss segment data for the Parent/Other segment because that segment was immaterial to our results from continuing operations.

        You should read the following discussion and analysis in conjunction with our financial statements and related notes and our "Selected Historical Financial and Operating Data" included elsewhere in this prospectus.

RESULTS OF OPERATIONS

Comparison of Results of Continuing Operations of ECR and its Predecessor for the Three Years Ended December 31, 2007 and the Six-Month Periods Ended June 30, 2007 and 2008

        The following table sets forth certain operating information for the continuing operations of ECR and its predecessor, Bowie Resources, LLC, for the years ended December 31, 2007 and 2006 and the period from inception (October 20, 2005), to December 31, 2005 and the six-month periods ended June 30, 2007 and 2008. The table also presents certain operating information for Bowie Resources, predecessor to ECR, for the period from January 1, 2005 to November 23, 2005. Since the Toney's Fork asset sale occurred in December 2007, our financial statements reflect these operations as discontinued operations for 2005, 2006 and 2007. Therefore, our analysis below will focus on the results of our continuing operations, which exclude the results of operations from the assets that comprised the Toney's Fork asset sale.

	Bowie Resources, LLC Historical (Predecessor)	Energy Coal Resources, Inc. Consolidated Historical
	Period from January 1, 2005 to November 23, 2005 (date of acquisition)	Period from October 20, 2005 (date of inception) through December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2007	6 Months Ended June 30, 2007 (unaudited)	6 Months Ended June 30, 2008 (unaudited)
	(in thousands, except per ton data)
Revenues:
Coal sales	$85,391	$41,870	$336,119	$281,267	$143,651	$117,510
Synfuel revenues	299	5,077	17,229	975	307	0
Other revenues	483	46	859	(1,400)	(766)	(622)
Commissions	(105)	(114)	(2,519)	(942)	(297)	(559)

Total revenues	86,068	46,879	351,688	279,900	142,895	116,329
Costs and expenses:
Cost of coal production	60,162	45,637	330,662	246,040	133,507	126,069
Cost of synfuel production	—	4,152	15,197	—	123	—
Loss on asset impairment	—	—	13,958	195	651	191

Cost of operations	60,162	49,789	359,817	246,235	134,281	126,260
Depreciation, depletion and amortization	6,889	2,829	39,704	44,311	21,689	16,423
Sales contract (accretion)	—	(4,282)	(59,246)	(75,433)	(47,559)	(5,526)
Selling, general and administrative	5,739	3,509	26,484	39,795	20,116	15,248

Total costs and expenses	72,790	51,845	366,759	254,908	128,527	152,405

Income (loss) from operations	13,278	(4,966)	(15,071)	24,992	14,368	(36,076)
Other (expense) income:
Interest expense	(2,289)	(736)	(18,644)	(24,371)	(13,338)	(4,444)
Interest income	209	178	1,327	1,646	770	752
Gain (loss) on sale of assets	18	—	1,063	1,214	668	(98)
Other, net	1	94	(2,839)	(3,768)	8,116	33

Total other income (expense)	(2,061)	(464)	(19,093)	(25,279)	(3,784)	(3,757)

Income (loss) from continuing operations before income taxes	11,217	(5,430)	(34,164)	(287)	10,584	(39,833)
Income tax (benefit) expense	—	—	(2,667)	574	—	3,825

Income (loss) from continuing operations	11,217	(5,430)	(31,497)	(861)	10,584	(43,658)
Income (loss) from discontinued operations, net of tax	—	(507)	4,000	378	(608)	—
Gain on sale of discontinued operations, net of tax	—	—	—	53,442	—	—

Net income (loss)	$11,217	$(5,937)	$(27,497)	$52,959	$9,976	$(43,658)

Other financial data:
Tons produced/purchased from continuing operations	3,661	1,102	9,318	8,430	4,077	2,115
Tons sold from continuing operations	3,703	1,104	9,228	8,485	4,214	2,117
Average coal revenues per ton	$23.24	$42.46	$38.11	$32.99	$33.91	$54.95
EBITDA from continuing operations	$20,186	$(6,325)	$(36,389)	($8,684)	$(2,718)	$(25,244)

        The change in results of ECR and its predecessor, Bowie Resources, LLC, for the three years ended December 31, 2007 and the six-month periods ended June 30, 2007 and 2008, was due to the following components:

Production

        ECR produced 8.0 million tons of coal during 2007 versus 8.7 million tons in 2006, 1.0 million tons during the ECR 2005 Period, and 3.7 million tons during the Bowie 2005 Period. ECR purchased 0.4 million tons of coal during 2007 compared to 0.6 million tons in 2006, 0.1 million tons during the ECR 2005 Period, and zero tons during the Bowie 2005 Period. As noted previously, the primary reasons for these variances are that 2007 and 2006 included a full year of operating results while the ECR 2005 Period contained only 38 days of operating results, and the Bowie 2005 Period included results only from the Colorado segment and only for 327 days. In addition, the 8% decline in production from 2006 to 2007 related to asset sales and curtailed production in Central Appalachia, which were partially offset by increased production from the Colorado segment. ECR produced 2.1 million tons of coal during the six months ended June 30, 2008 versus 3.7 million tons for the six months ended June 30, 2007. The decrease in production was due to mine development efforts required to work around a geologic fault, which reduced production at our Colorado segment. ECR purchased zero tons of coal during the six months ended June 30, 2008 versus 0.3 million tons for the six months ended June 30, 2007.

        The Colorado segment production increased approximately 25% to 5.5 million tons in 2007 from 4.4 million tons in 2006 and 4.1 million tons in 2005 when the two reporting periods for 2005 are combined. The 2007 increase was attributable to the successful relocation of the longwall equipment and improved mining conditions at ECR's Bowie mine. The lower production in 2005 occurred because Bowie Resources ceased mining in one coal seam and repositioned its equipment and infrastructure to mine a lower coal seam in the second quarter of 2005. The Colorado segment production decreased approximately 61% from 2.4 million tons for the six months ended June 30, 2007 to 1.0 million tons in the six months ended June 30, 2008 due to mine development efforts required to transition mining from the lower B seam to the upper B seam.

        We reduced Central Appalachia segment production by 42% to 2.5 million tons in 2007 from 4.3 million tons in 2006. This production decrease was primarily attributable to asset sales and our decision to curtail production to satisfy only our long-term contract commitments where prices were significantly higher than the depressed spot market. The Central Appalachia segment produced 0.6 million tons in the ECR 2005 Period. Central Appalachia segment production decreased by 10% from 1.3 million tons for the six months ended June 30, 2007 to 1.2 million tons in the six months ended June 30, 2008 because we idled several of our high cost mines in 2007, resulting in fewer producing mines at the beginning of the first quarter of 2008. We reactivated some of these mines during the first quarter of 2008 and are currently evaluating reactivating more of these operations due to current coal prices.

Revenues

        ECR's total revenue for 2007 was $279.9 million, $71.8 million below the $351.7 million in 2006, but substantially above both the $46.9 million in the ECR 2005 Period and the $86.1 million generated in the Bowie 2005 Period. Both the 2007 and 2006 results reflect a full year of operations as compared to 38 days of operations in the ECR 2005 Period and 327 days in the Bowie 2005 Period. The $71.8 million decrease in 2007 revenue was the result of asset sales during 2007 and the second half of 2006 that were partially offset by increased production from the Colorado segment and the Alloy Eagle No. 1 underground mine, which was not in operation during 2006. ECR's total revenue for the six months ended June 30, 2008 was $116.3 million compared to $142.9 million for the six months ended

June 30, 2007, a decrease of $26.6 million or 19%. The decrease was due to the development efforts at the Bowie mine in Colorado, which experienced decreased longwall production in the first half of 2008.

        The Colorado segment revenue increased 34% to $135.3 million in 2007 from $101.1 million in 2006 and was significantly higher than the $96.1 million in 2005 when the ECR 2005 Period and the Bowie 2005 Period are combined. This increase was driven by increased production as noted above. The Colorado segment's total revenue for the six months ended June 30, 2008 was $30.3 million compared to $61.7 million for the six months ended June 30, 2007, a decrease of $31.4 million or 51%. This decrease was the result of the Bowie mine issue mentioned above.

        The Central Appalachia segment revenue was $144.6 million in 2007, compared to $253.6 million in 2006. This decrease was primarily driven by miscellaneous asset sales and our decision to curtail production, as mentioned above. The Central Appalachia segment generated revenue of $37.6 million in the ECR 2005 Period. The Central Appalachia segment's total revenue for the six months ended June 30, 2008 was $86.0 million compared to $81.2 million for the six months ended June 30, 2007, an increase of $4.8 million or 6%. The increase was due to increased realization on domestic steam coal sales and an increase in the realization and volume of metallurgical coal sales as a result of selling on the export market.

Revenue realization

        The average coal revenue for ECR was $32.99 per ton for 2007, $38.11 per ton for 2006, $42.46 per ton for the ECR 2005 Period, and $23.24 per ton for the Bowie 2005 Period. These variances are driven primarily by a change in the percentage of our coal production from our Colorado segment versus our Central Appalachia segment and lower spot prices for coal in 2007 and 2006 compared to 2005. The realized price per ton of coal received by ECR includes purchased coal and is impacted by market forces and the change in mix among qualities delivered and the origin of the coal. Decreased production at our Colorado segment allowed us to realize a greater percentage of our sales in 2008 from higher priced Central Appalachia coal which included the sale of metallurgical coal. The average coal revenue for ECR was $54.95 for the six months ended June 30, 2008 compared to $33.91 for the six months ended June 30, 2007. This increase was the result of improving market prices for coal and fewer tons sold from the lower priced Colorado mine due to a geological disturbance.

        The average realized price for ECR's Colorado segment was $24.35 per ton in 2007, $23.61 per ton for 2006, and $23.38 per ton for the Bowie 2005 Period and the ECR 2005 Period combined. The Colorado segment has a significant long-term contract at a price of approximately $20 per ton, which insulates the Colorado segment from price fluctuations but which was also lower than the spot market prices over the last three years. In 2007, with our increased Colorado production, the coal shipped under this contract was a smaller percentage of our total Colorado sales than in 2005 and 2006, resulting in a higher average sales price per ton than 2005 and 2006. The average realized price for the Colorado segment was $27.35 for the six months ended June 30, 2008 compared to $24.10 for the six months ended June 30, 2007. This increase was the result of improving market prices for coal, which we were able to realize on some of our shorter term contracts.

        The average realized price per ton for the Central Appalachia segment was relatively stable as we curtailed production to satisfy only our long-term contracts, which limited our exposure to the steep decline in spot market prices. The average realized price per ton for the Central Appalachia segment was $49.47 for 2007, $50.17 for 2006 and $51.99 for the ECR 2005 Period. The average realized price for the Central Appalachia segment was $85.64 for the six months ended June 30, 2008 compared to $49.13 for the six months ended June 30, 2007. This increase reflects the significant increase in steam coal prices and an increase in both price and volume of metallurgical coal prices that we have begun to realize as a result of our significant block of uncommitted Central Appalachia production.

Cost of operations

        The cost of operations for ECR for 2007 was $246.2 million compared to $359.8 million in 2006, $49.8 million for the ECR 2005 Period, and $60.2 million for the Bowie 2005 Period. The decrease in 2007 compared to 2006 was attributable to reduced production in Central Appalachia, miscellaneous asset sales and restructuring costs associated with idling and selling mines in 2006. The primary reasons for the higher cost of operations in 2007 and 2006 compared to 2005 is that 2006 and 2007 costs included a full year of operating results while the ECR 2005 Period contained only 38 days of operating results and the Bowie 2005 Period included results only from the Colorado segment and only for 327 days. The cost of operations for ECR for the six months ended June 30, 2008 was $126.3 million compared to $134.3 million for the six months ended June 30, 2007, a decrease of $8.0 million or 6%. The decrease was due primarily to the change in inventory value related to coal stockpiled for export shipment.

        The Colorado segment cost of operations increased to $93.3 million in 2007 from $77.6 million in 2006 and $67.7 million for the combined periods in 2005. The increase in 2007 was primarily the result of greater production, higher prices for roof bolts and utilities and higher costs associated with implementing new safety regulations. These same factors also drove the approximately $10.0 million increase in the cost of operations for 2006 compared to the 2005 combined periods. The Colorado segment cost of operations decreased by $3.5 million from $48.6 million for the six months ended June 30, 2007 to $45.1 million for the six months ended June 30, 2008 due to less production at the mine.

        The Central Appalachia segment cost decreased to $151.7 million in 2007 from $283.8 million in 2006 and $42.7 million in the ECR 2005 Period. The 2007 decrease was primarily attributable to miscellaneous asset sales and our decision to decrease 2007 production, while the 2006 increase resulted from a full year of operations as compared to the 38 days of operations in the ECR 2005 Period. The Central Appalachia segment cost of operations decreased by $4.6 million from $85.2 million for the six months ended June 30, 2007 to $80.6 million for the six months ended June 30, 2008. This decrease primarily resulted from decreased production.

Depreciation, depletion and amortization

        ECR's depreciation, depletion and amortization increased approximately $4.6 million to $44.3 million in 2007 versus $39.7 million for 2006, $2.8 million for the ECR 2005 Period and $6.9 million for the Bowie 2005 Period. The increase in 2007 was driven by increased production at the Colorado segment, which was partially offset by decreased production at the Central Appalachia segment, and increased depreciation expense resulting from the installation of upgraded longwall shields at our Bowie mine, which was completed in the first quarter of 2007. Again, the lower amounts in the 2005 periods are based on fewer operating days and fewer operating assets. ECR's depreciation, depletion and amortization decreased by $5.3 million from $21.7 million for the six months ended June 30, 2007 to $16.4 million for the six months ended June 30, 2008. This decrease was primarily due to lower depletion as a result of decreased production from our Colorado operations, which resulted from development work at our Bowie mine, and miscellaneous asset sales.

        The Colorado segment depreciation, depletion and amortization was $22.3 million for 2007 versus $16.6 million in 2006. The Colorado segment depreciation, depletion and amortization for both 2006 and 2007 was more than twice the $8.1 million reported for the combined 2005 periods. The 2006 increase was the result of the stepped-up asset basis following ECR's acquisition of the Colorado segment in November 2005 and slightly higher production. The 2007 increase was primarily the result of significantly higher production and the initial depreciation from the upgraded longwall shields at our Bowie mine. The Colorado segment's depreciation, depletion and amortization decreased by $3.7 million from $10.3 million for the six months ended June 30, 2007 to $6.6 million for the six months ended June 30, 2008. The decrease was a result of less depletion as a result of decreased production, as described above.

        The Central Appalachia segment depreciation, depletion and amortization for 2007 was $21.4 million versus $22.0 million in 2006 and $1.4 million in the ECR 2005 Period. The 2007 decrease was driven by decreased production, which was partially offset by the opening of new mines at our Alloy complex. The Central Appalachia segment's depreciation, depletion and amortization decreased by $1.6 million from $11.1 million for the six months ended June 30, 2007 to $9.5 million for the six months ended June 30, 2008. This decrease primarily resulted from decreased production and miscellaneous asset sales.

Sales contract accretion

        Accretion of fair value adjustments to sales contracts acquired in connection with ECR's acquisition of Bowie Resources, LLC, Appalachian Fuels, LLC, Appalachian Coal Holdings, Inc., and Illinois Fuel Company, LLC reduced expenses by $75.4 million in 2007, $59.2 million for 2006 and $4.3 million for the ECR 2005 Period. Sales contract accretion was zero in the Bowie 2005 Period as this period preceded ECR's acquisition of its existing operations that required ECR to mark its sales contracts to market. Sales contract accretion is calculated based upon delivered volumes under specific contracts that were in place at the time of ECR's acquisition. The increase in 2007 compared to 2006 was primarily attributable to the early termination of a coal contract in 2007. ECR's sales contract accretion decreased by $42.1 million from $47.6 million for the six months ended June 30, 2007 to $5.5 million for the six months ended June 30, 2008. This decrease was primarily the result of most of our below market Central Appalachia coal contracts being bought out by the customer or having been satisfied during the second half of 2007.

        The Colorado segment sales contract accretion was approximately $39.0 million in 2007, $39.5 million in 2006 and approximately $2.8 million for the ECR 2005 Period. As noted above, there was no sales contract accretion for the Bowie 2005 Period. The Colorado segment's sales contract accretion decreased by $16.0 million from $20.7 million for the six months ended June 30, 2007 to $4.7 million for the six months ended June 30, 2008. The decrease was the result of decreased production, which required us to ship fewer tons on a significant, below market long-term contract.

        The Central Appalachia segment sales accretion was $36.4 million for 2007, $19.8 million for 2006 and $1.5 million for the ECR 2005 Period. These variances primarily resulted from differences in the delivered volumes between periods, the early termination or completion of certain contracts during 2007. The Central Appalachia segment's sales contract accretion decreased by $26.1 million from $26.9 million for the six months ended June 30, 2007 to $0.8 million for the six months ended June 30, 2008. The decrease was primarily the result of most of our below market Central Appalachia coal contracts being bought out by the customer or having been satisfied during the second half of 2007.

Selling, general and administrative expenses

        Total selling, general and administrative expenses for ECR increased to $39.8 million in 2007 from $26.5 million for 2006, driven primarily by increased bad debt expense associated with the write-off of receivables from a coal sales broker. These expenses were $3.5 million for the ECR 2005 Period and $5.7 million for the Bowie 2005 Period. As noted previously, the primary reasons for the variances to the 2005 periods are that 2007 and 2006 included a full year of operating results while the ECR 2005 Period contained only 38 days of operating results, and the Bowie 2005 Period included results only from the Colorado segment and only for 327 days. ECR's selling, general and administrative expenses decreased by $4.9 million from $20.1 million for the six months ended June 30, 2007 to $15.2 million for the six months ended June 30, 2008. This decrease is mainly due to bad debt expense that was incurred in June of 2007.

        The Colorado segment selling, general and administrative expenses rose to $8.3 million in 2007, up $0.8 million from $7.5 million in 2006 and up $1.8 million from the $6.5 million in the combined 2005 periods, driven by slightly higher professional services and consulting fees. The Colorado segment's selling, general and administrative expenses increased by $0.6 million from $3.2 million for the six months ended June 30, 2007 to $3.8 million for the six months ended June 30, 2008, primarily due the increase in the cost of property and casualty insurance.

        The Central Appalachia segment selling, general and administrative expenses were $27.4 million for 2007, $16.2 million for 2006 and $1.7 million for the ECR 2005 Period. The sharp increase in 2007 versus 2006 resulted from the bad debt expense mentioned above. The Central Appalachia segment's selling, general and administrative expenses decreased by $4.9 million from $14.7 million for the six months ended June 30, 2007 to $9.8 million for the six months ended June 30, 2008, primarily due to bad debt expense incurred in 2007 related to a specific customer.

Interest expense and other income

        ECR's interest expense was $24.4 million for 2007, $18.6 million for 2006, $0.7 million for the ECR 2005 Period, and $2.3 million for the Bowie 2005 Period. The $5.8 million increase for 2007 was primarily attributable to higher debt outstanding as a result of a $50 million financing at our Bowie mine in December 2006 that increased by $10 million in March 2007. Other income was not material for the 2005 periods. For 2006, other income includes a $1.1 million gain on the sale of assets and a $3.6 million charge related to the repurchase of interests in a joint venture. For 2007, other income included interest income of $1.6 million and a gain on the sale of assets of $1.2 million. ECR had other income (expense) of $(3.8) million for the six months ended June 30, 2007 and for the six months ended June 30, 2008. While interest expense decreased by nearly $9 million in the first half of 2008 due to the repayment of debt with the proceeds from our Toney's Fork asset sale, the decrease was offset by a reduction in other income, resulting from a one time buyout of a sales contract by a customer for $10 million in the first half of 2007, partially offset by expense of $1.8 million related to the buyout of an unfavorable equipment lease.

        The Colorado segment interest expense increased to $7.8 million in 2007, a $6.6 million increase from the $1.2 million in 2006 and a $5.4 million increase from $2.4 million in the combined 2005 periods. The significant increase in 2007 was the result of higher debt outstanding for most of 2007, as Bowie Resources completed a $50 million financing on December 20, 2006 which was further increased by $10 million in March of 2007. Other income for the Colorado segment was not material during 2005, 2006 or 2007. The Colorado segment interest expense decreased by $1.1 million from $3.8 million for the six months ended June 30, 2007 to $2.7 million for the six months ended June 30, 2008. The decrease was a result of principal payments made during 2007 on the GECC senior secured credit facility and lower interest rates.

        The Central Appalachia segment interest expense was $16.6 million for 2007, $15.0 million for 2006 and $0.7 million for the ECR 2005 Period. The Central Appalachia segment other income was not material for the ECR 2005 Period. For 2006, other income for the Central Appalachia segment included a $1.1 million gain on the sale of assets and a $1.4 million charge related to the repurchase of interests in a joint venture. For 2007, other income included a $0.7 million gain on the sale of assets. The Central Appalachia segment interest expense decreased by $7.9 million from $9.6 million for the six months ended June 30, 2007 to $1.7 million for the six months ended June 30, 2008. The reduction in interest expense was due to the repayment of debt with the proceeds of the Toney's Fork asset sale in December 2007.

EBITDA

        ECR's EBITDA was a negative $8.7 million in 2007 versus a negative $36.4 million for 2006, a negative $6.3 million for the ECR 2005 Period and $20.2 million for the Bowie 2005 Period. As noted previously, the primary reasons for these variances are related to the change in the spot price of coal, the idling of several mines in Central Appalachia in 2006, increases in operating costs and variations in the length of the operating periods and the mix of operations for 2006, the ECR 2005 Period, and the Bowie 2005 Period. ECR's EBITDA was a negative $25.2 million for the six months ended June 30, 2008 versus a negative $2.7 million for the six months ended June 30, 2007. The $22.5 million decrease in EBITDA is primarily a result of decreased production at our Colorado segment caused by the additional development required due to a geologic fault.

        The Colorado segment EBITDA increased to $33.2 million in 2007 versus $16.2 million in 2006 and $22.0 million in the combined 2005 periods as a result of higher coal prices and higher production. The Colorado segment's EBITDA was a negative $18.4 million for the six months ended June 30, 2008 versus $9.8 million for the six months ended June 30, 2007. This decrease was the result of decreased production caused by the additional development work at our Bowie mine due to the geological fault.

        The Central Appalachia segment EBITDA was a negative $37.0 million in 2007, a negative $46.0 million for 2006 and a negative $6.7 million for the ECR 2005 Period. The $9.0 million increase in EBITDA from 2006 to 2007 was primarily attributable to our decision to idle several of our high cost mines in 2007. The Central Appalachia segment EBITDA was a negative $5.0 million for the six months ended June 30, 2008 versus a negative $9.9 million for the six months ended June 30, 2007. The $4.9 million increase in EBITDA for the first half of 2008 was primarily attributable to improved coal prices and our decision to idle several of our high cost mines in 2007.

Income (loss) from continuing operations

        ECR had a loss from continuing operations of $0.9 million in 2007 versus a loss from continuing operations of $31.5 million for 2006, a loss from continuing operations of $5.4 million for the ECR 2005 Period, and income from continuing operations of $11.2 million for the Bowie 2005 Period. As noted previously, the primary reasons for these variances are changes in the spot price of coal, the restructuring costs associated with idling and selling mines in 2006, increases in operating costs and variations in the length of the operating periods and the mix of operations for 2007, 2006, the ECR 2005 Period and the Bowie 2005 Period.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

        Our business is capital intensive and requires substantial capital expenditures for purchasing, upgrading and maintaining equipment used in developing and mining our reserves, as well as complying with applicable environmental and safety laws and regulations. Our principal liquidity requirements will be to finance current operations, fund capital expenditures and service our debt. We may also engage in acquisitions from time to time. We believe that our primary sources of liquidity to meet these needs will be cash generated by our operations and debt financings. The principal indicator of our liquidity will be our cash position. Our cash positions were $2.7 million and $7.9 million as of June 30, 2008 and December 31, 2007, respectively.

Non-Compliance

        Due to a geologic fault at our Bowie mine, which began to impact operations in early 2008 and necessitated a revised mine plan that has been approved by MSHA, Bowie Resources only produced approximately 1.0 million tons of coal during the first half of 2008, which represents only 41% of the historical rate of production at that mine. As a result of this decreased production and the resulting additional mine development expenses, we were not in compliance with the fixed charge coverage ratio required by our GECC senior secured credit facility as of March 31, 2008, which resulted in an event of default under this facility. After this default occurred, GECC extended us additional financing to complete the additional development work and agreed to forbear from exercising remedies in connection with this event of default and other anticipated financial covenant defaults until January 1, 2009. As of June 30, 2008, we were not in compliance with the fixed charge coverage ratio and leverage ratio, and we failed to deliver certain audited financial statements, which defaults were addressed by GECC's previously described agreement to forbear.

        If we are unable to refinance this facility or reach an agreement with GECC to restructure this facility on or before January 1, 2009, GECC will have the right to declare all amounts borrowed under this facility, totaling approximately $45 million as of June 30, 2008, together with accrued interest and fees, immediately due and payable. If this were to occur, we might not be able to pay these amounts, which could force us to seek alternative financing. If we are able to restructure this facility, such restructuring could make the terms of this facility more onerous for us and require the payment of amendment or waiver fees. If we are forced to seek alternative financing to pay off this facility, such financing may not be available on commercially reasonable terms or on terms that are acceptable to us. If GECC declares this facility to be due and payable and we are unable to restructure this facility or obtain alternative financing, GECC could foreclose upon and sell, or otherwise transfer, all of Bowie Resources' assets to generate cash to repay this facility. Even though GECC has agreed to forbear from exercising remedies in connection with this existing default and certain anticipated defaults, the existence of such defaults could adversely affect our credit ratings, which could increase our costs of debt financings and impair our ability to obtain additional debt financing.

Cash Flows

        Cash used in operating activities was $28.4 million for the year ended December 31, 2007 compared to cash used in operating activities of $20.2 million for the year ended December 31, 2006, an increase of $8.2 million. This increase in cash used is primarily the result of a $31.2 million decrease in accounts payable as we reduced payables with the proceeds of the Toney's Fork asset sale in December 2007. This was partially offset by a $14.0 million decrease in accounts receivable due to lower sales in 2007 and other increases in liabilities. Our net income increased to $53.0 million for the year ended December 31, 2007 from a net loss of $27.5 million for the year ended December 31, 2006 driven by a gain on the Toney's Fork asset sale as well as increased production and earnings from Bowie and sales contract accretion of $82.3 million. In addition, net operating assets and liabilities stayed relatively the same as a result of a decrease in payables of $31.2 million partially offset by a decrease in receivables of $14.0 million and decreases in other assets. Net cash used in operating activities during the six months ended June 30, 2008 was $5.0 million, a decrease of $15.2 million from the $10.2 million of net cash provided by operating activities during the six months ended June 30, 2007. This decrease was primarily due to a decrease in net income, from our Colorado segment which experienced lower production due to a geological fault.

        Cash generated by investing activities was $91.1 million for the year ended December 31, 2007 compared to cash used in investing activities of $27.1 million for the year ended December 31, 2006, an increase of $118.2 million. The primary driver for this increase was proceeds from the sale of assets of $124.2 million in 2007, which included the Toney's Fork asset sale. Cash used as collateral for bonding increased by $1.3 million from $2.7 million in 2006 to $4.0 million in 2007 primarily a result of acquiring bonds for the expansion of the Alloy mining complex. Capital expenditures decreased by $7.2 million from $45.2 million in 2006 to $38.0 million in 2007 due to construction and upgrading of loadout facilities in 2006. Net cash used in investing activities during the six months ended June 30, 2008 was $5.6 million compared to the $4.7 million of net cash used in investing activities during the six months ended June 30, 2007. The increase in cash used is primarily due to a decrease in cash generated from asset sales during the first half of 2008.

        Cash used in financing activities was $61.4 million for the year ended December 31, 2007 compared to cash provided by financing activities of $33.7 million for the year ended December 31, 2006, a decrease of $95.1 million primarily due to the payoff of long-term debt with the proceeds of the Toney's Fork asset sale in 2007. Repayments, net of borrowings of debt, decreased by $100.2 million from net borrowings of $39.9 million in 2006 to net repayments of $60.3 million in 2007. We had no distribution to equity holders in either 2006 or 2007. Net cash provided by financing activities during the six months ended June 30, 2008 was $5.5 million, an increase of $9.6 million from the $4.1 million of net cash used in financing activities during the six months ended June 30, 2007. The increase is primarily due to the decrease in borrowing offset by a decrease in repayments on long-term debt. In the first six months of 2008, we had borrowings of $16.5 million compared to borrowings of $430.3 million in the first six months of 2007. In the first six months of 2008, we had repayments on long-term debt of $10.8 million compared to repayments of $434.1 million in the first six months of 2007. The decrease in borrowings and repayments is due to the payoff of capital leases and a revolving line of credit in December 2007 with proceeds from the Toney's Fork asset sale.

Credit Facilities and Other Long-Term Debt

        As of June 30, 2008, our total long-term indebtedness, including capital lease obligations, consisted of the following (in thousands):

GECC senior secured credit facility	$45,000
Coal reserve sale/leaseback	15,000
Capital lease obligations	10,990
Related party debt	16,335
Other	20,223

Total long-term debt	107,548
Less current portion	81,844

Long-term debt, net of current portion	$25,704

        Our GECC senior secured credit facility is secured by all of the assets of Bowie Resources and contains financial and other covenants, including a minimum fixed charge coverage ratio, a maximum leverage ratio and a maximum capital expenditure limitation, that restrict our ability to take certain actions. Due to the seam transition at our Bowie mine in 2008, Bowie Resources only produced approximately 1.0 million tons of coal during the first half of 2008, which represents only 41% of the historical rate of production at our Bowie mine. As a result of this decreased production and the resulting additional mine development expenses, we were not in compliance with the minimum fixed charge coverage ratio as of March 31, 2008, which resulted in an event of default under this facility. After this default occurred, GECC extended us additional financing to complete the additional development work and agreed to forbear from exercising remedies in connection with this event of default and other anticipated financial covenant defaults until January 1, 2009. In the third quarter of 2008 we finished implementing the revised mine plan and were back up to full production. If we are unable to refinance this facility or reach an agreement with GECC to restructure this facility on or before January 1, 2009, GECC will have the right to declare all amounts outstanding under this facility, including principal, interest and fees, immediately due and payable. For more detail regarding the financial covenants and the related event of default under our GECC senior secured credit facility, see "Risk Factors—We are operating under a forbearance agreement with GECC because we were unable to comply with a financial covenant imposed by our GECC senior secured credit facility. This non-compliance resulted in an event of default under this facility and could materially adversely affect our financial condition."

CAPITAL LEASES/OTHER INDEBTEDNESS

        As of June 30, 2008, we had sale/leaseback financing of $15.0 million, financed insurance premiums of $2.0 million, related party notes of $16.3 million, see "Certain Relationships and Related Party Transactions—Inactive Transactions—Other Agreements with Related Parties," financed equipment purchases of $1.4 million, capital lease obligations of $11.0 million, an indebtedness arranger fee of $3.4 million, and other miscellaneous indebtedness of $13.4 million.

OFF-BALANCE SHEET ARRANGEMENTS

        In the normal course of business, we are a party to certain off-balance sheet arrangements. These arrangements include guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in our balance sheets, and we do not expect any material adverse effects on our financial condition, results of operations or cash flows to result from these off-balance sheet arrangements.

        Federal and state laws require us to secure payment of certain long-term obligations such as mine closure and reclamation costs, federal and state workers' compensation, coal leases and other obligations. We typically secure these payment obligations by using surety bonds, an off-balance sheet instrument. The use of surety bonds is less expensive for us than the alternative of posting a cash bond or a bank letter of credit.

        As of June 30, 2008, we had outstanding surety bonds with third parties for post-mining reclamation totaling $65.8 million plus $3.6 million for miscellaneous purposes. We maintained letters of credit as of June 30, 2008 totaling $17.8 million to secure reclamation and other obligations.

CONTRACTUAL OBLIGATIONS

        The following table sets forth estimates about our contractual obligations and commercial commitments as of December 31, 2007. Changes in our business needs or interest rates, as well as actions by third parties and other factors, may cause these estimates to change:

		Payment Due by Period
	Total	<1 Year	1-3 Years	3-5 Years	>5 Years
		(In thousands)
Long-term debt obligations	$88,406	$25,970	$52,222	$10,214	$—
Capital lease obligations	9,687	5,139	4,514	34	—
Operating lease obligations	9,928	5,898	4,030	—	—
Royalty obligations(1)	23,230	3,039	8,154	3,945	8,092

Total	$131,251	$40,046	$68,920	$14,193	$8,092

(1)
Royalty obligations include future cash payments pursuant to existing mineral and other real property leases.

        Except for our capital lease obligations, our obligations for interest are not included in the table above as these amounts vary according to the level of debt outstanding at any time, as well as with fluctuations in interest rates.

IMPACT OF INFLATION

        Inflation in the U.S. has been relatively low in recent years; however, since mid-2005, the coal industry has been materially impacted by inflation in some commodity prices. Petroleum-based products such as diesel fuel and lubricants, products related to natural gas, such as ammonia nitrate, and steel products have all increased significantly.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        Our financial statements are prepared in accordance with accounting principles that are generally accepted in the U.S. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities. Management evaluates its estimates on an on-going basis. Management bases its estimates and judgments on historical experience and other factors that are believed to be appropriate under the circumstances. Actual results may differ materially from the estimates used. Note 3 to the historical consolidated financial statements of ECR for the year ended December 31, 2007 included elsewhere in this prospectus provides a description of all significant accounting policies. We believe that, of these significant accounting policies, the following may involve a higher degree of judgment or complexity.

Revenue Recognition

        Coal revenues result primarily from sales contracts (long-term coal contracts or purchase orders) with electric utilities, industrial companies or other coal-related organizations, primarily in the eastern U.S. Revenue is recognized and recorded at the time tons are shipped or delivered to the customer, at fixed or determinable prices, and the title has passed in accordance with the terms of the sales contract. Under the typical terms of these contracts, risk of loss transfers to the customers at the loadout, mine or port, where coal is loaded to the rail, barge, truck, vessel or other transportation sources that deliver coal to its destination.

Reclamation

        Our asset retirement obligations arise from the federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes, which require that mine property be restored in accordance with specified standards and an approved reclamation plan. Significant reclamation activities include reclaiming refuse and slurry ponds, reclaiming the pit and support acreage at surface mines, and sealing portals at deep mines. We account for the costs of our reclamation activities in accordance with the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS No. 143"). We determine the future cash flows necessary to satisfy our reclamation obligations on a mine-by-mine basis based upon current permit requirements and various estimates and assumptions, including estimates of disturbed acreage, cost estimates, and assumptions regarding productivity. Estimates of disturbed acreage are determined based on approved mining plans and related engineering data. Cost estimates are based upon third-party costs. Productivity assumptions are based on historical experience with the equipment that is expected to be utilized in the reclamation activities. In accordance with the provisions of SFAS No. 143, we determine the fair value of our asset retirement obligations. In order to determine fair value, we must also estimate a discount rate and third-party margin. Each is discussed further below:

  •
  Discount rate.  SFAS No. 143 requires that asset retirement obligations be recorded at fair value. In accordance with the provisions of SFAS No. 143, we utilize discounted cash flow techniques to estimate the fair value of our obligations. We base our discount rate on our marginal cost of debt.

  •
  Third-party margin.  SFAS No. 143 requires the measurement of an obligation to be based upon the amount a third-party would demand to assume the obligation. Because we plan to perform a significant amount of the reclamation activities with internal resources, a third-party margin was added to the estimated costs of these activities. This margin was estimated based upon our historical experience with contractors performing certain types of reclamation activities.

        On at least an annual basis, management reviews the entire reclamation liability and makes necessary adjustments for permit changes as granted by state authorities, additional costs resulting from accelerated mine closures and revisions to cost estimates and productivity assumptions to reflect current experience. At June 30, 2008, ECR had recorded asset retirement obligation liabilities of $30.7 million, including $1.7 million reported as current liabilities.

Property, Plant and Equipment

        Property, plant and equipment, including coal reserves and mine development costs, are recorded at cost, including construction overhead and interest, where applicable. Expenditures for major renewals and betterments are capitalized while expenditures for maintenance and repairs are expensed as incurred.

        Coal reserves are depleted using the units-of-production method, based on estimated recoverable interest. The coal reserve fair values are established by either using third party mining engineering consultants or market values as established when coal reserves are purchased on the open market. These values are then evaluated as to the number of recoverable tons contained in a particular mining area. Once the coal reserve values are established, and the number of recoverable tons contained in a particular coal reserve area is determined, a "units of production" depletion rate can be calculated. This rate is then utilized to calculate depletion expense for each period mining is conducted on a particular coal reserve area.

        Any uncertainty surrounding the application of the depletion policy is directly related to the assumptions as to the number of recoverable tons contained in a particular coal reserve area. The amount of compensation paid for the coal reserves is a set amount; however the "recoverable tons" contained in the coal reserve area are based on third party engineering estimates and often change as the tons are mined. Any change in the number of "recoverable tons" contained in a coal reserve area will result in a change in the depletion rate and corresponding depletion expense. For the year ended December 31, 2007, ECR recorded $14.0 million of depletion expense from continuing operations. Assuming that "recoverable tons" are reduced by 10%, this would result in a decrease in pre-tax net income of $0.3 million. This calculation would also be applied in the case of a coal reserve area containing more "recoverable tons" than the original estimate. This would result in increased pretax income.

        Mine development costs are amortized using the units-of-production method, based on estimated recoverable interest in the same manner described above.

        Other property, plant and equipment are depreciated using the straight-line method based on estimated useful lives.

Asset Impairments

        We follow SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that projected future cash flows from use and disposition of assets be compared with the carrying amounts of those assets. When the sum of projected cash flows is less than the carrying amount, indicators of impairment are present. In determining impairment losses, discounted cash flows are utilized to determine the fair value of the assets being evaluated. Also, in certain situations, expected mine lives are shortened because of changes to planned operations. When this occurs and it is determined that the mine's underlying costs are not recoverable in the future, reclamation and mine closing obligations are accelerated and the mine closing accrual is increased accordingly. To the extent it is determined asset carrying values will not be recoverable during a shorter mine life, a provision for such impairment is recognized.

Postretirement Benefits

        Our Colorado segment has long term liabilities for postretirement benefit cost obligations. Detailed information related to these liabilities is included in the notes to our consolidated financial statements included elsewhere in this prospectus. As of June 30, 2008, the liability for post retirement benefits was $1.0 million. Liabilities for postretirement benefits are not funded. The liability is actuarially determined, and we use various actuarial assumptions, including the discount rate and future cost trends, to estimate the costs and obligations for postretirement benefits. The discount rate assumption reflects the rates available on high quality fixed income debt instruments. If our assumptions do not materialize as expected, actual cash expenditures and costs that we incur could differ materially from our current estimates. Moreover, regulatory changes could increase our costs to satisfy these or additional obligations.

Coal Reserves and Non-Reserve Coal Deposits

        There are numerous uncertainties inherent in estimating quantities of economically recoverable coal reserves and non-reserve coal deposits. Many of these uncertainties are beyond our control. As a result, estimates of economically recoverable coal reserves and non-reserve coal deposits are by their nature uncertain. Information about our reserves and deposits consists of estimates based on engineering, economic and geological data assembled by our internal engineers and geologists and reviewed by a third party consultant. Some of the factors and assumptions that impact economically recoverable coal reserve and non-reserve coal deposit estimates include: (1) geological conditions; (2) historical production from the area compared with production from other producing areas; (3) the assumed effects of regulations and taxes by governmental agencies; (4) assumptions governing future prices; and (5) future operating costs. We are updating our coal reserve analysis based on the current market conditions, and we believe some of the non-reserve coal deposits will shift to the proven and probable reserve category.

        Each of theses factors may in fact vary considerably from the assumptions used in estimating reserves and deposits. For these reasons, estimates of the economically recoverable quantities of coal attributable to a particular group of properties, and classifications of these reserves and deposits based on risk of recovery and estimates of future net cash flows may vary substantially. Actual production, revenues and expenditures with respect to reserves will likely vary from estimates, and these variances may be material.

RECENT ACCOUNTING PRONOUNCEMENTS

        On January 1, 2008, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements under other accounting pronouncements that require or permit fair value measurements. SFAS 157 was adopted prospectively for the Company's financial instruments and did not materially impact the consolidated financial statements. The Financial Accounting Standards Board (FASB) deferred the effective date of SFAS 157 for one year for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis, which the Company will adopt effective January 1, 2009.

        On January 1, 2008, SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115, became effective. SFAS 159 permits entities the choice to measure certain financial instruments and other items at fair value. The Company did not elect to measure any additional financial instruments or other items at fair value.

        In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles. This standard identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles. SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company expects to adopt SFAS 162 when it becomes effective and does not believe it will have a material impact on its consolidated financial statements.

        In December 2007, the FASB issued SFAS 141(R), Business Combinations, and SFAS 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51. SFAS 141(R) and SFAS 160 will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interest in consolidated financial statements. SFAS 141(R) retains the fundamental requirements in SFAS 141 while providing additional definitions, such as the definition of the acquirer in a purchase and improvements in the application of how the acquisition method is applied. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests, and classified as a component of equity. These statements become simultaneously effective January 1, 2009. Early adoption is not permitted. The Company does not expect this guidance to have a significant impact on our consolidated financial statements; however, management is currently assessing the impact of adopting SFAS 160.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Market risk is the risk of loss arising from adverse changes in market rates and prices. The principal market risks to which we are exposed are interest rate risk and commodity price risk.

Interest Rate Risk

        Our GECC senior secured credit facility has a variable rate of interest. A hypothetical increase or decrease in interest rates by 1% on the indebtedness outstanding under our GECC credit facility would change our annual interest expense by approximately $0.5 million for the year ended December 31, 2007.

Commodity Price Risk

        ECR has historically managed commodity price risk for coal sales through the use of long-term coal supply contracts. We expect to manage the risk in the same manner in the future and we may from time to time use derivative instruments. As of June 30, 2008, we had total company sales commitments for 70% and 53%, respectively, of our planned production for 2008 and 2009. Our concentration of credit risks is substantially with creditworthy U.S. electric utilities.

        Some of the products used in our mining activities, such as diesel fuel and steel products for roof support, are subject to price volatility. Through our suppliers, we utilize forward fuel purchases to manage the exposure related to this volatility. A hypothetical increase of $0.10 per gallon for diesel fuel would have reduced our net income for the year ended December 31, 2007 by approximately $1.0 million. A hypothetical increase of 10% in steel prices would have reduced our net income for the year ended December 31, 2007 by approximately $1.0 million.

 THE COAL INDUSTRY

        Coal is one of the world's most abundant, efficient and affordable fossil fuels, and is used primarily as a fuel for electricity generation. Coal is the single largest source of fuel for global electricity generation, and in 2005 represented approximately 41% of the world's global electricity production according to the U.S. Energy Information Administration (the "EIA"). Coal is also used in a variety of industrial applications, including the use of premium quality coal for conversion into coke, a key raw material used to manufacture steel.

        The U.S. is the second largest coal producer in the world, exceeded only by China. About 28% of the world's recoverable coal reserves, or an estimated 264 billion tons, are located in the U.S., representing an estimated 234 years of supply based on current consumption according to BP Statistical Review. U.S. coal reserves are more plentiful than U.S. oil or natural gas reserves. According to the EIA, since 1994, coal has consistently comprised 50% or more of the electricity generation fuel mix in the U.S. The EIA projects that coal demand in the U.S. electric power sector will grow by over 7.1 quadrillion Btu's by 2030, an increase of approximately 31% from 2005, to meet a projected 30% growth in electricity demand over the same period.

        The breakdown of U.S. energy consumption by fuel source from 1980-2030, according to the EIA, is as follows, with such breakdown including consumption beyond use for electricity production:

Figure 3. Energy consumption by fuel, 1980-2030
(quadrillion Btu)

Source: EIA.

        Coal is the dominant fuel for electricity generation because of its relatively low cost and abundance throughout the U.S. Fuel costs for coal fired plants is typically lower for coal than competing hydrocarbon-based fuels, such as oil and gas, on a Btu comparable basis. According to the EIA, for a new coal fired plant, fuel costs would represent about one-half of total operating costs, whereas the share for a natural-gas fired plant would be almost 90%.

        Primary non-fossil fuel sources of power generation include nuclear and hydroelectric power. Nuclear power is less expensive than coal on a total cost basis, but permits for construction of new nuclear plants are difficult to obtain. Hydroelectric power is inexpensive but is limited geographically, and there are few suitable sites for greenfield hydroelectric facilities. Moreover, because coal-based electric generating plants, on average, are operating below maximum capacity, these plants can increase their electricity generation without substantial incremental capital costs, thus improving coal's overall cost competitiveness.

        Other major uses of coal include the production of coke, as well as a variety of industrial applications where it is used to heat and power foundries, cement plants, paper mills, chemical plants and other manufacturing and processing facilities. The breakdown of 2007 U.S. coal consumption by end use, as estimated by the EIA, is as follows:

End Use	Tons	% of Total
	(in millions)
Electrical generation	1,046.4	93%
Industrial, residential & commercial	59.7	5%
Steel manufacturing	22.7	2%
Total domestic consumption	1,128.8	100%

Source: EIA.

COAL CHARACTERISTICS

        In general, coal is characterized by its end use as either steam (or thermal) coal or metallurgical (or coking) coal. Steam coal is primarily used in electricity generation and comprises the vast majority of total coal resources. High quality steam coal, when crushed to specific size tolerances, can also be sold to industrial end users as a furnace fuel, and is often referred to as stoker (or industrial) coal when so used. Metallurgical coal is converted into coke for use in the steel manufacturing process. Metallurgical coal can also be used as a high quality steam coal due to its high heat content, but steam coal cannot be used to produce coke.

        Metallurgical coal is distinguished by special quality characteristics that include high carbon content, low expansion pressure, low sulfur content, and various other chemical attributes and is generally only found in certain coal seams in the Central and Southern regions of Appalachia within the U.S.

        Heat value and sulfur content are the most important variables in distinguishing the quality of steam coal, while sulfur, ash and various coking characteristics are important variables in determining the quality of metallurgical coal.

Heat Value

        The heat value of coal is commonly measured in Btus per pound of coal. A Btu is the amount of heat needed to raise one pound of water one degree Fahrenheit. Coal found in the midwestern region of the U.S. tends to have a heat content ranging from 10,000 to 14,000 Btus per pound. Most coal found in the eastern U.S. ranges from 12,000 to 14,000 Btus per pound. Western Bituminous coal has a heat content in the range of 11,000 to 12,000 Btus per pound, which is meaningfully above the heat content of Powder River Basin coal in the 8,400 to 8,800 Btus per pound range. Note that references to Btus per pound include the effect of moisture contained in the coal.

Sulfur Content

        Sulfur content can vary from seam to seam and sometimes within each seam. When coal is burned, it produces sulfur dioxide emissions, the amount of which varies depending on the chemical composition and the concentration of sulfur in the coal. Compliance coal is coal which, when burned, emits 1.2 pounds or less of sulfur dioxide per million Btus and complies with the requirements of the Clean Air Act. Super compliance coal is coal which, when burned, emits 1.0 pound or less of sulfur dioxide per million Btus and has an average heat value of 11,800 Btu or more. Low sulfur coal is coal which, when burned, emits between 1.2 and 1.6 pounds of sulfur dioxide per million Btus.

        Medium and high sulfur coal can be burned in electricity generating plants equipped with sulfur-reduction technology, known as scrubbers, which can reduce sulfur dioxide emissions by 50% to 90%. Plants without scrubbers can burn medium and high sulfur coal by blending it with lower sulfur coal, or by purchasing emission allowances on the open market, thus enabling the purchaser to emit a certain amount of sulfur dioxide. The EIA projects that 125 gigawatts of existing electrical generation capacity will be retrofitted with flue gas desulfurization equipment by 2030. Additional scrubbing will provide new market opportunities for our medium sulfur coal. We expect that the vast majority of new coal-fired generation plants built in the U.S. will use sulfur-reduction technology.

Coking Characteristics

        The coking characteristics of metallurgical coal are typically measured by the coal's fluidity, Audibert-Arnu Dilatometer (ARNU) and volatility. Fluidity and ARNU tests measure the expansion and contraction of coal when it is heated under laboratory conditions to determine the strength of coke that could be produced from a given coal. Typically, higher numbers on these tests indicate higher coke strength. Volatility refers to the loss in mass, less moisture, when coal is heated in the absence of air. The volatility of metallurgical coal determines the percentage of feed coal that actually becomes coke, known as coke yield. Coal with a lower volatility produces a higher coke yield and is more highly valued than coal with a higher volatility, all other metallurgical characteristics being equal.

Other

        Ash is the inorganic residue remaining after the combustion of coal. As with sulfur content, ash content varies from seam to seam. Ash content is an important characteristic of coal because electricity generating plants must handle and dispose of ash following combustion. The absence of ash is also important to the process by which metallurgical coal is transformed into coke for use in steel production. Moisture content of coal, another important characteristic, varies by the type of coal and the region where it is mined. In general, high moisture content decreases the heat value and increases the weight of the coal, thereby making it more expensive to transport. Moisture content in coal, as sold, can range from approximately 5% to 30% of the coal's weight.

U.S. COAL PRODUCTION AND DISTRIBUTION

        Coal reserves and resources are widely distributed throughout the U.S., with the major producing coal fields located in Northern and Central Appalachia, the Western Bituminous region, the Illinois

Basin and the Powder River Basin. In 2007, total U.S. coal production, as estimated by the EIA, was 1.14 billion tons. The table below shows coal production in the U.S. from 2003 through 2007:

U.S. Coal Production 2003—2007

	2003	2004	2005	2006	2007
Western(1)	548.7	575.2	585.0	619.4	621.0
Appalachia	376.1	389.9	396.7	391.2	377.1
Interior(2)	146.0	146.0	149.2	151.4	146.6

	1,070.8	1,111.1	1,130.9	1,162.0	1,144.8

Source: EIA.

(1)
Includes Western Bituminous region and Powder River Basin.

(2)
Includes Illinois Basin.

COAL REGIONS

        As of June 30, 2008, we operated three underground and four surface mines in Central Appalachia and one longwall underground mine in the Western Bituminous region (Colorado). We lease additional coal reserves and non-reserve coal deposits in the Central Appalachia and Illinois Basin regions. We do not currently operate any mines or own any coal reserves in Northern Appalachia or the Powder River Basin.

Central Appalachia

        Central Appalachia, part of the Appalachian region which includes eastern Kentucky, Virginia and southern West Virginia, is the second largest coal producing region in the U.S. Coal from this region generally has a high heat value of between 12,000 and 14,000 Btus and a low sulfur content ranging from 0.7% to 1.5%. In addition to possessing favorable heat and sulfur characteristics, coal that is mined from the Central Appalachia region is also highly marketable due to the region's proximity to the substantial coal customer base located across the U.S. eastern seaboard and southeast. From 2001 to 2007, according to EIA information, the Central Appalachia region experienced a decline in production from 266 million tons to 223.4 million tons, a decline of 16% from 2001 levels primarily as a result of the depletion of economically attractive reserves, permitting issues and increasing costs of production. However, these factors which have reduced production have been partially offset by production increases in southern West Virginia due to the expansion of more economically attractive surface mines.

        Central Appalachia is the primary source of high quality, low, mid and high-volatile metallurgical coal. This coal has high fluidity levels, low sulfur content and is in high demand in both the U.S. and global coal markets, including Europe and South America.

Western Bituminous Region

        The Western Bituminous region includes Alaska, Arizona, Colorado, New Mexico, North Dakota, Utah and Washington. The coal from this region, due to its geographical scope and variety, varies in quality, but typically has a heat value of between 10,500 and 12,500 Btus. The Uinta basin, in Colorado, generally has coal with a heat value of approximately 12,000 Btus and a sulfur content of approximately 0.5%. From 2001 to 2007, according to the EIA information, the Western Bituminous region experienced a decline in production from 140 million tons to 124 million tons, a decline of 11% from 2001 levels.

Illinois Basin

        The Illinois Basin includes Illinois, Indiana and western Kentucky. Coal from this region varies in heat value from 10,000 to 12,500 Btus and has a sulfur content of 2.0% to 4.0%. Production levels of 95 million tons in the Illinois Basin in 2007 equaled 2001 production levels after rebounding from decreases in 2002 and 2003.

COAL PRICES

        The price of coal is primarily influenced by coal quality and characteristics, as well as the cost of transportation from the mine to the point of use.

        Metallurgical coal has higher carbon and lower ash content and is usually priced at a premium as compared to steam coal produced in the same regions. Higher prices are paid for special metallurgical coal with low volatility characteristics. Industrial, or stoker, coal is usually priced at a premium as compared to steam coal produced in the same regions due to specific size tolerances required by users.

TRANSPORTATION COSTS

        Coal used for domestic consumption is generally sold free on board shipping point at the loading facility and the purchaser normally bears the transportation costs from the loading facility. Export coal, however, is usually sold free on board vessel at the loading port, and coal producers are responsible for shipment to the export coal-loading port with the purchaser paying the ocean freight.

        Most electricity generators arrange long-term shipping contracts with rail or barge companies to assure stable delivered costs. Transportation can be a large component of the customer's cost. Although the customer pays the freight, transportation cost is still important to coal mining companies because the customer may choose a supplier largely based on the cost of transportation. Trucks and overland conveyors haul coal over shorter distances, while lake carriers, rail carriers and ocean vessels move coal over long distances and to export markets.

INDUSTRY TRENDS

         Surging International Demand for U.S. Coal.    Since the first quarter of 2007, U.S. exports of coal have surged. According to the EIA, between the first quarter of 2007 and the first quarter of 2008, U.S. coal exports have increased by more than 41%, primarily because of tight global coal markets.

        According to the EIA, global coal markets are tight for the following reasons:

  •
  Australia, the world's largest coal exporter according to the EIA, and other exporters, such as Colombia, Venezuela and South Africa, have experienced port infrastructure failures or production problems.

  •
  Demand for steam coal to fuel new power plants and industrial plants, such as cement manufacturers, as well as for metallurgical coal to make coke for steel blast furnaces, has continued to grow in China, India and other Asian countries.

  •
  China, which has historically exported a significant amount of coal to Asia, became a net importer of coal for the first time in early 2007, in part due to its growing demand for coal and in part due to the costs and logistics involved with transporting coal from its inland mines to its coastal consumers.

  •
  The relative weakness of the dollar has made U.S. coal relatively cheaper than coal originating in other countries. The relative prices being paid by foreign consumers around the world have become favorable. As a result, U.S. eastern coal producers have been exporting a greater amount of their coal abroad.

         Growth in Domestic Coal Consumption.    According to the EIA, from 1990 to 2006 coal consumption in the U.S. increased from 0.9 billion tons to 1.12 billion tons, a 23% increase. The largest driver of increased coal consumption during this period was increased demand for electricity, as annual net electricity generation by domestic electric power producers increased by 1.0 billion kilowatt hours, or 33%, and annual coal consumption by electric power producers increased by 244 million tons, or 31%. As coal remains one of the lowest cost fuel sources for domestic electric power producers, the EIA projects coal consumption to grow by 38% from 2006 to 2030 as demand for electricity continues to increase.

         Increased Utilization of Excess Capacity at Existing Coal-Fired Power Plants.    We believe that existing coal-fired plants will supply much of the near-term projected increase in the demand for electricity because they possess excess capacity that can be utilized at low incremental costs. In comparison, the average utilization of the existing nuclear-fired power plant fleet is estimated by the EIA to be greater than 90%.

         Coal Technologies.    Coal-to-natural gas, coal-to-diesel technologies and coal biomass blending offer expanded market opportunities for coal. These technologies are currently in use in other areas of the world and are now reaching the U.S. The significant increase in the price of oil and natural gas since 2005 combined with an increasing focus on domestic energy security has spurred bipartisan introduction of clean coal technologies legislation at both state and federal levels that, if enacted as proposed, includes financial assistance and funding to encourage development. New markets for coal driven by conversion technologies would enhance long-term fundamentals for the coal industry.

         Significant Gains in Mining Productivity.    According to the EIA, overall coal mine productivity, measured in tons produced per miner shift, has increased from 3.83 tons in 1990 to 6.28 tons in 2007, due largely to changes in work practices and the introduction of new technologies. In the Appalachian regions, the increase in productivity more than offset increasingly difficult geologic conditions.

         Industry Consolidation.    During the last several years, the U.S. coal industry has experienced increased consolidation. According to the EIA, in 1995, the top ten coal producers accounted for approximately 51% of total domestic coal production. By 2007, however, the top ten coal producers' share had increased to approximately 65% of total domestic coal production. According to the National Mining Association, despite increased consolidation, the industry still remains relatively fragmented with more than 40 major coal producers in the U.S. in 2006, many of whom are located in Central Appalachia.

         Increasingly Stringent Air Quality Laws.    A series of more stringent requirements in the U.S. and overseas relating to particulate matter, ozone, haze, mercury, sulfur dioxide, nitrogen oxides, carbon dioxide and other air pollutants have been proposed and/or enacted by federal and/or state regulatory authorities in recent years. As a result of some of these regulations, demand for low sulfur coal increased. However, increasingly stringent air regulations may lead some customers in the U.S. and overseas to reduce the use of coal or to reduce regulated air emissions by installing additional pollution control equipment, such as scrubbers, which in turn could reduce their need for low sulfur coal. Considerable uncertainty is associated with these air emission regulations, a few of which, including the Clean Air Interstate Rule, or CAIR, and the Clean Air Mercury Rule, or CAMR, have been vacated by the U.S. Court of Appeals for the District of Columbia. In addition, existing and likely future regulation of greenhouse gas emissions may in the future result in reduced demand for coal, especially as alternative energy becomes more prevalent. As a result of all of the foregoing, while it is not possible to determine with certainty the timing or likely impact of such regulatory initiatives on coal demand nationwide or overseas, they could be material. See "Risk Factors—Extensive environmental regulations related to air emissions affect us and our customers and could reduce the demand for coal as a fuel source and cause our sales to decline" and "Risk Factors—Concerns about global climate change are resulting in increased regulation of coal combustion and could significantly affect demand for our coal" and "Environmental and Other Regulatory Matters—Clean Air Act" and "Environmental and Other Regulatory Matters—Climate Change."

RECENT COAL MARKET CONDITIONS

Steam Coal Pricing

        The following chart shows typical spot steam coal prices in the major producing U.S. coal basins from September 23, 2005, to September 19, 2008:

Source: EIA.

Metallurgical Coal Pricing

        Metallurgical coal prices remain strong and are underpinned by continued global economic expansion, particularly from emerging markets, and continued investment in additional steel capacity. Growing global demand and increased exports from the U.S. have created supply constraints in the domestic market.

(million tons) Global Crude Steel Production	($/ton) Average Cost of Metallurgical Coal Priced at Export Docks

Source: International Iron and Steel Institute ($/ton)	Source: EIA.

Section 29 Tax Credits

        Section 29(a) of the Internal Revenue Code provided a tax credit for producing fuel from a non-conventional source, measured in barrel-of-oil equivalent of qualified fuels. In order to earn the tax credit, coal synfuel plants had to sell the coal after performing a material change in the chemical makeup of the coal. Section 29(a) expired on December 31, 2007.

COAL MINING METHODS

        Coal mining operations are generally classified as underground or surface according to the mining methods utilized. The mining method used depends on several factors including the depth of the coal reserve and the geological characteristics of the terrain. In general, coal that is more than 200 feet below the surface is mined by underground mining methods, while shallower reserves are extracted by surface mining methods.

Underground Mining

        The underground extraction process is usually appropriate when the coal seam is over 200 feet below the surface and the coal seam's thickness exceeds 30 to 36 inches. Underground mines in the U.S. are typically operated using one of two different methods: longwall mining or room-and-pillar mining.

Longwall Mining

        Longwall mining, the most productive underground mining method, is primarily effective for large blocks of medium to thick coal seams. Continuous miners are used to develop access to long rectangular blocks of coal which are then mined with longwall equipment, allowing controlled subsidence behind the advancing machinery. A rotating drum is trammed mechanically across the face of coal, and a hydraulic system supports the roof of the mine while the drum advances through the coal. Chain conveyors then move the loosened coal to a standard underground mine conveyor system for delivery to the surface. High capital costs associated with longwall mining demand a large, contiguous reserve base. Ultimate seam recovery of in-place reserves using longwall mining can reach 70%, higher than the results of typical room-and-pillar mining operations. Our Bowie mine operation is currently our only longwall underground mine.

Room-and-Pillar Mining

        In room-and-pillar mining, rooms are cut into the coal bed leaving a series of pillars, or columns of coal, to help support the mine roof and control the flow of air. Continuous mining equipment is used to cut the coal from the mining face. Generally, openings are driven 20 feet wide and the pillars are generally rectangular in shape measuring 35-50 feet wide by 35-80 feet long. As mining advances, a grid-like pattern of entries and pillars is formed. Roof bolts are used to secure the ceiling of the mine. Shuttle cars are used to transport coal to the conveyor belt for transport to the surface. When mining advances to the end of a panel, retreat mining may begin. In retreat mining, as much coal as is feasible is mined from the pillars that were created in advancing the panel, allowing the roof to cave. When retreat mining is completed to the mouth of the panel, the mined panel is abandoned. The room-and-pillar method is often used to mine smaller coal blocks or thin seams, and seam recovery ranges from 35% to 70%, with higher seam recovery rates applicable where retreat mining is combined with room-and-pillar mining. Most of this production is also washed in preparation plants before it becomes clean, saleable coal. As of June 30, 2008, we operated three underground mines, Alloy Coalburg, Alloy Powellton and Alloy Eagle No. 1, in our Alloy complex in Central Appalachia that utilize the room-and-pillar mining method.

Surface Mining

        This method involves the removal of overburden (earth and rock covering the coal) with heavy earth moving equipment and explosives, loading out the coal, replacing the overburden and topsoil after the coal has been excavated and reestablishing vegetation and plant life and making other improvements that have local community and environmental benefit. Overburden is typically removed at our mines using large, rubber-tired diesel loaders. Seam recovery for surface mining is typically 90% or more. This surface-mined coal rarely needs to be washed in a preparation plant before sale. As of June 30, 2008, we operated four surface mines in Central Appalachia, Bevins Branch, M-21 and Bent Mountain in our Big Sandy region and Alloy Surface in our Alloy mining complex.

Highwall Mining

        Highwall mining uses a system that bores into the face of a coal seam using a continuous miner and transports coal to the surface by conveyor. The Addcar highwall mining system, developed in part by members of the Addington family, is a commonly used system for highwall mining. Projects requiring large volumes of coal production can use the highwall mining system as the primary production machine for mining in trench, box, open-pit or contour cuts which are types of excavations commonly used in surface mining to gain access to coal seams. Most of the coal mined by this method needs to be washed in a preparation plant before sale. We reactivated our Illinois #1 mine, which uses this mining method, in the third quarter of 2008.

 BUSINESS

OVERVIEW

        We are a diversified and fully integrated coal mining company that produces and markets premium grade metallurgical coal, pulverized coal injection, or PCI, quality coal and high quality steam coal to international and domestic customers. Our operations and asset base are geographically diversified because we have significant operations and coal reserves and non-reserve coal deposits in Central Appalachia, Colorado and the Illinois Basin. We produced 9.7 million tons in 2007, which included continuing and discontinued operations, ranking us among the 20 largest coal producing companies in the U.S., according to EIA data compiled by Weir International. Our operations are 100% union-free, and we have low employee-related legacy liabilities.

        As of June 30, 2008, we operated eight mines and associated facilities located in Kentucky, West Virginia and Colorado. We have an annualized production capacity in excess of 10 million tons, consisting of more than 4 million tons of Central Appalachia metallurgical, PCI and steam coal production, and more than 5 million tons of Colorado super compliance steam coal production. In addition, during the third quarter of 2008, we reactivated our Illinois #1 mine located in Saline County, Illinois. We believe that our surface operations at that mine will be at a 1.2 million ton run rate in the first quarter of 2009.

        Pricing in the coal market has improved significantly versus prior years with attractive margins. Our low-cost Colorado production, which is largely committed, will continue to provide us with a steady cash flow. Our market strategy for the Central Appalachian region is to maintain an optimal balance of long-term sales contracts and uncommitted production which will provide us the opportunity to broaden our customer base, including the international market. In addition, we believe the reactivation of our Illinois #1 mine, located in Saline County, Illinois, will allow us to sell new production into a strong Illinois Basin market.

        We currently hold significant high quality coal reserves and non-reserve coal deposits in Central Appalachia, Colorado and the Illinois Basin. Our Central Appalachia coal reserves and non-reserve coal deposits primarily consist of our "Alloy Brand" high-volatile metallurgical coal, PCI coal and high Btu, low sulfur steam coal. Our Colorado coal reserves and non-reserve coal deposits primarily consist of high Btu, super compliance steam coal. Our Illinois Basin non-reserve coal deposits are high Btu, medium and low sulfur steam coal. As of January 1, 2008, we controlled approximately 404.7 million tons of coal reserves and non-reserve coal deposits, of which 48.9 million tons are of metallurgical quality and 355.8 million tons are of steam quality. The aggregate reserve and deposit figure consists of 66.1 million tons of recoverable proven and probable coal reserves and 338.6 million tons of non-reserve coal deposits. This reserve analysis is calculated from 2005 baseline data, which we are updating based on the current market conditions. As discussed below in "—Coal Reserves and Non-Reserve Coal Deposits—Coal Reserves," coal deposits are classified as proven and probable reserves based on adequate geological data and the economic mineability of such deposits. Because coal prices have increased to levels that make mining new areas economically feasible, we believe that a significant portion of the non-reserve coal deposits may shift to proven and probable reserves and our total reserves and non-coal reserve deposits may increase substantially.

        For the year ended December 31, 2007, we sold 8.5 million tons of coal from our continuing operations, which consisted of 0.1 million tons of metallurgical coal and 8.4 million tons of steam coal. We also sold 1.2 million tons of steam coal from our Toney's Fork mine in 2007, which became a discontinued operation as a result of our sale of it on December 7, 2007. We generated $279.9 million of revenue in 2007, excluding our discontinued Toney's Fork mine. The coal we sold in 2007 from continuing operations primarily consisted of steam coal; however, for 2008 we believe that approximately 21% of the tons of coal we expect to sell will be metallurgical coal and 79% will be steam coal. For the six months ended June 30, 2008, we sold 2.1 million tons of coal and generated

$116.3 million of revenue. Our actual production for the first half of 2008 was significantly below our annualized production capacity of 10 million tons due to a coal seam transition from the lower B seam to the upper B seam that required additional development work at our Colorado operations and three mines starting production during the first quarter at our Central Appalachia operations. The seam transition, which was necessitated by a geologic fault at our Colorado operations, began to impact our operations in early 2008. This seam transition reduced production from our Colorado operations to about 41% of historical production levels during the first half of 2008. In the third quarter of 2008, we finished implementing the seam transition and revised mine plan and were back up to full production. The M-21, Bevins Branch and Alloy Powellton mines were opened or reactivated in Central Appalachia during the first quarter of 2008 and are expected to reach full production in the fourth quarter of 2008.

        As of June 30, 2008, our long-term employee-related liabilities totaled $1.0 million and our percentage of total debt to total capital was 37%, which we believe is a conservative debt structure. See "Prospectus Summary—Competitive Strengths."

COMPANY HISTORY

        In January 2001, John C. Smith, Jr., the son-in-law of Larry Addington, formed Appalachian Fuels to acquire and develop certain mining operations and reserves in Central Appalachia. In October 2003, John C. Smith, Jr. formed Appalachian Coal Holdings for the purpose of acquiring all of the outstanding equity interests of Appalachian Land Company, Huff Creek Energy Company, and Kanawha Development Corporation from Pittston Coal Company.

        John C. Smith, Jr. formed Illinois Fuel Company in February 2001 and subsequently acquired the assets of Jader Coal Company, LLC in May 2001 and operated these assets until July 2003, at which time they were idled. In June 2002, Illinois Fuel Company entered into a lease which encompasses 228.5 million tons of high Btu, low to medium sulfur Illinois Basin non-reserve coal deposits.

        In December 2003, Sentient Global Resources Fund I, L.P. and Sentient Global Resources Trust No. 1 (collectively, "Sentient Funds"), through their formation of Sentient Resources USA, Inc. and Sentient Coal Resources, LLC, and Colorado Energy Investments, LLC ("CEI") formed Bowie Resources for the purpose of acquiring all of the assets of Bowie Resources Limited out of bankruptcy. These assets comprise our Colorado operations.

        In September 2004, Fountain Investments purchased an option to acquire from John C. Smith, Jr. up to 86% of the equity interests of Appalachian Fuels and up to 86% of the capital stock of Appalachian Coal Holdings.

        On November 23, 2005, each of John C. Smith, Jr., Sentient Funds, CEI and Fountain Investments exchanged all of his or its respective equity interests or options in the companies described above for shares of our common stock and, in some cases, cash.

BUSINESS STRATEGY

        As outlined below, we have a well balanced portfolio of operations which provides a solid platform for earnings and growth.

  •
  Colorado Key Strategy (Maintain Production and Improve Margins)

  •
  At our Bowie mine, we will attempt to maintain production at 5 million tons per year or more and improve margins through contracting at higher prices.

  •
  Central Appalachia Key Strategy (Near Term Margin Growth)

  •
  We will seek to normalize run rate production output at 5 million tons per year and opportunistically maximize pricing and margins.

  •
  Illinois Key Strategy (Near Term Ramp Up and Long Term Expansion)

  •
  We reactivated production at our Illinois #1 mine and began production of low cost coal that we believe we can sell into a strong market.

  •
  We plan to develop our Franklin County non-reserve coal deposit, one of the largest contiguous non-reserve coal deposit blocks in the Illinois Basin into a property that we believe can support longwall mining production for more than 50 years.

        Our primary business objective is to optimize and monetize the value of our asset base by pursuing the following strategies:

  •
  Colorado Strategy:

  •
  Maintaining production and optimizing pricing.  Our Bowie mine is a fully developed longwall mine. It has been in operation for more than ten years and has proven production capacity in excess of 5 million tons per year at a low operating cost level below $20 per ton. All of the production from this mine for 2009 and 2010 is committed at an average price of $45 per ton. Market pricing for this region has increased significantly to more than $60 per ton during the second quarter of 2008. As existing contracts expire, we expect to negotiate contracts at or near market pricing to strengthen the earnings and cash flows from our Bowie mine.

  •
  Central Appalachia Strategy:

  •
  Maximizing our market position.  Our strategy is to market broadly to both domestic and international export customers. We believe we have an advantage in approaching the market with our significant volume of uncommitted and unpriced tons. As of June 30, 2008, we had 1.4 million and 4.3 million tons of uncommitted and unpriced Central Appalachia coal production for sale for the remainder of 2008 and in 2009, respectively. We are in the process of negotiating contracts with both domestic and international export customers. We also have contracted barges and transloading facilities through 2011, securing our ability to participate in the export market.

  •
  Expanding production of our "Alloy Brand" high-volatile metallurgical coal in Central Appalachia.  Our "Alloy Brand" high-volatile metallurgical coal, which meets the standards for globally recognized premium grade metallurgical coal, currently sells at a significant premium to steam coal because of its higher quality and its importance in the steel making process. We are currently producing our "Alloy Brand" high-volatile metallurgical coal from our existing mines and we are in the process of opening additional mine portals to ramp up our "Alloy Brand" high-volatile metallurgical coal production. The Alloy mine complex is currently producing at a 1.2 million ton annual run rate and we expect it to reach an annual run rate of approximately 2.0 million tons by 2010.

  •
  Illinois Basin Strategy:

  •
  Re-activating production at our Illinois #1 mine.  We have reactivated our Illinois #1 mine which we expect will reach a 1.2 million ton run rate for our surface operations, including utilizing a low cost highwall mining system, in the first quarter of 2009. The market conditions have significantly improved for Illinois Basin coal as compared to the third quarter of 2003 when we closed the mine, and we are well positioned to take advantage of this improvement on an expedited basis.

  •
  Developing our extensive Franklin County property.  We are currently permitting the Herrin #6 coal seam, consisting of 228.5 million tons of non-reserve coal deposits, which we believe is one of the largest blocks of contiguous non-reserve coal deposits in the Illinois Basin.

      Provided we can obtain financing through a stand-alone project financing for the development work required on this property, which we expect could cost approximately $300 million, we intend to develop this property into a longwall mining operation that would commence production in 2011. We believe that with this expenditure on development work we will have a production capacity in excess of 4 million tons per year and will be able to support highly efficient longwall production for over 50 years. In addition, we intend to explore the feasibility of expanding this property to approximately 600 million tons of non-reserve coal deposits by developing the Springfield #5 seam, which underlies the entire property. If this seam is developed, we believe production from this property could be expanded to more than 12 million tons per year by adding additional longwall systems, which we will consider opportunistically accessing depending on market conditions.

  •
  Additional Operational Strategies:

  •
  Maintaining our environmental record.  We are committed to maintaining our environmental record, the strength of which is evidenced by the receipt of various environmental awards at our coal mines, including the Excellence in Reforestation Award presented to our Bent Mountain mine for 2007 from the Appalachian Regional Reforestation Initiative.

  •
  Balancing long-term contracts with uncommitted production.  Our market strategy is to maintain an optimal balance of long-term sales contracts and uncommitted production. In the fourth quarter of 2007 and the six months ended June 30, 2008, we focused on maximizing benefit from the dramatically increased price of coal in Central Appalachia. Our average sales price increased by 73% from $50.17 per ton for 2007 to $86.68 for the first half of 2008. Based on our preliminary sales results for the third quarter of 2008, our average sales price for the quarter was approximately $142.60 per ton, representing a 184% increase from 2007. As of June 30, 2008, approximately 57% and 63% of our estimated steam coal production in 2008 and 2009, respectively, was projected to be sold under long-term contracts with utilities. We are continuing to review potential contract opportunities to lock in price and term business to take advantage of improved prices and attractive margins, while maintaining a portion of our production for sale under short-term contracts or on the spot market.

  •
  Expanding our coal reserves through opportunistic acquisitions.  We will continue to expand our reserve base through the acquisition of reserves that are nearby or adjacent to our existing mining operations. To minimize our capital outlay without any corresponding production, we acquire such reserves as close as possible to the time that we need the properties to ensure that we can obtain all necessary permits and commence production in accordance with our plans.

COMPETITIVE STRENGTHS

        We believe the following competitive strengths will enable us to execute our business strategies successfully:

  •
  We have a significant base of metallurgical and steam coal reserves and non-reserve coal deposits.  As of January 1, 2008, we had metallurgical coal reserves and non-reserve metallurgical coal deposits of approximately 48.9 million tons, with 12.7 million tons of proven and probable metallurgical coal reserves and approximately 36.2 million tons of non-reserve metallurgical coal deposits. We had steam coal reserves and non-reserve coal deposits of 355.8 million tons, with 53.4 million tons of proven and probable steam coal reserves and approximately 302.4 million tons of non-reserve steam coal deposits as of January 1, 2008. In Colorado, our mine has been operating for more than ten years, and we expect that we will be able to continue our operations for another 8 years without any substantial additional infrastructure. In Central Appalachia, we also have operating mines that can continue to produce significant tonnage without substantial additional capital expenditures. Additionally, in the Illinois Basin, we believe that our reactivated Illinois #1 mine will be able to produce significant tonnage without substantial capital expenditures. Our existing non-reserve coal deposits enable us to provide customers with multiple coal products that are currently in high demand, including our "Alloy Brand" high-volatile metallurgical coal, PCI coal and high Btu, low sulfur steam coal. The vast majority of our steam coal production in Central Appalachia also meets the specifications of both the OTC and NYMEX (the New York Mercantile Exchange) markets, which are commodities markets for Central Appalachia coal. In these markets, coal which meets certain standard characteristics can be sold on an over-the-counter basis or futures can be traded therein.

  •
  Our asset base is geographically and operationally diverse.  As of June 30, 2008, we operated eight mines in two different regions, Central Appalachia and Colorado, and during the third quarter of 2008 we began production at our Illinois #1 mine in the Illinois Basin. Our geographic diversity helps insulate us, to some extent, from adverse market, transportation or other conditions that may negatively affect one coal mining region. We also use a variety of coal mining methods. Our operations in Central Appalachia currently utilize both surface and room-and-pillar underground mining methods and have in the past utilized the highwall mining method. Our Bowie mine in Colorado is a low-cost longwall underground mine and our Illinois #1 mine in Illinois utilizes the highwall mining method and, in the future, will also utilize the room-and-pillar mining method. Our mining method diversity provides flexibility in managing costs. Our management's extensive experience in implementing diverse mining methods also provides us with the ability to evaluate mine acquisition opportunities effectively.

  •
  We have the ability to capitalize on strong international and domestic coal market dynamics in both the steam and metallurgical coal markets.  In contrast, to many of our competitors that are locked into contracts which are at below market prices, we are in the process of negotiating contracts for uncommitted production for 2009 and 2010. For the following reasons, we have the ability to capitalize on strong pricing in many different market segments. First, our product diversity combined with our array of transportation options allows us to generate sales opportunities for expanded production and helps to limit our exposure to a downturn in any single market segment. In addition, our variety of coal qualities also allows us to blend coal in order to meet customer specifications. Finally, our access to a comprehensive range of steam and metallurgical quality coals allows us to market differentiated coal products to a variety of customers with different steam and metallurgical coal quality demands, which, in turn, allows us to benefit from particularly strong pricing dynamics in the current steam and metallurgical coal markets.

  •
  Our management team has substantial experience developing reserves and managing low-cost operations.  Our management team has extensive experience buying undeveloped properties, adding the necessary infrastructure and creating value through operations or sales of developed mines. The Addington family has been involved in the coal industry since 1970, with the founding of Addington Brothers Mining. The Addington family has managed various companies that have produced, in total, over 400 million tons of coal. We believe our management team has the experience and ability to maximize value from our coal assets.

  •
  We have low leverage that provides financial and operational flexibility.  We believe we have a conservative debt structure and low long-term employee-related liabilities and reclamation liabilities. As of June 30, 2008, our long-term employee-related liabilities totaled $1.0 million and our percentage of total debt to total capital was 37%. We believe we have good employee relations, none of our employees are unionized, and our workers' compensation and black lung obligations are fully insured, subject to satisfying deductibles. As of June 30, 2008, we had reclamation liabilities and mine closing costs of $30.7 million. We believe our low level of long-term employee-related liabilities and reclamation liabilities, combined with our conservative debt structure, will afford us significant financial flexibility to support our growth.

  •
  We have highly efficient mining operations.  In Central Appalachia, our mines, related preparation plant and loadout facilities are supported by flexible mining equipment and multiple transportation alternatives. Our Central Appalachian mining equipment is interchangeable among most of our mines in the area and can be redirected at a relatively low cost, providing us more flexibility to respond to changing geologic, operating and market conditions. Based on longwall mining productivity statistics compiled by Weir International, Inc. in its "United States Longwall Mining Statistics 1989-2007" report, our Bowie mine in Colorado ranked as the most productive U.S. longwall mine for 2007. In addition to an efficient underground mining system, our Bowie mine has a rail loadout facility and a high-capacity wash plant that lowers cost and improves productivity. The Bowie mine produced 5.5 million tons of coal in 2007.

  •
  Our transportation facilities give us access to additional customer opportunities.  In the past few years we have upgraded our transportation facilities and increased our available alternatives for shipping coal and therefore expanded our potential customer base. We have added railroad and river facilities that position us to maximize our market position. We have also secured agreements necessary to transport and store our coal for sale in the export market.

MINING OPERATIONS

        As of June 30, 2008, we operated one longwall mine in Colorado, three underground mines in Central Appalachia and four surface mines in Central Appalachia. Our mines utilize two preparation plants, two rail loadouts, and one barge/rail loadout to receive, process, blend and load coal. Additionally, we have throughput agreements with third parties that allow us to utilize an additional rail loadout and a barge loadout located in Central Appalachia.

        The following table provides summary information regarding our mines as of June 30, 2008, with production data for the year ended December 31, 2007:

Mines (Location)	Mining Method	Transportation	Tons Produced for the Year Ended December 31, 2007(1)	Coal Quality
Bowie (CO)	Longwall	Union Pacific Rail	5,530,547	Steam
Bent Mountain (KY)	Surface	CSX Rail, River Barge	1,226,628	Steam/PCI
Bevins Branch (KY)	Surface	CSX Rail, River Barge	*	Steam/PCI
M-21 (KY)	Surface	CSX Rail, River Barge	*	Steam/Metallurgical
Alloy Surface (WV)	Surface	Norfolk Southern Rail, River Barge	612,033	Steam
Alloy Coalburg (WV)	Room-and-Pillar	Norfolk Southern Rail, River Barge	447,272	Metallurgical
Alloy Eagle No. 1 (WV)	Room-and-Pillar	Norfolk Southern Rail, River Barge	182,641	Metallurgical
Alloy Powellton (WV)	Room-and-Pillar	Norfolk Southern Rail, River Barge	*	Metallurgical

Total			7,999,121

*
These mines were not in operation during 2007.

(1)
The Tons Produced column shown in this chart does not include the 1.2 million tons produced by discontinued operations and the 33,857 tons produced by other idled operations.

Colorado

        We control and operate the Bowie mine in Colorado, together with a preparation plant and a loadout facility servicing the mine. The mine, located near Paonia in Delta County, Colorado, produces high Btu, super compliance coal that is primarily used by electric utilities for blending with coals of lesser quality or by industrial customers for electricity production or for heat. The Bowie mine uses the longwall method of mining, and we control the property largely through federal coal leases. Additionally, the mine uses three continuous miners to develop longwall panels and mine portions of the reserves not easily accessible by the longwall equipment. According to Weir International Inc., the Bowie mine was the most productive longwall mine in the U.S. in 2007 and has been one of the top seven U.S. longwall mines, in terms of productivity, during each of the last eight years.

        As of January 1, 2008, the Bowie mining complex had approximately 49.1 million tons of coal reserves and non-reserve coal deposits, consisting of approximately 45.0 million tons of proven and probable reserves and 4.1 million tons of non-reserve coal deposits. The Bowie mine produced approximately 5.5 million tons of coal in 2007 and 1.0 million tons of coal in the first half of 2008. The average mining height of the coal seam accessed by this mine is 11.5 feet. Some of the Bowie mine production is processed in our preparation plant, and all of the production is loaded at our loadout facility for delivery by the Union Pacific railroad. The preparation plant is a modern facility that was constructed in 2004 for use in the event we encounter significant amounts of high-ash parting materials that cannot be entirely removed by selective mining. The loadout facility consists of a unit train loadout located south of the mine along the Union Pacific railroad main line. We have installed new equipment at the loadout, allowing rapid loading of rail cars. Because of the track configuration and silo availability, unit trains must be split when loading at our mine; however, a complete 110-car train can be loaded in approximately 2 1/2 hours, well within the 4-hour time frame Union Pacific requires. The Bowie mine has approximately 268 union-free employees. Currently, approximately 60% of Bowie's production is sold to the Tennessee Valley Authority pursuant to a long-term coal supply agreement that we expect to be fully delivered by the end of 2011.

        Expected coal shipments from our Colorado operations for 2008 will be approximately 4.0 million tons due to a change in our mine plan which caused the longwall mining system to be out of production for 160 days in the first half of 2008. The new plan was approved by MSHA, and we have completed our development operations. The change in our mine plan was necessitated by a geologic fault that began to impact operations in the development area of the mine in early 2008. The event required us to alter our mine plan to work around the fault area. In the third quarter of 2008, we finished implementing the revised mine plan and were back up to full production. The longwall mining system has moved to the new development area, and we believe the mine will perform as it has in the past.

Central Appalachia

        Our operations in Central Appalachia consist of our Alloy complex and our Big Sandy region. As of June 30, 2008, we controlled and operated seven mines in Central Appalachia, consisting of three underground mines and four surface mines, all of which are company-operated. During calendar year 2007 and the first half of 2008, these mines produced an aggregate of 2.5 million and 1.2 million tons, respectively, of steam and metallurgical coal. As of January 1, 2008, we controlled approximately 90.8 million tons of coal reserves and non-reserve coal deposits in Central Appalachia, consisting of approximately 21.0 million tons of proven and probable coal reserves and 69.8 million tons of non-reserve coal deposits. Our Central Appalachia surface mining operations use diesel hydraulic shovels, high capacity haul trucks, and bulldozers to extract overburden and front end loaders and haul trucks to remove coal from the mine area. Our Central Appalachian underground mining operations use continuous miners to extract coal, conveyors to move the coal to the surface and haul trucks to remove the coal from the mine area. This equipment can be moved among existing mines and to future mining operations as needed. Our preparation plant and our loadout facilities in Central Appalachia are leased and operated by us.

Alloy Complex

        The Alloy mining complex, consisting of approximately 22,000 acres, is located on the Kanawha River near Boomer in Fayette County, West Virginia, with operations including one surface mine, three underground mines, the Alloy preparation plant located within the complex and the Alloy barge/rail loadout located adjacent to the complex. As of January 1, 2008, the Alloy mining complex included approximately 25.1 million tons of coal reserves and non-reserve coal deposits, including approximately 17.4 million tons of proven and probable reserves and 7.7 million tons of non-reserve coal deposits. The mines at the Alloy complex produced an aggregate of 1.3 million tons and 0.4 million tons of coal in 2007 and the first half of 2008, respectively. From this complex, we market our "Alloy Brand" high-volatile metallurgical coal, PCI coal and some steam coal. The mine production from the underground mines is trucked by contractors to our on-site Alloy preparation plant for washing and then trucked to our adjacent Alloy barge/rail loadout on the Kanawha River and a Norfolk Southern rail line. The surface mine production typically is trucked by contractors directly to our Alloy barge/rail loadout. The Alloy mining complex has approximately 226 union-free employees. We currently plan to open an additional underground mine, the Alloy Eagle No. 2 mine, at the Alloy complex in the first quarter of 2009.

         Alloy Powellton Mine.    The Powellton mine is an underground, room-and-pillar mine, which produces high-volatile metallurgical coal. The mine began production in the first quarter of 2008 and produced 40,000 tons of coal during the first six months of 2008. As of January 1, 2008, this mine had approximately 6.8 million tons of coal reserves and non-reserve coal deposits, consisting of approximately 4.0 million tons of proven and probable reserves and 2.8 million tons of non-reserve coal deposits.

         Alloy Eagle No. 1 Mine.    The Eagle No. 1 mine is an underground, room-and-pillar mining operation that produces high-volatile metallurgical coal. This mine began production in January 2007 and produced approximately 0.2 million tons and 50,000 tons of coal in 2007 and the first half of 2008, respectively. As of January 1, 2008, the Eagle No. 1 mine had approximately 0.7 million tons of coal reserves and non-reserve coal deposits, including approximately 0.7 million tons of proven and probable reserves and 10,000 tons of non-reserve coal deposits.

         Alloy Coalburg Mine.    The Coalburg mine is an underground, room-and-pillar mining operation that produces high-volatile metallurgical coal. This mine produced approximately 0.4 million tons and 0.3 million tons of coal in 2007 and the first half of 2008, respectively. As of January 1, 2008, the Coalburg mine had approximately 2.2 million tons of coal reserves and non-reserve coal deposits, consisting of approximately 2.1 million tons of proven and probable reserves and 70,000 tons of non-reserve coal deposits.

         Alloy Surface Mine.    The Alloy mine is a surface mine that produces high quality steam coal. This mine recently moved onto a new mining permit and has low mining ratios that support a low cost structure. The mine utilizes area and contour mining techniques, which produced approximately 0.6 million tons and 60,000 tons of coal in 2007 and the first half of 2008, respectively. As of January 1, 2008, this mine had approximately 4.9 million tons of coal reserves and non-reserve coal deposits, including approximately 4.8 million tons of proven and probable reserves and 80,000 tons of non-reserve coal deposits.

         Alloy Infrastructure.    We operate a barge/rail loadout that is located adjacent to the Alloy complex and provides access to the Kanawha River and a Norfolk Southern rail line. This loadout offers us great flexibility and efficiency in delivering coal to our customers. The Alloy preparation plant is located in close proximity to our Alloy barge/rail loadout and can process 450 tons of coal per hour.

Big Sandy Region

        The Big Sandy region consists of our operations located primarily in Pike County, Kentucky, including three surface mines and one rail loadout. As of January 1, 2008, the Big Sandy region included approximately 65.7 million tons of coal reserves and non-reserve coal deposits with 3.6 million tons of proven and probable coal reserves and 62.1 million tons of non-reserve coal deposits. The mines in the Big Sandy region produced an aggregate of 1.2 million tons and 0.73 million tons of coal in 2007 and the first half of 2008, respectively. We market primarily PCI and steam coal and some high-volatile metallurgical coal from this region. The production from these mines is typically trucked by contractors directly to our Stonecoal rail loadout or to a third-party rail loadout or third-party barge loadout that we have rights to use. As of June 30, 2008, the Big Sandy region had approximately 211 union-free employees.

         Bent Mountain Mine.    The Bent Mountain mine is a surface mine located near Meta in Pike County, Kentucky. The Bent Mountain mine produced approximately 1.2 million tons and 0.6 million tons of coal in 2007 and the first half of 2008, respectively, utilizing area and contour mining techniques. As of January 1, 2008, the Bent Mountain mine had approximately 2.4 million tons of coal reserves and non-reserve coal deposits, including approximately 1.8 million tons of proven and probable coal reserves and 0.6 million tons of non-reserve coal deposits, which consist primarily of PCI coal and low sulfur, high Btu steam coal.

         Bevins Branch Mine.    The Bevins Branch mine is a surface mine located in Pike County, Kentucky. The Bevins Branch mine is an idled mine that was reactivated in the first quarter of 2008 and produced 0.1 million tons of coal during the first half of 2008. As of January 1, 2008, the Bevins Branch mine had approximately 5.2 million tons of non-reserve coal deposits, consisting primarily of PCI coal and low sulfur, high Btu steam coal.

         M-21 Mine.    The M-21 mine is a surface mine located in Pike County, Kentucky. The M-21 mine is an idled mine that was reactivated in the first quarter of 2008 and produced 60,000 tons of coal during the first half of 2008. As of January 1, 2008, the M-21 mine had approximately 6.4 million tons of non-reserve coal deposits, consisting of high-volatile metallurgical coal and high Btu steam coal.

         Big Sandy Infrastructure.    The Big Sandy region includes our Stonecoal rail loadout, which is a unit train loadout located on the CSX railroad, capable of loading in excess of 10,000 tons into rail cars in less than four hours, as required by CSX. In addition to using the Stonecoal loadout for our production, we also have the ability to process third-party coal through the loadout for a fee. We also have throughput agreements with third parties that give us the ability to load our coal through the Kentucky Coal Terminal located on the Big Sandy River.

Illinois Basin Properties

        Our properties in the Illinois Basin consist of our Saline County and Franklin County properties. We controlled, as of January 1, 2008, approximately 264.7 million tons of non-reserve coal deposits in the southern Illinois Basin coal region. These deposits consist of high Btu, low and medium sulfur coal. In the near term, we have the ability to reactivate mines in this region without significant capital expenditures if market prices reach an acceptable level. In the longer term, if the market conditions for Illinois Basin coal strengthen, we could bring significant production capacity on line provided we can obtain the necessary permits and the funds necessary for the required capital expenditures.

Saline County Property

        We control non-reserve coal deposits at our Saline County property located in Saline County, Illinois. As of January 1, 2008, the Saline County property had approximately 36.2 million tons of non-reserve coal deposits.

        We reactivated our Illinois #1 mine, which began production in the third quarter of 2008, utilizing a low cost highwall mining system. We also anticipate commencing additional surface mining activities, besides highwall mining, at our Illinois #1 mine. As of January 1, 2008, this mine had approximately 11.0 million tons of non-reserve coal deposits. We believe this mine will have a run rate of 1.2 million tons per year from surface mining, including highwall mining. We expect this mine to achieve the 1.2 million ton annual run rate during the first quarter of 2009.

Franklin County Property

        We currently control non-reserve coal deposits on property located in Franklin and Jefferson Counties, Illinois. We are permitting the Herrin #6 coal seam consisting of 228.5 million tons of non-reserve coal deposits. Provided that we are able to obtain financing for the development cost, which could be approximately $300 million, we intend to develop this property into a longwall mining operation that would commence production in 2011. In addition, we intend to explore the feasibility of expanding this property by developing the Springfield #5 seam, which underlies the entire property. Additionally, this property is well suited for a potential mine mouth project.

COAL RESERVES AND NON-RESERVE COAL DEPOSITS

        Our coal reserve and non-reserve coal deposit estimates are based on geologic data assembled and analyzed by our staff of geologists and engineers, independent geologists and engineers and economic data, such as cost of production and projected sale price, as well as other data concerning permittability and advances in mining technology. These estimates are periodically updated to reflect past coal production, new drilling information and other geologic or mining data. Acquisitions or sales of coal properties will also change these estimates. Changes in mining methods may increase or decrease the recovery rate for a coal seam, as will changes in plant processing efficiency. We maintain reserve and non-reserve coal deposit information in secure computerized databases, as well as in hard copy. The ability to update and/or modify the estimates of our coal reserves and non-reserve coal deposits is restricted to a few individuals, and the modifications are documented.

        Periodically, we retain outside experts to independently verify our coal reserves and our non-reserve coal deposits. The most recent review was completed as of January 1, 2008 and involved a review of 2005 baseline data and adjusted for reserve additions and production activity for all of our reserves and non-reserve coal deposits. The results verified our estimates, with minor adjustments, and included an in-depth review of our procedures and controls. Our 404.7 million tons of coal reserves and non-reserve coal deposits, consisting of approximately 66.1 million tons of proven and probable coal reserves and 338.6 million tons of non-reserve coal deposits as of January 1, 2008, were confirmed by Marshall Miller. Since the baseline reserve data was compiled in 2005, we are updating our coal reserve analysis based on current market conditions. Coal deposits are classified as proven and probable reserves based on adequate geological data and the economic mineability of such deposits. Because coal prices have increased to levels that make mining new areas economically feasible, we believe that a significant portion of the non-reserve coal deposits may shift to proven and probable reserves and our total reserves and non-coal reserve deposits may increase substantially.

        The following table provides summary information regarding our coal reserves and non-reserve coal deposits as of January 1, 2008:

ECR Coal Reserve and Non-Reserve Coal Deposit Summary

Area (Location)	Total Reserves and Non-Reserve Coal Deposits	Proven & Probable Reserves	Non-Reserve Coal Deposits	Metallurgical Quality*	Steam Quality*
Alloy Complex (WV)
Alloy Surface	4,843,900	4,757,800	86,100		4,843,900
Alloy Coalburg	2,169,900	2,098,500	71,400	2,169,900
Alloy Eagle #1	672,400	658,700	13,700	672,400
Alloy Powellton	6,846,900	4,032,100	2,814,800	6,846,900
Alloy Eagle #2	5,522,400	5,477,200	45,200	5,522,400
Alloy Winefred	3,012,916		3,012,916	3,012,916
Alloy Hernshaw	1,642,838		1,642,838		1,642,838
Boomer Branch	416,000	416,000		416,000
Big Sandy Region
M-21 (KY)	6,419,557		6,419,557	3,209,778	3,209,779
Bent Mtn (KY)	2,460,200	1,822,800	637,400		2,460,200
Bevins Branch (KY)	5,162,835		5,162,835		5,162,835
K-2 (KY)	20,683,671		20,683,671		20,683,671
Dante (WV)	27,083,701		27,083,701	27,083,701
WV-3 (WV)	1,756,800	1,756,800			1,756,800
WV-1 (WV)	2,148,078		2,148,078		2,148,078
Colorado
Bowie	49,162,100	45,081,700	4,080,400		49,162,100
Illinois Basin
Saline County (IL)	36,207,828		36,207,828		36,207,828
Franklin County (IL)	228,520,902		228,520,902		228,520,902

Total	404,732,926	66,101,600	338,631,326	48,933,995	355,798,931

*
Reflects our estimate of the breakdown between metallurgical and steam coal.

Coal Reserves

        "Reserves" are defined by the SEC Industry Guide 7 as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Industry Guide 7 divides reserves between "proven (measured) reserves" and "probable (indicated) reserves" which are defined as follows:

  •
  "Proven (measured) reserves." Reserves for which (1) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (2) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

  •
  "Probable (indicated) reserves." Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

        As of January 1, 2008, 60.6 million tons of our 66.1 million tons of proven and probable coal reserves were assigned reserves, which are coal reserves that can be mined without a significant capital expenditure for mine development, and 5.5 million tons were unassigned reserves, which are coal reserves that we are holding for future development and, in most instances, would require new mining equipment, development work and possibly preparation facilities before we could commence coal mining.

        Our mine in Colorado is subject to federal coal leases that are administered by the U.S. Department of the Interior under the Federal Coal Leasing Amendment Act of 1976. Each lease has a maximum term of 100 years and requires diligent development of the lease within the first ten years of the lease award, with a required coal extraction of 1.0% of the reserves within that 10-year period. At the end of the 10-year development period, the mine is required to maintain continuous operations, as defined in the applicable leasing regulations. All of our federal leases are in full compliance with these regulations. We have been paying to the federal government a nominal flat fee of $3.00 per acre per year and production royalties of 5% or 8% pursuant to section 39 of the Mineral Leasing Act of 1920, as amended, and the implementing regulations at 43 CFR 3485.2(c). Our 5% royalty rate was the result of a reduction granted by the U.S. Department of the Interior. This reduction expired in September 2007, increasing our current royalty rate to 8%. We have currently applied for another reduction that, if granted, would be retroactive to October 1, 2007. Pursuant to a memorandum of agreement between us and Western Slope Environmental Resource Council, Dave Bristoe and Steve Hinchman, we agreed that we would not mine, at our Colorado operations, more than 5 million tons of coal per year over a two-year rolling period, with allowances for greater production in some situations.

        As is typical in Central Appalachia, all of our Central Appalachian coal reserves and non-reserve coal deposits come from leases, subleases, licenses and other mining rights agreements with third-party landowners. The agreements normally have a stated term and usually give us the right to renew for a stated period or to keep the agreement in force until the exhaustion of mineable and merchantable coal contained on the relevant site. According to our current mine plans, any leased reserves assigned to a currently active operation will be mined during the tenure of the applicable agreement. These agreements provide for royalties to be paid to the lessor either as a fixed amount per ton or as a percentage of the sales price. Many agreements also require payment of a rental or minimum royalty, payable either at the time of execution of the agreement or in periodic installments. Consistent with industry practice, we conduct only limited investigations of title to our coal properties prior to leasing and we do not maintain title insurance on such properties. Title to lands and reserves of the lessor or grantors and the boundaries of our leased properties are not verified until we prepare to mine those reserves.

        The following table provides information on particular characteristics of our coal reserves as of January 1, 2008:

	As Received Basis(1)				Proven and Probable Reserves
						Sulfur Content
Area (Location)	% Ash	% Sulfur	Btu/lb.	SO2/mm Btu	Total	<1%	1-1.5%	>1.5%
Bowie (CO)	9.77%	0.53%	12,270	0.87	45.08	45.08	—	—
Bent Mountain (KY)	11.33%	0.93%	12,405	1.49	1.82	1.56	0.20	0.06
Alloy Surface (WV)	11.00%	0.72%	12,863	1.12	4.76	3.42	1.15	0.19
Alloy Coalburg (WV)	8.73%	1.05%	15,204	1.64	2.10	—	2.10	—
Alloy Eagle No. 1 (WV)	5.40%	0.84%	13,123	1.28	1.06	1.06	—	—
Alloy Powellton (WV)	6.63%	0.79%	13,189	1.20	4.03	4.03	—	—
Alloy Eagle No. 2 (WV)	6.41%	0.82%	13,050	1.26	5.48	5.48	—	—
WV-3 (WV)	11.21%	0.96%	12,624	1.51	1.77	0.83	0.71	0.23

Total					66.10	61.46	4.16	0.48

Percentage of Total					100.00%	92.98%	6.29%	0.73%

(1)
As received represents an analysis of a sample as received at a laboratory.

NON-RESERVE COAL DEPOSITS

        Non-reserve coal deposits are coal-bearing bodies that have been sufficiently sampled and analyzed in trenches, outcrops, drilling and underground workings to assume continuity between sample points and, therefore, warrant further exploration stage work. However, this coal does not qualify as a commercially viable coal reserve as prescribed by standards of the SEC until a final comprehensive evaluation based on unit cost per ton, recoverability and other material factors concludes that extraction is legally and economically feasible. Non-reserve coal deposits may be classified as such because of limited property control, geologic limitations or a combination of the two.

        As of January 1, 2008, 62.3 million tons of our 338.6 million tons of non-reserve coal deposits were assigned, which means that they can be mined without a significant capital expenditure for mine development, and 276.3 million tons were unassigned, which are coal deposits that we are holding or are available for future development, but, in most instances, would require new mining equipment, development work and possibly preparation facilities before we could commence coal extraction.

        We currently lease all of our non-reserve coal deposits from various third-party landowners. Consistent with industry practice, we conduct only limited investigations of title to our coal properties prior to leasing. Title to lands and non-reserve coal deposits of the lessors or grantors and the boundaries of our leased properties are not completely verified until we prepare to mine the coal.

SALES AND MARKETING

        Our sales and marketing force is principally based in Ashland, Kentucky. We also utilize coal brokers to market our coal. We have coal supply commitments with a wide range of electric utilities and energy traders and brokers. Our overall sales philosophy is to focus first on the customer's individual needs and specifications, as opposed to simply selling our production inventory. By offering coal of steam and metallurgical grades, and by blending our coal to provide specific qualities of heat value, sulfur and ash content and other characteristics relevant to our customers, we are able to serve a diverse customer base. This diversity allows us to adjust to changing market conditions and provides us with the ability to sustain high sales volumes and sales prices for our coal.

        Our customer base is in the U.S. and primarily consists of public utilities and industrial customers that consume our steam coal and the steel industry, which consumes our metallurgical coal. For the year ended December 31, 2007 and the first half of 2008, approximately 98.6% and 81%, respectively, of our sales revenue from continuing operations was from steam coal sales, and approximately 1.4% and 19%, respectively, was from metallurgical coal sales. Our five largest customers accounted for approximately 77% and 52% of our coal sales revenues from continuing operations for 2007 and the first half of 2008, respectively.

Steam Coal Sales

        As is customary in the coal industry, when market conditions are appropriate, we enter into long-term contracts (exceeding one year in duration) with many of our customers. These arrangements allow customers to secure a supply for their future needs and provide us with greater predictability of sales volume and sales prices. For 2007 and the first half of 2008, we sold 8.4 million and 2.0 million tons, respectively, of steam coal from continuing operations, which generated revenues of $278.0 million and $94.8 million, respectively. For 2007 and the first half of 2008, approximately 69% and 27%, respectively, of our steam coal sales revenues from continuing operations was derived from long-term contracts. We sell the remainder of our steam coal through short-term contracts and on the spot market. In Colorado in 2007 and the first half of 2008, 30% and 21%, respectively, of our steam coal sales revenues from continuing operations was from one customer and our top 5 customers of Colorado production accounted for 91% and 75%, respectively, of our steam coal sales revenues from continuing operations. In Central Appalachia in 2007 and the first half of 2008, 72% and 17%, respectively, of our steam coal sales revenues from continuing operations was from one customer, and our top 5 customers of Central Appalachian steam coal production accounted for 90% and 70%, respectively, of our steam coal sales revenues from continuing operations.

        As of June 30, 2008, our steam coal contracts had remaining terms of up to 6 years, and approximately 57% and 63% of our estimated steam coal production in 2008 and 2009, respectively, was projected to be sold under long-term contracts with utilities. We expect to continue selling a significant portion of our steam coal under long-term contracts. Our strategy is to selectively renew, or enter into new, long-term supply contracts when we can do so at prices we believe are favorable. As of June 30, 2008, we had sales commitments for approximately 79% of our planned 2008 steam coal production and approximately 72% of our planned 2009 steam coal production. To the extent we do not renew or replace expiring long-term coal contracts, our future sales will be exposed to market fluctuations.

        The terms of our steam coal contracts result from competitive bidding and extensive negotiations with customers. Consequently, the terms of these contracts typically vary significantly in many respects, including price adjustment features, provisions permitting renegotiation or modification of coal sale prices, coal quality requirements, quantity parameters, flexibility and adjustment mechanisms, permitted sources of supply, treatment of environmental constraints, options to extend, force majeure, suspension, termination and assignment provisions, and provisions regarding the allocation between the parties of the cost of complying with future governmental regulations.

        Quality and volumes for coal are stipulated in our steam coal contracts, and in some instances customers have the option to vary annual or monthly volumes. Most of our steam coal contracts contain provisions requiring us to deliver coal within certain ranges for specific coal characteristics such as heat value, sulfur, ash, hardness and ash fusion temperature. Failure to meet these specifications can result in economic penalties, suspension or cancellation of shipments or termination of the contracts.

        Some of our steam coal contracts set out mechanisms for temporary reductions or delays in coal volumes in the event of a force majeure, including events such as strikes, adverse mining conditions, mine closures or serious transportation problems that affect us or unanticipated plant outages that may affect the customer. Some of these contracts stipulate that this tonnage can be made up by mutual agreement or at the discretion of the customer. Many of our contracts contain similar clauses covering changes in environmental laws. We sometimes negotiate the right to supply coal that complies with new environmental requirements to avoid contract termination.

        Some of our steam coal contracts specify approved locations from which coal may be sourced. However, some of these contracts give us a right of substitution, allowing us to provide coal from different mines as long as the replacement coal meets quality specifications and is sold at the same delivered cost.

Metallurgical Coal Sales

        We are currently producing our "Alloy Brand" high-volatile metallurgical coal from our existing mines, and we are in the process of opening additional mine portals to increase our "Alloy Brand" high-volatile metallurgical coal production. Our "Alloy Brand" high-volatile metallurgical coal meets the standards for globally recognized premium grade metallurgical coal. This grade of coal is currently selling at a higher price than steam coal because of its higher quality and importance in the steel making process.

        We have metallurgical coal reserves and non-reserve metallurgical coal deposits of approximately 48.9 million tons, with 12.7 million tons of proven and probable metallurgical coal reserves and approximately 36.2 million tons of non-reserve metallurgical coal deposits. We intend to enter into both long-term contracts, and short-term spot sales to market this coal. Long-term contracts for metallurgical coal typically contain provisions similar to those in steam coal contracts, as described above, except that most metallurgical coal sales are made under fixed-price supply contracts, usually with evergreen pricing that adjusts to market each year. As of June 30, 2008, we had not yet entered into any long-term contracts to sell our estimated metallurgical coal production in 2008 or 2009.

Synfuel Sales

        In prior years, we have sold coal to some customers that converted it into synfuel, a synthetic fuel that qualifies for federal tax credits. In prior years, we also purchased small amounts of synfuel for resale to some of our customers. We have not processed synfuel and we have not received tax credits for any of these sales or purchases of synfuel. We believe that these synfuel sales generated estimated incremental revenues of $1.3 million, $2.0 million and $1.0 million more than would have been generated if they had been steam coal sales for the years 2005, 2006 and 2007, respectively. As the tax credit program for coal that is converted into synfuel expired at the end of 2007, we do not expect to receive any such revenues after 2007.

TRANSPORTATION

        We deliver coal to our customers by rail, truck, vessel or barge. We employ transportation specialists who negotiate freight and terminal agreements with these providers. Transportation specialists also coordinate with customers, mining facilities and transportation providers to establish shipping schedules that meet the customer's needs. We typically pay the cost of delivering our coal to the loadout facility and having it loaded for final delivery. Our customers then typically pay the transportation costs to the ultimate destination. Transportation costs vary greatly depending on the mine's proximity to the loadout facility and the loadout facility's proximity to the customer. All of our mines are located within close proximity to rail or barge loading points, which constitute the lowest-cost methods of transporting coal, and many of our mines have access to multiple transportation methods. Rail shipments constituted 68% of our total shipments of coal production from continuing operations to the customer in 2007. The balance was shipped via truck or barge.

        We believe we enjoy good relationships with rail carriers and truck and barge companies due, in part, to our modern coal-loading facilities and the experience of our transportation and distribution employees.

SUPPLIERS

        For the year ended December 31, 2007, we spent approximately $222.3 million to procure goods and services in support of our continuing business activities, excluding capital expenditures. Principal commodities include maintenance and repair parts and services, electricity, fuel, roof control and support items, explosives, tires, conveyance structure, ventilation supplies and lubricants. We use suppliers for our equipment rebuilds and repairs both on- and off-site, as well as construction and reclamation activities and to support our computer systems.

        Each of our regional mining operations has developed its own supplier base consistent with local needs. We have a centralized sourcing group for major supplier contract negotiation and administration, for the negotiation and purchase of major capital goods and to support our mining operations. The supplier base has been relatively stable for many years, but there has been some consolidation. We are not dependent on any one supplier in any region. We promote competition among suppliers and seek to develop relationships with those suppliers whose focus is on lowering our costs. We also seek suppliers who identify and concentrate on implementing continuous improvement opportunities within their area of expertise.

COMPETITION

        The coal industry is intensely competitive. We compete with numerous coal producers in the Central Appalachian region and with a large number of western coal producers in the markets that we serve. Competition from western coal producers with lower production costs has resulted in increased competition for coal sales in the Central Appalachian region. Excess industry capacity, which has occurred in the past, tends to result in reduced prices for our coal. The most important factors on which we compete are coal price at the mine, coal quality and characteristics, transportation costs from the mine to the customer and the reliability of supply. Demand for coal and the prices that we will be able to obtain for our coal are closely linked to coal consumption patterns of the domestic electric generation industry, which has accounted for approximately 92% of domestic coal consumption over the last five years. These coal consumption patterns are influenced by factors beyond our control, including the demand for electricity, which is significantly dependent upon economic activity and summer and winter temperatures in the U.S., environmental and other governmental regulation, technological developments and the location, availability, quality and price of competing sources of coal, alternative fuels, such as natural gas, oil and nuclear, and alternative energy sources, such as hydroelectric power.

        Demand for our lower sulfur coal and the prices that we will be able to obtain for it will also be affected by the price and availability of high sulfur coal, which can be blended with lower sulfur coal, marketed in tandem with emissions allowances in order to meet Clean Air Act requirements, or marketed to customers that have implemented sulfur-reduction technology. Demand for our metallurgical coal and the prices that we will be able to obtain for metallurgical coal will depend to a large extent on the demand for U.S. and international steel, which is influenced by factors beyond our control, including overall economic activity and the availability and relative cost of substitute materials.

EMPLOYEES

        As of June 30, 2008, we had 887 employees, all of whom are union-free. We believe our relations with our employees are good and there have been no work stoppages at any of our properties.

LEGAL PROCEEDINGS

        From time to time, we are involved in legal proceedings arising in the ordinary course of business. We believe we have recorded adequate reserves for these liabilities and that there is no individual case or group of related cases pending that is likely to have a material adverse effect on our business, financial condition, results of operations or cash flows. We discuss our significant legal proceedings below.

Friedman, Billings, Ramsey & Co., Inc. Matter

        On December 18, 2006, Friedman, Billings, Ramsey & Co., Inc. ("FBR") filed a complaint against us in the Superior Court of the State of Delaware in New Castle County. The complaint alleges that we breached our obligation under the Registration Rights Agreement to timely file a registration statement with the SEC with respect to the shares of our common stock issued in our private placement that occurred in November 2005. FBR is seeking the payment of $1,666,667 per month, as provided in the Registration Rights Agreement, from September 2006 through the time when a judgment is entered in this case, plus interest, costs and attorneys' fees. We filed a response in January 2008 and are defending on the grounds that the deadline for filing the registration statement has been extended due to the occurrence of circumstances outside of our control. On January 11, 2008, the Court held a hearing on a motion for partial summary judgment filed by FBR. After the hearing, the Court declined to make a ruling pending the completion of discovery by the parties. While the parties have been pursuing discovery, they are currently actively pursuing settlement discussions. In the event we are unable to reach a settlement, we intend to defend this claim vigorously.

Dayton Power and Light Company Matter

        On February 15, 2007, Dayton Power and Light Company filed suit against our subsidiary, Appalachian Fuels, LLC, in the U.S. District Court for the Southern District of Ohio, alleging that Appalachian Fuels failed to deliver a total of approximately 1.5 million tons of coal contracted to be delivered between 2003 and 2005, at a contract price of approximately $31 to $36 per ton. Dayton Power and Light Company is seeking monetary damages. Appalachian Fuels filed its answer on March 15, 2007, and is defending on the grounds that its obligations were excused due to force majeure events,as well as on the grounds that Dayton Power and Light Company was able to cover the subject coal at no extra cost. The parties continue to engage in discovery, but have recently engaged in multiple settlement discussions, which are ongoing. If we are unable to reach a settlement, we intend to defend this matter vigorously.

Consol Matter

        On February 11, 2008, CONSOL of Kentucky, Inc. filed suit against our subsidiary, Appalachian Fuels, LLC, seeking to terminate the lease by which we control our K-2 non-reserve coal deposits. Appalachian Fuels filed its answer and counterclaim on March 4, 2008 asking for a declaratory judgment that the lease was properly extended and therefore in full force and effect, damages for CONSOL's failure to renew the lease, and repayment of certain royalties. Alternatively, if the court holds that the lease has expired, Appalachian Fuels asked for, among other things, an order excusing it from reclaiming the property. This property consists of approximately 20.7 million tons of mid-sulfur non-reserve coal deposits, which are currently not being mined and are not in our 5-year mine plan. If we are unsuccessful in our defense of this lawsuit, we could lose our rights to these non-reserve coal deposits. Appalachian Fuels is currently negotiating with CONSOL and others, but if we are unable to reach a settlement, we intend to defend this matter vigorously.

South Carolina Public Service Authority Matter

        On May 13, 2008, Appalachian Fuels, LLC filed a declaratory action in Boyd Circuit Court asking that it be excused from supplying coal under a contract with South Carolina Public Service Authority ("SCPSA") due to a force majeure event. Subsequently, SCPSA filed a motion to dismiss, the Boyd Circuit case, and filed a complaint in South Carolina state court seeking damages for breach of contract. Appalachian Fuels filed an answer in the South Carolina case and moved to remove the case to the U.S. District Court of the District of South Carolina. We intend to defend this matter vigorously.

East Kentucky Power Cooperative, Inc. Matter

        On February 28, 2008, East Kentucky Power Cooperative, Inc. filed suit against our subsidiary, Appalachian Fuels, in the Circuit Court of Clark County, Kentucky, alleging that Appalachian Fuels failed to deliver coal pursuant to a contract entered into in December 2001. Appalachian Fuels filed its answer in March 2008 and is defending on the grounds that there was an event of force majeure under the contract. The parties are currently engaged in discovery. We intend to defend this matter vigorously.

Phillip Morris Matter

        On August 20, 2008, Phillip Morris USA Inc. filed a compliant against our subsidiary, Appalachian Fuels, LLC, in the U.S. District Court for the Eastern District of Virginia (Richmond Division). The complaint alleges that Appalachian Fuels improperly terminated a coal supply agreement with Phillip Morris. Appalachian Fuels gave written notice of the termination on July 17, 2008, for nonpayment pursuant to the coal supply agreement. Phillip Morris alleges that as a result of our wrongful termination of the coal supply agreement, Phillip Morris will need to secure a supply of coal through alternate sources for the remainder of the term of the agreement, which will cause damages to Phillip Morris. We intend to defend this claim vigorously.

Paonia Resources Matter

        On September 24, 2008, we filed a declaratory judgment action against Paonia Resources, LLC in the Circuit Court of Boyd County, Kentucky, requesting a determination that Paonia is in breach of the terms of an Option Agreement that would give Paonia the right to acquire 75% of the membership interests in our Bowie Resources, LLC subsidiary. Paonia subsequently removed the action to the U.S. District Court for the Eastern District of Kentucky and filed an answer and counterclaim alleging that we have breached the Option Agreement. The Option Agreement contains a liquidated damages provision requiring us to make a $10 million payment to Paonia as its sole remedy if we fail to close when and if we are required to close under the Option Agreement. We intend to pursue our claims and defend against Paonia's claims vigorously. In addition, as a result of Paonia's breaches and subsequent actions, we have no intention of closing the sale of 75% of the membership interests of Bowie Resources.

 ENVIRONMENTAL AND OTHER REGULATORY MATTERS

        Federal, state and local authorities regulate the U.S. coal mining industry with respect to matters such as health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, the reclamation and restoration of mining properties after mining has been completed, the discharge of materials into the environment, waste management, surface subsidence from underground mining, and the effects of mining on groundwater quality and availability. These regulations and legislation have had, and will continue to have, a significant effect on our production costs and our competitive position. Future legislation, new regulations or orders by administrative agencies and the judiciary, as well as future interpretations of existing laws, regulations or orders, may require substantial increases in equipment and operating costs and may also give rise to delays, interruptions or a termination of operations, the extent of which we cannot predict. Future legislation, regulations or orders may also cause coal to become a less attractive fuel source, thereby reducing coal's share of the market for fuels used to generate electricity. As a result, future legislation, regulations or orders may adversely affect our mining operations, cost structure or the ability of our customers to use coal.

        Because of the extensive and comprehensive nature of federal, state, and local environmental, health, and safety regulatory requirements it is extremely difficult for our operations or the coal industry in general to comply with all requirements at all times. None of the violations or the monetary penalties assessed upon us to date have been material to our operations or had a material adverse impact on our financial condition. Nonetheless, liability under or compliance with environmental and safety requirements could have a material adverse effect on our operations or competitive position in the future.

        As of June 30, 2008, we had accrued $30.7 million for reclamation liabilities and mine closures, including $1.7 million of current liabilities.

        The following is a discussion of certain material environmental and safety laws that relate to our operations and those of our customers.

Mining Permits and Approvals

        Numerous governmental permits or approvals are required for mining operations. When we apply for these permits and approvals, we may be required to present data to federal, state or local authorities pertaining to the effect or impact that any proposed production or processing of coal may have upon the environment. The requirements imposed by any of these authorities may be costly and time consuming and may delay or prevent commencement or continuation of mining operations in certain locations. Federal and state laws and regulations also provide that a mining permit or modification can be delayed, refused or revoked if the permit applicant or permittee is affiliated with or related, directly or indirectly through other entities, to mining operations that have outstanding permit violations. Like other coal companies, we have been cited for violations in the ordinary course of our business. We have never had a permit suspended or revoked because of any violation, however, and the penalties assessed for those violations have not been material.

        In order to obtain mining permits and approvals from state regulatory authorities, mine operators, including us, must submit a reclamation plan for restoring the mined property to its prior or better condition, productive use or other permitted condition upon the completion of mining operations. Typically, we submit our necessary permit applications several months, or even years, before we plan to begin mining a new area. In our experience, it generally takes six to twelve months to modify an existing permit and eighteen to twenty-four months for a greenfield permit to be approved after a completed application is submitted. In the past, we have generally obtained our mining permits without significant further delay. However, there is extreme uncertainty concerning the issuance of permits involving valley fills, and we cannot be sure that we will not experience difficulty in obtaining mining permits in the future.

Surface Mining Control and Reclamation Act

        The Surface Mining Control and Reclamation Act of 1977 ("SMCRA"), which is administered by the federal Office of Surface Mining Reclamation and Enforcement ("OSM"), establishes mining, environmental protection and reclamation standards for all aspects of surface mining, as well as many aspects of underground mining. Mine operators must obtain SMCRA permits and permit renewals from the OSM or the applicable state agency. Where state regulatory agencies have adopted mining programs consistent with the requirements of SMCRA, and OSM has approved those programs, the state becomes the primary regulatory authority. States in which we have active mining operations have achieved primary authority for regulating mining under SMCRA pursuant to federal authorization.

        SMCRA permit provisions include a complex set of requirements which regulate, among other things: coal prospecting; mine plan development; topsoil removal, storage and replacement; selective handling of overburden materials; mine pit backfilling and grading; protection of the hydrologic balance; subsidence control for underground mines; surface drainage control; mine drainage and mine discharge control and treatment; and re-vegetation.

        The mining permit application process is initiated by collecting baseline data to adequately characterize the pre-mine environmental condition of the permit area. This work includes surveys of cultural and historical resources, soils, vegetation and wildlife, and assessment of surface and ground water hydrology, climatology and wetlands. In conducting this work, we collect geologic data to define and model the soil and rock structures and coal that we will mine. We develop mining and reclamation plans by utilizing this geologic data and incorporating elements of the environmental data. The mining and reclamation plan incorporates the requirements of SMCRA, the corresponding state programs and the complementary environmental programs that affect coal mining. Also included in the permit application are documents defining ownership and agreements pertaining to coal, minerals, oil and gas, water rights, rights of way and surface land, and documents required by the OSM's Applicant Violator System, including the mining and compliance history of officers, directors and principal owners of the entity.

        Once a permit application is prepared and submitted to the regulatory agency, it goes through a completeness review and a technical review. Public notice of the proposed permit is given that also provides for a comment period before a permit can be issued. Some SMCRA mine permits take over a year to prepare, depending on the size and complexity of the mine, and may take six months to two years or even longer to be issued. Regulatory authorities have considerable discretion in the timing of the permit issuance, and the public and other agencies have rights to comment on and otherwise engage in the permitting process, including through intervention in the courts.

        In addition, the Abandoned Mine Lands Program, which is part of SMCRA, imposes a tax on all current mining operations, the proceeds of which are used to restore mines closed before 1977. The Abandoned Mine Lands Tax was set to expire June 30, 2006; however, on December 20, 2006, the Abandoned Mine Reclamation Fund was extended until September 30, 2021. This extension also reduced the tax for surface-mined and underground-mined coal to $0.315 per ton and $0.135 per ton, respectively, during fiscal years 2008 through 2012. In fiscal years 2013 through 2021, the tax for surface-mined and underground-mined coal will be reduced to $0.28 per ton and $0.12 per ton, respectively.

        Mining operations subject to SMCRA also must comply with many other major environmental statutes and their related regulations, including: the Clean Air Act; the Clean Water Act ("CWA"); the Resource Conservation and Recovery Act ("RCRA") and the Comprehensive Environmental Response,

Compensation and Liability Act ("CERCLA" or "Superfund") and similar federal, state, and local statutes and related regulations.

Surety Bonds

        Federal and state laws require us to obtain surety bonds to secure payment of certain long-term obligations, including mine closure or reclamation costs, federal and state workers' compensation costs, federal coal leases and other miscellaneous obligations. Many of these bonds are renewable on a yearly basis. Surety bond costs have increased in recent years, while the market terms of surety bonds have generally become more unfavorable. In addition, the number of companies willing to issue surety bonds has decreased. We have a committed bonding facility with Lyndon Property Insurance Company pursuant to which it has agreed, subject to certain conditions, to issue surety bonds on our behalf in a maximum amount of $113 million. As of June 30, 2008, an aggregate of $65.8 million in reclamation bonds were issued under our bonding facility.

Clean Air Act

        The Clean Air Act and comparable state laws that regulate air emissions affect coal mining operations both directly and indirectly. Direct impacts on coal mining and processing operations may occur through Clean Air Act permitting requirements and/or emission control requirements relating to particulate matter, such as fugitive dust, including regulation of fine particulate matter measuring 2.5 micrometers in diameter or smaller. The Clean Air Act indirectly affects coal mining operations by extensively regulating the air emissions related to coke making and those emitted by plants using coal to generate electricity or steam. The general effect of this extensive regulation of emissions from coal could be to reduce demand for coal. We cannot accurately predict how future requirements related to air emissions from coal may impact our operations; however, any reduction in coal's share of power generating capacity could have a material adverse effect on our business, financial condition and results of operations.

        In addition to the greenhouse gas issues discussed below, the air emission programs that may directly or indirectly affect our business or operations include, but are not limited to, the following:

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  Acid Rain.  Title IV of the Clean Air Act (known as the Acid Rain Program) regulates emissions of sulfur dioxide (a by-product of coal combustion) from electric generating facilities. The affected electricity generators have sought to meet these requirements by switching to lower sulfur fuels, installing pollution control devices such as flue gas desulfurization systems or "scrubbers," reducing electricity generating levels or purchasing sulfur dioxide emission allowances. At this time, we believe Acid Rain Program requirements have resulted in an upward pressure on the price of lower sulfur coals, as coal-fired power plants continue to comply with Title IV of the Clean Air Act.

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  Particulate Matter.  The Clean Air Act requires the EPA to set standards, referred to as National Ambient Air Quality Standards, or NAAQS, for certain pollutants. Areas that are not in compliance (referred to as "non-attainment areas") with these standards must take steps to reduce emissions levels. For example, NAAQS currently exist for particulate matter with an aerodynamic diameter less than or equal to 10 microns, or PM10, and for fine particulate matter with an aerodynamic diameter less than or equal to 2.5 microns, or PM2.5. In 2004, the EPA designated all or part of 225 counties in 20 states as well as the District of Columbia as non-attainment areas with respect to the PM2.5 NAAQS. Individual states must identify the sources of emissions and develop emission reduction plans. These plans may be state-specific or regional in scope. Under the Clean Air Act, individual states have up to twelve years from the date of designation to secure emissions reductions from sources contributing to the problem. New, more stringent NAAQS for PM2.5 were promulgated in 2006 and non-attainment designation under the new standard will occur in the future. Meeting the new PM2.5 standard may require reductions of nitrogen oxide and sulfur dioxide emissions that are separate and distinct from the reductions that may be required under any other program. Future regulation and enforcement of the new PM2.5 standard will affect many power plants, especially coal-fired plants in "non-attainment" areas; however, we are unable to predict the magnitude of the impact on the demand for, or price of, our coal. In addition, it is possible that the new PM2.5 standard will directly impact our mining operations by, for example, requiring additional controls of emissions from our mining equipment and vehicles. It is also possible that the new PM2.5 standard will directly impact the operation of our coal preparation plants located in West Virginia, Illinois and Colorado by requiring additional emissions controls. Moreover, if the areas in which our mines and coal preparation plants are located suffer from extreme weather events such as droughts, or are designated as non-attainment areas, it could require us to incur significant costs to install additional emissions control equipment, or affect our operations and future development. However, given the status of the regulations, the magnitude of impact is difficult to assess.

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  Ozone.  Nitrogen oxides, which are a by-product of coal combustion, can lead to the creation of ozone. The EPA revised the NAAQS for ozone in 1997, although, as with particulate matter, implementation was delayed for several years because of legal challenges, which have largely been resolved. The changes to the ozone NAAQS include the replacement of the existing one-hour standard with a more stringent eight-hour standard. The EPA has determined that counties in 32 states fail to meet the new eight-hour standard. Some states must amend their existing state implementation plans to attain and maintain compliance with the new eight-hour ozone standard. On December 22, 2006, the U.S. Court of Appeals for the D.C. Circuit vacated the EPA's Phase 1 ozone implementation rule, which established how states were to implement the new eight-hour standard. However, on June 8, 2006, the Court of Appeals granted a petition for rehearing and limited the effect of its ruling to the vacature of only those portions of the implementation rule that were challenged in the litigation. The effect of this ruling is that there is currently no implementation rule or schedule under the new eight-hour standard in certain areas, creating additional uncertainty about the effect of the standard. In March 2008, the EPA issued a rule in which it lowered the eight-hour ozone standard from the current 0.0884 parts per million (adopted in 1997) to 0.075 parts per million. The new standard has been appealed by both industry groups and environmental organizations. The more stringent eight-hour ozone standard may require even more stringent emissions controls on sources of nitrogen oxides, including coal-fired electric generating plants. Thus, significant additional emissions control expenditures may be required at some coal-fired electric generating plants to meet the new ozone standard. Demand for coal from our mining operations may be adversely affected when the more stringent standard is implemented.

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  NOx SIP Call.  The NOx SIP Call program was established by the EPA in October 1998 to reduce the transport of ozone on prevailing winds from the Midwest and South to states in the Northeast, which said they could not meet federal air quality standards because of migrating pollution. The reductions required by the program were implemented in two phases. Phase I reductions were to be achieved by May 2004, and Phase II reductions were to be achieved by May 1, 2007. Use of additional control measures, such as selective catalytic reduction devices, required under the final rules makes it more costly to operate coal-fired electricity generating plants, thereby making coal a less attractive fuel.

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  Clean Air Interstate Rule.  In July 2008, the U.S. Court of Appeals for the District of Columbia Circuit vacated the EPA's Clean Air Interstate Rule, or CAIR, in its entirety and directed the EPA to commence new rule-making. CAIR called for power plants in 28 eastern states and the District of Columbia to reduce emission levels of sulfur dioxide and nitrogen oxides pursuant to a cap and trade program similar to the system now in effect for acid rain. Under CAIR, some coal-fired power plants might have been required to install additional pollution control equipment, such as wet scrubbers, which could lead scrubbed plants to become less sensitive to the sulfur-content of coal and more sensitive to delivered price, thereby potentially decreasing the demand for low sulfur coal at these plants and reducing market prices for low sulfur coal. It is possible that the decision could be overturned on re-hearing on appeal. It is also possible that Congress may adopt a law similar to CAIR. We are unable to predict the impact of the D.C. Circuit court's decision to vacate CAIR on the demand for, or the price of, our coal.

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  Mercury Emissions.  On February 8, 2008, the U.S. Court of Appeals for the District of Columbia Circuit vacated the Clean Air Mercury Rule. At this time, it is not known whether the EPA or industry will appeal the decision to the Supreme Court, or whether the EPA will seek to promulgate new standards governing power plant mercury emissions. Due to the decision, there are no current federal regulations that require monitoring and reduction of mercury emissions at existing power plants, and certain regulations that were promulgated by states under the CAMR framework have been invalidated. As a result of the decision to vacate CAMR, the EPA may regulate mercury emissions by issuing Maximum Achievable Control Technology standards, or MACT, which are likely to impose stricter limitations on mercury emissions from power plants than the vacated CAMR. In the meantime, case-by-case MACT determinations for mercury may be required for new and reconstructed coal-fired power plants. We are unable to predict the impact of any future MACT standard for mercury on the demand for, or the price of, our low sulfur coal. Apart from CAMR, several states have enacted or proposed regulations that are still in effect requiring reductions in mercury emissions from coal-fired power plants. Regulation of mercury emissions by states may decrease the future demand for coal, but we are currently unable to predict the magnitude of any such effect.

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  Regional Haze.  In June 2005, the EPA announced final amendments to its regional haze program originally developed in 1999 to improve visibility in national parks and wilderness areas. As part of the new rules, affected states were required to develop implementation plans by December 2007 that, among other things, identify facilities that will have to reduce emissions and comply with stricter emissions limitations. This program may restrict construction of new coal-fired power plants where emissions are projected to reduce visibility in protected areas. In addition, this program may require certain existing coal-fired power plants to install emissions control equipment to reduce haze-causing emissions such as sulfur dioxide, nitrogen oxide and particulate matter. Demand for our coal could be affected as these new standards are implemented by the applicable states.

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  New Source Review.  A number of pending regulatory changes and court actions will affect the scope of the EPA's new source review program, which under certain circumstances requires existing coal-fired power plants to install the more stringent air emissions control equipment required of new plants. The changes to the new source review program may impact demand for coal nationally, but as the final form of the requirements after their revision is not yet known, we are unable to predict the magnitude of the impact.

Climate Change

        One by-product of burning coal is carbon dioxide, which is considered a greenhouse gas and is a major source of concern with respect to climate change and global warming. In 2005, the Kyoto Protocol, which establishes a binding set of emission targets for greenhouse gases, became binding on the approximately 181 countries that had ratified it. To date, the U.S. has refused to ratify the Kyoto Protocol. Emission targets under the Kyoto Protocol vary from country to country. Had the U.S. ratified the Kyoto Protocol, it would have been required to reduce greenhouse emissions to 93% of 1990 levels over a five-year period from 2008 through 2012.

        The first commitment period under the Kyoto Protocol is set to expire in 2012. In December of 2007, 187 nations met in Bali, Indonesia ("Bali Conference") to facilitate long-term cooperation after the sunset of the first commitment period. Delegates to the conference, including the U.S., agreed to the "Bali Roadmap," a two-year process to agree to a post-2012 regime. The process is to be finalized at COP-15 set for 2009 in Copenhagen, Denmark. The Bali Roadmap does not impose binding emissions reductions, but concludes that "deep cuts in global emissions will be required." The ultimate outcome of the Bali Roadmap, and any treaty or other arrangement ultimately adopted by the U.S. or other countries, may have a material adverse impact on the global supply and demand for coal. This is particularly true if cost- effective technology for the capture and sequestration of carbon dioxide or other technologies is not sufficiently developed and if alternative energy sources become more economically and practically feasible.

        Future regulation of greenhouse gases in the U.S. could occur pursuant to future U.S. treaty obligations, statutory or regulatory changes or new enforcement of existing rules under the Clean Air Act, federal, regional, state or local adoption of greenhouse gas regulatory schemes, or otherwise. The U.S. Congress has considered and is expected to continue to actively consider, various proposals to reduce greenhouse gas emissions, but to date, none have become law. In April 2007, the U.S. Supreme Court held in Massachusetts v. EPA that the EPA has authority under the Clean Air Act to regulate carbon dioxide emissions from automobiles and can decide against regulation only if the EPA determines that carbon dioxide does not significantly contribute to climate change and does not endanger public health or the environment. Although Massachusetts v. EPA did not address the EPA's authority to regulate greenhouse gas emissions from stationary sources, such as coal-fired plants, the decision is likely to impact regulation of those sources. For example, a challenge in the U.S. Court of Appeals for the District of Columbia Circuit with respect to the EPA's decision not to regulate greenhouse gas emissions from power plants and other stationary sources under the Clean Air Act's new source performance standards was remanded to the EPA for further consideration in light of Massachusetts v. EPA. In June 2006, the U.S. Court of Appeals for the Second Circuit heard oral argument in a public nuisance action filed by eight states (Connecticut, Delaware, Maine, New Hampshire, New Jersey, New York, and Vermont) and New York City to curb carbon dioxide emissions from power plants. The parties have filed post-argument briefs on the impact of the Massachusetts v. EPA decision, and a decision is currently pending. In response to Massachusetts v. EPA, in July 2008, the EPA issued an advanced notice of proposed rulemaking requesting public comment on the regulation of greenhouse gases. If the EPA were to set emission limits for carbon dioxide from electric utilities, the amount of coal our customers purchase from us could decrease.

        In the absence of federal legislation or regulation, many states, regions and local authorities have adopted greenhouse gas initiatives. Several northeastern states are part of the Regional Greenhouse Gas Initiative agreement, or RGGI, which calls for implementation of a cap and trade program by 2009 aimed at reducing carbon dioxide emissions from power plants in the participating states. Midwestern states have also adopted initiatives to reduce and monitor greenhouse gas emissions. In November 2007, the governors of Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Ohio, South Dakota and Wisconsin and the premier of Manitoba signed the Midwestern Greenhouse Gas Reduction Accord to develop and implement steps to reduce greenhouse gas emissions. Climate change initiatives are also being considered or enacted in some western states. In September 2006, California enacted the Global Warming Solutions Act of 2006, which establishes a statewide greenhouse gas emissions cap of 1990 levels by 2020 and sets a framework for further reductions after 2020. In September 2006, California also adopted greenhouse gas legislation that prohibits long-term baseload generators from having a greenhouse gas emissions rate greater than that of combined cycle natural gas generators. In February 2007, the governors of Arizona, California, New Mexico, Oregon and Washington launched the Western Climate Initiative in an effort to develop a regional strategy for addressing climate change. The goal of the Western Climate Initiative is to identify, evaluate and implement collective and cooperative methods of reducing greenhouse gases in the region to 15% below 2005 levels by 2020. Since its initial launching, a number of additional western states have joined the initiative or have agreed to participate as observers. The proposed scope of the cap and trade program pursuant to the Western Climate Initiative includes fossil fuels (such as coal) production and processing.

        These and other state and regional climate change rules will likely require additional controls on coal-fired power plants and industrial boilers and may even cause some users of coal to switch from coal to a lower carbon fuel. In addition, some states, municipalities and individuals have initiated common law nuisance suits against oil, coal, electric generating and automobile manufacturing companies arguing that they have been damaged by the effects of climate change. If successful, there could be limitations on the amount of coal our customers could utilize. There can be no assurance at this time that a carbon dioxide cap and trade program, a carbon tax or other regulatory regime, if implemented by the states in which our customers operate or at the federal level, will not affect the future market for coal in those regions. The permitting of new coal-fired power plants has also recently been contested by state regulators and environmental organizations based on concerns relating to greenhouse gas emissions. Increased efforts to control greenhouse gas emissions in the U.S. and elsewhere could result in reduced demand for coal. Further, it is likely that existing and potential future customers located outside of the U.S. are already subject to some type of regulatory control regarding greenhouse gas emissions. Such controls are expected to become more stringent in the future. Countries that have to reduce emissions may use less coal, thereby affecting demand for U.S. coal exports.

Clean Water Act

        The CWA and corresponding state and local laws and regulations affect coal mining operations by imposing restrictions on the discharge of pollutants into waters of the U.S., including wetlands. The CWA and associated state and federal regulations are complex and subject to amendments, legal challenges and changes in implementation. Recent court decisions and regulatory actions have created uncertainty over the scope of the CWA permitting requirements. As a result, we may incur increased costs and it may take additional time to comply with the CWA.

         Wastewater discharge.    The CWA establishes in-stream water quality standards and treatment standards for wastewater discharge through the National Pollutant Discharge Elimination System ("NPDES"). Regular monitoring, as well as compliance with reporting requirements and performance standards, are preconditions for the issuance and renewal of NPDES permits that govern the discharge of pollutants into water.

        Total Maximum Daily Load ("TMDL") regulations establish a process to calculate the maximum amount of a pollutant that a water body can receive and still meet state water quality standards, and to allocate that amount among the point- and non-point pollutant sources discharging to that water body. This process applies to those waters that states have designated as impaired (not meeting present water quality standards). Industrial dischargers, including coal mines, will be required to meet new TMDL effluent standards for these stream segments. The adoption of new TMDL-related effluent limitations for our coal mines could require more costly water treatment and could adversely affect our coal production.

        Under the CWA, states must conduct an anti-degradation review before approving permits for the discharge of pollutants to waters that have been designated as high quality. A state's anti-degradation regulations must prohibit the diminution of water quality in these streams absent an analysis of alternatives to the discharge and a demonstration of the socio-economic necessity for the discharge. Several environmental groups and individuals recently challenged—in part successfully—West Virginia's anti-degradation policy. In general, waters discharged from coal mines to high quality streams in West Virginia will be required to meet or exceed new "high quality" standards. This could cause increases in the costs, time and difficulty associated with obtaining and complying with NPDES permits in West

Virginia, and could aversely affect our coal production. Several other environmental groups also challenged the EPA's approval of Kentucky's anti-degradation policy, including its alternative anti-degradation implementation methodology for permits associated with coal mining discharges, which is premised on the determination that those discharges are subject to comparable regulation under SMCRA and Section 404 of the CWA. On March 31, 2006, the U.S. District Court for the Western District of Kentucky granted summary judgment in favor of the EPA and various intervening defendants, upholding the EPA's approval of Kentucky's anti-degradation policy. However, on September 3, 2008, the U.S. Court of Appeals for the Sixth Circuit partially reversed the decision of the district court and, among other things, struck down EPA's approval of Kentucky's alternative anti-degradation implementation methodology for coal mining discharges on the basis that EPA relied on unenforceable commitments and accepted Kentucky's assertion that the impact from certain discharges would be de minimis without substantial evidence to support that claim. The Court of Appeals remanded this issue to EPA for further review and possible revisions. While Kentucky and EPA have not announced how they will respond to this decision, it could ultimately result in the elimination of the alternative implementation methodology for coal mining discharges in Kentucky . Such an outcome could mean that our operations in Kentucky would be required to comply with more cumbersome and costly anti-degradation procedures and cause increases in the costs, time and difficulty associated with obtaining and complying with NPDES permits in Kentucky, and thereby adversely affect our coal production.

         Wetlands.    On June 15, 2006, the U.S. Supreme Court decided the combined cases of Rapanos v. U.S. and Carabell v. U.S. Army Corps of Engineers, which concerned the geographic extent of the Corps regulatory jurisdiction under the CWA. While a majority of the Court reversed earlier lower court decisions and remanded the cases for further consideration, the majority was unable to agree on the proper test to determine the extent of jurisdictional "waters of the U.S.." Rapanos addressed the question of whether the Corps' regulatory geographic jurisdiction under the CWA extends to wetlands that are adjacent to tributaries of navigable-in-fact waters. In the plurality opinion, four justices held that the lower courts should determine "whether the ditches or drains near each wetland are 'waters' in the ordinary sense of containing a relatively permanent flow; and (if they are) whether the wetlands in question are 'adjacent' to these 'waters' in the sense of possessing a continuous surface connection." While concurring in the plurality result, the concurrence announced a different jurisdictional test, concluding that the lower courts should determine "whether the specific wetlands at issue possess a significant nexus with navigable waters." On June 5, 2007, the EPA and Corps issued a joint guidance memorandum interpreting Rapanos, stating their position that CWA jurisdiction would exist if either test were met. Because our mining activities often affect hydrologic features that may be considered jurisdictional under the CWA, the continued uncertainty about the extent of the Corps's regulatory jurisdiction under the CWA could impose additional time and cost burdens on our operations, adversely affecting our ability to obtain permits and produce coal.

         Dredge and fill permits.    Permits under Section 404 of the CWA are required for coal companies to conduct dredge or fill activities in jurisdictional waters for the purpose of creating slurry ponds, water impoundments, refuse areas, valley fills or other mining activities. The Corps is authorized to issue "nationwide" permits for specific categories of dredge and fill activities that are determined to have minimal adverse environmental effects in order to save the cost and time of issuing individual permits under Section 404. Nationwide Permit ("NWP") 21 authorizes the discharge of dredge-and-fill material from mining activities into the waters of the U.S.. Nationwide permits have been the subject of several recent court decisions, which have created uncertainty regarding the future ability to obtain general permits authorizing valley fills for the disposal of overburden from mining operations or other mining-related fills.

        In October 2003, several citizens groups sued the Corps in the U.S. District Court for the Southern District of West Virginia seeking to invalidate nationwide permits utilized by the Corps and the coal industry for permitting most in-stream disturbances associated with coal mining, including excess spoil valley fills and refuse impoundments. On July 8, 2004, the court issued an order enjoining the further issuance of NWP 21 permits, however, the U.S. Court of Appeals for the Fourth Circuit reversed the district court on November 23, 2005. The plaintiffs/appellants did not file a petition for certiorari with the U.S. Supreme Court within the prescribed period of time, thereby barring any further appeal.

        A similar action challenging Corps permitting under Section 404 and NWP 21 was filed in the U.S. District Court for the Eastern District of Kentucky in January 2005, seeking the same relief as in the West Virginia action. The parties filed their briefs on cross-motions for summary judgment, and oral argument was held on November 7, 2005. On March 12, 2007, the Corps reissued all of its Nationwide Permits issued under Section 404(e) of the Clean Water Act, with an expiration date of March 19, 2012. The Corps reissued NWP 21 in substantially the same form as prior to its reissuance, although the Corps removed a requirement that an applicant obtain its SMCRA (or state equivalent) permit prior to issuance of a NWP 21 authorization. The Corps also issued two new permits relevant to the coal mining industry: NWP 49, for coal remaining activities, and NWP 50, for underground coal mining activities. In light of the reissuance of NWP 21, Judge David L. Bunning of the U.S. Eastern District of Kentucky denied the parties' pending cross-motions for summary judgment as moot, and ordered the plaintiffs to file a notice identifying whether they intend to pursue the challenges raised in their lawsuit in the context of the 2007 NWP 21 and clarifying what, if any, of their claims regarding the 2002 NWP 21 remain viable and appropriate for adjudication. The plaintiffs then filed a motion for reconsideration asking the court to decide their 2002 NWP 21 claims and a motion to file a supplemental complaint raising the same claims under the 2007 NWP 21 (as well as the new NWPs 49 and 50, which also cover certain mining activities previously covered under NWP 21). On March 21, 2008, the court issued an order denying plaintiffs' motion for reconsideration and granting the plaintiffs' request for leave to file a supplemental complaint. The plaintiffs filed a supplemental complaint on March 21, 2008 and have appealed the court's denial of their motion for reconsideration. If plaintiffs are successful, we may be required to convert current and planned applications for NWP 21 authorizations in Kentucky to applications for individual permits. These changes could result in additional permitting time and costs for our mining activities that affect jurisdictional waters.

        On September 22, 2005, environmental groups led by the Ohio Valley Environmental Coalition filed suit in the U.S. Court for the Southern District of West Virginia challenging the Corps' authority to issue CWA Section 404 discharge permits for four specific mountaintop mining projects. The case, styled Ohio Valley Environmental Coalition v. U.S. Army Corps of Engineers, alleged that the Corps acted arbitrarily and capriciously in issuing Section 404 permits to the operators of the subject mountaintop mining operations. On March 23, 2007, the Court rescinded the permits issued by the Corps because the court found that the Corps issued the permits arbitrarily and capriciously in violation of the National Environmental Policy Act and the CWA. The coal companies to whom the permits were issued were enjoined from conducting any activities authorized under the permits, and the Court remanded the permits to the Corps for reconsideration. In April 2007, the Court partially lifted its order suspending mining operations in connection with the challenged permits and allowed one company to continue mining operations in jurisdictional areas that had already been disturbed. The Court's decision was appealed to the U.S. Court of Appeals for the Fourth Circuit. That appeal is still pending. Although our mining operations are not implicated in this particular litigation, it is possible that this or similar litigation affecting the Corps's ability to issue CWA permits could adversely affect our results of operations and financial position.

         Stream Buffer Zone Rule.    Presently, under the SMCRA Stream Buffer Zone Rule, mining disturbances are prohibited within 100 feet of streams if negative effects on water quality are expected. In January 2004, and again in August 2007, the OSM proposed changes to this rule which would make exceptions or variances available to mine operators under certain circumstances. Should the proposed changes to the Stream Buffer Zone Rule not be finalized, or should the restrictions or enforcement of the Stream Buffer Zone Rule become more stringent, it might become significantly more difficult and costly to dispose of the excess overburden created by our mining activities, thereby adversely affecting our coal production.

Endangered Species Act

        The federal Endangered Species Act and counterpart state legislation protect species threatened with possible extinction. Protection of threatened and endangered species may affect our customers and may have the effect of prohibiting or delaying us from obtaining mining permits and may include restrictions on timber harvesting, road building and other mining or agricultural activities in areas containing the affected species or their habitats. A number of species indigenous to our properties are protected under the Endangered Species Act. Based on the species that have been identified to date and the current application of applicable laws and regulations, however, we do not believe any species currently listed as endangered under the Endangered Species Act will materially and adversely affect our ability to mine coal from our properties in accordance with current mining plans.

Resource Conservation and Recovery Act

        RCRA affects coal mining operations by establishing requirements for the treatment, storage and disposal of hazardous wastes. Solid waste from the extraction of coal is generally excluded from the regulatory definition of hazardous waste. Coal mining waste or overburden covered by SMCRA permits is exempted from regulation under RCRA. RCRA also allows the EPA to require corrective action at sites where there is a release of hazardous waste. In addition, each state has its own laws regarding the proper management and disposal of waste material. While these laws impose ongoing compliance obligations, such costs are not believed to have a material impact on our operations.

        In 2000, the EPA declined to impose hazardous waste regulatory controls under subtitle C of RCRA on the disposal of some coal combustion by-products ("CCB"), including the practice of using CCB as mine fill. However, under pressure from environmental groups, the EPA has continued evaluating the possibility of placing additional regulatory requirements on the disposal of such materials. On March 1, 2006, the National Academy of Sciences released a report commissioned by Congress that studied CCB mine filling practices and recommended federal regulatory oversight of CCB mine filling under either SMCRA or the non-hazardous waste provisions of RCRA. Following up on the recommendations in the NAS report, the Department of the Interior's Office of Surface Mining Reclamation and Enforcement ("OSM") issued an advanced notice of proposed rulemaking on March 14, 2007 seeking comment on the development of rules for the disposal of CCB in active and abandoned mines. OSM's regulatory step reflects a decision by the EPA to defer to OSM on the rulemaking for coal ash disposal in mines instead of taking regulatory action under RCRA; however, the EPA published in the Federal Register in August 2007 a Notice of Data Availability ("NODA") of analyses of the disposal of CCB that have become available since the EPA's RCRA regulatory determination in 2000. The docket to the NODA also includes proposed frameworks submitted to the EPA by industry and environmental groups on the regulation of the disposal of CCB. Currently, much of the exempted CCB, such as ash, is put to beneficial use. It is not possible to determine with certainty how future regulations may impact our operations but future OSM rules may impose permit and data requirements and national performance standards for the disposal of CCB in mines. Any costs associated with handling or disposal of CCB would increase our customers' operating costs and potentially reduce their ability to purchase coal. In addition, contamination caused by past disposal CCB can lead to material liability to us.

CERCLA and Analogous State Statutes

        CERCLA and analogous state laws affect coal mining and hard rock operations by imposing liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for the release of hazardous substances may be subject to joint and several liability under CERCLA for the costs of cleaning up the hazardous substances released into the environment and for damages to natural resources. Some products used in coal mining operations contain, or generate waste containing, hazardous substances. Thus, we may be subject to liability under CERCLA and similar state laws for coal mines that we currently own, lease or operate or that we or our predecessors have previously owned, leased or operated, and sites to which we or our predecessors sent waste materials. In particular, we may be liable under CERCLA or similar state laws for the cleanup of hazardous substance contamination at sites where we own surface rights.

Use of Explosives

        Our surface mining operations are subject to numerous regulations relating to blasting activities. For example, the Federal Safe Explosives Act ("SEA") and MSHA apply to all users of explosives. Knowing or willful violations of SEA may result in fines, imprisonment or both. In addition, violations of SEA may result in revocation of user permits and seizure or forfeiture of explosive materials. In addition, the storage of explosives is subject to regulatory requirements. For example, pursuant to a rule issued by the Department of Homeland Security in 2007, facilities in possession of chemicals of interest (including ammonium nitrate and nitroglycerine at certain threshold levels) must complete a screening review in order to help determine whether there is a high level of security risk such that a security vulnerability assessment and a site security plan will be required. It is possible that our use of explosives in connection with blasting operations may subject us to the Department of Homeland Security's new chemical facility security regulatory program. We do not anticipate that the cost of compliance with these requirements relating to explosives will have a material adverse effect on our business, financial condition or results of operations.

Other Environmental Laws

        We are required to comply with numerous other federal, state and local environmental laws and regulations in addition to those previously discussed. These additional laws include, for example, the Safe Drinking Water Act, the Toxic Substance Control Act and the Emergency Planning and Community Right-to-Know Act.

Mine Safety and Health

        Stringent health and safety standards have been in effect since Congress enacted the Coal Mine Health and Safety Act of 1969. The FMSHA significantly expanded the enforcement of safety and health standards and imposed safety and health standards on all aspects of mining operations. The MSHA monitors compliance with these federal laws and regulations. All of the states in which we operate have state programs for mine safety and health regulation and enforcement. Collectively, federal and state safety and health regulation in the coal mining industry is perhaps the most comprehensive and pervasive system for protection of employee health and safety affecting any segment of U.S. industry. While this regulation has a significant effect on our operating costs, our U.S. competitors are subject to the same degree of regulation.

        Recent mining accidents resulting in injuries and fatalities in West Virginia, Kentucky and Utah have received national attention and have prompted and are likely to continue to prompt responses at both the national and state level, leading to increased scrutiny of current industry safety practices and procedures at all mining operations. For example, on March 9, 2006, MSHA published new emergency rules on mine safety, which addressed mine safety equipment, training and emergency reporting requirements; the rules became effective immediately upon their publication in the Federal Register. Building on MSHA's regulatory efforts, Congress passed the MINER Act, which was signed into law on June 15, 2006. The MINER Act significantly amends the FMSHA, requiring improvements in mine safety practices, increasing criminal penalties and establishing a maximum civil penalty for non-compliance, and expanding the scope of federal oversight, inspection and enforcement activities. Following the passage of the MINER Act, MSHA published a final rule, which, among other things, revised the emergency rules to comport with the requirements of the Act. The final rule became effective on December 8, 2006. These new federal regulations address mine safety equipment, training and emergency reporting requirements, including the requirement to provide additional self-rescuer breathing devices and emergency shelters within mines. To further implement the MINER Act, MSHA published a final rule on March 22, 2007 to revise MSHA's existing civil penalty assessment regulations, which resulted in an across-the-board increase in penalties from the existing regulations. Most recently, MSHA issued an emergency temporary standard on May 22, 2007 imposing new requirements on the design, the construction, the maintenance, and the repair of underground seals, as well as requirements for sampling and controlling atmospheres behind seals. The emergency standards also increased the level of overpressure required for new seals to implement the requirements of the MINER Act.

        At the state level, West Virginia enacted legislation in January 2006 imposing stringent new mine safety and accident reporting requirements and increasing civil and criminal penalties for violations of mine safety laws. Kentucky has also enacted new legislation, which was signed by the Governor on March 23, 2007. Kentucky's new legislation addresses accident response, creates additional underground mine inspection requirements and imposes additional training and safety requirements.

        Implementing and complying with these new laws and regulations could adversely affect our results of operations and financial position. Other states, including Illinois and Pennsylvania, have either proposed or passed similar bills and resolutions addressing mine safety practices, and it is possible that additional mine safety bills may be passed at some point in the future.

Black Lung

        Under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, each coal mine operator must secure payment of federal black lung benefits to claimants who are current and former employees and to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to July 1, 1973. The trust fund is funded by an excise tax on production of up to $1.10 per ton for underground-mined coal and up to $0.55 per ton for surface-mined coal, neither amount to exceed 4.4% of the gross sales price. The excise tax does not apply to coal shipped outside the U.S.. We recorded $7.6 million and $1.6 million of expense related to this excise tax for the twelve months ended December 31, 2007 and the six months ended June 30, 2008, respectively. The trust fund assets compensate miners who are totally disabled due to black lung disease and some survivors of miners who died from this disease and who were last employed as miners prior to 1970 or subsequently where no responsible coal mine operator has been identified for claims purposes. For individuals last employed as miners after 1969 and who are determined to have contracted black lung, we maintain insurance coverage to cover the estimated cost of present and future claims. We are also liable under state statutes for black lung and are covered through insurance policies.

Workers' Compensation

        We are required to compensate employees for work-related injuries. The states in which we operate consider changes in workers' compensation laws from time to time. We maintain insurance coverage that we believe is sufficient to cover the cost of present and future claims.

Coal Industry Retiree Health Benefit Act of 1992

        Unlike many companies in the coal industry, we do not have any liability under the Coal Industry Retiree Health Benefit Act of 1992 (the "Coal Act"), which requires the payment of substantial sums to provide lifetime health benefits to union-represented miners (and their dependents) who retired before 1992.

 MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

        Set forth below are the names, ages and positions of our directors and executive officers as of the date of this prospectus. All directors are elected for a term of one year and serve until their successors are elected and qualified. All executive officers hold office until their successors are elected and qualified.

Name	Age	Position with Company
Stephen Addington	42	President, Chief Executive Officer and Director
Frank Bennett	51	Chief Financial Officer
Gregory L. Mason	51	Chief Operating Officer
Robert Addington	68	Director
David E. Jones	67	Director
Gregory D. Stumbo	57	Director

        Stephen Addington, the President, Chief Executive Officer and a Director of ECR since its formation, has worked in the coal industry since 1985. From 1990 to 1995, he was the Vice President of Operations of Addington Environmental, a subsidiary of the public company Addington Resources, Inc. (ticker symbol: ADDR). After being involved in the sale of Addington Resources to Republic Industries, in 1995, he became an officer of the newly formed company Addington Enterprises which became the founding company of AEI Resources Holding, Inc. in 1997. He was the President of AEI Resources Holding, Inc., which at one point was the fifth largest coal company in the U.S. as measured by revenue, from December 1999 until May 2002 and a director of that company from the date of its formation until May 2002. On February 28, 2002, AEI Resources Holding, Inc. and its wholly owned subsidiaries filed a prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, and it emerged from bankruptcy as Horizon Natural Resources Company on May 8, 2002, at which time Mr. Addington ceased to be an officer or director of that company. In November 2002, Horizon Natural Resources Company filed for bankruptcy protection under chapter 11 of the Bankruptcy Code. Since May 2002, he has been involved in developing all the underlying assets which now make up ECR. Mr. Addington received a bachelor's degree in Business Administration Finance with a minor in Political Science from the University of Kentucky. Stephen Addington and Robert Addington are brothers.

        Frank Bennett has been Chief Financial Officer of ECR since February 1, 2008 and served as a Director of ECR from May 2006 through July 2008. He has 26 years of experience in the mining, chemical and explosives industries, serving as President of Southern Explosives Corporation and Director of Strategy and Business Development for Eldorado Chemical Company, and holding several management roles within Explosives Technologies International. In November 1998, Mr. Bennett began working for AEI Resources Holding, Inc., which at one point was the fifth largest coal company in the U.S. as measured by revenue, as a consultant and became Vice President, Purchasing and Equipment in March 2002. On February 28, 2002, AEI Resources Holding, Inc. and its wholly owned subsidiaries filed a prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, and it emerged from bankruptcy as Horizon Natural Resources Company on May 8, 2002. In November 2002, Horizon Natural Resources Company filed for bankruptcy protection under chapter 11 of the Bankruptcy Code. Mr. Bennett served as Vice President, Purchasing and Equipment for Horizon Natural Resources Company from May 2002 until January 2004. In February 2004, he began working for Austin Powder Company as a consultant and served as Treasurer and Chief Financial Officer of Austin Powder Company from August 2004 until August 2006. From August 2006 until February 2008, Mr. Bennett was self-employed as a management consultant. Mr. Bennett graduated from Gettysburg College and holds an MBA from the Owen Graduate School of Management at Vanderbilt University.

        Gregory L. Mason, the Chief Operating Officer of ECR, has previously been the Executive Vice President of Business Development of ECR and its predecessor companies since February 2002 and has 27 years of multi-faceted experience in the coal industry. He held the position of Vice President of AEI Resources Holding, Inc., which at one point was the fifth largest coal company in the U.S. as measured by revenue, from 1998 until February 2002. On February 28, 2002, AEI Resources Holding, Inc. and its wholly owned subsidiaries filed a prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, and it emerged from bankruptcy as Horizon Natural Resources Company on May 8, 2002, at which time Mr. Mason ceased to be an officer or director of that company. In November 2002, Horizon Natural Resources Company filed for bankruptcy protection under chapter 11 of the Bankruptcy Code. From 1995 through 1998, he was President of Tennessee Mining, Inc. He held numerous positions in mining companies from 1984 through 1995, primarily responsible for the evaluation of coal and precious metals projects. From 1978 through 1984, he was employed by Placer AMEX as a field geologist. Mr. Mason received a bachelor's degree in Geology from Morehead State University.

        Robert Addington, a Director of ECR since its formation, has worked in the coal industry since 1970. With Larry Addington and Bruce Addington, he founded Addington Brothers Mining, which was sold to Ashland Oil in 1976. He served as an officer and director of the public company Addington Resources (ticker symbol: ADDR) from 1986 until 1995. He was the Vice-President—Eastern Operations of AEI Resources Holding, Inc., which at one point was the fifth largest coal company in the U.S. as measured by revenue, from the date of its formation until May 2002. On February 28, 2002, AEI Resources Holding, Inc. and its wholly owned subsidiaries filed a prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, and it emerged from bankruptcy as Horizon Natural Resources Company on May 8, 2002, at which time Mr. Addington ceased to be an officer of that company. In November 2002, Horizon Natural Resources Company filed for bankruptcy protection under chapter 11 of the Bankruptcy Code. Since May 2002, he has been involved in developing all the underlying assets which now make up ECR. Mr. Addington received a bachelor's degree in Math and Industrial Technology from Morehead State University. Robert Addington and Stephen Addington are brothers.

        David E. Jones has been a Director of ECR since its formation. Mr. Jones recently ended a forty year career with National City Bank, Ashland, Kentucky, retiring in 2000 as President and CEO. He remains the Chairman of the Board of National City Bank, Ashland, Kentucky. He is also Chairman of the Board of King's Daughter Medical Center in Ashland, Kentucky, and a member of the Board of Directors of Kingsbrook Life Care Center, Ashland, Kentucky. Mr. Jones received degrees from the University of Kentucky School of Banking and the Louisiana State University Graduate School of Banking.

        Gregory D. Stumbo has been a Director of ECR since July 2008. Mr. Stumbo served as Majority Floor Leader in the Kentucky House of Representatives from 1985 to 2003, while also practicing as an attorney with the law firm of Stumbo, Bowling & Barber. He served as Kentucky's Attorney General from 2004 to 2008. Mr. Stumbo is currently serving as a Kentucky State Representative and conducting a law practice in Richmond, Kentucky. Mr. Stumbo received a bachelor's degree from the University of Kentucky and a law degree from the University of Louisville Brandeis School of Law.

BOARD OF DIRECTORS

        As of the date of this prospectus, our board of directors consists of four directors. Friedman, Billings, Ramsey & Co., Inc., the initial purchaser/placement agent in our November 2005 equity offering, has the right to appoint a fifth director that is acceptable to us.

        While previously we have not been subject to the Sarbanes-Oxley Act of 2002 and related SEC rules (collectively, "Sarbanes-Oxley"), upon the effectiveness of this registration statement, we will become subject to Sarbanes-Oxley. If our common stock becomes listed on a stock exchange, we will also be subject to its listing rules. The rules of the NYSE, AMEX and NASDAQ require that a majority of a listed company's board consist of independent directors after a one year phase in period for newly listed companies. Two of our directors, David E. Jones and Gregory D. Stumbo, currently meet these independence standards.

COMMITTEES OF THE BOARD

        Our board of directors has established two committees: an audit committee and a personnel and compensation committee.

         Audit Committee.    The audit committee assists the board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. Mr. Jones is currently the member of this committee. Mr. Bennett served on this committee from May 2006 until June 2008. We intend to add one or more directors to this committee in the near future. The principal duties of the audit committee are as follows:

  •
  to select the independent auditor to audit our annual financial statements;

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  to approve the overall scope of and oversee the annual audit and any non-audit service;

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  to assist management in monitoring the integrity of our financial statements, the independent auditor's qualifications and independence, the performance of the independent auditor, our internal audit function and our compliance with legal and regulatory requirements;

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  to discuss the annual audited financial and quarterly statements with management and the independent auditor;

  •
  to discuss policies with respect to risk assessment and risk management; and

  •
  to review with the independent auditor any audit problems or difficulties and management's responses.

        If our stock is listed on a national securities exchange, subject to a one-year phase in period, we will be required to maintain an audit committee consisting of at least three members, each of whom must meet standards of independent directors. We will also be required to have at least one member of the audit committee meet certain standards of a financial expert. Currently, our audit committee does not satisfy these requirements.

         Personnel and Compensation Committee.    The personnel and compensation committee supports the board of directors in fulfilling its oversight responsibilities relating to senior management and director compensation. Mr. Jones is currently the member of this committee. Mr. Bennett served on this committee from May 2006 until June 2008. We intend to add one or more directors to this committee in the near future. Pursuant to its charter, the personnel and compensation committee has the following responsibilities, among others:

  •
  to develop an overall executive compensation philosophy, strategy and framework consistent with corporate objectives and stockholder interests;

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  to review, approve and recommend all actions relating to compensation, promotion and employment-related arrangements for senior management, including severance arrangements;

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  to approve incentive and bonus plans applicable to senior management and administer awards under incentive compensation and equity-based plans;

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  to review and recommend major changes to and take administrative actions associated with any other forms of non-salary compensation; and

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  to review and approve, or recommend to the entire board for its approval, any transaction in our equity securities between us and any of our officers or directors subject to Section 16 of the Securities Exchange Act of 1934.

        Prior to listing our common stock on any national securities exchange, we will have established any other committees of the board of directors required by the applicable rules of the exchange, such as a nominating or corporate governance committee.

DIRECTOR COMPENSATION

Director Compensation Table for Fiscal Year 2007

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes In Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen Addington(1)	$41,000	—	—	—	—	—	$41,000
Robert Addington(2)	$41,000	—	—	—	—	$120,000	$161,000
David E. Jones	$41,000	—	—	—	—	—	$41,000
Frank Bennett	$41,000	—	—	—	—	—	$41,000

(1)
Mr. Addington serves as our Chief Executive Officer and President as well as a director. His compensation for serving in a capacity other than as a director is shown in the Executive Compensation table elsewhere in this prospectus.

(2)
The "All Other Compensation" amount relates to payments for consulting services. See "Certain relationships and related party transactions" for more information.

        Our directors will receive a monthly retainer of $3,000 and a $1,000 per-meeting attendance fee. Each of our directors is entitled to customary directors' indemnification and to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors or any board committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        David E. Jones serves on our personnel and compensation committee. None of our executive officers has served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.

INDEMNIFICATION

        We intend to maintain directors' and officers' liability insurance. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances, as described under "Description of Capital Stock—Limitations on Liability and Indemnification of Officers and Directors."

 COMPENSATION DISCUSSION AND ANALYSIS

        The following compensation discussion and analysis contains statements regarding future individual and company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors to not apply these statements to other contexts.

OVERVIEW OF COMPENSATION PROGRAM

        The personnel and compensation committee of our board of directors is responsible for establishing, implementing and monitoring adherence to our compensation philosophy. The personnel and compensation committee seeks to ensure that the total compensation paid to our senior executive officers is fair, reasonable and competitive. Throughout this discussion, the individuals who served as our chief executive officer and chief financial officer, as well as the other individuals listed in the Summary Compensation Table on page 115, are referred to as the "named executive officers."

        The compensation paid to our named executive officers reflects negotiations between the officers and the personnel and compensation committee. To date, we have not engaged in benchmarking of executive compensation or hired any compensation consultants, but we will consider doing so in the future.

COMPENSATION PHILOSOPHY AND OBJECTIVES

        The personnel and compensation committee regards as fundamental that executive officer compensation be structured to provide competitive base salaries and benefits to attract and retain superior employees and to provide short- and long-term incentive compensation to incentivize executive officers to attain, and to reward executive officers for attaining, performance goals and levels of profitability that are consistent with increasing stockholder value.

        The personnel and compensation committee's goal is to maintain compensation programs that are competitive within our industry. Each year, the personnel and compensation committee reviews the senior executive compensation program with respect to the external competitiveness of the program and the linkage between senior executive compensation and the creation of stockholder value and determines what changes, if any, are appropriate. The personnel and compensation committee aims to ensure that our senior executive compensation program attracts, motivates and retains high-performing talent and rewards them for our achieving and maintaining a competitive position in our industry. The personnel and compensation committee believes that total compensation (i.e., maximum achievable compensation) should increase with position and responsibility.

ROLE OF EXECUTIVE OFFICERS IN COMPENSATION DECISIONS

        The personnel and compensation committee makes all compensation decisions for all senior executive officers (which includes the named executive officers). The personnel and compensation committee actively considers, and has the ultimate authority for approving, recommendations made by the chief executive officer regarding senior executive officer compensation. Our chief executive officer determines the non-equity compensation of our employees who are not senior executive officers.

        The chief executive officer annually reviews the performance of each senior executive officer (other than the chief executive officer, whose performance is reviewed by the personnel and compensation committee), whose reviews may be based on input from various sources and our employees. Based on these annual reviews, the chief executive officer makes recommendations to the personnel and compensation committee with respect to annual base salary adjustments and short- and long-term incentive compensation awards for such senior executive officers. The personnel and compensation committee then reviews these recommendations and decides whether to accept or modify such recommendations as it deems appropriate.

DETERMINING COMPENSATION LEVELS

        Each year, typically in the first quarter, the personnel and compensation committee determines targeted total compensation levels, as well as the individual pay components, for the named executive officers. In making such determinations, the personnel and compensation committee reviews and considers (a) recommendations of our chief executive officer, based on individual responsibilities and performance; (b) historical compensation levels for each named executive officer; (c) industry conditions and our future objectives and challenges; and (d) overall effectiveness of the executive compensation program.

ELEMENTS OF COMPENSATION

        For the year ended December 31, 2007, the principal components of compensation for our named executive officers were as follows:

  •
  base salary;

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  performance-based incentive compensation, including cash bonuses; and

  •
  retirement and other benefits.

Base Salary

        We provide our named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. The personnel and compensation committee approves the base salaries for our named executive officers based on the scope of the named executive officers' responsibilities, years of service and informal data we have gathered on market compensation reflective of demonstrated skills, behaviors and attributes paid by other similarly situated companies in our industry for similar positions, to the extent such information was available through recruitment, director and officer contacts, and experience with other companies. Base salaries may be increased to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Based on publicly available information, the personnel and compensation committee believes (though it cannot confirm) that the base salaries established for our executive officers, including our named executive officers, are competitive and comparable to those paid by similarly situated companies in our industry.

Performance-Based Incentive Compensation

        We provide cash bonuses to provide incentives to executive officers to achieve annual and multi-year performance targets for us as a whole, as well as within specific areas of responsibility of our named executive officers. All of our named executive officers are eligible for annual cash bonuses, which are set annually at the discretion of the personnel and compensation committee. The determination of the amount of annual bonuses paid to our executive officers generally reflects a number of objective and subjective considerations, including our overall revenue, net cash flow, performance of specific operating divisions, and the individual contributions of the executive officer.

        We expect that the personnel and compensation committee will evaluate individual senior executive performance with the goal of setting compensation at levels it believes are comparable with executives in other similarly situated companies in the coal industry, while taking into account our relative performance and our own strategic goals.

Retirement and Other Benefits

        Executive officers are eligible to participate in our benefit programs as described below. The personnel and compensation committee reviews the overall cost to us of these various programs generally on an annual basis or when changes are proposed. The personnel and compensation committee believes the benefits provided by these programs have been important factors in attracting and retaining the overall executive officer group, including the named executive officers. Each named executive officer is eligible to participate in our 401(k) plan. The plan provides that we match 100% on the first 3% of eligible compensation contributed to the plan and 50% on the next 2% of eligible compensation contributed to the plan. These matching contributions vest immediately. At our discretion, we may make additional matching and profit-sharing contributions to the plan. These additional contributions vest based on a 6 year vesting schedule.

        Each named executive officer is also eligible to participate in all other benefit plans and programs that are or in the future may be available to our other executive employees, including any profit-sharing plan, thrift plan, health insurance or health care plan, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and other similar plans. In addition, each executive officer is eligible for certain other benefits, including reimbursement of business and entertainment expenses, car allowances and life insurance. The personnel and compensation committee, in its discretion, may revise, amend, or add to the senior executive officer's benefits and perquisites as it deems advisable. We believe these benefits and perquisites are typically provided to senior executives of similar coal companies.

STOCK OWNERSHIP GUIDELINES

        The personnel and compensation committee has not implemented stock ownership guidelines. The personnel and compensation committee has chosen not to require stock ownership, given the limited market for our security. The personnel and compensation committee will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines.

TAX AND ACCOUNTING IMPLICATIONS

        Section 162(m) of the Internal Revenue Code prohibits certain companies from deducting compensation of more than $1.0 million paid to certain employees. We are currently not subject to Section 162(m), but we will become subject to it if our stock becomes publicly traded. We believe that compensation paid under the management incentive plans are fully deductable for federal income tax purposes. However, this may not always be the case. The personnel and compensation committee considers its primary goal to design compensation strategies that further the best interests of the company and its stockholders. In certain cases, the personnel and compensation committee may determine that the tax deductions lost is insignificant when compared to the potential opportunity a compensation program provides for creating stockholder value. The personnel and compensation committee, therefore, retains the ability to evaluate the performance of our executive officers and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation.

COMPENSATION COMMITTEE REPORT

        Our current personnel and compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management, and, based on such review and discussion, the current personnel and compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this prospectus.

PERSONNEL AND COMPENSATION COMMITTEE
David E. Jones

 EXECUTIVE COMPENSATION

        The following table sets forth information concerning the annual compensation for services rendered in all capacities to us and our subsidiaries for the year ended December 31, 2007, by the individuals who serve or have served as our chief executive officer and our other executive officers, who are referred to as our named executive officers.

Summary Compensation Table For Fiscal Year 2007

Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen Addington	2007	$300,000	—	—	—	—	—	$1,320	$301,320
Chief Executive Officer and President(1)
James J. Wolff	2007	$180,000	—	—	—	—	—	$3,533	$183,533
Former Chief Financial Officer
Gregory Mason	2007	$208,462	$250,000	—	—	—	—	$2,421	$460,882
Executive Vice President of Business Development

(1)
Mr. Addington also served on the board of directors and his compensation for serving on the board is shown in the Director Compensation table elsewhere in this prospectus.

        We have no employment agreements with Mr. Addington or Mr. Mason, but their current salaries as of June 30, 2008 are $500,000 and $240,000, respectively. Mr. Wolff is no longer an executive officer. We have no contractual change of control or termination obligations to our executive officers, and we have no equity-based compensation plans or arrangements for our executive officers.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Unless the context otherwise indicates, in this summary of certain relationships and related party transactions, the terms "we," "out," "our company," "us" and similar terms refer to ECR and its subsidiaries on a combined basis, except that the use of such terms with respect to the Bowie 2005 Period refers only to Bowie Resources, LLC.

ACTIVE TRANSACTIONS

        The following is a summary description of related party transactions involving ECR and/or its subsidiaries that are continuing as of June 30, 2008.

        We lease a repair shop facility in Greenup County, Kentucky, from Addington Land Company pursuant to a lease that was effective as of November 1, 2005. We pay rent of $17,000 per month under this lease, plus all utilities, insurance and maintenance costs. We had transactions with Addington Land Company totaling $34,000 in the ECR 2005 Period, $0.1 million in 2006, $0.2 million in 2007 and $0.1 million for the six months ended June 30, 2008. Addington Land Company has been flexible in regards to when payments under this lease are made. As such, the rental expense amounts set forth above do not reflect the amounts paid under this lease.

        We have an agreement with Task Trucking, Inc. ("Task"), which is owned by Larry Addington's brother-in-law. Under this agreement, Task provides trucking services to us. We had transactions with Task totaling approximately $1.6 million under this agreement in the ECR 2005 Period, $16.4 million in 2006, $8.6 million in 2007 and $3.1 million for the six months ended June 30, 2008. Substantial portions of these payments were disbursed by Task for subcontract trucking services. Task retained $0.10 per ton of coal hauled by the trucking subcontractors.

        Appalachian Machinery, Inc. and its predecessors, which is owned directly or indirectly by Larry Addington, leases us mining and related equipment. We had transactions with Appalachian Machinery totaling approximately $66,000 under these agreements in the Bowie 2005 Period, $1.9 million in the ECR 2005 Period, $7.7 million in 2006, $1.0 million in 2007 and $1.4 million for the six months ended June 30, 2008. Appalachian Machinery acquired the equipment that we leased at a time when we were having liquidity issues and were not in a position to purchase the necessary equipment ourselves. We also purchased $0.2 million in equipment during the six months ended June 30, 2008.

        We have a cross-indemnity agreement with CEI, Sentient Coal Resources, John C. Smith, Jr. and Larry Addington. Under this agreement, the parties assign primary and secondary liability for liabilities arising under a continuous contract of indemnity provided by XL Specialty Insurance Company, XL Reinsurance America, Inc., Greenwich Insurance Company and/or their affiliates related to the bonds posted in connection with our federal coal leases.

        We have a sublease with Eastern Terminals, LLC ("Eastern Terminals"), which is owned by Larry Addington, 15 of his family members and one of our employees. Under this agreement, Eastern Terminals leases to us a loading facility on the Ohio River in Greenup County, Kentucky. As part of this agreement, we agreed to pay various carrying costs, such as insurance, associated with the loading facility which we could recoup against the fees charged to us for using the loading facility. We reflect unrecouped carrying cost payments as an account receivable on our balance sheet. Our outstanding receivable balance from Eastern Terminals under this agreement was approximately $3,733 as of December 31, 2007. We have not made any payments under this sublease during the first half of 2008.

        We have a sublease with Carbon Fuels of Illinois, LLC ("Carbon Fuels Illinois"), which is ultimately 90% owned by Larry Addington, Robert Addington, Bruce Addington and Stephen Addington. Under this agreement, Carbon Fuels Illinois leases to us certain property located in Franklin County, Illinois. This sublease is for surface property necessary for obtaining permits for the processing facilities. We made no payments to Carbon Fuels Illinois under this sublease in 2007, but we paid $0.2 million during the first half of 2008. Carbon Fuels Illinois leased this property and subleased it to us at a time when we were having liquidity issues and were not in a position to lease the property ourselves.

        We have entered into various bonding agreements with Lyndon Property Insurance Company ("Lyndon") whereby Lyndon provides us with bonds that we need in order to conduct our mining operations. Larry Addington, John C. Smith, Jr., Mining Machinery Holding and Addington Exploration, LLC, which is owned by Larry Addington, Robert Addington, Bruce Addington and Stephen Addington, have guaranteed our obligations to Lyndon under certain of these bonding agreements.

        We have borrowed money from Addington Land Company, which is ultimately owned by Larry Addington, Robert Addington, Bruce Addington and Stephen Addington. The aggregate outstanding principal amount of these borrowings was approximately $13.9 million as of June 30, 2008. The interest rate on these borrowing range from 5% to 8.25%. All of these borrowings are payable on demand, except one that matures in November 2011.

        Town Square Bank, Inc., approximately 22% of which is indirectly owned by Larry Addington and Stephen Addington, has issued letters of credit on our behalf which totaled $2.6 million as of June 30, 2008, and which are partially collateralized by certificates of deposit that are held by Town Square Bank. We also maintain checking accounts with Town Square Bank.

        We have borrowed money from Larry Addington individually. The outstanding principal amount of this loan was approximately $2.4 million as of June 30, 2008, and it bears interest at 8.25%, compounded monthly. This loan is payable in equal monthly installments of $48,027 and is due in 2011.

        We use an aircraft for business purposes that is leased by Addington Aviation, LLC from an unrelated third party. Addington Aviation is owned by Larry Addington. Pursuant to an arrangement between Addington Aviation and us, we pay the pass-through lease cost on the aircraft directly to the third-party lessor. We made no payments in the ECR 2005 Period, but we paid $0.7 million in 2006, and $0.7 million in 2007 and $0.4 million for the first half of 2008 to the third-party lessor.

        We have an agreement, dated March 1, 2008, with Addington Land Company for a hangar lease. Under the agreement we are required to pay Addington Land $6,996 per month for a term of one year.

        We have a consulting arrangement with Robert Addington. Under this arrangement, he is paid $10,000 per month for his services. We paid Robert Addington approximately $10,000 for consulting services in the ECR 2005 Period, $0.1 million in 2006, $0.1 million in 2007 and $60,000 for the first half of 2008.

        We have a consulting arrangement with Bruce Addington. Under this arrangement, he is paid $10,000 bi-weekly for his services. We paid Bruce Addington approximately $50,000 for consulting services in 2007 and $0.1 million for the first half of 2008.

        We have a consulting arrangement with John Smith. Under this arrangement, he is paid $12,500 per month for his services. We paid John Smith $83,750 for consulting services in 2006, approximately $0.2 million in 2007 and $0.1 million for the first half of 2008.

        We have borrowed money from John Smith individually. The outstanding principal amount of this loan was approximately $0.1 million as of June 30, 2008, and it bears interest at 4%, compounded monthly.

        S.A.S. Contracting Corporation is partially owned by Stephen Addington and provides specialized deepmine drilling services to us for the Alloy Powellton mine and previously for our Toney's Fork mine.

We had transactions totaling approximately $0.1 million to S.A.S. in 2007 and $28,624 for the first half of 2008.

        EBA Development, LLC is owned by Bruce Addington and his son, Eric Addington, and supplies us with purchased coal. We have not made any payments to EBA.

INACTIVE TRANSACTIONS

        Following is a summary description of related party transactions involving ECR and/or its subsidiaries that are not continuing as of June 30, 2008.

The Acquisition

        In November 2005, ECR acquired: (i) from John C. Smith, Jr. (A) the outstanding equity interests of Appalachian Coal Holdings and Appalachian Fuels (collectively, the "Acquired Appalachian Companies") in exchange for 3,180,641 shares of ECR common stock and $7.9 million in cash paid in connection with ECR's exercise of the option contributed by Fountain Investments as described below; and (B) the outstanding equity interests of Illinois Fuel Company in exchange for 1,811,732 shares of ECR common stock; (ii) from CEI and Sentient Funds, the equity interests of Bowie Resources in exchange for 2,714,186 shares of ECR common stock, of which 1,457,618 shares were issued to CEI and 1,256,568 shares were issued to Sentient Funds, and the repayment of approximately $13 million owed to Sentient Funds; and (iii) from Fountain Investments, its option to acquire equity interests in the Acquired Appalachian Companies from John C. Smith, Jr. in exchange for 16,593,440 shares of ECR common stock. Concurrently with this Acquisition, ECR sold approximately 20% of its common stock in transactions exempt from registration under the Securities Act that raised approximately $89 million in net proceeds.

Distributions to Current and Former Equity Owners

        Companies that we acquired in the November 2005 acquisition described above previously made periodic distributions to our current and former equity owners on dates and in amounts sufficient to enable the equity owners to pay their estimated income tax liability associated with their ownership of our acquired companies. The amounts of these distributions totaled approximately $3.4 million in 2005.

Other Agreements with Related Parties

        We leased office space in Ashland, Kentucky, from Addington Land Company, LLC ("Addington Land Company"), which was ultimately owned by Larry Addington, Robert Addington, Bruce Addington and Stephen Addington, all of whom directly or indirectly own stock in ECR. Addington Land Company sold the office space to an unrelated third party in October 2007. Our average rental rate as of December 31, 2007 was approximately $30,000 per month. We had transactions with Addington Land Company totaling approximately $18,709 under this lease in the Bowie 2005 Period, $0.2 million in the ECR 2005 Period, $0.4 million in 2006 and $0.5 million in 2007. Addington Land Company has been flexible in regards to when payments under this lease are made. As such, the rental expense amounts set forth above do not reflect the amounts paid under this lease.

        We had an agreement with American Reclamation Company, LLC ("American Reclamation"), which is partially owned by Larry Addington's son. Under this agreement, American Reclamation provided reclamation services to us. We had transactions with American Reclamation totaling approximately $10,100 under this agreement in the ECR 2005 Period, $2.6 million in 2006, $0.8 million in 2007, and $0.2 million in the six months ended June 30, 2008.

        We had an agreement with Big Sandy Properties, LLC ("Big Sandy Properties"), which is owned by Larry Addington. Under this agreement, Big Sandy Properties leased to us a loading facility on the

Big Sandy River in Boyd County, Kentucky. As part of this agreement, we agreed to pay various carrying costs, such as insurance, associated with the loading facility which we could recoup against the fees charged to us for using the loading facility. We reflect unrecouped carrying cost payments as an account receivable on our balance sheet. Big Sandy Properties sold the loading facility to an unrelated third party in December 2007, and this agreement was terminated. We had transactions with Big Sandy Properties totaling approximately $0.5 million under this agreement in 2006 and $1.0 million in 2007. Our outstanding receivable balance from Big Sandy Properties under this agreement was less than $1,000 as of June 30, 2008.

        We had a sublease with Carbon Fuels Properties, LLC ("Carbon Fuels"), which is ultimately 90% owned by Larry Addington, Robert Addington, Bruce Addington and Stephen Addington. Under this agreement, Carbon Fuels leased to us certain reserve property located in Mingo County, West Virginia. This sublease was assigned to an unrelated third party in 2007. We made no payments to Carbon Fuels under this sublease in the ECR 2005 Period; however, we paid $0.5 million in 2006 and $57,298 in 2007.

        We leased equipment from Horsepower Leasing, LLC ("Horsepower Leasing"), which is owned by Bruce Addington. Under this agreement, Horsepower Leasing leased to us approximately 17 pieces of mining and related equipment. We had transactions with Horsepower Leasing totaling approximately $0.1 million under these agreements in the ECR 2005 Period.

        We had agreements with I Synfuels, which is not a related party, relating to the production and sale of synfuel under Section 29 (redesignated as Section 45K effective as of January 1, 2006) of the Code. This production and sale of synfuel may entitle I Synfuels to Section 29 (redesignated as Section 45K effective as of January 1, 2006) tax credits if certain requirements are satisfied. Pursuant to these agreements, we made a partial assignment to I Synfuels of one of our coal supply agreements. We also leased I Synfuels property located near our Bowie mine operations, supplied I Synfuels with feedstock coal (which I Synfuels could convert to synfuel), and helped load the synfuel for delivery. If I Synfuels converted the feedstock coal to synfuel and sold it to a customer, we received $1 more per ton than if we had sold the coal to the customer. In connection with this synfuel transaction, we had agreements with Appalachian Coal Processing, which is owned by Larry Addington. Appalachian Coal Processing had agreed to act as I Synfuels' exclusive consultant for sales of synfuel, and I Synfuels agreed to pay Appalachian Coal Processing $2 per ton of synfuel sold by I Synfuels. I Synfuels' started producing synfuel in October 2005 and we produced approximately 0.5 million and 1.6 million tons in 2006 and 2007, respectively. The Section 29 (redesignated as Section 45K effective as of January 1, 2006) tax credit program for coal that is converted to synfuel expired on December 31, 2007.

        We had an arrangement with Progress Fuels Corporation, which is not an affiliate, and CBAZ Resources, which is owned by our former Chief Financial Officer, Jeff Muncy. Pursuant to this arrangement, we sold coal to CBAZ Resources, which then sold that coal to third party synfuel producers. CBAZ Resources was paid $0.10 per ton of coal converted under this arrangement.

        We have borrowed money from Appalachian Machinery, Inc. or its predecessors. The original principal amount of these loans was approximately $11.2 million and they carried interest rates from 6.5% to 8.0%, compounded monthly. These loans were paid in full in December 2007.

        We have borrowed money from Town Square Bank, Inc. ("Town Square Bank"), approximately 22% of which is indirectly owned by Larry Addington and Stephen Addington, pursuant to four separate loan transactions. Stephen Addington is also a director of Town Square Bank. The original principal amount of these loans was approximately $0.4 million, and they carried interest rates between 7.75% and 8.25%. These loans were paid in full in August 2005.

        We loaned approximately $0.4 million to Appalachian Coal Processing, which is owned by Larry Addington. This loan was repaid in full in November 2006.

        Appalachian Machinery, Inc. and its predecessors, which is owned directly or indirectly by Larry Addington, previously maintained and repaired some of our mining and related equipment. Appalachian Machinery no longer provides us these same services. We had transactions totaling approximately $0.8 million under these agreements in the ECR 2005 Period, $1.3 million in 2006 and $0.2 million in 2007.

        We have guaranteed Appalachian Machinery Inc.'s obligation on leases it had with Min, Inc. and WRM, Inc. Appalachian Machinery paid these leases in full in June 2006.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to the beneficial ownership of our common stock by (i) each person known to us who beneficially owns 5% or more of our common stock, (ii) directors and executive officers, and (iii) executive officers and directors as a group as of June 30, 2008.

Name and Address of Beneficial Owner(1)	No. of Shares	Percent of Class
5% Stockholders:
Fountain Investments, LLC
c/o Energy Coal Resources, Inc.	16,593,440	54.7%
1500 North Big Run Road
Ashland, Kentucky 41102
John C. Smith, Jr.(2)
c/o Energy Coal Resources, Inc.	5,006,545	16.5%
1500 North Big Run Road
Ashland, Kentucky 41102
Larry Addington(3)
c/o Energy Coal Resources, Inc.	11,037,460	36.4%
1500 North Big Run Road
Ashland, Kentucky 41102
Officers and Directors:
Stephen Addington(4)
c/o Energy Coal Resources, Inc.	16,781,472	55.4%
1500 North Big Run Road
Ashland, Kentucky 41102
Frank Bennett
c/o Energy Coal Resources, Inc.	—	—
1500 North Big Run Road
Ashland, Kentucky 41102
Gregory Mason(5)
c/o Energy Coal Resources, Inc.	350	1.2%
1500 North Big Run Road
Ashland, Kentucky 41102
Robert Addington(6)
c/o Energy Coal Resources, Inc.	1,736,776	5.7%
1500 North Big Run Road
Ashland, Kentucky 41102
David E. Jones
c/o Energy Coal Resources, Inc.	—	—
1500 North Big Run Road
Ashland, Kentucky 41102
Gregory D. Stumbo
c/o Energy Coal Resources, Inc.	—	—
1500 North Big Run Road
Ashland, Kentucky 41102
Executive officers and directors as a group (6 persons)(7)	16,954,928	55.9%

(1)
The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)
Includes beneficial ownership through shared voting and investment power of shares of our common stock held by CEI. John C. Smith, Jr. is a manager of CEI. Mr. Smith disclaims beneficial ownership of shares held by CEI. Also includes beneficial ownership of 4.8% of the shares of common stock held directly by Fountain Investments through Mr. Smith's investment power (shares held by spouse and minor children) over these shares.

(3)
Includes beneficial ownership through Mr. Addington's right to purchase additional shares of common stock and additional units of CEI from John C. Smith, Jr. Includes beneficial ownership of 29.5% of the shares of common stock held directly by CEI and 33.4% of the shares of common stock held directly by Fountain Investments through Mr. Addington's investment power over these shares.

(4)
Includes beneficial ownership through sole voting and investment power of shares of our common stock held by Fountain Investments. Mr. Addington is the sole manager of Fountain Investments. Mr. Addington disclaims beneficial ownership of shares held by Fountain Investments. Also includes beneficial ownership of 12.9% of the shares of common stock held directly by CEI through Mr. Addington's investment power (includes 3.0% of shares held by Mr. Addington's children) over these shares.

(5)
Includes beneficial ownership of 1.93% of the shares of common stock held directly by Fountain Investments and 2.0% of the shares of common stock held directly by CEI through Mr. Mason's investment power over these shares.

(6)
Includes beneficial ownership of 9.59% of the shares of common stock held directly by Fountain Investments and 9.9% of the shares of common stock held directly by CEI through Mr. Addington's investment power over these shares.

(7)
Includes beneficial ownership of shares of our common stock held by Fountain Investments, as our executive officers and directors hold, in the aggregate, full voting and investment powers with respect to the shares held by Fountain Investments and includes beneficial ownership of shares of our common stock held by CEI, as our executive officers and directors hold, in the aggregate, 24.8% of the shares of common stock held directly by CEI through their investment power over these shares. (Includes 3.0% of shares held by Mr. Stephen Addington's children.)

 SELLING STOCKHOLDERS

        This prospectus covers the resale of (i) shares sold in our recent private equity offering to "accredited investors" as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act and to "qualified institutional buyers," as defined by Rule 144A under the Securities Act, and (ii) shares held by our other stockholders. The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below. The selling stockholders will receive all proceeds from any sale of shares pursuant to this prospectus. We are required by our registration rights agreement to register for resale the shares of our common stock described in the table below.

        The following table sets forth information about the number of shares owned by each selling stockholder that may be offered from time to time under this prospectus. Certain selling stockholders may be deemed to be "underwriters," as defined in the Securities Act. Any profits realized by a selling stockholder may be deemed to be underwriting commissions.

        The table below has been prepared based upon the information furnished to us by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table was provided to us in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time, and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the amount of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer all, some or none of their common stock under the offering contemplated by this prospectus. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read "Plan of Distribution."

        We have been advised, as noted below in the footnotes to the table, that some of the selling stockholders are affiliates of broker-dealers. We have been advised that each of such selling stockholders purchased our common stock in the ordinary course of business, not for resale, and that none of such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute our common stock. All selling stockholders are subject to Rule 105 of Regulation M and are precluded from engaging in any short selling activities prior to effectiveness.

        The following table sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors of affiliates, and the number of shares of our common stock owned by such stockholder prior to the offering. We have assumed all shares reflected on the table will be sold from time to time.

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Addington, Larry	2,246,568	7.41%
Alexander, Leslie L.	250,000	*
Allianz Flex-Cap Value Fund(1)	26,000	*
Allied Funding, Inc.(2)	7,500	*
Amaranth LLC(3)†	70,000	*
Atlas Advantage Master Fund L.P.(4)	18,870	*
Atlas Capital (Q.P.) L.P.(5)	8,438	*
Atlas Capital ID Fund L.P.(6)	533	*
Atlas Capital Master Fund LP(7)	27,974	*
Atlas Capital Offshore Exempt Fund, Ltd.(8)	19,185	*

*
Less than 1%

†
Broker-dealer affiliate

(1)
NFJ Investment Group L.P. is the investment advisor of this selling stockholder. NFJ Investment Group L.P. is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(2)
Ken S. Perry is the President of Allied Funding, Inc. By virtue of his position, Mr. Perry is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(3)
Amaranth Advisors L.L.C. is the trading advisor for Amaranth LLC, the selling stockholder, and exercises dispositive powers with respect to the shares held by Amaranth LLC. Amaranth Advisors L.L.C. has designated authorized signatories who will sign on behalf of Amaranth LLC. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C.

(4)
Robert H. Alpert is President of RHA, Inc., which is the general partner of Atlas Advantage, L.P., which is the general partner of Atlas Advantage Offshore Fund, Ltd. which is the general partner of this selling stockholder. By virtue of his position with RHA, Inc., Mr. Alpert is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(5)
Robert H. Alpert is President of RHA, Inc., which is the general partner of Atlas Capital Management, L.P., which is the general partner of Atlas Capital (Q.P.), L.P. By virtue of his position with RHA, Inc., Mr. Alpert is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(6)
Robert H. Alpert is President of RHA, Inc., which is the general partner of Atlas Capital Management, L.P., which is the general partner of this selling stockholder. By virtue of his position with RHA, Inc., Mr. Alpert is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(7)
Robert H. Alpert is President of RHA, Inc., which is the general partner of Atlas Capital, L.P., which is the general partner of Atlas Capital Offshore Fund, Ltd. which is the general partner of the selling stockholder. By virtue of his position with RHA, Inc., Mr. Alpert is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(8)
Robert H. Alpert is the director of this selling stockholder. By virtue of his position, Mr. Alpert is deemed to hold investment power and voting control over the shares held by this selling stockholder.

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Augustus V. L. Brokaw Revocable Trust dated 10/14/93,(9) Augusta V. L. Brokaw III TTEE	1,000	*
BBT Fund, L.P.(10)	61,655	*
Beach, Patrick & Christine	3,000	*
Blueprint Partners, L.P.(11)	12,500	*
Bluver, Howard C. IRA R/O	1,500	*
Brasher, James E. IRA Rollover(12)	1,300	*
Brookstone LP, ESP FBO John D. Carson(13)	2,000	*
CAP Fund, L.P.(14)	39,305	*
Citadel Equity Fund Ltd.(15)†	187,500	*
Coleman, John M. & Patricia D. JTWROS	6,250	*
Colorado Energy Investments, LLC(16)	1,457,618	4.81%

*
Less than 1%

†
Broker-dealer affiliate

(9)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the investment advisor of this selling stockholder. By virtue of his position with King Investment Advisors, Inc., Mr. King is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(10)
BBT Genpar, L.P. is the general partner of this selling stockholder. BBT Genpar, L.P. is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(11)
Rajesh Idnani is the manager of Blueprint Partners LP and is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(12)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the investment advisor of this selling stockholder. By virtue of his position with King Investment Advisors, Inc., Mr. King is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(13)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the investment advisor of this selling stockholder. By virtue of his position with King Investment Advisors, Inc., Mr. King is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(14)
CAP Genpar, L.P. is the general partner of this selling stockholder. CAP Genpar, L.P. is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(15)
Citadel Limited Partnership ("CLP") is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. ("CIG") controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by the selling stockholder. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.

(16)
John C. Smith, Jr. is the manager of this selling stockholder. By virtue of his position, Mr. Smith is deemed to hold investment power and voting control over the shares held by this selling stockholder. John C. Smith, Jr. was the sole shareholder and President of Appalachian Fuels, LLC, Illinois Fuel Company, LLC and Appalachian Coal Holdings, Inc. until November 2005.

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Coronado Fund LLC(17)	10,000	*
Deephaven Distressed Opportunities Trading Ltd. (BVI)(18)	64,569	*
Deephaven Event Trading Ltd.(19)†	162,810	*
Delta Institutional, LP(20)	361,250	1.19%
Delta Offshore, Ltd.(21)	573,750	1.89%
Delta Onshore, LP(22)	66,300	*
Delta Pleiades, LP(23)	61,200	*
Double Black Diamond Offshore LDC(24)	625,000	2.06%
Drake Associates LP(25)	60,000	*

*
Less than 1%

†
Broker-dealer affiliate

(17)
Horacio A. Valeiras is the Chief Investment Officer of Nicholas-Applegate Capital Management LLC which is the investment advisor of this selling stockholder. By virtue of his position with Nicholas-Applegate Capital Management LLC, Mr. Valeiras is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(18)
Colin Smith is the Chief Executive Officer of Deephaven Capital Management LLC, which is the investment manager of this selling shareholder. By virtue of his position with Deephaven Capital Management LLC, Mr. Smith is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(19)
Colin Smith is the Chief Executive Officer of Deephaven Capital Management LLC, which is the investment manager of this selling shareholder. By virtue of his position with Deephaven Capital Management LLC, Mr. Smith is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(20)
Trafelet and Company, LLC is the investment manager of this selling stockholder. Trafelet and Company, LLC is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(21)
Trafelet and Company, LLC is the investment manager of this selling stockholder. Trafelet and Company, LLC is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(22)
Trafelet and Company, LLC is the investment manager of this selling stockholder. Trafelet and Company, LLC is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(23)
Trafelet and Company, LLC is the investment manager of this selling stockholder. Trafelet and Company, LLC is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(24)
Carlson Capital, L.P. is the investment advisor of this selling stockholder. Carlson Capital, L.P. is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(25)
Alexander W. Rutherfurd is the manager and portfolio manager of Drake Asset Management LLC, which is the general partner of this selling stockholder. By virtue of his position with Drake Asset Management LLC, Mr. Rutherfurd is deemed to hold investment power and voting control over the shares held by this selling stockholder.

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Feinberg, Richard C.	10,000	*
First Security Bank Commingled Investment Fund for Qualified Employee Benefit Plans(26)	63,000	*
Fountain Investments, LLC(27)	16,593,440	54.74%
Franklin Natural Resources Fund(28)†	199,375	*
FrontPoint Energy Horizons Fund, L.P.(29)	150,000	*
Gershen, Barnett L.(30)	4,200	*
Gershen, Barnett L. IRA Rollover(31)	1,000	*
Gruber & McBaine International(32)	22,219	*

*
Less than 1%

†
Broker-dealer affiliate

(26)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the investment advisor of this selling stockholder. By virtue of his position with King Investment Advisors, Inc., Mr. King is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(27)
Stephen Addington is the manager of this selling stockholder. By virtue of his position, Mr. Addington is deemed to hold investment power and voting control over the shares held by this selling stockholder. Stephen Addington is the Chief Executive Officer of ECR.

(28)
Franklin Advisers, Inc. is the investment advisor of this selling stockholder and holds investment power and voting control over the shares held by this selling stockholder.

(29)
FrontPoint Energy Horizons Fund GP, LLC (the "General Partner") is the general partner of FrontPoint Energy Horizons Fund, L.P. (the "Fund"). Voting and dispositive power over the securities held by the Fund is exercised in practice by the investment officers of the General Partner. The officers of the General Partner are subject to the oversight and direction of the Management Committee of FrontPoint Partners LLC ("FrontPoint"), managing member of the General Partner. FrontPoint's Management Committee is, in turn, subject to the overall supervision and oversight of FrontPoint's Board of Managers, the members of which change from time to time. The officers of the General Partner and the members of the FrontPoint Management Committee and Board of Managers each disclaim beneficial ownership of the securities held by the Fund except for their direct or indirect pecuniary interest therein.

(30)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the investment advisor of this selling stockholder. By virtue of his position with King Investment Advisors, Inc., Mr. King is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(31)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the investment advisor of this selling stockholder. By virtue of his position with King Investment Advisors, Inc., Mr. King is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(32)
Jon D. Gruber and J. Patterson McBain are managers of Gruber & McBain Capital Management, which is the investment advisor of this selling stockholder. By virtue of their positions with Gruber & McBain Capital Management, Mr. Gruber and Mr. McBain are deemed to hold investment power and voting control over the shares held by this selling stockholder.

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
H. J. & Aggie L. Foster Trust Dated 1/17/94(33)	900	*
Ham, Bill(34)	12,000	*
Ham, Bill IRA Rollover(35)	2,800	*
Harke, Felix R IRA/SEP	1,562	*
Highbridge Event Driven/Relative Value Fund, LP(36)	40,422	*
Highbridge Event Driven/Relative Value Fund, Ltd.(37)	286,610	*
Highbridge International LLC(38)	241,718	*
Hirschhorn, Martin	5,000	*
Hyman, Victoria Peslak	35,000	*
Im, Edward & Jill JTWROS	1,562	*
Jean C. Brokaw Revocable Trust dated 10/14/93(39), Jean C. Brokaw TTEE	1,000	*

*
Less than 1%

†
Broker-dealer affiliate

(33)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the investment advisor of this selling stockholder. By virtue of his position with King Investment Advisors, Inc., Mr. King is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(34)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the investment advisor of this selling stockholder. By virtue of his position with King Investment Advisors, Inc., Mr. King is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(35)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the investment advisor of this selling stockholder. By virtue of his position with King Investment Advisors, Inc., Mr. King is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(36)
Highbridge Capital Management, LLC is the general partner of this selling stockholder. Highbridge Capital Management, LLC is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(37)
Highbridge Capital Management, LLC is the investment advisor of this selling stockholder. Highbridge Capital Management, LLC is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(38)
Highbridge Capital Management, LLC is the manager of this selling stockholder. Highbridge Capital Management, LLC is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(39)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the investment advisor of this selling stockholder. By virtue of his position with King Investment Advisors, Inc., Mr. King is deemed to hold investment power and voting control over the shares held by this selling stockholder.

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Jon D. and Linda W. Gruber Trust(40)	25,500	*
Jones Family Investments LLC(41)	3,000	*
Julber, Evan L.	3,750	*
Kenner, Peter I.	25,000	*
King, Roger	7,600	*
Kung, Greg(42)	4,000	*
Lagunitas Partners LP(43)	79,781	*
LibertyView Funds LP(44)†	45,800	*
LibertyView Special Opportunities Fund LP(45)†	10,000	*
Locke, James & Susan TBE	9,300	*
Locke, T. Ferguson†	6,250	*
Louis D. Cohen Revocable Trust(46)	2,000	*

*
Less than 1%

†
Broker-dealer affiliate

(40)
Jon D. Gruber is the manager of Gruber & McBaine Capital Management, which is the investment advisor of this selling stockholder. By virtue of his position with Gruber & McBaine Capital Management, Mr. Gruber is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(41)
Creve & Company is the investment advisor for this selling stockholder. Creve & Company is deemed to hold joint investment power and sole voting control over the shares held by this selling stockholder.

(42)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the investment advisor of this selling stockholder. By virtue of his position with King Investment Advisors, Inc., Mr. King is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(43)
Jon D. Gruber and J. Patterson McBain are managers of Gruber & McBain Capital Management, which is the investment advisor and general partner of this selling stockholder. By virtue of their positions with Gruber & McBain Capital Management, Mr. Gruber and Mr. McBain are deemed to hold investment power and voting control over the shares held by this selling stockholder.

(44)
Richard A. Meckler is a Managing Director of Neuberger Berman, LLC which is the investment adviser to this selling stockholder. Neuberger Berman, LLC is affiliated with Neuberger Berman Asset Management, LLC, which is the general partner of this selling stockholder. Mr. Meckler, Neuberger Berman, LLC and Neuberger Berman Asset Management, LLC are deemed to hold investment power and voting control over the shares held by this selling stockholder.

(45)
Richard A. Meckler is a Managing Director of Neuberger Berman, LLC which is the investment adviser to this selling stockholder. Neuberger Berman, LLC is affiliated with Neuberger Berman Asset Management, LLC, which is the general partner of this selling stockholder. Mr. Meckler, Neuberger Berman, LLC and Neuberger Berman Asset Management, LLC are deemed to hold investment power and voting control over the shares held by this selling stockholder.

(46)
Creve & Company is the investment advisor for this selling stockholder. Creve & Company is deemed to hold joint investment power and sole voting control over the shares held by this selling stockholder.

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
MA Deep Event, Ltd.(47)	15,621	*
Magnolia Charitable Trust Emily L. Todd and David A. Todd TTEEs(48)	2,200	*
Marshall-Inman, Daryll & Jennifer JTWROS	1,250	*
Mary L. G. Theroux Revocable Living Trust U/A(49), Mary L. G. Theroux Trustee	1,500	*
Nesting Ltd. Family Partnership—Martha Claire Tompkins, GP(50)	1,200	*
Nite Capital LP(51)	10,000	*
Notestine, Stephen M.(52)	3,000	*
Parsons, Thomas B.	1,000	*
Perry Partners International, Inc.(53)	386,460	1.27%

*
Less than 1%

†
Broker-dealer affiliate

(47)
Colin Smith is the Chief Executive Officer of Deephaven Capital Management LLC, which is the investment manager of this selling shareholder. By virtue of his position with Deephaven Capital Management LLC, Mr. Smith is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(48)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the investment advisor of this selling stockholder. By virtue of his position with King Investment Advisors, Inc., Mr. King is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(49)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the investment advisor of this selling stockholder. By virtue of his position with King Investment Advisors, Inc., Mr. King is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(50)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the investment advisor of this selling stockholder. By virtue of his position with King Investment Advisors, Inc., Mr. King is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(51)
Keith A. Goodman is the manager of the general partner of this selling stockholder. By virtue of his position with the general partner, Mr. Goodman is deemed to hold investment power and voting control over the shares held by this selling stockholder. Mr. Goodman disclaims beneficial ownership of the shares held by this selling stockholder.

(52)
Creve & Company is the investment advisor for this selling stockholder. Creve & Company is deemed to hold joint investment power and sole voting control over the shares held by this selling stockholder.

(53)
Richard Perry is the President and sole shareholder of Perry Corp., which is the investment manager of this selling stockholder. Each of Mr. Perry and Perry Corp. may be deemed to have beneficial ownership over the shares held by this selling stockholder. Each of Mr. Perry and Perry Corp. disclaim beneficial ownership of the shares held by this selling stockholder, except to the extent of their pecuniary interest, if any, therein.

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Perry Partners LP(54)	183,540	*
Requadt, Charles O. & Julie K. TIC(55)	3,300	*
Robert H. Dunlap Irrevocable Trust #101 dated 4/2/87(56)	2,000	*
Rothstein, Steven	5,000	*
Rupp, Johanne S. IRA R/O	2,000	*
Sentient Global Resources Fund 1, L.P.(57)	1,017,821	3.36%
Sentient Global Resources Trust No. 1(58)	238,748	*
Sexworth, Elizabeth IRA R/O	300	*
SF Capital Partners Ltd.(59)†	680,000	2.24%
Smith, Jr., John C.(60)	2,745,805	9.06%
Smith, Robert H.	7,000	*
SRI Fund, L.P.(61)	3,540	*

*
Less than 1%

†
Broker-dealer affiliate

(54)
Richard Perry is the President and sole shareholder of Perry Corp., which is the managing general partner of this selling stockholder. Each of Mr. Perry and Perry Corp. may be deemed to have beneficial ownership over the shares held by this selling stockholder. Each of Mr. Perry and Perry Corp. disclaim beneficial ownership of the shares held by this selling stockholder, except to the extent of their pecuniary interest, if any, therein.

(55)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the investment advisor of this selling stockholder. By virtue of his position with King Investment Advisors, Inc., Mr. King is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(56)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the investment advisor of this selling stockholder. By virtue of his position with King Investment Advisors, Inc., Mr. King is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(57)
Sentient GP I, Limited, a Cayman Islands exempted limited partnership, is the general partner of this selling stockholder. Sentient GP I is deemed to hold investment power and voting control over the shares held by this stockholder.

(58)
Sentient (Aust) Pty. Limited is the trustee of this selling stockholder. Sentient (Aust) Pty. Limited is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(59)
As officers of the selling stockholder, Michael A. Roth and Brian J. Stark share investment power and voting control over the shares held by this selling stockholder.

(60)
John C. Smith, Jr. was the sole shareholder and President of Appalachian Fuels, LLC, Illinois Fuel Company, LLC and Appalachian Coal Holdings, Inc. until November 2005.

(61)
SRI Genpar, L.P. is the general partner of this selling stockholder. SRI Genpar, L.P. is deemed to hold investment power and voting control over the shares held by this selling stockholder.

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Stanley Allen Revocable Trust(62)	3,000	*
Stein, Kevin	1,500	*
The Flanagan Family, LP(63)	4,600	*
The Northwestern Mutual Life Insurance Company(64)†	500,000	1.65%
Thrower, Margaret M.(65)	5,000	*
Tivoli Partners LP(66)	50,000	*
Todd, Lucie Wray(67)	6,000	*
Toro, Andrese E. & Cassie JTWROS	9,375	*
Trust D for a portion of the assets of the Kodak Retirement Income Plan(68)	13,000	*
United Capital Management, Inc.(69)	12,500	*
Vestal Venture Capital(70)	12,000	*

*
Less than 1%

†
Broker-dealer affiliate

(62)
Creve & Company is the investment advisor for this selling stockholder. Creve & Company is deemed to hold joint investment power and sole voting control over the shares held by this selling stockholder.

(63)
Robert J. Flanagan is the manager of E.O. Flanagan LLC, which is the general partner of this selling stockholder. By virtue of his position with E.O. Flanagan LLC, Mr. Flanagan is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(64)
Jerome R. Baier is a managing director of Northwestern Investment Management Company, LLC, which is the investment advisor of this selling stockholder. By virtue of his position with Northwestern Investment Management Company, LLC, Mr. Baier is deemed to hold shared investment power and voting control over the shares held by this selling stockholder.

(65)
David T. Harris, as power of attorney for this selling stockholder, is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(66)
Peter Kenner is the general partner of this selling stockholder. Peter Kenner is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(67)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the investment advisor of this selling stockholder. By virtue of his position with King Investment Advisors, Inc., Mr. King is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(68)
Neuberger Berman, LLC (investment adviser to this selling stockholder) and Neuberger Berman Asset Management, LLC (general partner of this selling stockholder) are affiliated entities. Neuberger Berman, LLC and Neuberger Berman Asset Management, LLC are deemed to hold investment power and voting control over the shares held by this selling stockholder.

(69)
James A. Lustig is the President of United Capital Management and is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(70)
Allan R. Lyons is the managing member of 21st Century Strategic Investment Planning, LLC, which is the general partner of this selling stockholder. By virtue of his position with the general partner, Mr. Lyons is deemed to hold investment power and voting control over the shares held by this selling stockholder.

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Washburn, Christopher W.	4,625	*
Weiss, Jay S.	6,250	*
William K. Warren Foundation(71)	25,000	*
Wray & Todd Interests, Ltd.(72)	15,000	*
York, John C.	6,250	*

*
Less than 1%

†
Broker-dealer affiliate

(71)
Mark A. Buntz is the Chief Financial Officer of The William K. Warren Foundation and is deemed to hold investment power and voting control over the shares held by this selling stockholder.

(72)
Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the investment advisor of this selling stockholder. By virtue of his position with King Investment Advisors, Inc., Mr. King is deemed to hold investment power and voting control over the shares held by this selling stockholder.

 DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITALIZATION

        Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.01 per share, of which 30,312,749 shares are issued and outstanding as of the date of this prospectus, and 5,000,000 shares of preferred stock par value $0.01 per share, of which no shares are issued and outstanding as of the date of this prospectus.

        Selected provisions our organizational documents are summarized below. Copies of certain organizational documents will be filed as exhibits to the registration statement to which this prospectus forms a part. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

COMMON STOCK

         Voting Rights.    Holders of common stock are entitled to one vote per share in the election of directors and on all other matters to be voted upon by the stockholders. The holders of our common stock may not cumulate their votes in the election of directors.

         Dividend Rights.    Holders of our common stock are entitled to receive dividends ratably if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on our outstanding preferred stock, if any, as described below. The amounts available to us to pay cash dividends will be restricted by our subsidiaries' debt agreements. Our subsidiaries' credit facilities limit the ability of our subsidiaries to pay dividends to us. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

         Liquidation Rights.    Upon liquidation, dissolution or winding up of our affairs, any business combination or a sale or disposition of all or substantially all of the assets, the holders of our common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on our outstanding preferred stock, if any.

         Other Matters.    Holders of our common stock have no preemptive or conversion rights and our common stock is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our common stock. All currently outstanding shares of our common stock are fully paid and non-assessable.

PREFERRED STOCK

        Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

  •
  the dividend rate of the series;

  •
  the redemption price or prices, if any, for shares of the series;

  •
  liquidation preference;

  •
  conversion rights; and

  •
  restrictions on the issuance of shares of the same series or of any other class or series.

        One of the effects of undesignated preferred stock may be to enable our board of directors to render it more difficult to or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of our preferred stock by our board of directors as described above may adversely affect the rights of the holders of our common stock. For example, preferred stock issued by us may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights, and may be convertible into shares of our common stock. Accordingly, the issuance of shares of our preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW, OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND OUR AMENDED AND RESTATED BYLAWS

        There are provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized in the following paragraphs, that may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

Removal of Directors; Vacancies

        Our amended and restated bylaws provide that directors may be removed only upon the affirmative vote of holders of a majority of the shares then entitled to vote in the election of directors. In addition, our amended and restated bylaws provide that any vacancies on our board of directors shall be filled by the affirmative vote of a majority of the remaining directors, or by an election by the stockholders.

No Cumulative Voting

        The Delaware General Corporation Law ("DGCL") provides that stockholders may be entitled to the right to cumulate votes in the election of directors if it is so provided by our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation provides that cumulative voting shall not be allowed in the election of directors.

Calling of Special Meetings of Stockholders

        Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time by the board, the chairman of the board or the president, and shall be called if requested by shareholders representing not less than 20% of all votes entitled to be cast at such meeting.

Stockholder Action by Written Consent

        The DGCL permits stockholder action by written consent, and our amended and restated bylaws allow for any action permitted at our annual or special meeting to be taken without a meeting and without notice if a written consent setting forth the action to be taken is signed by holders of stock having votes not less than the amount required to take action at an annual or special meeting at which all shares entitled to vote thereon were present.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

        Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede the stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Delaware Anti-Takeover Statute

        Immediately following the registration of our shares of common stock, we will not be subject to Section 203 of the DGCL, an anti-takeover provision. However, we will become subject to Section 203 if, in the future, shares of any class of our voting stock are listed on a national exchange or if shares of our stock are held of record by more than 2,000 stockholders. In general, the provision prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. A "business combination" includes a merger, sale of 10% or more of the assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is:

  •
  the owner of 15% or more of the outstanding voting stock of the corporation;

  •
  an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; or

  •
  an affiliate or associate of the person described in the foregoing bullet points.

        However, even if we were subject to Section 203, the above provisions of Section 203 would not apply if:

  •
  our board of directors approved the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

  •
  after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

  •
  on or subsequent to the date of the transaction, the business combination was approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

        Neither our amended and restated certificate of incorporation nor our amended and restated bylaws exempt us from the restrictions imposed under Section 203. Our stockholders may, however, by adopting an amendment to our amended and restated certificate of incorporation or our amended and restated bylaws, elect that we not be governed by Section 203. Any such amendment may be subject to a one-year delay in effectiveness. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

  •
  for breach of duty of loyalty;

  •
  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

  •
  under Section 174 of the DGCL relating to unlawful dividends or stock repurchases; or

  •
  for transactions from which the director derived improper personal benefit.

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to and have obtained directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

TRANSFER AGENT AND REGISTRAR

        Our transfer agent and registrar for our common stock is National City Bank.

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to the date of this prospectus, there has been no public market for our common stock. Because all of our currently outstanding shares of common stock are currently being registered for resale by our selling stockholders, there is an increased risk that substantial amounts of our common stock could be sold in the public market in the future. The sale of a substantial amount of our common stock in the public market in the future, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

        We have 30,312,749 shares of common stock outstanding as of the date of this prospectus, all of which are being registered pursuant to the registration statement that includes this prospectus. All of the shares of our common stock sold under this prospectus will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except in compliance with Rule 144 volume limitations and manner of sale and notice requirements, pursuant to another applicable exemption from registration, or pursuant to an effective registration statement.

RULE 144

        On November 1, 2007, the SEC adopted amendments to Rule 144 that are effective for any sales of restricted securities made under Rule 144 beginning on February 15, 2008. The recently adopted amendments, among other things, shorten the holding periods for restricted securities for both non-affiliates and affiliates under Rule 144. Rule 144, as amended, provides that non-affiliates that have held restricted securities of a reporting company for at least six months and have not had an affiliate relationship with us during the preceding three months may sell their securities without restriction or limitation, other than that Rule 144's public information requirements must be satisfied during the six months following satisfaction of the six-month holding period requirement. The amendments to rule 144 permit affiliates that have held restricted securities for at least six months to sell such restricted securities in accordance with the traditional conditions of Rule 144, including the current public information requirement, the volume limitations, manner of sale provisions and notice requirements. In particular, an affiliate who has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately 303,127 shares on the date of this prospectus; or

  •
  the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

 CERTAIN MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX
CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a general discussion of certain material U.S. federal income and estate tax consequences to a non-U.S. holder of the acquisition, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

        For purposes of this discussion, a "non-U.S. holder" means any beneficial owner of our common stock that is not, for U.S. federal income tax purposes, any of the following:

  •
  An individual citizen or resident of the U.S.;

  •
  A corporation or a partnership (or any other entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

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  An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  A trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership or other flow-through entity is a beneficial owner of our common stock, the tax treatment of a partner or other owner will generally depend upon the status of the partner or other owner and the activities of the partnership or other entity. If you are a partnership, another flow-through entity, a partner of a partnership or an owner of another flow-through entity and you hold or contemplate holding our common stock, you should consult your tax advisor.

        The summary is based upon provisions of the Code, and Treasury regulations, rulings, and administrative and judicial decisions as of the date hereof. Those authorities may be changed or interpreted differently, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, insurance company, tax-exempt organization, dealer in securities, bank or other financial institution, "controlled foreign corporation," "passive foreign investment company," "foreign personal holding company," corporation that accumulates earnings to avoid U.S. federal income tax, an investor in a pass-through entity, a person subject to alternative minimum tax, or and an investor that holds our common stock as part of a hedge, straddle or conversion transaction). A change in law may alter significantly the tax considerations that we describe in this summary.

        If you are considering the purchase of our common stock, we recommend that you consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the acquisition, ownership and disposition of our common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

DIVIDENDS

        We have not paid and do not presently anticipate paying distributions on shares of our common stock, other than nominal dividends. For more information, please see "Dividend Policy." In the event that we do pay distributions on our common stock, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will constitute a return of capital that is applied against and first will reduce a non-U.S. holder's adjusted tax basis in our common stock, but not below zero. If the distributions exceed the non-U.S. holder's adjusted basis in our common stock, the excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under "—Gain on Disposition of Common Stock" below.

        Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a the non-U.S. holder within the U.S. (and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a non-U.S. holder that is a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Services Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

        A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

GAIN ON DISPOSITION OF COMMON STOCK

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  The gain is effectively connected with a trade or business of the non-U.S. holder in the U.S., and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder;

  •
  The non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the sale or other disposition, and certain other conditions are met; or

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  Our common stock constitutes a U.S. real property interest by reason of our status as a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the sale or other disposition or the holder's holding period for our common stock.

        Unless an applicable treaty provides otherwise, a non-corporate non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale or other disposition of our common stock under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

        We believe that we are currently a "U.S. real property holding corporation" for U.S. federal income tax purposes. This characterization has tax implications for non-U.S. holders of our common stock, and those implications are affected by whether our common stock is considered to be regularly traded on an established securities market within the meaning of Section 897 of the Code and the applicable Treasury Regulations. If our common stock is not considered to be regularly traded on an established securities market, any gain recognized by a non-U.S. holder on the sale or other disposition of our common stock will be treated as effectively connected with a U.S. trade or business and will be subject to U.S. federal income tax at regular graduated U.S. federal income tax rates and in much the same manner as applicable to U.S. persons. In this case, the non-U.S. holder could also be subject to certain withholding taxes imposed on the gross proceeds realized with respect to the sale or other disposition of our common stock. In addition, if the non-U.S. holder is a foreign corporation, the additional branch profits tax described above may apply. Any amount withheld in excess of the amount owed may be refundable if the required information is timely furnished to the Internal Revenue Service. If our common stock is considered to be regularly traded on an established securities market, only a non-U.S. holder who holds or held (at any time during the shorter of five year period preceding the date of sale or other disposition or the holder's holding period) more than 5% of our common stock will generally be subject to U.S. federal income tax on the sale or other disposition of our common stock as described above in this paragraph. Even after the registration statement that includes this prospectus becomes effective, it is possible that our common stock will not be considered regularly traded if it is not regularly quoted by brokers or dealers making a market in our common stock. We currently do not believe we satisfy the requirements for listing on a national securities exchange due to our limited number of stockholders. Non-U.S. holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

FEDERAL ESTATE TAX

        Common stock owned or treated as owned by an individual non-U.S. holder at the time of death are considered U.S. situs assets and will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

        We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of the recipient, the tax, if any, withheld with respect to such dividends, and certain other information, regardless of whether withholding was required. Copies of the information return reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding for dividends (currently at a rate of 28%) paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder, and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code, or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a redemption) of our common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or such owner otherwise establishes an exemption.

        Payments of the proceeds from a disposition effected outside the U.S. by a non-U.S. holder of our common stock made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to such payment if the broker is a U.S. person, or has specified connections with the U.S., unless in any such case the broker has documentary evidence that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

CIRCULAR 230

        In order for our counsel to comply with the requirements of Circular 230, which is issued by the Treasury Department and sets forth standards applicable to, among others, attorneys who practice before the Internal Revenue Service, prospective purchasers should know that the description of the tax consequences of an investment in our common stock set forth in this prospectus constitutes a "marketed opinion" under the provisions of Circular 230. Prospective purchasers should also know that:

  •
  The tax discussion set forth in this prospectus was not intended or written by our counsel to be used, and that it cannot be used by any person or entity, for the purpose of avoiding penalties that may be imposed on such person or entity;

  •
  The tax discussion was written to support the promotion or marketing of the transactions or matters addressed by the written tax discussion; and

  •
  The potential purchaser should consult with an independent tax advisor with respect to the potential purchaser's particular circumstances.

        THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

 REGISTRATION RIGHTS

        Our current stockholders are entitled to the benefits of a registration rights agreement among us, our current stockholders and Friedman, Billings, Ramsey & Co., Inc. Pursuant to the registration rights agreement, we agreed, at our expense, to file a shelf registration statement with the SEC registering for resale the existing shares of our common stock and any additional shares of common stock issued in respect thereof whether by stock dividend, stock split or otherwise. A purchaser of our common stock in connection with this prospectus will not receive the benefits of the registration rights agreement. Friedman, Billings, Ramsey & Co., Inc. has filed a lawsuit against us alleging we are obligated to make penalty payments to our stockholders as a result of our failure to file the registration statement prior to this time. We are currently engaged in discussions to attempt to settle this lawsuit. See "Business—Legal Proceedings" for more information regarding this lawsuit.

        We will use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after the filing and to continuously maintain the effectiveness of the shelf registration statement under the Securities Act until the first to occur of:

  •
  the sale, transfer or other disposition of all of the shares of common stock covered by the shelf registration statement pursuant to a registration statement or pursuant to Rule 144 under the Securities Act;

  •
  such time as all of the shares of our common stock sold in this offering and covered by the shelf registration statement and not held by affiliates of us are, in the opinion of counsel, eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act;

  •
  the shares covered by the registration statement have been sold to us or any of our subsidiaries; or

  •
  the second anniversary of the initial effective date of the shelf registration statement.

        Notwithstanding the foregoing, we will be permitted, under limited circumstances, to suspend the use, from time to time, of the prospectus that is part of a shelf registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as "blackout periods," if, among other things, any of the following occurs:

  •
  the representative of the underwriters of an underwritten offering of primary shares by us has advised us that the sale of shares of our common stock under the shelf registration statement would have a material adverse effect on our initial public offering;

  •
  a majority of the members of our board of directors, in good faith, determines that (1) the offer or sale of any shares of our common stock would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving us; (2) after the advice of counsel, the sale of the shares covered by the shelf registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and (3) either (a) we have a bona fide business purpose for preserving the confidentiality of the proposed transaction, (b) disclosure would have a material adverse effect on us or our ability to consummate the proposed transaction or (c) the proposed transaction renders us unable to comply with SEC requirements; or

  •
  a majority of the members of our board of directors, in good faith, determines that we are required by law, rule or regulation to supplement the shelf registration statement or file a post-effective amendment to the shelf registration statement in order to incorporate information into the shelf registration statement for the purpose of (1) including in the shelf registration statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the shelf registration statement any facts or events arising after the effective date of the shelf registration statement (or the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth in the prospectus; or (3) including in the prospectus included in the shelf registration statement any material information with respect to the plan of distribution not disclosed in the shelf registration statement or any material change to such information.

        The cumulative blackout periods in any rolling 12-month period commencing on the closing of our private equity placement may not exceed an aggregate of 90 days and furthermore may not exceed 60 days in any rolling 90-day period, except as a result of a review of any post-effective amendment by the SEC prior to declaring any post-effective amendment to the registration statement effective; provided we have used all commercially reasonable efforts to cause such post-effective amendment to be declared effective.

        In addition to this limited ability to suspend use of the shelf registration statement, until we are eligible to incorporate by reference into the registration statement our periodic and current reports, which will not occur until at least one year following the end of the month in which the registration statement of which the prospectus is a part is declared effective and we become subject to the reporting requirements of the Exchange Act, we will be required to amend or supplement the shelf registration statement to include our quarterly and annual financial information and other developments material to us. Therefore, sales under the shelf registration statement will be suspended until the amendment or supplement, as the case may be, is filed and effective.

        A holder of shares of our common stock eligible to include shares in this shelf registration statement will be required to deliver a questionnaire to us to verify the holder's information with respect to our common stock.

        A holder that sells our common stock pursuant to a shelf registration statement or as a selling stockholder pursuant to an underwritten public offering generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common stock will be required to deliver information to be used in connection with the shelf registration statement within a twenty business-day period following receipt of notice from us in order to have such holder's shares of our common stock included in the shelf registration statement.

        Each holder will be deemed to have agreed that, upon receipt of notice of the occurrence of any event which makes a statement in the prospectus which is part of the shelf registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, such holder will suspend the sale of our common stock pursuant to such prospectus until we have amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common stock may be resumed.

        We have agreed to use our commercially reasonable efforts to satisfy the criteria for listing and list or include (if we meet the criteria for listing on such exchange) our common stock on the NYSE, the American Stock Exchange or the NASDAQ Stock Exchange (as soon as practicable, including seeking to cure in our listing or inclusion application any deficiencies cited by the exchange), and thereafter maintain the listing on such exchange. We currently do not believe we satisfy the requirements for listing on the national securities exchanges due to our limited number of stockholders.

        We will bear certain expenses incident to our registration obligations upon exercise of these registration rights, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions relating to the sale of shares of our common stock. We will agree to indemnify each selling stockholder for certain violations of federal or state securities laws in connection with any registration statement in which such selling stockholder sells its shares of our common stock pursuant to these registration rights. Each selling stockholder will in turn agree to indemnify us for federal or state securities law violations that occur in reliance upon written information it provides for us in the registration statement.

        The preceding summary of certain provisions of the registration rights agreement is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the registration rights agreement and you should read this summary together with the complete text of the registration rights agreement.

 PLAN OF DISTRIBUTION

        We are registering the common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. Under the registration rights agreement we entered into with selling stockholders, we agreed to, among other things, bear all expenses, other than brokers' or underwriters' discounts and commissions, in connection with the registration and sale of the common stock covered by this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder, together with its agents, reserves the right to accept and to reject any proposed purchases of common stock to be made directly or through agents.

        The common stock offered by this prospectus may be sold from time to time to purchasers:

  •
  directly by the selling stockholders and their successors, which includes their donees, pledgees or transferees or their successors-in-interest; or

  •
  through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent's commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions, or commissions may be in excess of those customary in the types of transactions involved.

        The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act. The selling stockholders identified as registered broker-dealers in the selling stockholders table above (see "Selling Stockholders") are deemed to be underwriters. As a result, any profits on the sale of the common stock by such selling stockholders and any discounts, commissions or agent's commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be "underwriters" with the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

        The common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  prices related to such prevailing market prices;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in one or more transactions:

  •
  on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

  •
  in the over-the-counter market;

  •
  in transactions on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

  •
  through the settlement of short sales (only after the initial effectiveness of the registration statement of which this prospectus is a part); or

  •
  through any combination of the foregoing.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

  •
  engage in short sales of the common stock (only after the initial effectiveness of the registration statement of which this prospectus is a part) in the course of hedging their positions;

  •
  sell the common stock short and deliver the common stock to close out short positions;

  •
  loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

  •
  enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under this prospectus; or

  •
  enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.

        There can be no assurance that any selling stockholder will sell any or all of its common stock under this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or give its common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

        The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

        We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our common stock.

 LEGAL MATTERS

        The validity of the shares offered hereby will be passed upon for us by Frost Brown Todd LLC, Lexington, Kentucky.

EXPERTS

        The consolidated financial statements of Energy Coal Resources, Inc. and subsidiaries as of and for the years ended December 31, 2007 and 2006, and for the period from inception (October 20, 2005) to December 31, 2005 and those of Bowie Resources, LLC, predecessor to Energy Coal Resources, Inc., for the period from January 1, 2005 to November 23, 2005 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Appalachian Fuels, LLC and Affiliate as of and for the years ended December 31, 2004 and 2003 appearing in this prospectus and registration statement have been audited by Kelley, Galloway & Company, PSC, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEPENDENT ENGINEERS

        The information included in this prospectus as of January 1, 2008, relating to estimates of our recoverable proven and probable coal reserves and non-reserve coal deposits was derived from a report prepared by Marshall Miller & Associates, Inc. This information is included and incorporated by reference in this prospectus in reliance upon this firm as an expert in matters contained in the report.

 GLOSSARY OF SELECTED TERMS

         Ash. Impurities consisting of iron, alumina and other incombustible matter that are contained in coal. Since ash increases the weight of coal, it adds to the cost of handling and can affect the burning characteristics of coal.

         Bituminous coal. The most common type of coal with moisture content less than 20% by weight and heating value of 10,500 to 14,000 Btus per pound. It is dense and black and often has well-defined bands of bright and dull material.

         British thermal unit, or "Btu." A measure of the thermal energy required to raise the temperature of one pound of pure liquid water one degree Fahrenheit at the temperature at which water has its greatest density (39 degrees Fahrenheit).

         Central Appalachia. Coal producing area in eastern Kentucky, Virginia and southern West Virginia.

         Coal seam. Coal reserves occur in layers. Each layer is called a "seam."

         Coke. A hard, dry carbon substance produced by heating coal to a very high temperature in the absence of air. Coke is used in the manufacture of iron and steel. Its production results in a number of useful byproducts.

         Compliance coal. Coal which, when burned, emits 1.2 pounds or less of sulfur dioxide per million Btu, as required by Phase II of the Clean Air Act.

         Continuous miner. A machine which constantly extracts coal while loading. This is to be distinguished from a conventional mining unit which must stop the extraction process in order for loading to commence.

         Continuous mining. Any coal mining process which tears the coal from the face mechanically and loads continuously, thus eliminating the separate cycles of cutting, drilling, shooting and loading. This is to be distinguished from conventional mining, an older process in which these operations are cyclical.

         High Btu coal. Coal which has an average heat value of 12,500 Btus per pound or greater.

         High sulfur coal. Coal which, when burned, emits more than 4.5 pounds of sulfur dioxide per million Btu.

         High volatile coal. Metallurgical coal with a volatile matter of 31% or greater.

         Highwall mining. A method of mining that involves a mining system that bores into the highwall face of a coal seam using a continuous miner and transports coal to the surface using a variety of transportation methods.

         Illinois Basin. Coal producing area in Illinois, Indiana and western Kentucky.

         Longwall mining. The most productive underground mining method in the U.S. A rotating drum is trammed mechanically across the face of coal, and a hydraulic system supports the roof of the mine while it advances through the coal. Chain conveyors then move the loosened coal to a standard underground mine conveyor system for delivery to the surface.

         Low sulfur coal. Coal which, when burned, emits between 1.2 and 1.6 pounds of sulfur dioxide per million Btu.

         Low volatile coal. Metallurgical coal with a volatile matter of 14%-22%.

         Medium sulfur coal. Coal which, when burned, emits between 1.6 and 4.5 pounds of sulfur dioxide per million Btu.

         Medium volatile coal. Metallurgical coal with a volatile matter of 22%-31%.

         Metallurgical coal. The various grades of coal suitable for carbonization to make coke for steel manufacture. Also known as "met" coal, its quality depends on four important criteria: volatility, which affects coke yield; the level of impurities including sulfur and ash, which affects coke quality; composition, which affects coke strength; and basic characteristics, which affect coke oven safety. Met coal typically has a particularly high Btu but low ash and sulfur content.

         Nitrogen oxide (NOx). A gas formed in high temperature environments such as coal combustion. It is a harmful pollutant that contributes to acid rain.

         Northern Appalachia. Coal producing area in Maryland, Ohio, Pennsylvania and northern West Virginia.

         Overburden. Layers of earth and rock covering a coal seam. In surface mining operations, overburden is removed prior to coal extraction.

         Pillar. An area of coal left to support the overlying strata in a mine; sometimes left permanently to support surface structures.

         Powder River Basin. Coal producing area in northeastern Wyoming and southeastern Montana. This is the largest known source of coal reserves and the largest producing region in the U.S.

         Preparation plant. Usually located on a mine site, although one plant may serve several mines. A preparation plant is a facility for crushing, sizing and washing coal to prepare it for use by a particular customer. The washing process has the added benefit of removing some of the coal's sulfur content.

         Price reopener. These provisions of a coal supply agreement may allow either party to commence a renegotiation of the contract price at a pre-determined time.

         Probable reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

         Proven reserves. Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

         Reclamation. The process of restoring land and the environment to their original state following mining activities. The process commonly includes "recontouring" or reshaping the land to its approximate original appearance, restoring topsoil and planting native grass and ground covers. Reclamation operations are usually underway before the mining of a particular site is completed. Reclamation is closely regulated by both state and federal law.

         Recoverable reserves. Recoverable reserves represent the amount of proven and probable reserves that can actually be recovered taking into account all mining and preparation losses involved in producing a saleable product using existing methods under current law.

         Reserve. That part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.

         Roof. The stratum of rock or other mineral above a coal seam; the overhead surface of a coal working place.

         Room-and-pillar mining. Method of underground mining in which the mine roof is supported mainly by coal pillars left at regular intervals. Rooms are placed where the coal is mined.

         Scrubber (flue gas desulfurization system). Any of several forms of chemical/physical devices which operate to neutralize sulfur compounds formed during coal combustion. These devices combine the sulfur in gaseous emissions with other chemicals to form inert compounds, such as gypsum, that must then be removed for disposal. Although effective in substantially reducing sulfur from combustion gases, scrubbers require about 6% to 7% of a power plant's electrical output and thousands of gallons of water to operate.

         Steam coal. Coal used by power plants and industrial steam boilers to produce electricity, steam or both. It generally is lower in Btu heat value and higher in volatile matter than metallurgical coal.

         Sulfur. One of the elements present in varying quantities in coal that contributes to environmental degradation when coal is burned. Sulfur dioxide is produced as a gaseous by-product of coal combustion.

         Super-compliance coal. Coal which, when burned, emits one pound or less of sulfur dioxide per million Btu and has an average heat value of greater than, or equal to, 11,800 Btu.

         Surface mine. A mine in which the coal lies near the surface and can be extracted by removing the covering layer of soil (see "Overburden"). About 60% of total U.S. coal production comes from surface mines.

         Surface mining. A method of mining that involves the removal of overburden (earth and rock covering the coal) with heavy earth moving equipment and explosives, loading out the coal, replacing the overburden and topsoil after the coal has been excavated and reestablishing vegetation and plant life and making other improvements that have local community and environmental benefit.

         Synfuel. Coal-derived synthetic fuel.

         Tons. A "short" or net ton is equal to 2,000 pounds. A "long" or British ton is equal to 2,240 pounds; a "metric" tonne is approximately 2,205 pounds. The short ton is the unit of measure referred to in this prospectus.

         Underground mine. Also known as a "deep" mine. Usually located several hundred feet below the earth's surface, an underground mine's coal is removed mechanically and transferred by shuttle car or conveyor to the surface. Most underground mines are located east of the Mississippi River and account for about 40% of annual U.S. coal production.

F-i

APPALACHIAN FUELS, LLC
AND AFFILIATE

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

TOGETHER WITH INDEPENDENT AUDITOR'S REPORT

 INDEPENDENT AUDITOR'S REPORT

To the Manager
Appalachian Fuels, LLC
Ashland, Kentucky

         We have audited the consolidated balance sheets of Appalachian Fuels, LLC and affiliate (Kentucky Limited Liability Corporations) as of December 31, 2004 and 2003, and the related consolidated statements of operations, member's equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Appalachian Fuels, LLC and affiliate as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

        Our report dated September 2, 2005 on the separate 2004 and 2003 financial statements of the Company's affiliate, Illinois Fuel Company, LLC (which have been combined into the accompanying consolidated financial statements, see Note (1)) disclosed conditions that raised substantial doubt about Illinois Fuel Company, LLC's ability to continue as a going concern.

September 2, 2005 (except as to Note (17)
as to which the date is November 23, 2005

/s/ Kelley, Galloway & Company, PSC

APPALACHIAN FUELS, LLC AND AFFILIATE

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$3,600,931	$1,914,113
Certificates of deposit, 0.50% – 1.73% and 0.75% – 2.00%, respectively	8,904,946	6,450,663
Accounts receivable (less allowance for doubtful accounts of $191,334 in 2004)	26,116,790	9,608,524
Accounts receivable—affiliates, net	729,054	—
Notes receivable	2,732,168	2,586,073
Inventories	4,689,214	4,445,590
Prepaid expenses and other current assets	10,729,008	7,948,331

Total current assets	57,502,111	32,953,294

Non-Current Assets:
Property, plant and equipment, including mineral reserves and mine development costs, net of accumulated depreciation and amortization of $27,726,055 and $17,567,461, respectively	97,908,420	87,863,118
Other receivable	2,223,696	2,218,928
Prepaid financing costs and other	2,126,335	2,087,469

Total non-current assets	102,258,451	92,169,515

Total assets	$159,760,562	$125,122,809

LIABILITIES AND MEMBER'S EQUITY
Current Liabilities:
Accounts payable	$30,101,495	$20,867,471
Accounts payable—affiliates, net	—	5,961,576
Revolving line of credit	16,912,964	6,052,425
Current portion of long-term debt	15,276,025	10,287,863
Current portion of capital leases	568,553	346,606
Current portion of other long-term liabilities	1,533,991	1,333,991
Deferred grant revenue	1,350,000	1,350,000
Accrued expenses and other liabilities	10,125,341	5,253,760

Total current liabilities	75,868,369	51,453,692

Non-Current Liabilities:
Long-term debt, less current portion	26,313,786	18,138,577
Capital leases, less current portion	769,491	554,938
Other long-term liabilities, net of current portion	1,016,038	1,153,071
Accrued reclamation and other accrued expenses	33,831,427	36,538,245

Total non-current liabilities	61,930,742	56,384,831

Total liabilities	137,799,111	107,838,523

Commitments and Contingencies (Note 13)
Member's Equity	21,961,451	17,284,286

Total liabilities and member's equity	$159,760,562	$125,122,809

The accompanying notes to consolidated financial statements
are an integral part of these consolidated balance sheets.

APPALACHIAN FUELS, LLC AND AFFILIATE

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Revenues:
Coal sales	$241,041,297	$101,616,058
Synfuel income, net	11,507,589	10,802,582
Other revenues	311,922	71,699
Sales commissions	(850,112)	(980,133)

Total revenues	252,010,696	111,510,206

Costs and Expenses:
Cost of operations	228,121,663	105,028,126
Depreciation and amortization	17,244,176	10,354,438
Selling, general and administrative	12,702,034	7,790,815

Total costs and expenses	258,067,873	123,173,379

Loss from operations	(6,057,177)	(11,663,173)

Interest and Other Income (Expense):
Interest income	245,609	205,821
Interest income—affiliate	—	50,084
Interest expense	(3,019,679)	(1,216,761)
Interest expense—affiliate	(625,199)	(290,814)
Gain (loss) on sale of assets	11,335,505	8,355,981
Other income	2,798,106	178,043

Total interest and other income (expense)	10,734,342	7,282,354

Net income (loss)	$4,677,165	$(4,380,819)

The accompanying notes to consolidated financial statements
are an integral part of these consolidated statements.

APPALACHIAN FUELS, LLC AND AFFILIATE

CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Member's equity at beginning of year	$17,284,286	$15,263,624
Net income (loss)	4,677,165	(4,380,819)
Contributions	—	6,652,100
Distributions	—	(250,619)

Member's equity at end of year	$21,961,451	$17,284,286

The accompanying notes to consolidated financial statements
are an integral part of these consolidated statements.

APPALACHIAN FUELS, LLC AND AFFILIATE

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Cash Flows From Operating Activities:
Net income (loss)	$4,677,165	$(4,380,819)
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation and amortization	17,244,176	10,345,073
Gain on sale of assets	(11,335,505)	(8,355,981)
Allowance for doubtful accounts	191,334	—
Development costs charged-off	1,839,296	—
Changes in assets and liabilities—
(Increase) decrease in—
Accounts receivable and other receivables	(16,945,296)	(8,311,290)
Inventories	(243,624)	(1,751,130)
Notes receivable	(146,095)	(143,479)
Prepaid expenses and other assets	(2,538,758)	298,001
(Decrease) increase in—
Accounts payable and other payables	14,974,198	14,531,136
Accrued reclamation liability	(528,035)	(1,287,115)
Accrued expenses and other liabilities	5,333,541	2,008,322

Net cash provided by operating activities	12,522,397	2,952,718

Cash Flows From Investing Activities:
Change in certificates of deposit	(2,454,283)	(4,972,605)
(Cost of) cash adjustment from mining acquisitions	1,000,000	(24,473,413)
Purchase of property, plant and equipment	(23,403,958)	(3,558,675)
Proceeds from sale of property, plant and equipment	15,063,143	17,717,700

Net cash used for investing activities	(9,795,098)	(15,286,993)

Cash Flows From Financing Activities:
Proceeds from line of credit and debt	207,943,167	30,050,632
Repayments of line of credit and debt	(201,855,985)	(25,568,245)
Net change in affiliate balances	(6,690,630)	1,938,044
Decrease in other liabilities	(437,033)	(546,284)
Member's contributions	—	6,652,100
Distributions to member	—	(250,619)

Net cash provided by (used for) financing activities	(1,040,481)	12,275,628

Increase (decrease) in cash and cash equivalents	1,686,818	(58,647)
Cash and cash equivalents, beginning of year	1,914,113	1,972,760

Cash and cash equivalents, end of year	$3,600,931	$1,914,113

Supplemental disclosure:
Cash paid for interest	$3,819,223	$1,527,254
Non-cash investing and financing activities:
Assets purchased with debt or assumed liabilities	$18,373,228	$48,753,399

The accompanying notes to consolidated financial statements
are an integral part of these consolidated statements.

APPALACHIAN FUELS, LLC AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

(1)    NATURE OF OPERATIONS AND AFFILIATE

        Appalachian Fuels, LLC is a Limited Liability Company (LLC), organized and existing under the laws of the Commonwealth of Kentucky. Its president, is its 100% owner, manager, and only member. The Company was formed for the purpose of surface and deep mining, the sale of bituminous coal, and the performance of contract mining for third parties. The Company also purchases coal for resale, and derives a portion of its revenues from the sale of synfuel (coal which has undergone a significant chemical change). However, the Company is not involved in the process of converting coal to synfuel. The Company's operations to date have been located in Kentucky and West Virginia.

        The Company's sole member owns 100% of an affiliated company, Illinois Fuel Company, LLC, also organized under the laws of the Commonwealth of Kentucky. Illinois Fuel Company, LLC was formed for the purpose of surface and deep mining, the sale of bituminous coal, and the performance of contract mining for third parties. Its operations to date have been located in Illinois.

        Both companies regularly engage in transactions with each other and are under common management and control. Therefore, the accompanying financial statements have been prepared on a combined (consolidated) basis to enhance the usefulness of the financial presentation.

        Separate, audited financial statements of each company have also been prepared for 2004 and 2003.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation (Combination)

        The consolidated financial statements at December 31, 2004 and 2003, and for the years then ended, include the accounts of Appalachian Fuels, LLC and Illinois Fuel Company, LLC, and Appalachian's seven wholly-owned subsidiaries: Appalachian Environmental, LLC, Appalachian Resources, LLC, Bryant Mining Company, Inc., Appalachian Land Company, Huff Creek Energy, Inc., Appalachian Coal Holdings, Inc., and Kanawha Development Corporation. All significant intercompany transactions and balances have been eliminated in consolidation. The accompanying financial statements have been prepared on the accrual basis.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the recorded amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Inventories

        Inventories are stated at average cost, which approximates first-in, first-out (FIFO) cost, and does not exceed market. Components of inventories consist of coal, deferred overburden and parts and supplies. Coal inventories represent coal contained in stockpiles and exposed in the pit. Deferred overburden represents the costs to remove the earthen matter (i.e., overburden) covering the coal seam in surface mining. Costs to remove overburden are accumulated and deferred on a pro-rata basis as

APPALACHIAN FUELS, LLC AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2004 AND 2003

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

overburden is removed and eventually charged to cost of operations when the coal is sold. The calculation of deferred overburden requires significant estimates and assumptions, principally involving engineering estimates of overburden removal and coal seam characteristics.

  Advanced Royalty Payments (included in prepaid expenses and other current assets)

        The Companies are required, under certain royalty lease agreements, to make minimum royalty payments whether or not mining activity is being performed on the leased property. These minimum payments are recoupable once mining begins on the leased property. The Companies capitalize the minimum royalty payments and amortizes them once mining activities begin, or expenses them when the Companies have ceased mining or have made a decision not to mine on such property.

  Depreciation and Amortization

        Property, plant and equipment are recorded at cost, including construction overhead and interest, where applicable. Expenditures for major renewals and betterments are capitalized while expenditures for maintenance and repairs are charged to expense as incurred. Depreciation and amortization are provided using the straight-line method over the assets estimated useful lives as follows:

Years
Buildings and improvements	20
Furniture, fixtures and office equipment	5-7
Data processing equipment	3-6
Mining and other equipment	5-10

        Mineral reserves and mine development costs (included in property and equipment) are amortized using the units-of-production method, based on estimated recoverable coal reserves.

        Surety bond guarantee fees are being amortized using the units-of-production method, based on estimated recoverable coal reserves. Fees paid to guarantee debt are being amortized using the straight-line method over the lives of the related debts, which approximates the effective interest method.

  Asset Impairment

        The Companies follow SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This Statement retains the requirement of Statement 121 that projected future cash flows from use and disposition of the Companies' assets be compared with the carrying amounts of those assets. When the fair value of the asset is less than the carrying amount, an impairment loss is recognized. During 2004, mine development costs totaling $1,839,296 were considered to be impaired and were charged to operations. There were no impairment losses required to be recognized during the year ending December 31, 2003.

APPALACHIAN FUELS, LLC AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2004 AND 2003

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Coal Mine Reclamation and Closing Costs

        The Companies estimate their future cost requirements for reclamation of land where they have conducted surface mining operations, based on their interpretation of the technical standards of regulations enacted by the U.S. Office of Surface Mining, as well as state regulations.

        Future costs for reclamation consider backfilling and grading, coverage of coal seams, reforestation and other costs associated with closing the mine and returning the land to its pre-mining capabilities or to alternate post-mining land uses. The Companies provide accruals for these costs as surface mining operations are performed, based on engineering reviews. Due to uncertainties and significant judgments used in determining these estimates, the actual amounts paid may differ substantially from the recorded balances.

        The Companies follow the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations (ARO)" as it relates to their reclamation liabilities. The Statement requires that a fair value approach be used in establishing the reclamation liability in the period in which it is incurred if a reasonable estimate of the fair value can be made. The fair value is established using a present value technique which considers the estimated costs for reclamation and mine closure at the end of the mining operation. An amount equal to the fair value of the reclamation liability is capitalized and carried in Mineral Reserves in the accompanying balance sheets. The reclamation liability is accreted through charges to operations over the expected life of the mine site. The related asset is amortized to operations using the units-of-production method.

  Revenue Recognition

        The Companies' revenues are generated under both long-term sales contracts with electric utilities, industrial companies, or other coal-related organizations, and "spot market" sales. Revenues are recognized on coal sales when the coal is shipped to the customer and title is passed. Advance payments received are deferred and recognized in revenue as coal is shipped.

        Synfuel revenues are presented net of the related costs of coal purchased, and reported at the net amount in the statements of income.

        The Companies grant credit to their customers based on their creditworthiness and generally do not secure collateral for their accounts receivable. An allowance for doubtful accounts is established based upon a review of specific accounts receivable and past collection histories of the customers.

        Deferred grant revenue consists of amounts received from the Illinois Department of Commerce for modifications and improvements to Illinois Fuel's coal preparation plant, and for underground mine development and equipment purchases. Such amounts will be recognized as eligible expenditures are incurred. During 2003, the Company obtained an extension of time until December 31, 2004 to satisfy the requirements of these grant agreements. The ultimate realization of the remaining grant funds is uncertain.

APPALACHIAN FUELS, LLC AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2004 AND 2003

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Income Taxes

        The Companies are treated as a sole proprietorships for income tax reporting purposes and, therefore, do not incur income taxes. Instead, their earnings are included in the tax return of the member. Thus, the financial statements do not reflect a provision for income taxes.

  Statement of Cash Flows

        For purposes of the statement of cash flows, the Companies consider investments having maturities of three months or less at the time of purchase to be cash equivalents.

(3)    RECLAMATION LIABILITY

        In accordance with the disclosure requirements of SFAS No. 143, the following information is presented:

	2004	2003
Reclamation liability, beginning of year	$36,339,190	$4,775,415
Liabilities incurred (adjusted) during the year	(2,640,744)	30,636,987
Accretion	3,279,061	990,619
Payments	(3,345,135)	(63,831)

Reclamation liability, end of year	$33,632,372	$36,339,190

(4)    NOTES RECEIVABLE

        At December 31, 2004 and 2003, notes receivable totaling $2,395,000 consist of two notes with principal balances of $1,495,000 and $900,000, plus accrued interest thereon at 6% per annum. All principal and interest is due and payable on demand. The notes represent advances to companies which will produce synfuel. Appalachian Fuels will have the exclusive right to sell the coal to these companies to be utilized in the synfuel process. Management does not anticipate any loss in the collection of these notes and related accrued interest.

(5)    INVENTORIES

        At December 31, 2004 and 2003, inventories consisted of the following:

	2004	2003
Coal	$3,329,373	$3,030,716
Deferred overburden	1,240,342	1,255,375
Parts and supplies	119,499	159,499

	$4,689,214	$4,445,590

APPALACHIAN FUELS, LLC AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2004 AND 2003

(6)    PROPERTY, PLANT AND EQUIPMENT

        At December 31, 2004 and 2003, property, plant and equipment consisted of the following:

	2004	2003
Land and improvements	$1,174,295	$1,198,266
Buildings and improvements	365,046	354,936
Furniture, fixtures and office equipment	63,803	61,652
Data processing equipment	2,002,113	1,427,938
Mining and other equipment	57,684,602	36,684,302
Mineral reserves	52,242,696	55,582,179
Mine development costs	12,101,920	10,121,306

	125,634,475	105,430,579
Less accumulated depreciation	(27,726,055)	(17,567,461)

	$97,908,420	$87,863,118

(7)    REVOLVING LINE OF CREDIT

        During 2004, Appalachian Fuels, LLC (AF, LLC) obtained a $20,000,000 Credit Facility with the CIT Group/Business Credit, Inc (CIT). Under the terms of the Financing Agreement, AF, LLC's borrowing base is equal to the sum of (i) 85% of its Eligible Accounts Receivable (as defined and subject to certain limitations), plus 60% of the costs of AF, LLC's Eligible Inventory (as defined and subject to certain limitations).

        The Credit Facility also contains provisions whereby CIT will assist AF, LLC in establishing or opening Letters of Credit with an Issuing Bank, by joining in the applications for such Letters of Credit, or guaranteeing performance under such Letters of Credit. Amounts issued for Letters of Credit under this provision of the Credit Facility are limited to $8,000,000 and are included as part of the $20,000,000 maximum amount permitted to be outstanding under the terms of the Credit Facility. There were no letters of credit outstanding at December 31, 2004.

        The Credit Facility contains many restrictive covenants affecting AF, LLC's operations, including restrictions on the purchase or sale of certain assets, limiting cash distributions, incurring certain types of liabilities, and others. In addition, AF, LLC must maintain a Fixed Charge Coverage Ratio of at least .7 to 1.0 as of the last date of each month (calculated on a year to date basis through December 31, 2004, and on a trailing twelve month basis thereafter). The Fixed Charge Coverage Ratio is defined as EBITDA (net income (loss), plus interest expense, income tax expense, amortization expense, depreciation expense and extraordinary losses, minus extraordinary gains) less nonfinanced Capital Expenditures minus Mine Development Costs, divided by Fixed Charges (interest expense, plus taxes, principal payments on indebtedness, and permitted cash distributions). The fixed charge coverage ratio increases to .8 to 1.0 beginning in 2005 through May 31, to .9 to 1.0 for June 2005, and to 1.1 to 1.0 for each month thereafter.

        The Credit Facility also requires AF, LLC not to exceed a 3 to 1 ratio of indebtedness (less subordinated debt) to Tangible Net Worth (plus subordinated indebtedness).

APPALACHIAN FUELS, LLC AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2004 AND 2003

(7)    REVOLVING LINE OF CREDIT (Continued)

        At December 31, 2004, management believes AF, LLC is in compliance with all of the provisions of the CIT Credit Facility Agreement.

        Interest is calculated in an amount equal to the JP Morgan Chase Bank Rate, plus the Applicable Revolver Margin (prime plus 1% at December 31, 2004).

        The loan is secured by AF, LLC's accounts receivable, inventories, equipment, and mineral reserves. Additionally, AF, LLC's president and a related party have personally guaranteed up to $5,000,000 of the obligations under the Credit Facility.

(8)    DEBT

        The Companies' debt as of December 31, 2004 and 2003 consisted of the following:

	2004	2003
8.75% note payable to a finance company, due in monthly installments of $3,938 including interest, with the final installment due August 12, 2005, secured by unused/unearned insurance premium	$34,183	$—
8.75% note payable to a finance company, due in monthly installments of $8,016 including interest, with the final installment due August 12, 2005, secured by unused/unearned insurance premium	70,200	—
5.89% note payable to a finance company, due in monthly installments of $69,050 including interest, with the final installment due February 15, 2005, secured by unused/unearned insurance premium	138,100	—
5.19% – 6.50% notes payable to a finance company, due in monthly installments ranging from $2,328 to $114,082 including interest, with maturity dates ranging from January 21, 2007 to December 17, 2009, secured by equipment	13,618,104	1,437,329
6.5% note payable to a finance company, due in monthly installments of $76,653 including interest, with the final installment due April 12, 2007, secured by equipment	1,575,485	—
5.75% note payable to a finance company, due in monthly installments of $191,396 including interest, with the final installment due March 15, 2007, secured by mining equipment	1,882,970	—
5.00% note payable to an affiliated company, due in monthly installments of $53,281 including interest, with the final installment due April 1, 2009	2,279,388	—

APPALACHIAN FUELS, LLC AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2004 AND 2003

(8)    DEBT (Continued)

	2004	2003
Note payable to a finance company, due in variable monthly installments including interest at the one month LIBOR rate, with the final installment due November 15, 2009, secured by a helicopter	1,166,000	—
7.75% note payable to a bank, due in monthly installments of $1,607 including interest, with the final installment due June 28, 2007	43,647	58,837
7.75% note payable to a bank, due in monthly installments of $1,608 including interest, with the final installment due August 29, 2007	46,287	61,287
7.75% note payable to a bank, due in monthly installments of $1,608 including interest, with the final installment due August 14, 2007	46,287	61,287
7.0% note payable to an equipment company, due in monthly installments of $125,661 including interest, with the final installment due September 1, 2005, secured by equipment	1,098,655	—
6.5% note payable to an affiliated company, due in monthly installments of $122,286 including interest, with the final installment due March 1, 2009, secured by equipment	5,712,065	6,182,738
Note payable to be paid with 125,000 tons of coal at a rate of $30 per ton, maturing in August, 2004	—	2,100,353
4.0% note payable to a finance company, due in monthly installments of $3,200 including interest, with the final installment due November 1, 2005, secured by three trucks	34,477	70,616
7.0% note payable to a finance company, due in monthly installments of $95,719 including interest, with the final installment due January 10, 2007, secured by mining equipment	2,141,131	3,100,000
6.5% note payable to a finance company, due in monthly installments of $198,055 including interest, with the final installment due June 1, 2007, secured by equipment	4,370,040	6,000,000
6.0% note payable to a bank, due in monthly installments of $88,730 including interest, with the final installment due July 20, 2004, secured by all accounts of Illinois Fuel (as defined in the security agreement)	—	609,117
5.75% note payable to a bank, due in monthly installments of $38,508 including interest, with the final installment due November 5, 2007, secured by equipment and personally guaranteed by the Companies' president and a related party	1,236,920	1,614,637

APPALACHIAN FUELS, LLC AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2004 AND 2003

(8)    DEBT (Continued)

	2004	2003
Note payable to a bank, due in monthly installments of $4,663 including interest at prime rate plus 1%, with the final installment due January 31, 2004	—	4,409
Note payable to a finance company, due in monthly installments of $18,910 plus interest at prime rate plus .75%, with the final installment due August 9, 2006, secured by equipment and the personal guarantee of a related party	378,196	605,113
6.45% note payable to a finance company, due in monthly installments of $9,154 including interest, with the final installment due September 22, 2004, secured by unused/unearned insurance premium	—	80,218
9.0% note payable to a finance company, due in monthly installments of $5,568 including interest, with the final installment due April 12, 2004, secured by unused/unearned insurance premium	—	32,528
6.25% note payable to a finance company, due in monthly installments of $37,744 including interest, with the final installment due February 15, 2004, secured by unused/unearned insurance premium	—	74,873
Note payable to a finance company, due in monthly installments of $72,904 including interest at 6.5%, with the final installment due November 20, 2007, secured by equipment	2,318,462	3,017,941
Note payable to a finance company, due in monthly installments of $130,208, plus interest at prime rate plus 1%, with the final installment due July 10, 2005, secured by equipment	506,321	833,821
8.9% note payable to a bank, due in monthly installments of $5,214 including interest, with the final installment due June 27, 2005, secured by equipment and trailer and personally guaranteed by the Companies' president	—	48,677
8.25% note payable to a bank, due in monthly installments of $4,559 including interest, with the final installment due August 30, 2005, secured by equipment	35,355	84,819
Note payable to a finance company, due in monthly installments of $41,675 plus interest at 7.25%, with the final installment due July 31, 2006, secured by equipment and the personal guarantee of a related party	791,825	1,291,925
Note payable to a finance company, due in monthly installments of $9,382 plus interest at 6.0%, with the final installment due September 25, 2006, secured by equipment and the personal guarantee of a related party	—	318,977

APPALACHIAN FUELS, LLC AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2004 AND 2003

(8)    DEBT (Continued)

	2004	2003
Note payable to a finance company, due in monthly installments of $25,000 plus interest at prime rate plus 1%, with the final installment due June 1, 2005, secured by equipment	—	625,000
6.25% note payable to a finance company, due in monthly installments of $26,368 including interest, with the final installment due March 10, 2004, secured by unused/unearned insurance premium	—	40,025
6.0% note payable to a finance company, due in monthly installments of $10,273 including interest, with the final installment due August 24, 2004	—	71,913
Unsecured, note payable to a vendor, due in monthly installments of $3,428 including interest with the final installment due July 15, 2004	6,706	—
Unsecured, demand note payable to an affiliated company, interest at prime rate plus 2.5%	2,059,007	—

	41,589,811	28,426,440
Less portion classified as current liability	(15,276,025)	(10,287,863)

	$26,313,786	$18,138,577

        Principal payments required for long-term debt after December 31, 2004 are as follows:

Year Ended December 31,
2005	$15,276,025
2006	11,407,963
2007	7,141,583
2008	3,222,994
2009	4,541,246

$41,589,811

(9)    OTHER LONG-TERM LIABILITIES

        In connection with Illinois Fuel Company's 2001 asset purchase, Illinois Fuel entered into an agreement with the selling company. The agreement calls for the manager to provide services on behalf of Illinois Fuel for a period of 5 years, and includes such services as maintaining relationships and dealings with lessors, coal purchasers, vendors and others which had dealt with the selling company and with whom Illinois Fuel desires to continue to deal with, and with land owners in the vicinity of the mining operations acquired. The manager will also provide services of a curative nature with respect to suppliers and other parties having claims against the selling company, and assist Illinois Fuel in adjusting such claims and persuading such parties to accept payment through the Escrow Fund established as part of the Asset Purchase Agreement. See Note (10).

APPALACHIAN FUELS, LLC AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2004 AND 2003

(9)    OTHER LONG-TERM LIABILITIES (Continued)

        In exchange for these services, Illinois Fuel agreed to pay $250,000 upon execution of the agreement, and 60 consecutive monthly installments of $30,000 each through May 1, 2006. Illinois Fuel may terminate the agreement if it permanently ceases mining operations on the subject property, but would be obligated for a termination fee equal to the lesser of $250,000, or the remaining $30,000 monthly payments. The Company recorded the $2,050,000 required under the terms of this agreement as part of the asset purchase transaction. The unpaid balance of this liability as of December 31, 2004 and 2003 was $510,000 and $870,000, respectively.

        Also, as part of the Asset Purchase Agreement, Illinois Fuel agreed to pay to a creditor of the selling company, for application to the indebtedness of the selling company, an amount equal to $.50 per ton for each ton of coal mined from the subject properties (override payment). The obligation to pay this creditor override shall terminate after Illinois Fuel has paid $5,000,000 with respect to coal mined by surface mining methods and $10,000,000 with respect to coal mined by deep mining. In any event, Illinois Fuel is obligated to pay a minimum amount of $3,000,000 to this creditor, and the Company has recorded this minimum $3,000,000, discounted at a rate of 9%, as part of the asset purchase transaction. The $3,000,000 minimum payment is personally guaranteed by a related party. The unpaid balance of this liability as of December 31, 2004 and 2003 was $1,715,029 and $1,617,062, respectively.

        During 2003, Appalachian Fuels, LLC entered into a contract mining agreement which requires future payments. The contract may be terminated by Appalachian Fuels, LLC under certain conditions, as more fully described in the contract, provided that it has not mined a minimum of 250,000 tons of saleable coal from the subject properties.

        Future minimum payments required to be paid under the terms of these agreements are as follows:

Year Ended December 31,	Contract Mining	Management Contract	Minimum Override	Total
2005	$200,000	$360,000	$973,991	$1,533,991
2006	125,000	150,000	741,038	1,016,038

	$325,000	$510,000	$1,715,029	2,550,029

Less portion classified as current liability				(1,533,991)

Long-term portion				$1,016,038

        The Companies estimate the amortization of the minimum override amount based upon planned production.

(10)    ESCROW AGREEMENT

        As part of Illinois Fuel Company's 2001 asset purchase, Illinois Fuel agreed to pay into an Escrow Fund, the sum of $.50 per ton for each ton of coal mined from the subject properties. Up to $.30 out of every $.50 per ton paid into the Escrow Fund may be applied to the cost of reclamation, and the remaining $.20 shall be applied to debts owed by the selling company at the asset purchase date. The Escrow Agent is delegated the responsibility of settling claims of the selling company's creditors, which were not assumed by Illinois Fuel as part of the Asset Purchase Agreement. Monies remaining in the

APPALACHIAN FUELS, LLC AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2004 AND 2003

(10)    ESCROW AGREEMENT (Continued)

Escrow Fund, after satisfaction of claims to creditors and which are not to be used for reclamation are to be paid to the creditor referred to in Note (9) above. Illinois Fuel's payment into the Escrow Fund shall continue until reclamation has been completed and the reclamation bonds with respect thereto have been released, the claims of the creditors have been satisfied, or an amount equal to $15,000,000 has been paid into the Escrow Fund.

        As part of the Asset Purchase Agreement, Illinois Fuel agreed to carry out and perform certain reclamation of the selling company as funds are available in the Escrow Fund provided that Illinois Fuel is assured to its reasonable satisfaction that undertaking such reclamation will not cause it to directly incur liability therefore as a successor to the selling company. Illinois Fuel agreed to perform such reclamation at its cost, without profit.

        At December 31, 2004 and 2003, the Company was due $2,223,696 and $2,218,928, respectively from the Escrow Fund for reclamation work performed. Of these amounts, $2,223,696 and $2,218,928 are reflected as non-current assets in the accompanying balance sheets.

(11)    EMPLOYEE BENEFITS

  401(k) Plan

        The Companies have adopted a 401(k) retirement plan for employees who meet the minimum eligibility requirements. Employees who were employed on August 1, 2001 are eligible to participate in the plan, and other employees become eligible to participate after completing one year of service, provided 1000 hours are worked during the year. Employees may make elective salary deferrals to the plan in amounts up to the maximum permitted by law. The Companies match amounts contributed by employees up to 3% of the employees' eligible compensation. The Companies may also make discretionary contributions on behalf of all employees in which the employee immediately vests. Matching contributions on elective salary deferrals become fully vested after 3 years of service. The Companies' contributions to the plan during the years ending December 31, 2004 and 2003 totaled $659,047 and $787,706, respectively.

  Workers Compensation and Black Lung

        The operations of the Companies are subject to federal and state workers' compensation laws. These laws provide for the payment of benefits to disabled workers and their dependents, including lifetime benefits for black lung. The Companies maintain insurance for workers' compensation and black lung benefit claims.

  Health Insurance

        The Companies sponsor a medical insurance plan on behalf of eligible employees. The Companies make contributions to the plan as needed to pay benefits, along with employee contributions. The Companies purchase insurance for catastrophic claims and claims over established maximum amounts.

APPALACHIAN FUELS, LLC AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2004 AND 2003

(12)    COMMITMENTS AND CONTINGENCIES

  Coal Sales Contracts and Commitments

        At December 31, 2004, Appalachian Fuels, LLC had commitments under sales contracts to deliver base quantities of coal to its customers. The contracts generally expire from 2005 to 2007, with Appalachian Fuel contracted to supply a minimum of approximately 20.8 million tons of coal, at prices which are at, or above market prices. Also, Appalachian Fuel has an informal contract for the sale of synfuel at a fixed price.

  Leases and Royalties

        The Companies have various operating leases and capital leases for mining, transportation and other equipment. Lease expense for the years ending December 31, 2004 and 2003 was approximately $17,746,300 and $12,899,900, respectively. Appalachian Fuel has pledged a $70,000 certificate of deposit as additional collateral on certain vehicle leases. Property under the capital leases included in property, plant and equipment in the accompanying balance sheet was approximately $2,093,800, less accumulated depreciation of $602,300 at December 31, 2004. Depreciation of assets under capital leases is included in depreciation expense.

        The Companies also lease coal reserves under agreements that call for royalties to be paid as the coal is mined. Total royalty expense for the year ended December 31, 2004 and 2003 was approximately $27,415,000 and $10,881,000, respectively. Certain agreements require minimum annual royalties to be paid regardless of the amount of coal mined during the year. Advance royalties capitalized in current assets in the accompanying consolidated balance sheets totaled $7,600,658 and $5,865,400 at December 31, 2004 and 2003, respectively.

        Approximate future minimum lease payments are as follows:

Year Ended December 31,	Royalties	Operating Leases	Capital Leases	Total
2005	$16,458,483	$23,330,648	$631,508	$40,420,639
2006	15,784,716	15,369,174	420,552	31,574,442
2007	15,039,616	4,097,754	242,631	19,380,001
2008	13,700,616	1,038,531	149,661	14,888,808
2009	12,139,616	605,810	—	12,745,426
After 2009	55,712,627	—	—	55,712,627

	$128,835,674	$44,441,917	1,444,352	$174,721,943

Less amount representing interest			(106,308)

Present value of minimum lease payments			1,338,044
Less portion classified as current liability			(568,553)

Long-term portion			$769,491

        Included in royalties and operating leases above are commitments of approximately $10,625,000 and $34,223,000, respectively, to related parties for royalties and equipment rental.

APPALACHIAN FUELS, LLC AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2004 AND 2003

(12)    COMMITMENTS AND CONTINGENCIES (Continued)

  Environmental Matters and Risks

        The Companies, in the course of their business activities, are exposed to a number of risks including: The possibility of the termination of sales contracts, fluctuating market conditions of coal, changing government regulations, and the ability to control adequate recoverable mineral reserves. In addition, adverse weather and geological conditions tend to increase mining costs.

        Based upon its current knowledge, the Companies believe that they are in material compliance with environmental laws and regulations currently in effect. However, the exact nature of environmental control problems, if any, which the Companies may encounter in the future cannot be predicted, primarily because of the increasing number, complexity and changing character of environmental requirements that may be enacted by federal and state authorities.

  Performance Bonds

        At December 31, 2004 and 2003, the Companies had outstanding performance bonds of approximately $52,529,000 and $40,279,000 to secure reclamation. Prior to June 2, 2004, the Companies were required to deposit monthly, into escrow, the greater of $.25 per ton for each ton of coal mined from the subject permit areas or $50,000, until the escrow account reached 75% of the bonds outstanding. This escrow requirement has been suspended until October 1, 2006, at which time requirements will resume at a rate equal to the greater of $.10 per ton, or $20,000 per month for the first six months, gradually increasing over the following 18 months to a rate of $.25 per ton, or $50,000 per month, whichever is greater. The bonds are further secured by bank letters of credit equal to 20% of the bonds outstanding, and personally guaranteed by the Companies' president and four other related parties. In addition, at December 31, 2004, the Companies have pledged certificates of deposit totaling $9,152,103 as collateral on the bank letters of credit. The amounts of funds held in escrow at December 31, 2004 and 2003 were $1,726,029 and $1,452,280 and are included in cash and cash equivalents in the accompanying balance sheets.

  Legal Matters

        In the normal course of business, the Companies have been named as a defendant in certain legal actions. However, management, after consultation with legal counsel, intends to vigorously defend their positions and is of the opinion that the ultimate resolution of these matters will not have a material adverse effect on the Companies' financial position or results of operations.

APPALACHIAN FUELS, LLC AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2004 AND 2003

(13)    MAJOR CUSTOMERS

        The Companies had sales to customers that exceed 10% of revenues for the years ended December 31, 2004 and 2003. These relationships are summarized as follows:

	2004		2003
	Approximate Revenues	Percent of Total Revenues	Approximate Revenues	Percent of Total Revenues
Company A	$51,433,000	18%	$—	—%
Company B	34,191,000	12%	20,257,000	15%
Company C	33,959,000	12%	—	—%
Company D	28,208,000	10%	—	—%
Company E	—	—%	26,677,000	20%
Company F	—	—%	19,958,000	15%
Company G	—	—%	13,911,000	10%

(14)    RELATED PARTY TRANSACTIONS AND BALANCES

        The Companies have dealt with certain companies or individuals which are related parties. These related parties include other companies owned by the member, relatives of the member, or companies owned or controlled by relatives of the member. In addition to other related party transactions described elsewhere, the following related party transactions and balances are summarized and approximated as follows:

	2004	2003
Costs and expenses:
Equipment rental	$12,965,473	$5,597,991
Repairs, maintenance and major rebuilds	11,881,025	1,437,400
Contract labor	24,130	391,000
Trucking	16,976,869	11,150,503
Royalties	750,000	—
Office rent	249,539	179,800
Travel and lodging	55,530	—
Other income (expense):
Interest income	—	50,084
Interest expense	(625,199)	(290,814)
Accounts receivable—affiliates	$5,442,286	$4,164,576
Accounts payable—affiliates	(4,713,232)	(10,126,152)

Accounts receivable (payable) affiliates, net	$729,054	$(5,961,576)

Notes payable	$10,050,460	$6,182,738

(15)    FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Values of Financial Instruments," defines a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

APPALACHIAN FUELS, LLC AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2004 AND 2003

(15)    FINANCIAL INSTRUMENTS (Continued)

        The following methods and assumptions were used by the Companies in estimating fair values for financial instruments as of December 31, 2004 and 2003:

        Cash and cash equivalents, certificates of deposit, accounts and notes receivable, accounts payable and accrued expenses have carrying values which approximate fair value due to the short maturity or the financial nature of these instruments.

        The Companies' long-term indebtedness carrying values approximates fair value because of the variable interest rate features, or because most significant indebtedness reflects current, market rates of interest.

        The Companies' reclamation liability carrying value approximates fair value due to the methodology required to establish the reclamation liability. See Note (3).

(16)    SUBSEQUENT EVENT

        On August 5, 2005, Appalachian Fuels, LLC and it subsidiaries, as the borrowers and the guarantors, entered into a senior secured credit facility with WestLB, as administrative agent and collateral agent, and each lender thereto. The WestLB credit facility initially provided senior secured financing of $100 million, consisting of a) a $75 million term loan facility, and b) a $25 million revolving credit facility, including a $15 million letter of credit sublimit.

        The term loan facility was fully drawn in August 2005. Proceeds from this $75 million where used to reduce accounts payable and other liabilities by approximately $24.8 million, the CIT Group Revolving Credit Facility by approximately $19.5 million (such facility being terminated), and other notes payable and debt of approximately $30.7 million. Additionally, the Company charged-off approximately $1.1 million in financing costs associated with terminated debt, and paid approximately $5.0 million in financing costs on the new WestLB facility.

        The WestLB term loan borrowings bear interest at a rate equal to an applicable margin plus a LIBOR rate determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain costs. The revolving credit borrowings bear interest at a rate equal to an applicable margin plus, at the Company's option, a) a base rate determined by reference to the higher of (1) the prime rate of WestLB, and (2) the federal funds rate plus 0.5% or b) a LIBOR rate determined by reference to the cost of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs. The initial applicable margin for borrowings under the revolving credit facility is 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR borrowings. The applicable margin for borrowings under the revolving credit facility may be reduced subject to the Company attaining certain leverage ratios. The applicable margin for borrowings under the term loan facility is 2.75%.

        Unused commitments under the revolving credit facility are further subject to an initial commitment fee of 5.50% per annum, and may be reduced subject to the Company attaining certain leverage ratios.

        The credit facility contains many provisions which require the Company to prepay outstanding WestLB loans, including proceeds from equity issuances, proceeds from sales of certain assets, proceeds from casualty and condemnation events (within limits), certain amounts with respect to claims arising

APPALACHIAN FUELS, LLC AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2004 AND 2003

(16)    SUBSEQUENT EVENT (Continued)

out of contracts (within limits), proceeds from the incurrences of debt (within limits), and beginning in the quarter ending March 31, 2006, 50% of the Company's quarterly excess cash flows (as defined) less any optional debt prepayments made during the quarter.

        The credit facility allows the Company to prepay the outstanding balances at any time, however, prepayment penalties may apply under certain conditions, as more fully described in the Credit Facility Agreement.

        The term loan facility requires quarterly principal payments in the amount of $187,500 beginning in February 2006, with all remaining amounts due on the term loan in August 2010. The maturity of the revolving credit facility is also August 2010.

        All obligations under the WestLB credit facility are unconditionally guaranteed by the Company and its subsidiaries, and further secured by substantially all of the Company's and its subsidiaries' assets.

        Also, in connection with the WestLB credit facility, a bonding support agreement was entered into with various related parties, including the Companies' sole member and president, whereby Illinois Fuel Company and other related parties guarantee that Appalachian Fuels, LLC will be repaid any amounts that it is required to pay to Lyndon Property Insurance Company arising out of the bond-related obligations of Illinois Fuel Company, LLC and another related company.

        The WestLB Credit Facility contains numerous other restrictive covenants, events of default, representations and warranties.

(17)    EVENTS SUBSEQUENT TO AUDITOR'S REPORT DATE

        On November 23, 2005, Appalachian Fuels, LLC and subsidiaries and Illinois Fuel Company, LLC were subject to a corporate restructuring transaction. A new company, Energy Coal Resources, Inc. (ECR) was created and issued stock in a private placement transaction. Appalachian Fuels, LLC and subsidiaries and Illinois Fuel Company, LLC became wholly-owned subsidiaries of ECR, along with certain other affiliated companies. Proceeds from ECR's stock offering of approximately $88.4 million (net of applicable expenses) were partially utilized to restructure Appalachian Fuels, LLCs' and subsidiaries' and Illinois Fuel Company, LLCs' balance sheets, including the WestLB Credit Facility described above as well as other assets and liabilities. The WestLB Credit Facility was amended to permit the consummation of this restructuring transaction.

APPALACHIAN FUELS, LLC AND SUBSIDIARIES

UNAUDITED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2005

Appalachian Fuels, LLC and Subsidiaries

Appalachian Fuels, LLC and Subsidiaries

CONSOLIDATED BALANCE SHEET

(Unaudited)

September 30, 2005

ASSETS
Current assets:
Cash and cash equivalents	$10,219,659
Accounts receivable, less allowance for doubtful accounts of $1,704,822	39,713,868
Accounts receivable—affiliates	3,163,984
Inventories	7,301,659
Advance royalties	6,475,316
Assets held for sale	6,185,514
Prepaid expenses and other	6,121,450

Total current assets	79,181,450

Property, plant and equipment, including mineral reserves and mine development costs	115,143,713
Less accumulated depreciation, depletion and amortization	(31,955,315)

Total property, plant and equipment, net	83,188,398

Debt issuance costs, net of accumulated amortization of $112,269	5,284,493
Notes receivable—affiliates	5,786,335
Restricted cash, non-current	12,209,251
Other non-current assets	3,038,895

Total non-current assets	26,318,974

Total assets	$188,688,822

LIABILITIES AND MEMBER'S DEFICIT
Current liabilities:
Accounts payable	$36,596,943
Accounts payable—affiliates	2,244,339
Current portion of long-term debt	91,435,434
Accrued payroll and related liabilities	5,503,195
Accrued expenses	9,888,964

Total current liabilities	145,668,875

Long-term debt, less current portion	19,956,409
Asset retirement obligation	27,560,145

Total non-current liabilities	47,516,554

Total liabilities	193,185,429
Commitments and contingencies (Note 11)
Member's deficit	(4,496,607)

Total liabilities and member's deficit	$188,688,822

The accompanying notes to consolidated financial statements are an integral part of this consolidated balance sheet.

Appalachian Fuels, LLC and Subsidiaries

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

Nine months ended September 30, 2005

Revenues:
Coal sales	$242,862,032
Synfuel revenues	54,056,073
Other revenues	270,637
Sales commissions	(631,534)

Total revenues	296,557,208

Costs and expenses:
Cost of coal production	245,810,411
Cost of synfuel production	38,717,540
Loss on asset impairment	900,644

Cost of operations	285,428,595
Depreciation, depletion and amortization	16,271,810
Selling, general and administrative	13,699,882

Total costs and expenses	315,400,287

Loss from operations	(18,843,079)

Interest and other income (expense):
Interest income	115,503
Interest income—affiliate	206,545
Interest expense	(5,326,123)
Interest expense—affiliate	(416,499)
Gain on sale of assets	2,256,310
Other income	893,940

Total interest and other income (expense)	(2,270,324)

Net loss	$(21,113,403)

The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

Appalachian Fuels, LLC and Subsidiaries

CONSOLIDATED STATEMENT OF MEMBER'S EQUITY (DEFICIT)

(Unaudited)

Nine months ended September 30, 2005

Member's equity at beginning of period	$18,295,314
Net loss	(21,113,403)
Advanced stripping and pit inventory adjustment (Note 3)	(1,678,518)

Member's deficit at end of period	$(4,496,607)

The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

Appalachian Fuels, LLC and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

Nine months ended September 30, 2005

Cash flows from operating activities:
Net loss	$(21,113,403)
Adjustments to reconcile net loss to net cash used for operating activities—
Depreciation, depletion and amortization	16,271,810
Gain on sale of assets	(2,256,310)
Loss on asset impairment	900,644
Changes in assets and liabilities—
(Increase) decrease in—
Accounts receivable	(10,864,910)
Accounts and notes receivable—affiliates	(1,725,713)
Inventories	(4,671,045)
Advance royalties	(1,021,258)
Prepaid expenses and other assets	(6,899,859)
(Decrease) increase in—
Accounts payable	8,593,819
Accounts payable—affiliates	(1,103,833)
Accrued payroll and related liabilities	2,239,541
Accrued expenses	3,170,251
Accrued retirement obligation liability	1,717,962

Net cash used for operating activities	(16,762,304)

Cash flows from investing activities:
Additions to property, plant and equipment	(22,992,060)
Proceeds from sale of property, plant and equipment	4,855,231
Additions to mine development costs	(6,377,576)
Change in restricted cash	(2,590,093)

Net cash used for investing activities	(27,104,498)

Cash flows from financing activities:
Proceeds from debt	103,919,080
Repayments of debt	(46,602,394)
Financing costs	(5,077,570)

Net cash provided by financing activities	52,239,116

Increase in cash and cash equivalents	8,372,314
Cash and cash equivalents, beginning of year	1,847,345

Cash and cash equivalents, end of year	$10,219,659

Supplemental disclosure:
Cash paid for interest	$4,785,102

Non-cash investing activity:
Assets designated as available for sale	$6,185,514

The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

Appalachian Fuels, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

September 30, 2005

(1) Nature of operations

        The Company is a Limited Liability Company (LLC), organized and existing under the laws of the Commonwealth of Kentucky. Its president, is its 100% owner, manager, and only member. The Company was formed for the purpose of surface and deep mining, the sale of bituminous coal, and the performance of contract mining for third parties. The Company also purchases coal for resale, and derives a portion of its revenues from the sale of synfuel (coal which has undergone a significant chemical change). However, the Company is not involved in the process of converting coal to synfuel. The Company's operations to date have been located in Kentucky and West Virginia.

        On November 23, 2005 (the ECR acquisition date), the Company was acquired by Energy Coal Resources, Inc. (ECR) (see Note 4). The Company's financial statements subsequent to the acquisition date have been consolidated into the financial statements of ECR.

(2) Affiliated companies

        The Company's sole member owns interests in certain affiliated companies, and the Company regularly engages in transactions with these entities (see Note 12).

(3) Summary of significant accounting policies

Principals of consolidation

        The consolidated financial statements at September 30, 2005 and for the nine months then ended, include the amounts of the Company and seven wholly-owned subsidiaries: Appalachian Environmental, LLC, Appalachian Resources, LLC, Bryant Mining Company, Inc., Appalachian Land Company, Huff Creek Energy, Inc., Appalachian Coal Holdings, Inc., and Kanawha Development Corporation. All significant intercompany transactions and balances have been eliminated in consolidation. The accompanying financial statements have been prepared on the accrual basis.

Management's use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the recorded amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates used by management relate to reclamation and mine closure obligations, contingencies, and coal reserve values.

Company environment and risk factors

        The Company, in the course of its business activities, is exposed to a number of risks including: the possibility of the termination or alteration of coal sales contracts, fluctuating market conditions of demand for coal (often impacted by the weather) and transportation/fuel costs, competitive industry, changing government regulations, unexpected maintenance and equipment failure, employee benefits cost control, changes in estimates of proven and probable coal reserves, necessary mining permits and

Appalachian Fuels, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

September 30, 2005

(3) Summary of significant accounting policies (Continued)

control of adequate recoverable mineral reserves. In addition, adverse weather and geological conditions may increase operating costs, sometimes substantially.

Cash and cash equivalents

        The Company considers unrestricted cash on deposit with banks with original maturities of three months or less to be cash and cash equivalents for the purposes of the statement of cash flows.

Restricted cash, long-term

        Included in restricted cash, long-term, at September 30, 2005 is $10,962,460 of certificates of deposit pledged to collateralize letters of credit for the settlement of reclamation, bonding, and workers' compensation claims. Also included in restricted cash is $1,246,791 held in escrow in lieu of issuing letters of credit.

Inventories

        Inventories consisting of stockpiled coal and parts and supplies are stated at the lower of average cost-or-market. Coal inventory costs include labor, supplies, equipment costs, operating overhead and other related costs.

        The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 151, Inventory Costs, effective November 23, 2005, the ECR acquisition date. Under the provisions of this statement, abnormal costs of idle facility expense, freight, handling costs, and wasted material (spoilage) are recognized as current period expenses. If this statement had been adopted at September 30, 2005, there would have been no material impact on the Company's financial statements at September 30, 2005 or for the period then ended.

Advanced stripping costs

        Stripping costs incurred in the production phase of a mine for the removal of overburden or waste materials for the purpose of obtaining access to the coal that will be extracted are treated as production costs. Thus, such costs are included in the cost of inventory produced or extracted during the period the stripping costs are incurred. This treatment follows the consensus opinion reached by the Emerging Issues Task Force (EITF) in issue No. 04-6, Accounting for Stripping Costs Incurred During Production in the Mining Industry. The EITF consensus is effective for fiscal years beginning after December 15, 2005. Management elected to adopt EITF 04-6 early as of November 23, 2005 (the ECR acquisition date). The accompanying financial statements include the effects of retroactively applying the adoption of this EITF as of the beginning of the period and resulted in a cumulative effect change of $1,678,518 recorded as a reduction in members' equity.

Advanced royalty payments

        The Company is required, under certain royalty lease agreements, to make minimum royalty payments whether or not mining activity is being performed on the leased property. The Company

Appalachian Fuels, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

September 30, 2005

(3) Summary of significant accounting policies (Continued)

recoups the minimum payment through production until such time that the period for recoupment expires. Advance royalties and leased coal interests are evaluated periodically. Whenever events or changes in circumstances indicate that the carrying value may not be recoverable, adjustments are made as deemed necessary. At September 30, 2005, advanced royalties and prepaid leases included in other current assets totaled $7,871,761.

Property, plant, and equipment

        Property, plant and equipment are recorded at cost, including construction overhead and interest, where applicable. Expenditures for major renewals and betterments are capitalized while expenditures for maintenance and repairs are charged to expense as incurred. Depreciation and amortization are provided using the straight-line method over the assets estimated useful lives as follows:

Years
Building and improvements	20
Furniture, fixtures and office equipment	7
Data processing equipment	5
Mining and other equipment	5-10

        Mineral rights and reserves are depleted using the units-of-production method, based on estimated recoverable coal reserves. The Company accounts for mineral rights as tangible assets and includes such assets in property, plant and equipment.

        Costs of developing new mines or significantly expanding the capacity of existing mines are capitalized and are amortized using the units-of-production method over the estimated recoverable reserves that are associated with the property being benefited. Additionally, the asset related to retirement obligations has been recorded as a component of mine development.

Debt issuance costs

        In connection with the debt issuance with WestLB (see Note 8), the Company paid debt issuance costs of $5,077,570. Debt issuance costs are being amortized using the effective interest method over the lives of the related debts. Amortization during the period totaled $156,694.

Asset impairment

        The Company periodically reviews the carrying value of its long-lived assets for impairment whenever events indicate that the carrying value may not be recoverable. When determining impairment losses, the Company generally uses discounted cash flows to determine the fair value of the assets being evaluated. During the period ending September 30, 2005, debt issuance costs of $900,644 were considered to be impaired and were charged to operations. These costs were related to prior debt offerings that were paid-off during the period.

Appalachian Fuels, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

September 30, 2005

(3) Summary of significant accounting policies (Continued)

Coal mine reclamation and closing costs

        The Company estimates its future cost requirements for reclamation of land where it has conducted surface mining operations, based on its interpretation of the technical standards of regulations enacted by the U.S. Office of Surface Mining, as well as state regulations. These costs relate to reclaiming support acreage, sealing portals at deep mines, and other costs relating to reclaiming refuse areas.

        The Asset Retirement Obligation (ARO) asset is being amortized on the units-of-production basis over the expected life of the mining operation and the ARO liability is being accreted to the projected spending dates. Changes in estimate could occur due to mine plan revisions, changes in estimated costs, and changes in timing of the performance of reclamation activities.

        Asset retirement obligations that result from the acquisition, construction, or normal operation of long-lived assets are capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the asset.

        The Company expenses the reclamation of current mine disturbance, which is performed prior to final mine closure. The establishment of the end of mine reclamation and closure liability is based upon permit requirements and requires various significant estimates and assumptions, principally associated with regulatory requirements, costs, and recoverable coal reserves. Annually, the Company reviews its end of mine reclamation and closure liability and makes necessary adjustments, including mine plan and permit changes and revisions to cost and production levels to optimize mining and reclamation efficiency. The amount of such adjustments is reflected in the Company's asset retirement obligation calculation. When a mine life is shortened due to a change in the mine plan, mine closing obligations are accelerated and the related liability is increased accordingly.

Revenue recognition

        The Company's revenues are generated under both long-term sales contracts with electric utilities, industrial companies, or other coal-related organizations, and "spot market" sales. Revenues are recognized on coal sales when the coal is shipped to the customer and title is passed. Advance payments received are deferred and recognized in revenue as coal is shipped.

        The Company grants credit to its customers based on their creditworthiness and generally does not secure collateral for its receivables.

Shipping and transportation costs

        The Company records shipping and transportation costs as a component of cost of operations.

Workers' compensation and black lung benefits

        The Company is subject to federal and state laws to provide workers' compensation and black lung benefits to eligible employees and their dependents, including lifetime benefits for black lung. The

Appalachian Fuels, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

September 30, 2005

(3) Summary of significant accounting policies (Continued)

Company is fully insured against such risks for any claims for work-related injuries and occupational disease, primarily black lung disease (pneumoconiosis).

Health insurance

        The Company sponsors a medical insurance plan on behalf of eligible employees. The Company makes contributions to the plan as needed to pay benefits, along with employee contributions. Expenses under the plan, including incurred but not reported claims, were $7,766,307 for the period ended September 30, 2005. The Company purchases insurance for catastrophic claims and claims over established maximum amounts.

401(k) plan

        The Company sponsors a retirement plan for substantially all employees. The Company matches voluntary contributions of participants up to a maximum contribution based upon a percentage of a participant's salary with an additional matching contribution possible at the Company's discretion. The Company's contributions totaled $660,109 for the period ended September 30, 2005.

Recent accounting pronouncements

        In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS No. 143, Accounting for Asset Retirement Obligations. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. This interpretation is effective for fiscal years ending after December 15, 2005. Management does not expect the adoption of this interpretation to have a material impact on the Company's consolidated financial position or results of operations.

        In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. This statement's amendments are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, SFAS 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Provisions of this statement are effective for fiscal periods beginning after June 15, 2005. Management does not expect the adoption of this statement to have a material impact on its financial statements.

Income taxes

        The Company is treated as a sole proprietorship for income tax reporting purposes and, therefore, does not incur income taxes. Instead, its earnings are included in the tax return of the member. Thus, the financial statements do not reflect a provision for income taxes.

Appalachian Fuels, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

September 30, 2005

(4) ECR acquisition

        On November 23, 2005, Energy Coal Resources, Inc. (ECR) closed an offering of 5,700,000 shares of its common stock at $16 per share. In addition, ECR sold 312,749 over-allotment shares. ECR received net proceeds from the offering of $88,373,756.

        ECR issued 3,180,641 shares of its stock valued at $50,890,256 and paid cash of $7,900,000 to acquire 100% ownership of the Company. The resulting purchase price allocation was assigned to the Company's identifiable assets acquired and liabilities assumed based upon preliminary estimates of fair values. An independent valuation specialist prepared appraisals of the Company's property, plant and equipment, coal reserves and development costs. The fair values of other assets and liabilities were based on management's estimates. A summary of the values assigned were as follows:

Current assets	$84,886,271
Property, plant and equipment, including mineral reserves	220,436,401
Other non-current assets	82,582,894
Current liabilities	(60,315,623)
Unfavorable coal sales contract obligations	(114,559,820)
Debt obligations	(110,823,355)
Other non-current liabilities	(43,416,512)

Stockholders' equity	$58,790,256

(5) Inventories

        At September 30, 2005, inventories consisted of the following:

Coal	$4,451,890
Parts and supplies	2,849,769

$7,301,659

(6) Assets held for sale

        The Company is actively marketing and conducting other actions required to complete the sale of its Pax Mine as it is considered nonstrategic to its continued mining operations. The recorded value of the Pax Mine equipment, mineral reserves and other related assets totaled $6,184,514 at September 30, 2005. The related Pax Mine asset retirement obligation, carried in non-current liabilities, totaled $501,620 at September 30, 2005.

Appalachian Fuels, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

September 30, 2005

(7) Property, plant and equipment

        At September 30, 2005, property, plant and equipment consisted of the following:

Land and improvements	$402,956
Building and improvements	58,736
Furniture and fixtures	58,590
Data processing equipment	2,129,098
Mining and other equipment	59,541,051
Mineral reserves	40,013,836
Mine development costs	12,939,446

115,143,713
Less accumulated depreciation, depletion and amortization	(31,955,315)

$83,188,398

        Included in property, plant and equipment as of September 30, 2005 is $18,211,509, related to development and construction projects for which depreciation, depletion, and amortization have not yet commenced. The Company reviews realization of these projects on a periodic basis.

        Depreciation expense for property, plant and equipment was $14,677,969 for the period ended September 30, 2005.

        Depletion expense on mineral reserves was $1,437,147 for the period ended September 30, 2005.

(8) Debt

        The Company's debt as of September 30, 2005 consisted of the following:

WestLB Loan described below:
Term loan	$75,000,000
Revolver	11,100,000
Penn Virginia financing described below	15,000,000
Mining Machinery, Inc., payable in monthly installments of $122,286 through August 2009, with interest at prime plus 1%, unsecured, related party	5,258,429
Addington Land, payable in monthly installments of $53,281 through December 2008, with interest at prime plus 1%, secured, related party	2,214,335
Premium Financing Specialists, payable in monthly installments of $3,420 to $167,120 through February 2006, with interest at 5.49% to 7.75%, insurance financing	1,250,017
Enterprise Fleet Services, payable in monthly installments of $497 to $1,111 through September 2009, with interest at 4.0% to 6.87%, secured by equipment	1,569,062

111,391,843
Less portion classified as current liability	(91,435,434)

$19,956,409

Appalachian Fuels, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

September 30, 2005

(8) Debt (Continued)

        Principal payments required for long-term debt after September 30, 2005 are as follows:

Year Ended September 30,
2006	$91,435,434
2007	4,030,073
2008	4,532,736
2009	3,003,616
2010	2,385,941
After 2010	6,004,043

$111,391,843

WestLB credit facility

        In August 2005, Appalachian Fuels and Appalachian Coal, as the borrowers, together with their respective subsidiaries, as the guarantors, entered into a senior secured credit facility with WestLB, as administrative agent and collateral agent, and each lender thereto. The WestLB Credit Facility initially provided senior secured financing of $100 million, consisting of a $75 million Term Loan Facility and a $25 million Revolving Credit Facility, including a $15 million letter of credit sublimit. The Term Loan Facility was fully drawn in August 2005. The WestLB Credit Facility was to mature August 6, 2010.

        The Term Loan borrowing under the WestLB credit Facility bears interest at a rate equal to an applicable margin plus a LIBO rate determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs. The revolving credit borrowings under the WestLB credit facility bear interest at a rate equal to an applicable margin plus, at the borrowers' option, either (a) a base rate determined by reference to the higher of (1) the prime rate of WestLB and (2) the federal funds rate plus 0.5% or (b) a LIBO rate determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowings adjusted for certain additional costs. The initial applicable margin for borrowings under the revolving Credit Facility is 1.75% with respect to base rate borrowings and 2.75% with respect to LIBO rate borrowings. The applicable margin for borrowings under the Term Loan Facility is 2.75%. The interest rates as of September 30, 2005, were as follows: Term Loan (Eurodollar loan) (6.52%) and Revolving Loans (Eurodollar loan) (6.52%). The WestLB loan is collateralized primarily by the assets of Appalachian Fuels and Appalachian Coal together with their respective subsidiaries.

        In addition to paying interest on outstanding principal under the WestLB Credit Facility, the borrowers are required to pay a commitment fee to the lenders under the revolving credit facility in respect to the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum and may be reduced subject to the borrowers attaining certain leverage ratios. The borrowers also pay customary administrative agent fees and letter of credit fees.

        On November 23, 2005, Appalachian Fuels made a prepayment of $15,000,000 on its WestLB Term Loan and $5,000,000 on its WestLB Revolving Credit Loans from the proceeds of ECR's private equity offering (see Note 4). The prepayment on the Revolving Credit Facility permanently reduced the

Appalachian Fuels, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

September 30, 2005

(8) Debt (Continued)

amount available under the Revolver to $20 million. Under the Credit Facility Agreement, any mandatory or optional prepayment of the Term Loan Facility during the first year must be accompanied by a 2% prepayment premium.

        The WestLB Credit Facility contains customary covenants including, without limitation, restrictions on Appalachian Fuel's ability to (1) incur additional indebtedness, pay dividends, and make other restricted payments and investments; (2) make capital expenditures, acquisitions, or dispose of assets; (3) engage in transactions with affiliates; and (4) merge, consolidate, or transfer substantially all of its assets.

        The outstanding principal balance due to WestLB is classified as current due to noncompliance with covenants that occurred after September 30, 2005. Subsequently, the WestLB loan was repaid in full.

Penn Virginia mineral lease

        On April 19, 2005, Appalachian Fuels entered into a Purchase and Sale Agreement with Penn Virginia Operating Co., LLC (Penn Virginia). The Company assigned all of its rights, title and interest in certain surface and underground mineral interests and properties located near Alloy, West Virginia, to Penn Virginia for consideration of a payment of $15 million. In connection with this transaction, the parties signed a sublease agreement granting the Sublessee the right to mine the property subject to certain production requirements and minimum royalty payments. The sublease contains numerous contractual provisions including a minimum royalty payment of $100,000 per quarter. The initial term of this agreement runs until April 2020. The Company has the right to continue mining until the coal is depleted.

        Due to the Company's continuing interest in the property, the assets remained on the books and debt equal to the proceeds of the transactions were recorded. The debt will be amortized based on production consistent with the contractual royalty payments contemplated in the agreement. The implied interest rate will be dependent on the rate of production and the selling price of the coal. The implied rate as of September 30, 2005 was 11.2%.

Appalachian Fuels, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

September 30, 2005

(9) Accrued expenses

        Accrued expenses at September 30, 2005 consist of the following:

Royalties	$3,565,071
Production taxes	2,001,669
Property taxes	738,932
Trucking	2,174,239
Taxes	67,519
Interest	942,365
Interest-affiliates	317,502
Commissions	81,667

$9,888,964

(10) Asset retirement obligation

        The Company estimates its asset retirement obligation (ARO) liabilities for final reclamation and mine closure based upon detailed engineering calculations of the amount and timing of the future cash spending for a third party to perform the required work. Spending estimates are escalated for inflation, then discounted at the credit-adjusted risk-free rate (7.12% at January 1, 2005). Accounting principles generally accepted in the United States require the projected estimated reclamation obligation to include a market risk premium, which represents the amount an external party would charge for bearing the uncertainty of guaranteeing a fixed price today for performance in the future. However, due to the nature of the coal mining reclamation work, the Company believes that it is impractical for external parties to agree to a fixed price today. Therefore, a market risk premium has not been included in the reclamation liabilities. The Company has recorded an ARO asset associated with the liability for mines that remain in production.

        A reconciliation of the Company's liability for ARO at September 30, 2005 is as follows:

Asset retirement obligation liability at beginning of period	$27,517,717
Accretion expense	1,624,020
Reclamation charges and adjustments	(1,581,592)

27,560,145
Less current portion	—

Asset retirement obligation liability, long term	$27,560,145

(11) Commitments and contingencies

Leases and royalties

        The Company has various operating leases and capital leases for mining, transportation and other equipment. Lease expense for the period ended September 30, 2005 was approximately $19,644,500. Property under the capital leases included in property, plant and equipment in the accompanying

Appalachian Fuels, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

September 30, 2005

(11) Commitments and contingencies (Continued)

balance sheet was approximately $1,954,516, less accumulated depreciation of $302,881 at September 30, 2005. Depreciation of assets under capital leases is included in depreciation expense.

        The Company also leases coal reserves under agreements that call for royalties to be paid as the coal is mined. Total royalty expense for the period ended September 30, 2005 was $26,129,337. Certain agreements require minimum annual royalties to be paid regardless of the amount of coal mined during the year. Approximate noncancelable future minimum lease and royalty payments at September 30, 2005, are as follows:

Year Ended September 30,	Royalties	Operating Leases	Capital Leases	Total
2006	$15,476,007	$23,102,596	$482,677	$39,061,280
2007	6,209,147	21,528,455	448,333	28,185,935
2008	4,256,146	17,984,718	638,053	22,878,917
2009	5,527,396	16,815,332	—	22,342,728
2010	5,216,246	15,164,951	—	21,381,197
Thereafter	13,406,902	—	—	13,406,902

Commissions

        The Company has various sales and agency agreements with third parties, whereby the Company pays a $.25 to $1.00 per ton commission on certain coal sales. The costs are expensed as the coal is delivered. The Company had approximately $631,534 in commissions (selling) for the nine months ended September 30, 2005.

Environmental matters and risks

        The Company is subject to complex environmental laws and regulations as currently promulgated (See Note 3). The exact nature of environmental control matters, if any, that the Company may encounter in the future cannot be predicted, primarily because of the increasing number, complexity and changing characteristics of environmental requirements that may be enacted by federal and state authorities.

        The SMCRA, which is administered by the Office of Surface Mining Reclamation and Enforcement (OSM), establishes mining, environmental protection and reclamation standards for all aspects of surface mining as well as many aspects of deep mining. The SMCRA and similar state statutes require the restoration of mined property in accordance with specified standards and an approved reclamation plan. In addition, the Abandoned Mine Land Fund, which is part of the SMCRA, imposes a fee on all current mining operations, the proceeds of which are used to restore mines closed before 1977. The maximum tax is $0.35 per ton on surface-mined coal and $0.15 per ton on deep-mined coal. A mine operator must submit a bond or otherwise secure the performance of its reclamation obligations. Mine operators must receive permits and permit renewals for surface mining operation from the OSM or, where state regulatory agencies have adopted federally approved state programs under the act, the appropriate state regulatory authority. The Company accrues the reclamation and mine-closing liabilities in accordance with SFAS No. 143 (see Note 9).

Appalachian Fuels, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

September 30, 2005

(11) Commitments and contingencies (Continued)

        Section 301 of the Clean Water Act prohibits the discharge of a pollutant from a point source into navigable waters except in accordance with a permit issued under either Section 402 or Section 404 of the Clean Water Act. Navigable waters are broadly defined to include streams, even those that are not navigable in fact, and may include wetlands. All mining operations in Appalachia generate excess material, which must be placed in fills in adjacent valleys and hollows. Likewise, coal refuse disposal areas and coal processing slurry impoundments are located in valleys and hollows. Almost all of these areas contain intermittent or perennial streams, which are considered navigable waters under the Clean Water Act. An operator must secure a Clean Water Act permit before filling such streams. For approximately the past twenty-five years, operators have secured Section 404 fill permits that authorize the filling of navigable waters with material from various forms of coal mining. Operators have also obtained permits under Section 404 for the construction of slurry impoundments although the use of these impoundments, including discharges from them requires permits under Section 402. Section 402 discharge permits are generally not suitable for authorizing the construction of fills in navigable waters.

Performance bonds

        At September 30, 2005, the Company had outstanding performance bonds of approximately $56,882,493 to secure reclamation. Prior to June 2, 2004, the Company was required to deposit monthly into escrow the greater of $.25 per ton for each ton of coal mined from the subject permit areas or $50,000, until the escrow account reached 75% of the bonds outstanding. The escrow agreement has been suspended until October 1, 2006, at which time requirements will resume at a rate equal to the greater of $.10 per ton, or $20,000 per month for the first six months, gradually increasing over the following 18 months to a rate of $.25 per ton, or $50,000 per month, whichever is greater. The bonds are further secured by bank letters of credit equal to 20% of the bonds outstanding, and personally guaranteed by the Company's president and four other related parties. In addition, the Company pledged certificates of deposit totaling $10,962,460 as collateral on the bank letters of credit at September 30, 2005. The amount of funds held in escrow at September 30, 2005 was $1,246,791.

Off-balance sheet arrangements

        In the normal course of business, the Company is a party to certain off-balance sheet arrangements. These arrangements include guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in the consolidated balance sheet, and the Company does not expect any material adverse effects on its financial condition, results of operations, or cash flows to result from these off-balance sheet arrangements.

Employment agreement

        The Company has entered into an employment agreement with an employee of the Company. This agreement expires September 19, 2008, and contains termination benefits and other matters. Expense under this agreement was $0 for the nine months ended September 30, 2005. Future minimum payments under this agreement are $390,000 at September 30, 2005.

Appalachian Fuels, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

September 30, 2005

(11) Commitments and contingencies (Continued)

Legal matters

        In the normal course of business, the Company has been named as a defendant or party to legal actions. However, management, after consultation with legal counsel, intends to vigorously defend their positions and is of the opinion that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

(12) Related parties

        The Company has dealt with certain companies or individuals which are related parties. These related parties include other companies owned by the member, relatives of the member, or companies owned or controlled by relatives of the member. In addition to other related party transactions described elsewhere, the following related party transactions and balances are summarized and approximated as follows at September 30, 2005 and for the period then ended:

Costs and expenses:
Coal purchases	$1,696,943
Equipment rent, repairs and maintenance	25,915,216
Transportation	12,503,465
Royalties	475,000
Contract labor	713,334
Reclamation	765,441
Office rent	397,983
Aircraft expense	345,540
Other income(expense):
Interest income	206,545
Interest expense	(416,499)
Assets:
Accounts receivable	3,163,984
Advanced royalties	925,627
Notes receivable	5,786,335
Liabilities:
Accounts payable	2,244,339
Accrued interest	317,502
Accrued trucking	2,174,239
Notes payable	7,472,764

Appalachian Fuels, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

September 30, 2005

(13) Concentration of customers

        The Company had coal and synfuel sales to customers that exceed 10% of revenues for the period ended September 30, 2005 as follows:

Customer A	$98,071,342
Customer B	56,332,820
Customer C	34,012,525

(14) Fair value of financial instruments

        Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," defines a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

        The following methods and assumptions were used by the company in estimating fair values for financial instruments as of September 30, 2005.

        Cash and cash equivalents (including restricted cash), accounts and notes receivable, accounts payable and accrued expenses have carrying values which approximate fair value due to the short maturity or the financial nature of these instruments.

        The Company's current and long-term indebtedness carrying values approximates fair value because of the variable interest rate features, or because most significant indebtedness reflects current, market rates of interest.

        The Company's reclamation liability carrying value approximates fair value due to the methodology required to establish the reclamation liability. See Note (10).

(15) Subsequent events

        In addition to the Company's acquisition by ECR on November 23, 2005 as described in Note (4), numerous events have occurred subsequent to September 30, 2005 that affect the financial position and results of operations of Appalachian Fuels, LLC and subsidiaries. Users of these unaudited, consolidated financial statements should refer to the audited, consolidated financial statements of Energy Coal Resources, Inc. and subsidiaries at December 31, 2006 and 2005, and for the respective periods then ended.

ILLINOIS FUEL COMPANY, LLC

UNAUDITED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2005

Illinois Fuel Company, LLC

Illinois Fuel Company, LLC

CONSOLIDATED BALANCE SHEET

(unaudited)

September 30, 2005

ASSETS
Current assets:
Cash and cash equivalents	$713,493
Inventories	92,543
Prepaid expenses and other current assets	3,206,460

Total current assets	4,012,496

Property, plant and equipment, including mineral reserves and mine development costs	29,826,545
Less accumulated depreciation, depletion and amortization	(10,642,952)

Total property, plant and equipment, net	19,183,593

Debt issuance costs, net of accumulated amortization of $833,615	774,367
Restricted cash, long-term	1,064,066
Prepaid leases	287,500

Total non-current assets	2,125,933

Total assets	$25,322,022

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
Accounts payable	$1,638,492
Accounts payable—affiliates	1,578,955
Current portion of long-term debt	6,478,682
Accrued expenses	2,347,293

Total current liabilities	12,043,422

Non-current liabilities:
Long-term debt, less current portion	6,713,137
Accrued reclamation and other accrued expenses	6,682,437

Total non-current liabilities	13,395,574

Total liabilities	25,438,996
Commitments and contingencies (Note 10)
Members' deficit	(116,974)

Total liabilities and members' deficit	$25,322,022

The accompanying notes to consolidated financial statements are an integral part of this consolidated balance sheet.

Illinois Fuel Company, LLC

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

Nine months ended September 30, 2005

Revenues	$—

Costs and Expenses:
Cost of operations	2,299,616
Depreciation and amortization	1,158,990
Selling, general and administrative	1,034,632

Total costs and expenses	4,493,238

Loss from operations	(4,493,238)

Interest and Other Income (Expense):
Interest income	2,053
Interest expense	(288,919)
Interest expense—affiliate	(151,405)
Gain on sale of assets	152,868
Equipment rental income	1,058,070

Total interest and other income (expense)	772,667

Net loss	$(3,720,571)

The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

Illinois Fuel Company, LLC

CONSOLIDATED STATEMENT OF MEMBERS' EQUITY (DEFICIT)

(unaudited)

Nine months ended September 30, 2005

Members' equity at beginning of period	$3,666,136
Net loss	(3,720,571)
Contributions	225,000
Advanced stripping adjustment	(287,539)

Members' deficit at end of period	$(116,974)

The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

Illinois Fuel Company, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

Nine months ended September 30, 2005

Cash Flows From Operating Activities:
Net loss	$(3,720,571)
Adjustments to reconcile net loss to net cash used for operating activities—
Depreciation and amortization	1,158,990
Gain on sale of assets	(152,868)
Changes in assets and liabilities—
(Increase) decrease in—
Other accounts receivable	2,223,696
Prepaid expenses and other assets	(754,704)
(Decrease) increase in—
Accounts payable	(459,879)
Accounts payable—affiliates	143,193
Accrued reclamation liability	368,725
Deferred grant revenue	(449,729)
Accrued expenses and other liabilities	(32,932)

Net cash used for operating activities	(1,676,079)

Cash Flows From Investing Activities:
Change in restricted cash	(2,041)
Purchase of property, plant and equipment	(523,671)
Proceeds from sale of property, plant and equipment	352,500

Net cash used for investing activities	(173,212)

Cash Flows From Financing Activities:
Proceeds from debt	3,385,937
Repayments of debt	(1,076,261)
Member contributions	225,000

Net cash provided by financing activities	2,534,676

Increase in cash and cash equivalents	685,385
Cash and cash equivalents, beginning of year	28,108

Cash and cash equivalents, end of year	$713,493

Supplemental disclosure:
Interest paid	$208,913
Non-cash investing and financing activities:
Deferred grant revenue converted to debt	$1,117,208
Deferred grant revenue used to offset mine development costs	$283,063
Accounts payable-affiliates converted to debt	$3,899,274

The accompanying notes to consolidated financial statements are an integral part of this statement.

Illinois Fuel Company, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

September 30, 2005

(1) Nature of operations

        The Company is a Limited Liability Company (LLC), organized and existing under the laws of the Commonwealth of Kentucky. Its president, is its 100% owner, manager, and only member. The Company was formed for the purpose of surface and deep mining, the sale of bituminous coal, and the performance of contract mining for third parties. The Company's operations to date have been located in Illinois. The Company idled mining operations in 2003.

        In 2001, the Company entered into an asset purchase agreement with Jader Coal Company, LLC, whereby the Company purchased certain assets, including mining permits and mineral leases, and assumed certain liabilities, for $325,000 in cash. The purchase agreement also calls for the payment of certain contingent amounts, as more fully described in the other notes contained herein.

        On November 23, 2005 (the ECR acquisition date), the Company was acquired by Energy Coal Resources, Inc. (ECR) (see Note 4). The Company's financial statements subsequent to the acquisition date have been consolidated into the financial statements of ECR.

(2) Affiliated companies and variable interest entity

        The Company's sole member owns interests in certain affiliated companies, and the Company regularly engages in transactions with these entities (see Note 13).

        These consolidated financial statements include the accounts of the Company and the accounts of Illinois Energy Group (IEG), because IEG is deemed to be the primary beneficiary under FIN 46(R), Consolidation of Variable Interest Entities. IEG had no equity and no results of operations during the nine months ended September 30, 2005.

(3) Summary of significant accounting policies

Principals of Consolidation

        Intercompany balances between the Company and ICG have been eliminated in consolidation.

Management's use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the recorded amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates used by management relate to reclamation and mine closure obligations, contingencies, and coal reserve values.

Company environment and risk factors

        The Company, in the course of its business activities, is exposed to a number of risks including: the possibility of the termination or alteration of coal sales contracts, fluctuating market conditions of demand for coal (often impacted by the weather) and transportation/fuel costs, competitive industry,

Illinois Fuel Company, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

September 30, 2005

(3) Summary of significant accounting policies (Continued)

changing government regulations, unexpected maintenance and equipment failure, employee benefits cost control, changes in estimates of proven and probable coal reserves, necessary mining permits and control of adequate recoverable mineral reserves. In addition, adverse weather and geological conditions may increase operating costs, sometimes substantially.

Cash and cash equivalents

        The Company considers cash on deposit with banks with original maturities of three months or less to be cash equivalents for the purposes of the statement of cash flows. There were no cash equivalents at September 30, 2005.

Restricted cash, long-term

        Included in restricted cash, long-term, at September 30, 2005 is $516,041 of certificates of deposit pledged to collateralize letters of credit for the settlement of reclamation, bonding, and workers' compensation claims. Also included in restricted cash is $548,025 held in escrow in lieu of issuing letters of credit.

Inventories

        Inventories consisting of stockpiled coal, parts and supplies, are stated at the lower of average cost-or-market. Coal inventory costs include labor, supplies, equipment costs, operating overhead and other related costs.

        The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 151, Inventory Costs, effective November 23, 2005, the ECR acquisition date. Under the provisions of this statement, abnormal costs of idle facility expense, freight, handling costs, and wasted material (spoilage) are recognized as current period expenses. If this statement had been adopted at September 30, 2005, there would have been no material impact on the Company's financial statements at September 30, 2005 or for the period then ended.

Advanced stripping costs

        Stripping costs incurred in the production phase of a mine for the removal of overburden or waste materials for the purpose of obtaining access to the coal that will be extracted are treated as production costs. Thus, such costs are included in the cost of inventory produced or extracted during the period the stripping costs are incurred. This treatment follows the consensus opinion reached by the Emerging Issues Task Force (EITF) in issue No. 04-6, Accounting for Stripping Costs Incurred During Production in the Mining Industry. The EITF consensus is effective for fiscal years beginning after December 15, 2005. Management elected to adopt EITF 04-6 early as of November 23, 2005 (the ECR acquisition date). The accompanying financial statements include the effects of retroactively applying the adoption of this EITF as of the beginning of the period and resulted in a cumulative effect change of $287,539 recorded as a reduction in members' equity.

Illinois Fuel Company, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

September 30, 2005

(3) Summary of significant accounting policies (Continued)

Advanced royalty payments

        The Company is required, under certain royalty lease agreements, to make minimum royalty payments whether or not mining activity is being performed on the leased property. The Company recoups the minimum payment through production until such time that the period for recoupment expires. Advance royalties and leased coal interests are evaluated periodically. Whenever events or changes in circumstances indicate that the carrying value may not be recoverable, adjustments are made as deemed necessary. At September 30, 2005, advanced royalties and prepaid leases included in other current assets totaled $3,076,693. Also, $287,500 is included in long-term assets.

Property, plant, and equipment

        Property, plant and equipment are recorded at cost, including construction overhead and interest, where applicable. Expenditures for major renewals and betterments are capitalized while expenditures for maintenance and repairs are charged to expense as incurred. Depreciation and amortization are provided using the straight-line method over the assets estimated useful lives as follows:

Years
Building and improvements	20
Furniture, fixtures and office equipment	7
Data processing equipment	5
Mining and other equipment	5-10

        Mineral rights and reserves are depleted using the units-of-production method, based on estimated recoverable coal reserves. The Company accounts for mineral rights as tangible assets and includes such assets in property, plant and equipment.

        Costs of developing new mines or significantly expanding the capacity of existing mines are capitalized and are amortized using the units-of-production method over the estimated recoverable reserves that are associated with the property being benefited. Additionally, the asset related to retirement obligations has been recorded as a component of mine development.

Debt issuance costs

        The Company paid guarantee fees to a related party to guarantee its performance bonds and certain debt arrangements. Fees paid to guarantee surety bonds are being amortized using the units-of-production method, based on estimated recoverable coal reserves. Fees paid to guarantee debt are being amortized using the straight-line method over the lives of the related debts, which approximate the effective interest method. Amortization during the period totaled $37,500.

Asset impairment

        The Company periodically reviews the carrying value of its long-lived assets for impairment whenever events indicate that the carrying value may not be recoverable. When determining impairment losses, the Company generally uses discounted cash flows to determine the fair value of the

Illinois Fuel Company, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

September 30, 2005

(3) Summary of significant accounting policies (Continued)

assets being evaluated. There were no impairment losses required to be recognized during the period ending September 30, 2005.

Coal mine reclamation and closing costs

        The Company estimates its future cost requirements for reclamation of land where it has conducted surface mining operations, based on its interpretation of the technical standards of regulations enacted by the U.S. Office of Surface Mining, as well as state regulations. These costs relate to reclaiming support acreage, sealing portals at deep mines, and other costs relating to reclaiming refuse areas.

        The Asset Retirement Obligation (ARO) asset is being amortized on the units-of-production basis over the expected life of the mining operation and the ARO liability is being accreted to the projected spending dates. Changes in estimate could occur due to mine plan revisions, changes in estimated costs, and changes in timing of the performance of reclamation activities.

        Asset retirement obligations that result from the acquisition, construction, or normal operation of long-lived assets are capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the asset.

        The Company expenses the reclamation of current mine disturbance, which is performed prior to final mine closure. The establishment of the end of mine reclamation and closure liability is based upon permit requirements and requires various significant estimates and assumptions, principally associated with regulatory requirements, costs, and recoverable coal reserves. Annually, the Company reviews its end of mine reclamation and closure liability and makes necessary adjustments, including mine plan and permit changes and revisions to cost and production levels to optimize mining and reclamation efficiency. The amount of such adjustments is reflected in the Company's asset retirement obligation calculation. When a mine life is shortened due to a change in the mine plan, mine closing obligations are accelerated and the related liability is increased accordingly.

Revenue recognition

        The Company's revenues are generated under both long-term sales contracts with electric utilities, industrial companies, or other coal-related organizations, and "spot market" sales. Revenues are recognized on coal sales when the coal is shipped to the customer and title is passed. Advance payments received are deferred and recognized in revenue as coal is shipped.

        The Company grants credit to its customers based on their creditworthiness and generally does not secure collateral for its receivables.

Shipping and transportation costs

        The Company records shipping and transportation costs as a component of cost of operations.

Illinois Fuel Company, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

September 30, 2005

(3) Summary of significant accounting policies (Continued)

Workers' compensation and black lung benefits

        The Company is subject to federal and state laws to provide workers' compensation and black lung benefits to eligible employees and their dependents, including lifetime benefits for black lung. The Company is fully insured against such risks for any claims for work-related injuries and occupational disease, primarily black lung disease (pneumoconiosis).

Health insurance

        The Company sponsors a medical insurance plan on behalf of eligible employees. The Company makes contributions to the plan as needed to pay benefits, along with employee contributions. Expenses under the plan, including incurred but not reported claims, were $51,719 for the period ended September 30, 2005. The Company purchases insurance for catastrophic claims and claims over established maximum amounts.

401(k) plan

        The Company sponsors a retirement plan for substantially all employees. The Company matches voluntary contributions of participants up to a maximum contribution based upon a percentage of a participant's salary with an additional matching contribution possible at the Company's discretion. The Company's contributions totaled $6,105 for the period ended September 30, 2005.

Recent accounting pronouncements

        In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS No. 143, Accounting for Asset Retirement Obligations. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. This interpretation is effective for fiscal years ending after December 15, 2005. Management does not expect the adoption of this interpretation to have a material impact on the Company's consolidated financial position or results of operations.

        In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. This statement's amendments are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, SFAS 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Provisions of this statement are effective for fiscal periods beginning after June 15, 2005. Management does not expect the adoption of this statement to have a material impact on its financial statements.

Heller minimum royalty payment

        As part of the asset purchase of Jader Coal Company, LLC (see Note 1), The Company agreed to pay to a creditor of the selling company an amount equal to $0.50 per ton for each ton of coal mined

Illinois Fuel Company, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

September 30, 2005

(3) Summary of significant accounting policies (Continued)

from the subject properties (override payment). The obligation to pay this creditor override terminates after the Company has paid $5,000,000 with respect to coal mined by surface mining methods and $10,000,000 with respect to coal mined by deep mining. In any event, Illinois Fuel is obligated to pay a minimum amount of $3,000,000 to this creditor. The $3,000,000 minimum payment is personally guaranteed by a related party. The Company has recorded the present value of this liability of $1,627,633 as of September 30, 2005.

Income taxes

        The Company is treated as a sole proprietorship for income tax reporting purposes and, therefore, does not incur income taxes. Instead, its earnings are included in the tax return of the member. Thus, the financial statements do not reflect a provision for income taxes.

(4) ECR acquisition

        On November 23, 2005, Energy Coal Resources, Inc. (ECR) closed an offering of 5,700,000 shares of its common stock at $16 per share. In addition, ECR sold 312,749 over-allotment shares. ECR received net proceeds from the offering of $88,373,756.

        ECR issued 1,811,732 shares of its stock valued at $28,987,712 to acquire 100% ownership of Illinois Fuel Company, LLC. The resulting purchase price allocation was assigned to the Company's identifiable assets acquired and liabilities assumed based upon preliminary estimates of fair values. An independent valuation specialist prepared appraisals of the Company's property, plant and equipment, coal reserves and development costs. The fair values of other assets and liabilities were based on management's estimates. A summary of the values assigned were as follows:

Current assets	$(448,598)
Property, plant and equipment, including mineral reserves	46,600,012
Other non-current assets	16,524,762
Current liabilities	(7,686,376)
Debt obligations	(9,728,858)
Other non-current liabilities	(16,273,230)

Members' equity	$28,987,712

(5) Inventories

        At September 30, 2005, inventories consisted of the following:

Coal	$10,313
Parts and supplies	82,230

$92,543

Illinois Fuel Company, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

September 30, 2005

(6) Property, plant and equipment

        At September 30, 2005, property, plant and equipment consisted of the following:

Land and improvements	$768,581
Building and improvements	323,215
Furniture and fixtures	5,214
Data processing equipment	61,137
Mining and other equipment	15,034,164
Mineral reserves	6,228,039
Mine development costs	7,406,195

29,826,545
Less accumulated depreciation and amortization	(10,642,952)

$19,183,593

        Included in property, plant and equipment as of September 30, 2005 is $7,406,195, related to development and construction projects for which depreciation, depletion, and amortization have not yet commenced or has been suspended due to idle mining operations. The Company reviews realization of these projects on a periodic basis.

        Depreciation expense for property, plant and equipment was $892,295 for the period ended September 30, 2005.

        Depletion expense on mineral reserves was $-0- for the period ended September 30, 2005, as mining operations had been idled.

Illinois Fuel Company, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

September 30, 2005

(7) Debt

        The Company's debt as of September 30, 2005 consisted of the following:

Appalachian Fuels, LLC, with a maturity date of July 12, 2010, with interest at 5%, unsecured, related party	$4,854,036
Appalachian Fuels, LLC, demand note, interest at 5%, unsecured, related party	121,631
Mining Machinery, Inc., demand note, interest at prime rate plus 2.5%, unsecured, related party	3,368,551
Caterpillar Financial Services Corporation, payable in monthly installments of $72,904 through November 2007, secured by equipment	1,826,451
Deer Credit, Inc., payable in monthly installments of $130,208, including interest at prime plus 1%, secured by equipment (payments deferred), described below	366,821
CIT Group, payable in monthly installments of $41,675 through July 2006, plus interest at prime, secured by equipment	416,750
Larry Addington, demand note, interest at prime rate, unsecured, related party	1,000,000
John Smith, demand note, with interest at 4%, unsecured, related party	100,000
Illinois Department of Commerce, payable in monthly installments of $38,217 through August 2008	900,270
Illinois Department of Commerce, payable in monthly installments due August and September 2006	216,938
William Scotsman, Inc., payable in monthly installments of $1,525 through April 2006, including interest at 13.65%, secured by equipment	12,716
Enterprise Fleet Services, payable in monthly installments of $392 and $565 to May 2006, including interest at 4.75%, secured by vehicles	7,655

13,191,819
Less portion classified as current liability	(6,478,682)

$6,713,137

        Principal payments required for long-term debt after September 30, 2005 are as follows:

Year Ended September 30,
2006	$6,478,682
2007	1,294,427
2008	564,674
2009	—
2010	4,854,036

$13,191,819

Deere Credit, Inc.

        The Company is in default and is operating under a waiver with Deere Credit, Inc. (Deere), formerly known as Senstar Finance Company. Deere has agreed to take no action and Illinois Fuel has

Illinois Fuel Company, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

September 30, 2005

(7) Debt (Continued)

agreed to pay the deficiency when it resumes mining. Illinois Fuel is scheduled to resume production in 2008. The debt is classified as current.

(8) Accrued expenses

        Accrued expenses at September 30, 2005 consist of the following:

Accrued property taxes	$56,713
Accrued Heller minimum royalty payment	1,627,633
Accrued payroll liabilities	124,329
Accrued interest	298,618
Other	240,000

$2,347,293

(9) Asset retirement obligation

        The Company estimates its asset retirement obligation (ARO) liabilities for final reclamation and mine closure based upon detailed engineering calculations of the amount and timing of the future cash spending for a third party to perform the required work. Spending estimates are escalated for inflation, then discounted at the credit-adjusted risk-free rate (7.12% at January 1, 2005). Accounting principles generally accepted in the United States require the projected estimated reclamation obligation to include a market risk premium, which represents the amount an external party would charge for bearing the uncertainty of guaranteeing a fixed price today for performance in the future. However, due to the nature of the coal mining reclamation work, the Company believes that it is impractical for external parties to agree to a fixed price today. Therefore, a market risk premium has not been included in the reclamation liabilities. The Company has recorded an ARO asset associated with the liability for mines that remain in production.

        A reconciliation of the Company's liability for ARO at September 30, 2005 is as follows:

Asset retirement obligation liability at beginning of period	$6,114,657
Accretion expense	423,185
Reclamation charges	(54,461)

Asset retirement obligation liability at end of period	6,483,381
Less current portion	—

Asset retirement obligation liability, long term	$6,483,381

(10) Commitments and contingencies

Leases and royalties

        The Company has various operating leases and capital leases for mining, transportation and other equipment. Lease expense for the period ended September 30, 2005 was approximately $175,500.

Illinois Fuel Company, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

September 30, 2005

(10) Commitments and contingencies (Continued)

Property under the capital leases included in property, plant and equipment in the accompanying balance sheet was approximately $82,439, less accumulated depreciation of $53,649 at September 30, 2005. Depreciation of assets under capital leases is included in depreciation expense.

        The Company also leases coal reserves under agreements that call for royalties to be paid as the coal is mined. Total royalty expense for the period ended September 30, 2005 was $-0-, since mining operations had been idled. Certain agreements require minimum annual royalties to be paid regardless of the amount of coal mined during the year. Approximate noncancelable future minimum lease and royalty payments at September 30, 2005, are as follows:

Year Ended September 30,	Royalties	Capital Leases	Total
2006	$640,079	$20,371	$660,450
2007	772,063	—	772,063
2008	772,063	—	772,063
2009	768,063	—	768,063
2010	718,063	—	718,063
Thereafter	554,054	—	554,054

Environmental matters and risks

        The Company is subject to complex environmental laws and regulations as currently promulgated (See Note 3). The exact nature of environmental control matters, if any, that the Company may encounter in the future cannot be predicted, primarily because of the increasing number, complexity and changing characteristics of environmental requirements that may be enacted by federal and state authorities.

        The SMCRA, which is administered by the Office of Surface Mining Reclamation and Enforcement (OSM), establishes mining, environmental protection and reclamation standards for all aspects of surface mining as well as many aspects of deep mining. The SMCRA and similar state statutes require the restoration of mined property in accordance with specified standards and an approved reclamation plan. In addition, the Abandoned Mine Land Fund, which is part of the SMCRA, imposes a fee on all current mining operations, the proceeds of which are used to restore mines closed before 1977. The maximum tax is $0.35 per ton on surface-mined coal and $0.15 per ton on deep-mined coal. A mine operator must submit a bond or otherwise secure the performance of its reclamation obligations. Mine operators must receive permits and permit renewals for surface mining operation from the OSM or, where state regulatory agencies have adopted federally approved state programs under the act, the appropriate state regulatory authority. The Company accrues the reclamation and mine-closing liabilities in accordance with SFAS No. 143 (see Note 9).

        Section 301 of the Clean Water Act prohibits the discharge of a pollutant from a point source into navigable waters except in accordance with a permit issued under either Section 402 or Section 404 of the Clean Water Act. Navigable waters are broadly defined to include streams, even those that are not navigable in fact, and may include wetlands. All mining operations in Appalachia generate excess material, which must be placed in fills in adjacent valleys and hollows. Likewise, coal refuse disposal

Illinois Fuel Company, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

September 30, 2005

(10) Commitments and contingencies (Continued)

areas and coal processing slurry impoundments are located in valleys and hollows. Almost all of these areas contain intermittent or perennial streams, which are considered navigable waters under the Clean Water Act. An operator must secure a Clean Water Act permit before filling such streams. For approximately the past twenty-five years, operators have secured Section 404 fill permits that authorize the filling of navigable waters with material from various forms of coal mining. Operators have also obtained permits under Section 404 for the construction of slurry impoundments although the use of these impoundments, including discharges from them requires permits under Section 402. Section 402 discharge permits are generally not suitable for authorizing the construction of fills in navigable waters.

Performance bonds

        At September 30, 2005, the Company had outstanding performance bonds of approximately $10,547,000 to secure reclamation. Prior to June 2, 2004, the Company was required to deposit into escrow $.25 per ton for each ton of coal mined from the subject permit area until the escrow account reaches 75% of the bonds outstanding. The escrow agreement has been suspended until October 1, 2006, at which time requirements will resume at a rate equal to the greater of $.10 per ton, or $20,000 per month for the first six months, gradually increasing over the following 18 months to a rate of $.25 per ton, or $50,000 per month, whichever is greater. The bonds are further secured by bank letters of credit equal to 20% of the bonds outstanding, and personally guaranteed by the Company's president and four other related parties. In addition, the Company pledged certificates of deposit totaling $516,041 as collateral on the bank letters of credit at September 30, 2005. The amount of funds held in escrow at September 30, 2005 was $548,025.

Legal matters

        In the normal course of business, the Company has been named as a defendant or party to legal actions. However, management, after consultation with legal counsel, intends to vigorously defend their positions and is of the opinion that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

(13) Related parties

        The Company has dealt with certain companies or individuals which are related parties. These related parties include other companies owned by the member, relatives of the member, or companies owned or controlled by relatives of the member. In addition to other related party transactions

Illinois Fuel Company, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

September 30, 2005

(13) Related parties (Continued)

described elsewhere, the following related party transactions and balances are summarized and approximated as follows at September 30, 2005 and for the period then ended:

Costs and expenses:
Equipment rent, repairs and maintenance	$244,311
Contract labor	2,000
Other income (expenses):
Equipment rental income	1,058,070
Interest expense	(154,438)
Liabilities:
Accounts payable	1,578,995
Accrued interest	15,256
Notes payable	9,444,218

(14) Suspension of mining operations

        During August 2003, the Company suspended mining activities at its Illinois mine site due to lack of profitable operations. Due to more stringent environmental regulations, utilities are spending capital to install "scrubbers". These scrubbers allow the utility to burn even the highest sulfur coal without causing pollution problems. Typically, utilities can purchase high sulfur coal at lower cost, because the high sulfur coal is found in areas that are closer to coal-reliant power plants; therefore, the utilities benefit from the lower transportation cost. Analysis of the market demand has caused management to make plans to resume production at the Illinois basin in 2008.

(15) Subsequent events

        In addition to the Company's acquisition by ECR on November 23, 2005 as described in Note 4, numerous events have occurred subsequent to September 30, 2005 that affect the financial position and results of operations of Illinois Fuel Company, LLC. Users of these unaudited, consolidated financial statements should refer to the audited, consolidated financial statements of Energy Coal Resources, Inc. and subsidiaries at December 31, 2006 and 2005, and for the respective periods then ended.

CONSOLIDATED FINANCIAL STATEMENTS

ENERGY COAL RESOURCES, INC. AND SUBSIDIARIES

Year ended December 31, 2007

WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Energy Coal Resources, Inc. and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2007

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Energy Coal Resources, Inc.

        We have audited the accompanying consolidated balance sheets of Energy Coal Resources, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, and for the period from inception (October 20, 2005) to December 31, 2005. We have also audited the accompanying consolidated statements of operations, members' equity, and cash flows of Bowie Resources, LLC (Bowie), predecessor to the Company, for the period from January 1, 2005 to November 23, 2005. These financial statements are the responsibility of the Company's and Bowie's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's or Bowie's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's or Bowie's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for the years then ended, and for the period from inception (October 20, 2005) to December 31, 2005, and the consolidated results of operations and cash flows of Bowie Resources, LLC, predecessor to the Company, for the period from January 1, 2005 to November 23, 2005, in conformity with U.S. generally accepted accounting principles.

        The Company has an excess of current liabilities over current assets of $49.9 million at December 31, 2007. Additionally, the Company has significant debt that matures in January 2009. This situation and management's plans to meet these obligations are discussed in Note 2.

Charleston, West Virginia
August 29, 2008

                      /s/ Ernst & Young LLP

Energy Coal Resources, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$7,809,159	$4,613,112
Restricted cash—current	100,263	2,001,118
Accounts receivable	23,321,241	44,235,892
Accounts receivable—affiliate	4,291	1,106,408
Inventories	6,707,405	8,092,656
Advance royalties—current	1,381,150	1,950,727
Deferred tax asset—current	17,993,489	9,352,396
Assets held for sale, net	2,723,835	8,868,829
Prepaid expenses and other current assets	6,145,529	10,242,300

Total current assets	66,186,362	90,463,438
Property, plant, and equipment, at cost, including mineral reserves, mine development, and contract costs	375,841,677	359,691,258
Less accumulated depreciation, depletion, and amortization	70,350,598	35,863,385

Total property, plant, and equipment, net	305,491,079	323,827,873
Notes receivable	2,267,779	473,813
Assets of discontinued operation	—	101,282,852
Debt issuance costs, net of accumulated amortization of
$1,551,240 and $122,754, respectively	7,553,822	8,750,574
Goodwill	138,822,353	148,877,770
Restricted cash, long-term	26,573,452	22,568,900
Debt service reserve account	9,172,660	8,004,472
Accounts receivable, long-term	108,478	4,738,834
Advanced royalties, long-term	4,465,197	4,610,251
Other noncurrent assets	6,011	6,011

Total assets	$560,647,193	$713,604,788

Energy Coal Resources, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS (Continued)

	December 31
	2007	2006
Liabilities and stockholders'equity
Current liabilities:
Accounts payable	$26,840,421	$49,200,612
Accounts payable—affiliate	490,500	11,064,093
Current portion of long-term debt	25,969,989	42,657,717
Current portion of unfavorable coal sales contracts	35,220,985	71,532,060
Current portion of asset retirement obligation	1,364,234	2,538,171
Income taxes payable	1,041,747	—
Accrued payroll, bonus, and vacation	12,129,826	9,151,225
Accrued expenses	13,028,206	11,381,686

Total current liabilities	116,085,908	197,525,564
Noncurrent liabilities, less current portion:
Long-term debt	62,435,599	90,973,532
Asset retirement obligation	30,568,092	29,470,580
Long-term portion of unfavorable coal sales contracts	94,664,053	140,649,321
Postretirement medical benefit liability	816,300	—
Deferred income taxes	24,898,621	9,352,396
Liabilities of discontinued operations	—	65,535,680
Other noncurrent liabilities	464,032	1,853,425

Total noncurrent liabilities	213,846,697	337,834,934

Total liabilities	329,932,605	535,360,498

Stockholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized, 30,312,749 shares issued and oustanding at December 31, 2007 and 2006	303,127	303,127
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares outstanding at December 31, 2007 or 2006	—	—
Paid-in capital	211,375,573	211,375,573
Other comprehensive loss	(488,964)	—
Retained earnings (deficit)	19,524,852	(33,434,410)

Total stockholders'equity	230,714,588	178,244,290

Total liabilities and stockholders'equity	$560,647,193	$713,604,788

See accompanying notes.

Energy Coal Resources, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	ECR
				Bowie
	Years ended December 31
			Period from inception (October 20, 2005) to December 31, 2005	January 1, 2005 to November 23, 2005
	2007	2006
Revenues
Coal sales (including amounts to related parties of $0, $3,380, $0, and $3,898,523, respectively)	$281,267,359	$336,119,014	$41,869,748	$85,391,385
Synfuel revenues	974,658	17,229,134	5,077,042	298,652
Other revenues	(1,399,971)	858,550	45,812	483,556
Commissions	(941,655)	(2,518,980)	(113,621)	(105,394)

Total revenues	279,900,391	351,687,718	46,878,981	86,068,199
Costs and expenses
Cost of coal production (including amounts to related parties of $10,977,725, $25,064,145, $4,024,531, and $66,000, respectively)	246,040,318	330,661,951	45,637,016	60,162,104
Cost of synfuel production	—	15,197,546	4,151,523	—
Loss on asset impairment	194,649	13,957,655	—	—

Cost of operations	246,234,967	359,817,152	49,788,539	60,162,104
Depreciation, depletion, and amortization	44,311,498	39,704,113	2,828,923	6,889,168
Sales contract accretion	(75,433,329)	(59,246,287)	(4,281,736)	—
Selling, general, and administrative (including amounts to related parties of $2,380,410, $2,497,187, $168,869, and $279,569, respectively)	39,795,082	26,483,982	3,509,157	5,739,403

Total costs and expenses	254,908,218	366,758,960	51,844,883	72,790,675

Income (loss) from operations	24,992,173	(15,071,242)	(4,965,902)	13,277,524
Other (expense) income
Interest expense (including amounts to related parties of $1,544,603, $888,264, $180,051, and $158,194, respectively)	(24,371,512)	(18,644,285)	(736,122)	(2,288,746)
Interest income (including amounts from related parties of $0, $16,659, $2,182, and $0, respectively)	1,646,410	1,327,821	178,155	208,964
Gain on sale of assets (including amounts to related parties of $2,654,000, $0, $0, and $0, respectively)	1,214,138	1,062,919	—	17,908
Other, net (including income from related parties of $109,600, $779,420, $0, and $0, respectively)	(3,768,148)	(2,839,312)	93,710	1,222

Total other expense	(25,279,112)	(19,092,857)	(464,257)	(2,060,652)

Earnings from continuing operations before taxes	(286,939)	(34,164,099)	(5,430,159)	11,216,872
Income tax (benefit) provision	573,996	(2,666,730)	—	—

Earnings from continuing operations	(860,935)	(31,497,369)	(5,430,159)	11,216,872

Energy Coal Resources, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

	ECR
				Bowie
	Years ended December 31
			Period from inception (October 20, 2005) to December 31, 2005	January 1, 2005 to November 23, 2005
	2007	2006
Earnings (loss) from discontinued operations (including amounts to related parties of $10,343, $1,223,162, $402,235, and $0, respectively, and net of taxes of $124,627, $2,666,730, $0, and $0, respectively)	377,764	4,000,095	(506,977)	—
Gain on sale of discontinued operations, net of taxes of $17,631,009	53,442,433	—	—	—

Net earnings (loss)	$52,959,262	$(27,497,274)	$(5,937,136	$11,216,872

Net earnings (loss) per share:
From continuing operations	$(0.03)	$(1.04)	$(0.18)	N/A
Discontinued operations	1.75	0.13	(0.02)	N/A

Net earnings (loss)	$1.72	$(0.91)	$(0.20)	N/A

Net earnings (loss) per share, assuming dilution:
From continuing operations	$(0.03)	$(1.04)	$(0.18)	N/A
Discontinued operations	1.75	0.13	(0.02)	N/A

Net earnings (loss)	$1.72	$(0.91)	$(0.20)	N/A

Shares used to calculate net earnings (loss) per share:
Basic	30,312,749	30,312,749	30,312,749	—
Diluted	30,312,749	30,312,749	30,312,749	—

See accompanying notes.

Energy Coal Resources, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS'/MEMBERS' EQUITY

	Common stock	Paid-in capital	Other comprehensive income	Retained earnings (deficit)	Total
ECR (stockholders' equity)
Balance at inception (October 20, 2005)	$—	$—	$—	$—	$—
Common shares issued on November 23, 2005, in exchange for membership units	—	123,304,944	—	—	123,304,944
Shares issued in connection with private placement on November 23, 2005, net of offering costs of $7,830,228	303,127	88,070,629	—	—	88,373,756
Net loss for period from inception to December 31, 2005	—	—	—	(5,937,136)	(5,937,136)

Balance at December 31, 2005	303,127	211,375,573	—	(5,937,136)	205,741,564
Net loss for 2006	—	—	—	(27,497,274)	(27,497,274)

Balance at December 31, 2006	303,127	211,375,573	—	(33,434,410)	178,244,290
Net income for 2007	—	—	—	52,959,262	52,959,262
Postretirement benefit liability, net of tax	—	—	(488,964)	—	(488,964)

Total comprehensive income					52,470,298

Balance at December 31, 2007	$303,127	$211,375,573	$(488,964)	$19,524,852	$230,714,588

	Paid-in capital	Retained earnings (deficit)	Total
Bowie (members' equity)
Balance at January 1, 2005	$15,000,000	$14,302,434	$29,302,434
Net income	—	11,216,872	11,216,872
Distributions	—	(3,350,000)	(3,350,000)

Balance at November 23, 2005	$15,000,000	$22,169,306	$37,169,306

See accompanying notes.

Energy Coal Resources, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	ECR
				Bowie
	Years ended December 31
			Period from inception (October 20, 2005) to December 31, 2005	January 1, 2005 to November 23, 2005
	2007	2006
Operating activities
Net income (loss)	$52,959,262	$(27,497,274)	$(5,937,136)	$11,216,872
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation, depletion, and amortization	52,556,032	45,915,805	3,071,884	6,885,867
Accretion of sales contracts	(82,296,343)	(66,662,023)	(4,457,812)	—
Deferred income taxes	17,287,885	—	—	—
Loss on asset impairment	194,649	13,957,655	—	—
Write-off debt issuance costs	651,693	—	—	—
Bad debt expense	10,896,360	1,973,121	1,237	—
Amortization of debt issuance costs	1,609,035	122,754	—	361,309
Amortization of organizational costs	—	2,550	524	3,301
Gain on sale of assets	(11,214,138)	(1,062,919)	—	(12,000)
Gain on sale of discontinued operations	(71,073,442)	—	—	—
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	13,956,799	1,331,670	(1,088,210)	(2,003,717)
Prepaid expenses and other assets	7,418,436	10,268,677	(2,930,445)	(651,588)
Inventories	1,496,660	389,910	(1,686,576)	1,138,126
Advanced royalties	714,631	566,698	130,321	900,695
Notes receivable	2,486,852	—	—	—
Increase (decrease) in:
Accounts payable	(20,620,392)	5,197,327	(2,460,144)	(1,149,095)
Accounts payable—affiliates	(10,573,593)	3,103,373	1,336,666	3,065
Accrued payroll, bonus, and vacation	2,978,601	(414,804)	(142,562)	(31,148)
Asset retirement obligation liability	(477,006)	(2,535,430)	176,197	282,039
Accrued expenses and other liabilities	2,644,753	(4,826,144)	(3,693,968)	2,076,726

Total adjustments to net (loss) income	(81,362,528)	7,328,220	(11,742,888)	7,803,580

Net cash (used in) provided by operating activities	(28,403,266)	(20,169,054)	(17,680,024)	19,020,452

Energy Coal Resources, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	ECR
				Bowie
	Years ended December 31
			Period from inception (October 20, 2005) to December 31, 2005	January 1, 2005 to November 23, 2005
	2007	2006
Investing activities
Net proceeds from the sale of assets	11,207,361	28,828,949	285,303	12,000
Investment in certificates of deposit—restricted	(4,004,552)	(2,686,097)	(254,872)	(444,324)
Investment in debt service reserve account	(1,168,188)	(8,004,472)	—	—
Acquisitions of Appalachian Coal, Appalachian Fuels, Illinois Fuel, and the minority interest in Bowie	—	—	(9,293,232)	—
Additions to property, plant, and equipment	(34,328,468)	(35,059,351)	(9,640,290)	(8,113,997)
Additions to mineral rights and reserves	—	—	(1,000,000)	—
Additions to mine development costs	(3,651,803)	(10,147,822)	(42,777)	(3,012,206)
Proceeds from contract settlement	10,000,000	—	—	—
Proceeds from sale of discontinued operations	113,000,000	—	—	—

Net cash provided by (used in) investing activities	91,054,350	(27,068,793)	(19,945,868)	(11,558,527)
Financing activities
Borrowings on long-term debt	155,790,923	340,699,423	10,131,833	5,059,205
Repayments of long-term debt	(216,082,839)	(300,775,623)	(40,678,092)	(3,855,408)
Financing costs	(1,063,976)	(6,273,328)	—	(153,159)
Proceeds from private placement	—	—	88,373,756	—
Distributions to members	—	—	—	(3,350,000)

Net cash (used in) provided by financing activities	(61,355,892)	33,650,472	57,827,497	(2,299,362)

Net increase (decrease) in cash, cash equivalents, and restricted cash—current	1,295,192	(13,587,375)	20,201,605	5,162,563
Cash, cash equivalents, and restricted cash—current beginning of period	6,614,230	20,201,605	—	624,596

Cash, cash equivalents, and restricted cash—current, end of period	$7,909,422	$6,614,230	$20,201,605	$5,787,159

See accompanying notes.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2007

1. Organization and description of business

        Energy Coal Resources, Inc. (ECR or the Company) was organized as a Delaware corporation on October 20, 2005, and was formed for the purpose of acquiring 100% of the stock or members' interests of Appalachian Coal Holdings, Inc. (Appalachian Coal), Appalachian Fuels, LLC (Appalachian Fuels), Illinois Fuel Company, LLC (Illinois Fuel), Bowie Resources, LLC (Bowie or the Predecessor Company), and their subsidiaries on November 23, 2005 (the Acquisition Date). ECR had no activity prior to the Acquisition Date. In addition, on November 23, 2005, the Company closed a Private Placement of 5,700,000 shares of ECR common stock. The Company sold an overallotment of 312,749 shares of ECR common stock between November 23, 2005 and November 30, 2005 (see Note 3).

        ECR, through its operating subsidiaries, is a diverse coal mining company with significant coal reserves in Central Appalachia, Colorado, and the Illinois basin. The Company engages in the extraction, cleaning, and selling of coal to electrical utilities, steel companies, and industrial users primarily in the United States.

        A brief description of the history of each significant operating subsidiary follows:

  •
  Appalachian Fuels was formed in January 2001 to acquire and develop certain mining operations and reserves in Central Appalachia.

  •
  Illinois Fuel was formed in February 2001 and subsequently acquired the assets of Jader Coal Company, LLC in May 2001 and operated these assets until August 2003, at which time the operations were idled.

  •
  Appalachian Coal was formed in October 2003 for the purpose of acquiring all of the outstanding equity interests of three coal companies from Pittston Coal Company.

  •
  Bowie was formed in December 2003 by Colorado Energy Investments, LLC (CEI), Sentient Global Resources Fund I, L.P., and Sentient Global Resources Trust No. 1, through their formation of Sentient Resources USA, Inc. and Sentient Coal Resources, LLC, for the purpose of acquiring certain assets of Bowie Resources Limited out of bankruptcy. On December 15, 2006, ECR granted a 1% interest in Bowie to Bowie Resource Management Partner, LLC, a company owned by a member of the Bowie management team. Income attributable to the minority interest, which is not material, is charged to expense. Minority interest is included in other noncurrent liabilities.

        None of the Company's or its subsidiaries' labor force is represented by a collective bargaining unit.

2. Management's plan

        The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying balance sheet, ECR had current assets of $66,186,362 and current liabilities of $116,085,908 at December 31, 2007. Geological disturbance issues at the Bowie mine during the first quarter of 2008 required the Company to reconfigure the Bowie mining plan to allow longwall mining to resume. During the development period, production was limited to continuous miner development tons. The development project was completed in August 2008. Bowie increased production in August and estimates that it will reach full longwall production levels by the third quarter of 2008.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

2. Management's plan (Continued)

        As a result of the reduced production at the Bowie mine, Bowie is in default of certain covenants with its General Electric Capital Corporation (GE Capital) senior secured credit facility. Bowie failed to make scheduled principal payments for the months of February through August 2008, which were instead made by draws from the debt service reserve fund. The fixed charge coverage (FCC) ratio as of March 31, 2008 and June 30, 2008, was 0.72 and 0.17, respectively, which is below the minimum FCC ratio of 1.20. The leverage ratio as of March 31, 2008 and June 30, 2008, was 1.75 and 6.97, respectively, with June 2008 being outside the range of the maximum leverage ratio of 3.00. Furthermore, management failed to deliver the 2007 financial statements by March 31, 2008, as required by the agreement. Also, due to additional development work planned as a result of the geological disturbance, Bowie expects to exceed the maximum annual capital expenditures covenant for 2008. On July 11, 2008, GE extended additional financing to Bowie. This additional financing, which provided net proceeds of $8.5 million, will be used to complete the Bowie development project. Although GE did not waive the existing covenant violations of the initial term loan, GE did agree to forbear until January 1, 2009, any action with respect to the existing events of default and anticipated future financial covenant defaults under the debt agreement with Bowie. As this is more than one year past the financial statement date, only the principal payments due during 2008 are shown as current liabilities in the 2007 financial statements.

        In light of these challenges, our Management and Board of Directors are evaluating a range of strategic alternatives with the goal of preserving and creating value. Alternatives include, but are not limited to, the following:

  •
  The Company received additional funding from GE Capital through GE Term Loan B. Under the terms of GE Term Loan B, dated July 11, 2008, GE Capital provided $13,500,000 in additional financing to complete the Bowie development project. As a component of GE Term Loan B, GE Capital grant forbearance on defaults in effect under GE Term Loan A until January 1, 2009.

  •
  Management has obtained a loan from a potential equity investor in the amount of $2,000,000. The proceeds of the loan were transferred to the Company on June 12, 2008, and are being used to fund the Bowie development project. An option agreement was executed on June 24, 2008, the investee loaned an additional $2,000,000 in installments through June 30, 2008. The proceeds are being used to fund the Bowie development project.

  •
  ECR is in negotiation with a global commodity trading firm on agreements under which the trading firm will market ECR-produced coal to international buyers in Europe and Japan. These agreements will also provide funding in the form of a $40,000,000 (unaudited) loan from the trading firm. The loan will be amortized within the pricing structure under which the trading firm buys coal from ECR for resale overseas.

        The centerpiece of Management's plan to address the Company's financial condition is completion of the Bowie development project. Total cost of the project is estimated to be approximately $15,000,000 (unaudited). As of June 15, 2008, the development project was 40% (unaudited) complete, with total expenditures of $6,355,000 (unaudited). These expenditures have been, and future expenditures will be, funded by equity contributions from ECR, proceeds of the $4 million loan from the potential equity investor, and proceeds of the additional financing provided by GE with the balance funded from Bowie cash flow.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

2. Management's plan (Continued)

        As a result of the default conditions described above, GE Capital had the right to call the Bowie debt. However, in connection with additional financing provided by GE in July 2008, GE agreed to forbear until January 1, 2009, any action with respect to the existing events of default and anticipated future financial covenant defaults under the debt agreement with Bowie. As of August 29, 2008, the principal balance of the GE Capital Bowie debt was $55,500,000. The balance of the GE debt reserve account was $3,297,245. Therefore, the net debt obligation as of August 29, 2008, was $52,202,755. Our ability to continue as a going concern depends on completion of the Bowie development project, meeting our cash flow projections, and negotiating with our senior secured lender.

        Management believes these actions will enable the Company to address its pending obligations and improve future profitability and cash flow from its continuing operations. As a result, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the Company's ability to continue as a going concern.

Impact on recorded asset amounts and recorded liability amounts

        Management has determined that there is no impact on recoverability of assets at the Bowie mine as a result of the geologic disturbance and resulting reconfiguration of the mining plan. Although longwall mining was interrupted, the Company is able to access the reserves by performing additional development work to change the direction of the mining. Also, with the current coal pricing market, there was no impairment of the Company's goodwill at December 31, 2007.

3. Summary of significant accounting policies

Basis of presentation

        The consolidated financial statements include the accounts of the Company, its 99% interest in Bowie and its wholly owned subsidiaries at December 31, 2007 and 2006, and their results of operations and cash flows for the years ended December 31, 2007, 2006, and for the period from inception (October 20, 2005) to December 31, 2005. A new basis of accounting was applied to the assets and liabilities of all the acquired entities on November 23, 2005. The results of operations and cash flows for the period from January 1, 2005 to November 23, 2005, are those of Bowie, predecessor of the Company. Bowie represents the major portion of the business and assets giving rise to the formation of ECR. All significant intercompany transactions and balances have been eliminated in consolidation.

Company environment and risk factors

        The Company, in the course of its business activities, is exposed to a number of risks including: the possibility of the termination or alteration of coal sales contracts, fluctuating market conditions of demand for coal (often impacted by the weather) and transportation/fuel costs, competitive industry, changing government regulations, unexpected maintenance and equipment failure, employee benefits cost control, changes in estimates of proven and probable coal reserves, necessary mining permits, and control of adequate recoverable mineral reserves. In addition, adverse weather and geological conditions may increase operating costs, sometimes substantially.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

3. Summary of significant accounting policies (Continued)

Management's use of estimates

        The preparation of the consolidated financial statements of the Company in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ from those estimates. The most significant estimates used in the preparation of the consolidated financial statements are related to reclamation and mine closure obligations (asset retirement obligations), contingencies, favorable and unfavorable sales contract liabilities, income taxes, and coal reserve values.

Cash and cash equivalents

        The Company considers cash on deposit with banks and a broker with an original maturity of three months or less to be cash and cash equivalents for the purposes of the statement of cash flows.

Restricted cash—current

        In connection with Bowie's loan agreement with General Electric Capital Corporation (see Note 11), Bowie established a Capital Expenditures Reserve Account. The funds are to be used only to satisfy Longwall Expansion Expenditures, as defined in the loan agreement, to the extent that there are insufficient funds in the Company's other accounts to fund such expenditures. The Company completed the Longwall Expansion Expenditure program in 2007 as defined in the loan agreement and transferred the remaining funds in the Capital Expenditures Reserve Account to the general operating account in the first quarter of 2008.

Restricted cash—long-term

Certificates of deposit

        The Company had $19,507,469 and $18,328,486 in certificates of deposit pledged to collateralize $18,593,008 and $18,139,422 of letters of credit at December 31, 2007 and December 31, 2006, respectively, for the settlement of reclamation, bonding, and workers' compensation claims.

Escrow accounts

        The Company had $2,027,910 and $1,531,253 in escrow accounts, deposited in lieu of issuing letters of credit for the settlement of workers' compensation claims, classified as other noncurrent assets at December 31, 2007 and 2006, respectively.

        The Company had $4,440,435 and $2,458,660 in escrow accounts, deposited as additional collateral for its reclamation bonds, classified as other noncurrent assets at December 31, 2007 and 2006, respectively.

        The Company had $597,637 and $250,501 in escrow accounts, deposited as additional collateral for its mineral leases, classified as other noncurrent assets at December 31, 2007 and 2006, respectively.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

3. Summary of significant accounting policies (Continued)

Debt Service Reserve Account

        In connection with Bowie's loan agreement with General Electric Capital Corporation (see Note 11), Bowie established a Debt Service Reserve Account. The Debt Service Reserve Account was originally funded at $8,000,000, which was increased to $8,750,000 after the Delayed Draw Term Loan (see Note 11) was funded. Thereafter, the account is to be maintained at an amount up to the total Term Loan Debt Service, as defined in the loan agreement, for the subsequent six-month period. The Company had $9,172,660 and $8,004,472 in the Debt Service Reserve Account at December 31, 2007 and 2006, respectively.

Accounts receivable and revenue

        The Company's revenues are generated primarily from long-term coal sales contracts with electric utilities, industrial companies, and other coal-related organizations that contain quality adjustment provisions.

        Revenue is recognized when coal is delivered to an agreed-upon destination and legal title has passed to the customer as specified in the related contract. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Trade credit is extended by the Company based on an evaluation of the customer's financial condition, and generally, collateral is not required. Trade accounts receivable could potentially subject the Company to credit risk. The Company maintains an allowance for uncollectible receivables based upon the estimated collectibility. The allowance includes specific amounts for accounts that are likely to be uncollectible, as determined by such variables as customer creditworthiness, the age of the receivables, bankruptcies and disputed amounts, as well as historical loss experience. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Activity in the allowance for doubtful accounts is set forth in the table below.

	Beginning Balance	Charged to Costs and Expenses	Deductions	Ending Balance
Successor
Twelve Months Ended December 31, 2007	1,974,358	10,896,360	(7,080,107)	5,790,611
Twelve Months Ended December 31, 2006	1,237	1,973,121	—	1,974,358
For the period from October 20, 2005 to December 31, 2005	—	1,237	—	1,237
Predecessor
For the period from January 1, 2005 to November 23, 2005	—	—	—	—

        Included in bad debt expense in 2007 was $8,217,264 of disputed receivable and note balances from a coal broker. The Company has continued to contract with the broker on future coal solicitations.

Inventories

        Inventories consisting of stockpiled coal, parts, and supplies, are stated at the lower of average cost or market. Coal inventory costs include labor, supplies, equipment costs, and operating overhead. Purchased coal inventories are stated at the lower of cost, computed on the first-in, first-out method, or market.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

3. Summary of significant accounting policies (Continued)

Stripping costs

        Stripping costs incurred in the production phase of a mine for the removal of overburden or waste materials for the purpose of obtaining access to the coal that will be extracted are treated as production costs. Thus, such costs are included in the cost of inventory produced or extracted during the period the stripping costs are incurred.

Coal sales contracts

        Coal sales contracts acquired have been recorded at the fair value assigned at the date of acquisition and amortized on the basis of coal shipped over the term of the contact. These sales contracts were valued at the present value of the difference between the stated price in the acquired contract, net of royalties and taxes, and the market prices at the date of acquisition for contracts of similar duration and coal quality. At December 31, 2007 and 2006, all recorded amounts related to contracts where the expected contract price was below market at the acquisition date resulting in a negative value which is classified as a liability.

        Based on expected future shipments under these agreements, amortization of the liability for unfavorable contracts is anticipated to be $35,220,985, $69,429,830, and $25,234,223 for the years ending December 31, 2008, 2009, and 2010, respectively. The amortization of favorable contracts was completed in 2006.

Goodwill

        Goodwill represents the excess of the purchase price of businesses acquired over the fair values assigned to net tangible and identifiable intangible assets. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that an asset might be impaired. In determining if an impairment has occurred, the Company utilizes forecasted undiscounted operating cash flows for each reporting unit as compared to the current carrying value of the related long-lived assets. If such cash flows are less than the carrying amounts, the assets are written down to their respective values. The Company's most recent impairment test was conducted during the fourth quarter of 2007 and it was determined that the carrying value of the goodwill had not been impaired. The Toney's Fork and Southern Eagle mining operations were sold during 2007, resulting in a $24,800,000 decrease in goodwill (classified as assets of discontinued operations as of December 31, 2006). During 2007, goodwill was reduced by $10,100,000 upon realization of acquisition date deferred tax assets for which a valuation allowance had been provided. In June 2008, the Company granted an option to purchase 75% of its investment in Bowie to an unrelated equity investor (see Note 20). If the option is exercised at the option price, the Company may recognize a significant charge in the third quarter to write down goodwill to its estimated fair value based upon the option price or to buy out of the option.

Income taxes

        The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

3. Summary of significant accounting policies (Continued)

be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is provided if it is more-likely-than-not that some portion of the deferred tax asset will not be realized. In evaluating the need for a valuation allowance, the Company takes into account various factors, including the scheduled reversal of deferred tax liabilities, expected level of future taxable income, and available tax planning strategies. If actual results differ from the assumptions made in the evaluation of the Company's valuation allowance, the Company records a change in valuation allowance through income tax expense in the period such determination is made.

        Bowie was a limited liability company and was treated as a partnership for federal and state income tax purposes. Accordingly, income, losses, and credits were passed through directly to the members of the partnership. Thus, the financial statements of the Predecessor Company do not reflect a provision for income taxes for Bowie for the period from January 1, 2005 to November 23, 2005.

Earnings per share

        Basic earnings per share is computed by dividing net income (loss) attributable to common shareholders by the weighted-average number of shares of all classes of common stock outstanding during the applicable period. There were no common stock transactions since inception, and the Company has no common stock equivalents.

Advance royalties

        Rights to lease coal lands are acquired under mineral lease agreements. Under the agreements, the Company is required to make minimum payments to lessors whether or not the property is mined. Such payments are recoupable against future production over certain time periods. The Company recoups the minimum payments through production until the recoupment period expires. Advance mining royalties and leased coal interests are evaluated periodically and adjusted as deemed necessary whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. At December 31, 2007 and 2006, advance royalties included in other current assets totaled $1,381,150 and $1,950,727, respectively. The Company has recorded advance royalties of $4,465,197 and $4,610,251 in long-term assets as of December 31, 2007 and 2006, respectively.

Capitalized longwall panel costs

        The Company capitalizes certain readily identifiable costs related to the development of longwall panels within a deep mine. These costs are amortized over the life of the panel once it is placed in service. Longwall panel lives average approximately six months. Capitalized longwall panel costs were $1,026,292 and $2,888,150 at December 31, 2007 and 2006, respectively. The unamortized costs are recorded as other current or other noncurrent assets depending on the expected date of mining the specific longwall panel.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

3. Summary of significant accounting policies (Continued)

Property, plant, and equipment

        Property, plant, and equipment are stated at cost and depreciated on the straight-line method over the estimated useful lives of the assets as follows:

Years
Mining and other equipment and related facilities	5 to 7
Coal preparation plant	10
Data processing equipment	5 to 7
Furniture, fixtures, and office equipment	5 to 7

        Expenditures that extend the useful lives of existing property, plant, and equipment are capitalized, while expenditures for repairs and maintenance are expensed as incurred.

        Mineral rights and reserves are depleted using the units-of-production method, based on estimated recoverable coal reserves. The Company accounts for mineral rights as tangible assets and includes such assets in property, plant, and equipment.

        Costs of developing new mines or significantly expanding the capacity of existing mines are capitalized and are amortized using the units-of-production method over the estimated recoverable reserves that are associated with the property being benefited. Additionally, the asset related to retirement obligations has been recorded as a component of mine development.

Operating leases

        The Company leases various mining, transportation, and other equipment under operating leases. Rental expense under these leases amounted to $12,972,306 for 2007, $20,437,180 for 2006, and $3,223,881 for the period from October 20, 2005 to December 31, 2005. Bowie had $528,224 of rental expense for the period from January 1, 2005 to November 23, 2005.

Debt issuance costs

        Debt issuance costs incurred to obtain financing are deferred and amortized over the life of the related debt, using the effective interest method. The Company's debt issuance costs were $7,553,822, net of accumulated amortization of $1,551,240, as of December 31, 2007, and $8,750,574, net of accumulated amortization of $122,754, as of December 31, 2006.

        Amortization of debt issuance costs is included in interest expense and was $1,609,035 and $122,754 for the years ended December 31, 2007 and 2006, and $361,309 for the period from January 1, 2005 to November 23, 2005.

Asset retirement obligations

        The Company estimates its future costs for reclamation of land where it has conducted mining operations, based on its interpretation of the technical standards of regulations enacted by the U.S. Office of Surface Mining, as well as state regulations. These costs relate to reclaiming support acreage, sealing portals at deep mines, and other costs related to reclaiming refuse areas.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

3. Summary of significant accounting policies (Continued)

        The Asset Retirement Obligation (ARO) asset is being amortized on a units-of-production basis over the expected life of the mining operation and the ARO liability is being accreted to the projected spending dates. Changes in estimates could occur due to mine plan revisions, changes in estimated costs, and changes in timing of the performance of reclamation activities.

        Asset retirement obligations that result from the acquisition, construction, or normal operation of long-lived assets are capitalized as a part of the carrying amount of the related long-lived asset and depreciated over the life of the asset.

        The Company expenses the reclamation of current mine disturbance, which is performed prior to final mine closure. The establishment of the end of mine reclamation and closure liability is based upon permit requirements and requires various significant estimates and assumptions, principally associated with regulatory requirements, costs, and recoverable coal reserves. Annually, the Company reviews its end of mine reclamation and closure liability and makes necessary adjustments, including mine plan and permit changes and revisions to cost and production levels to optimize mining and reclamation efficiency. The amount of such adjustments is reflected in the Company's asset retirement obligation calculation. When a mine life is shortened due to a change in the mine plan, mine closing obligations are accelerated and the related liability is increased accordingly.

Shipping and transportation costs

        The Company records shipping and transportation cost as a component of the cost of coal sales.

Asset impairments

        The Company periodically reviews the carrying value of its long-lived assets for impairment whenever events indicate that the carrying value may not be recoverable. When determining impairment losses, the Company generally utilizes discounted cash flows to determine the fair value of the assets being evaluated.

Workers' compensation and black lung benefits

        The Company is subject to federal and state laws to provide workers' compensation and black lung benefits to eligible employees and their dependents, including lifetime benefits for black lung. The Company is fully insured against such risks for any claims for work-related injuries and occupational disease, primarily black lung disease (pneumoconiosis).

Statement of cash flows—supplemental disclosures

	Year ended December 31, 2007	Year ended December 31, 2006	Period from October 20, 2005 to December 31, 2005	Period from January 1, 2005 to November 23, 2005
Cash paid:
Interest	$35,840,723	$21,796,818	$1,898,667	$2,614,962
Non cash transactions:
Debt issuance costs, insurance and capital leases financed	15,211,722	42,678,071	231,833	2,559,205

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

3. Summary of significant accounting policies (Continued)

Recent accounting pronouncements

        In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This statement expands the standards under SFAS No. 157 to provide entities the one-time election to measure financial instruments and certain other items at fair value. Provisions of this statement are effective for fiscal periods beginning after November 15, 2007. The Company did not elect to adopt SFAS No. 159 for any assets owned as of January 1, 2008.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishing a framework for measuring fair value, and expands disclosure about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The adoption of this statement, as of January 1, 2008, did not have a material impact on the Company's consolidated financial statements.

4. Private placement and acquisitions

        On November 23, 2005, ECR closed an offering of 5,700,000 shares of its common stock at $16 per share. In addition, the Company sold 312,749 overallotment shares between November 23, 2005 and November 30, 2005. The Company received net proceeds from the offering of $88,373,756.

        The Company utilized $18,359,093 of the proceeds and issued common stock valued at $123,304,944 to acquire Appalachian Coal, Appalachian Fuel, Illinois Fuels, and the minority interest in Bowie. The following is a summary of the respective purchase prices:

Bowie
Cash paid to minority shareholders	$10,459,093
2,714,186 shares issued @ $16 per share	43,426,976

$53,886,069

Appalachian Fuels and Appalachian Coal
Exercise of option	$7,900,000
3,180,641 shares issued @ $16 per share	50,890,256

$58,790,256

Illinois Fuel
1,811,732 shares issued @ $16 per share	$28,987,712

Total purchase price	$141,664,037

        The aggregate purchase price of $141,664,037 was allocated to the assets acquired and the liabilities assumed based on estimates of fair values.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

4. Private placement and acquisitions (Continued)

        The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the Acquisition Date:

	Appalachian Fuels, LLC and Appalachian Coal Holdings, Inc.	Bowie Resources, LLC	Illinois Fuel Company, LLC	Total
Final Purchase Price Allocation
Cash	$2,343,192	$5,787,159	$935,510	$9,065,861
Accounts receivable	37,082,605	12,815,739	(1,888,579)	48,009,765
Inventory	5,444,527	1,399,329	63,543	6,907,399
Favorable coal sales obligations	966,544	—	—	966,544
Prepaid expenses and other current assets	8,119,579	937,556	440,928	9,498,063
Assets held for sale	12,542,838	1,707	—	12,544,545
Deferred income taxes	16,661,101	(18,289,151)	12,962,391	11,334,341
Property, plant, and equipment	220,436,401	134,034,978	46,600,012	401,071,391
Advance royalties	4,117,780	—	3,019,384	7,137,164
Other noncurrent assets	8,300,573	65,035	26,541	8,392,149
Goodwill	58,198,475	115,487,770	—	173,686,245
Restricted cash, long-term	12,827,189	6,284,296	516,446	19,627,931
Accounts payable, including affiliates	(39,647,747)	(6,490,221)	(4,909,645)	(51,047,613)
Accrued expenses	(20,667,876)	(8,372,908)	(2,776,731)	(31,817,515)
Asset retirement obligation	(26,773,412)	(6,084,294)	(2,962,691)	(35,820,397)
Deferred income taxes	(16,661,101)	18,289,151	(12,962,391)	(11,334,341)
Other long-term liabilities	—	—	(348,148)	(348,148)
Unfavorable coal sales obligations	(113,677,057)	(170,590,704)	—	(284,267,761)
Assumed debts	(110,823,355)	(31,389,373)	(9,728,858)	(151,941,586)

Net assets acquired	$58,790,256	$53,886,069	$28,987,712	$141,664,037

Funded by:
Cash paid at acquisition	$7,900,000	$10,459,093	$—	$18,359,093
Issuance of 7,706,559 shares of common stock	50,890,256	43,426,976	28,987,712	123,304,944

	$58,790,256	$53,886,069	$28,987,712	$141,664,037

        The goodwill acquired as a result of the acquisition of Appalachian Coal, Appalachian Fuels, Illinois Fuel, and the minority interest in Bowie is not deductible for tax purposes.

        The following pro forma data, for the year ended December 31, 2005, reflects the consolidated results of operations of the Company as if the acquisitions had taken place on January 1, 2005. The pro forma information is based on the historical financial statements of Bowie, Appalachian Coal, Appalachian Fuels, and Illinois Fuel giving effect to the transaction under the purchase method of

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

4. Private placement and acquisitions (Continued)

accounting. The pro forma information may not be indicative of actual results that would have been attained had the acquisitions occurred on the date indicated.

Revenues	$496,926,819
Cost of operations	465,886,854
Depreciation and amortization	29,511,287
Sales contract amortization	67,254,727
General and administrative expense	35,509,760
Other expense	(5,421,477)
Net income	16,637,193
Net income per share:
Basic	$0.55
Diluted	$0.55

5. Inventories

        Inventories consist of the following:

	December 31
	2007	2006
Coal stockpile inventory	$3,968,720	$5,495,471
Parts and supplies	2,738,685	2,597,185

	$6,707,405	$8,092,656

        General and administrative costs of $208,087 and $300,028 are included in coal inventories at December 31, 2007 and 2006, respectively.

6. Assets held for sale and discontinued operations

Assets held for sale

        The Company is actively marketing and conducting other actions required to complete the sale of certain operations and equipment that it considers nonstrategic to its continued mining operations or if the company perceives it can generate greater value by selling certain assets. Assets expected to be disposed of are valued at their estimated fair value, and classified as held for sale in the Company's consolidated balance sheets.

        Assets held for sale, net of associated liabilities, were as follows:

	December 31
	2007	2006
Highwall miner equipment	$2,723,835	$—
Glen Alum equipment and mineral reserves	—	13,639,372
Accrued reclamation—long-term (Glen Alum)	—	(4,770,543)

Total assets held for sale, net	$2,723,835	$8,868,829

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

6. Assets held for sale and discontinued operations (Continued)

        During 2006, the Company consummated the sale of the Pax Mine equipment and mineral reserves, the shovel, and other miscellaneous equipment that was held for sale at December 31, 2005.

Glen Alum Mine sale

        On January 30, 2007, the Company, through its Appalachian Fuels' subsidiary which is included in the Central Appalachian segment, entered into an Asset Purchase and Sale Agreement with West Virginia Coal Venture I, LLC to sell the Glen Alum Mine for total consideration of $9,500,000 in cash. During 2006, the Company recorded an asset impairment loss of $13,957,655 to reflect the assets, net of the liabilities, at realizable value. The assets and related liabilities are classified as held for sale as of December 31, 2006. The Company remains responsible for the reclamation of current mining permits for up to a two-year period in the event that West Virginia Coal I, LLC and the owner default.

Discontinued operations—Huff Creek Mine sale

        On December 7, 2007, the Company, through its Appalachian Fuels' subsidiary, which is included in the Central Appalachian segment, entered into an Asset Purchase and Sale Agreement with Imagin Natural Resources (Imagin) to sell the Toney's Fork and Southern Eagle Mines for total consideration of $116,000,000 including $113,000,000 in cash and a $3,000,000 non-interest-bearing note. The Company recorded the note receivable at the present value of the note's face with an effective interest rate of 10% which resulted in a discount of $513,148. At the transaction date, the book value of the property, net of liabilities, including the Penn Virginia sale/leaseback obligation (see Note 11), was $44,413,410, resulting in a gain of $71,073,442 for the year ended December 31, 2007. This asset was classified as assets of discontinued operations as of December 31, 2006.

        The Company classified the Toney's Fork mine, related coal reserves, the adjoining rail loadout facility, and the Southern Eagle underground coal reserves as discontinued operations. Associated results of operations, financial position, and cash flows are reported separately.

        The following amounts have been segregated from continuing operations and included in discontinued operations—net of tax in the consolidated statements of operations:

	Year ended December 31
			Period from inception (October 20, 2005) to December 31, 2005
Income statement information	2007	2006
Revenues	$62,265,926	$96,312,611	$5,167,981
Expenses	50,547,382	82,441,848	5,664,706

Operating income (loss)	11,718,544	13,870,763	(496,725)
Other expense	(11,216,153)	(7,203,938)	(10,252)

Earnings (loss) from discontinued operations before gain on disposal	502,391	6,666,825	(506,977)
Gain on disposal before taxes	71,073,442	—	—
Income tax provision	17,755,636	2,666,730	—

Earnings (loss) from discontinued operations, net of taxes	$53,820,197	$4,000,095	$(506,977)

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

6. Assets held for sale and discontinued operations (Continued)

        The assets and liabilities classified as discontinued operations as of December 31, 2006, are as follows:

Assets:
Mining equipment, mineral reserves, and mine development	$76,474,377
Goodwill	24,808,475

$101,282,852

Liabilities:
Accrued reclamation—long-term	$1,024,969
Sale/leaseback financing (Penn Va)	63,334,528
Accrued interest—long-term (Penn Va)	1,176,183

$65,535,680

7. Property, plant, and equipment

        Property, plant, and equipment, including mineral reserves and mine development and contract costs, consist of the following:

	December 31
	2007	2006
Mining and other equipment and related facilities	$106,591,366	$76,340,393
Coal preparation plants	13,092,869	18,785,099
Capital lease equipment	13,997,022	26,814,753
Mine development costs	18,799,230	15,064,873
Mineral rights and reserves	211,625,764	211,329,927
Mine development in process	8,960,149	9,123,244
Construction work-in-process	2,775,277	2,232,969

	375,841,677	359,691,258
Less accumulated depreciation, depletion, and amortization	70,350,598	35,863,385

Net property, plant, and equipment	$305,491,079	$323,827,873

        Accumulated depreciation and amortization on capital lease equipment is $4,924,238 and $5,020,081 as of December 31, 2007 and 2006, respectively.

        Included in property, plant, and equipment as of December 31, 2007 and 2006, is $11,735,426 and $11,356,213, respectively, related to development and construction projects for which depreciation, depletion, and amortization have not yet commenced. The Company reviews realization of these projects on a periodic basis.

        Depreciation expense for property, plant, and equipment was $36,141,534 and $29,093,533 for the years ended December 31, 2007 and 2006 and $1,652,467 and $4,183,227 for the period from October 20, 2005 to December 31, 2005 and the period from January 1, 2005 to November 23, 2005, respectively.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

7. Property, plant, and equipment (Continued)

        Depletion expense on mineral reserves was $14,014,567 and $14,577,267 for the years ended December 31, 2007 and 2006 and $1,291,366 and $2,378,520 for the period from October 20, 2005 to December 31, 2005, and for the period from January 1, 2005 to November 23, 2005, respectively.

8. Accrued expenses

        Accrued expenses consist of the following:

	December 31
	2007	2006
Accrued royalties	$2,094,283	$2,082,264
Accrued production taxes	1,778,658	1,218,248
Accrued property taxes	2,796,778	2,741,221
Accrued trucking	628,428	684,319
Accrued Heller minimum royalty payment	1,727,894	1,727,894
Accrued taxes	951,597	779,993
Accrued interest	2,542,575	496,321
Accrued interest—affiliate	100,654	997,330
Accrued commissions	334,715	525,913
Other	72,624	128,183

	$13,028,206	$11,381,686

9. Other (expense) income

        Other income (expense), net, included in the other (expense) income section of the consolidated statement of operations, included the following for the year ended December 31, 2007:

Machinery Sales and Service LLC capital lease

        During 2006, Appalachian Fuels entered into equipment leases with Machinery Sales and Services LLC (MSS). The terms of the leases call for 60 monthly payments of $1,547,050 per month and was recorded as a capital lease with an implicit interest rate of 58%. In December 2007, with proceeds from the sale of Huff Creek (Note 6), management bought out the MSS capital lease and recorded a loss of $10,788,446.

Amendment to the Progress Fuels Corporation 2008 coal delivery contract

        The Company amended the Progress Fuels Corporation (Progress) contract to eliminate the requirement for Progress to purchase 2,060,000 tons of coal in 2008 at a specified price. Progress paid the Company a $10,000,000 settlement fee representing the differential between the contract price for 2008 and the June 2007 forward market price for 2008 coal tonnage delivered ratably at similar locations. The $10,000,000 was treated as a gain and reported in Other Income. In addition, the Company also recorded a $21,651,273 million benefit, included in Sales Contract Accretion, representing the amount included in the unfavorable coal sales contracts liability applicable to the cancelled delivery commitment.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

10. Income taxes

        Bowie was a limited liability company and was treated as a partnership for federal and state income tax purposes. Accordingly, income, losses, and credits were passed through directly to the members of the partnership. Thus, the financial statements do not reflect a provision for income taxes for the period from January 1, 2005 to November 23, 2005.

        As ECR was recently organized and incurred a loss during its initial periods of operation in 2005 and 2006, a valuation allowance was provided against net deferred tax assets as of December 31, 2006. During 2007, the valuation allowance was increased by $10,800,000 for 2006 provision to return adjustments for net deferred tax assets. However, due to income generated in connection with the sale of operations (see Note 6), a substantial portion of the valuation allowance was reversed as the corresponding deductions/deferred tax assets were utilized to offset the current year taxable income. At December 31, 2007, the Company continues to record a valuation allowance against federal and state net operating losses and against AMT credits that it has generated during 2007, as the Company believes that it is not more likely-than-not that these deferred tax assets will be realized.

        Income tax expense for the years ended December 31, 2007 and 2006, including amounts related to continuing and discontinued operations, is comprised of the following:

	2007	2006
Current:
Federal tax provision	$376,830	$—
State income tax	664,917	—

Total current	1,041,747	—
Deferred:
Federal tax provision (benefit)	33,203,829	(9,535,686)
State tax provision (benefit)	4,376,404	(1,076,457)
Valuation allowance change	(20,292,348)	10,612,143

Total deferred	17,287,885	—

Total provision	$18,329,632	$—

        Total provision (benefit) applicable to:

	2007	2006
Continuing operations	$573,996	$(2,666,730)
Discontinued operations	17,755,636	2,666,730

Total provision	$18,329,632	$—

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

10. Income taxes (Continued)

        A reconciliation of the expected statutory federal income tax expense (benefit) on the Company's pretax income or loss to the actual income tax expense (benefit) for the years ended December 31, 2007 and 2006, including amounts applicable to continuing and discontinued operations, follows:

	2007	2006
Income tax expense (benefit) at federal statutory rate	$24,951,115	$(9,624,046)
State tax expense (benefit), net of effect of federal taxes	4,808,600	(1,076,457)
Permanent basis difference of operations sold (principally goodwill)	8,862,265	—
Other, net	—	88,360
Valuation allowance	(20,292,348)	10,612,143

Total provision	$18,329,632	$—

        During 2007, the Company realized the benefit of deferred tax assets of $10,100,000 which were recorded in connection with the 2005 acquisition of several companies (see Note 4), for which a valuation allowance had been provided. This benefit was reflected as a reduction of goodwill.

        Significant components of the Company's deferred tax assets and liabilities that result from carryforwards and temporary differences between the financial statement basis and tax basis of assets and liabilities as of December 31, 2007 and 2006 are summarized below. Amounts at December 31, 2006, exclude deferred tax assets and liabilities applicable to discontinued operations.

	2007	2006
Deferred tax assets:
Net operating loss carryforwards	$4,887,148	$6,839,193
Asset retirement obligation liability	9,687,219	9,150,238
Long-term unfavorable contract liability	52,083,900	85,084,734
AMT credit carryover	376,830	—
Other comprehensive income—pension liability	327,336	—
Other	6,616,039	5,130,700

Total deferred tax assets	73,978,472	106,204,865
Valuation allowance	(5,263,978)	(22,659,989)

Total deferred tax asset, net	68,714,494	83,544,876
Deferred tax liabilities:
Prepaid expenses and other current assets	8,157,423	3,272,866
Assets held for sale	1,092,258	5,508,230
Property, plant, and equipment	66,369,945	74,763,780

Total deferred tax liabilities	75,619,626	83,544,876

Net deferred tax assets (liabilities)	$(6,905,132)	$—

        The Company has federal net operating loss carryforwards of approximately $4.8 million for regular income tax purposes which expire in 2026.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

10. Income taxes (Continued)

        In June 2006, the FASB issued FASB Interpretation No. (FIN) 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in a company's consolidated financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires an entity to recognize the financial statement impact of a tax position when it is more-likely-than-not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement. FIN 48 requires that a liability created for unrecognized tax benefits shall be presented as a liability and not combined with deferred tax liabilities or assets.

        The adoption of FIN 48 at January 1, 2007, has no impact on the financial statements. The liability at the date of adoption and December 31, 2007 for unrecognized tax benefits was zero. The Company does not expect that this situation will significantly change this year. The Company's policy is to recognize interest and penalties accrued related to unrecognized tax benefits as a component of tax expense. The total amount of accrued interest and penalties as of January 1, 2007 and December 31, 2007 was zero.

        The Company files income tax returns in the U.S. federal jurisdiction and various states. Due to our recent formation in October 2005, our United States federal tax obligations have not been reviewed as of this date and remain subject to examination.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

11. Debt, including capital leases

        Debt and capital leases consist of the following:

	December 31
	2007	2006
Debt:
GE Capital Corporation Loan	$50,000,000	$50,000,000
Penn Virginia sale/leaseback financing	15,000,000	15,000,000
Wells Fargo Foothill Revolver financing	—	10,202,615
Rickmeier Advisors note payable, with interest at 9.00%	4,130,462	2,600,000
Addington Land, with a maturity date of November 2011, with interest at 8.25%, secured by real estate, related party	4,400,000	4,400,000
Addington Land, with a maturity date of April 2009, with interest at 5.00%, unsecured, related party	—	1,629,379
Larry Addington, with a maturity date of November 2011, with interest at 8.25%, secured by real estate, related party	2,360,000	2,360,000
Whayne Supply, payable in monthly installments of $16,896 through August 2010, with interest at 8.49%, secured by equipment	—	635,658
Whayne Supply, payable in monthly installments of $153,962 through October 2008, with interest at 7%, unsecured	1,972,949	—
Cecil Walker Machinery, Inc., payable in monthly installments of $13,471 through August 2011, with interest at 6.55%, secured by equipment	535,258	656,951
Premium Financing Specialists, payable in monthly installments of $25,024 to $123,168 through September 2008, with interest from 5.46% to 7.21%, insurance financing	859,870	962,909
Illinois Department of Commerce:
Payable in monthly installments of $38,217 through August 2008	382,171	764,340
Shareholder, demand note, with interest at prime plus 1%, unsecured, related party	100,000	100,000
Mining Machinery Holding, Inc., demand note, with interest at 8.00%, unsecured, related party	—	5,000,000

Total debt	79,740,710	94,311,852

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

11. Debt, including capital leases (Continued)

	December 31
	2007	2006
Capital leases:
Atlas Copco financing payable in monthly installments of $17,181 to $25,554 and maturities ranging from March 15, 2008 to September 15, 2008, with interest rates ranging from 7.9% to 9.5%, secured by equipment	216,444	—
GATX financing with monthly installments of $101,302 to $150,105 and maturities of November 21, 2009 to March 1, 2010, with interest rates from 7.3% to 14.8%, secured by equipment	5,506,978	—
Mining Machinery, Inc., with a maturity date of April 2009, with interest at 6.50%, unsecured, related party	—	5,258,428
Machinery Sales & Services, Inc., with a maturity date of May 2011, with interest at 57.61%, secured by equipment, related party	—	28,689,711
Machinery Sales & Services, Inc. with a maturity date of October 2007, with interest at 42.50%, secured by equipment, related party	—	101,400
Appalachian Machinery, payable in monthly installments:
$15,000 through May 2010, with interest at 16.64%, secured by equipment	355,158	464,965
$15,000 through April 2010, with interest at 16.65%, secured by equipment	345,089	456,415
Enterprise Fleet Services, payable in monthly installments of $493 to $1,385 through December 2011, with interest at 4.00% to 10.13%, secured by equipment	1,184,995	2,156,030
Caterpillar Financial Services Corporation, payable in monthly installments:
$8,366 through July 2009, with interest at 6.59%, secured by equipment	147,260	237,771
$4,668 through October 2009, including interest at 7.29%, secured by equipment	87,696	135,460
$5,542 through October 2008, including interest at 7.00%, secured by equipment	43,200	104,344
$16,179 through January 2010, including interest at 8.17%, secured by equipment	343,339	502,282
$72,904 through November 2007, including interest at 6.50%, secured by equipment	—	786,568
Deere Credit, Inc., payable in monthly installments of $130,208, including interest at prime plus 1%, secured by equipment (payments deferred-Illinois production), described below	360,171	360,171
Other capital leases	74,548	65,851

Total capital leases	8,664,878	39,319,396

Total debt and capital leases	88,405,588	133,631,248
Less current portion	25,969,989	42,657,716

Total long-term portion	$62,435,599	$90,973,532

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

11. Debt, including capital leases (Continued)

        Accrued interest at December 31, 2007 and 2006, was $2,643,228 and $4,505,321, respectively. At December 31, 2006, $3,011,669 of this accrued interest was classified as other noncurrent liabilities.

        Maturities of long-term debt at December 31, 2007, are as follows:

2008	$25,969,989
2009	45,985,596
2010	6,235,994
2011	5,472,103
2012	4,741,906

Total	$88,405,588

General Electric Capital Corporation agreement

        On December 20, 2006, ECR's subsidiary, Bowie entered into a credit facility with GE Capital as the arranger and administrative agent for the lenders (the Lenders). ECR and Colorado Holding Company currently guarantee this indebtedness. Subject to the terms and conditions of this agreement, the Lenders made advances to Bowie for an initial amount of $50,000,000 and in March 2007 a second advance for an additional $10,000,000 was made following Bowie's compliance with certain conditions as set forth in the agreement. As of August 29, 2008, the principal balance of the GE Capital Bowie debt was $55,500,000.

        The agreement has a five-year term with interest on advances under this agreement payable at LIBOR plus 400 basis points, initially 600 basis points until March 28, 2007, when certain conditions were met.

        The agreement contains many affirmative as well as negative covenants, including financial covenants, as more fully described in the agreement. The financial covenants include (a) a limitation on capital expenditures of $16,000,000 for 2007 and $12,500,000 per year for 2008 and beyond based on definitions more fully described in the agreement; (b) a minimum fixed coverage ratio requirement of not less than 1.2 based on certain definitions more fully described in the agreement; and (c) a maximum leverage ratio not to exceed 10.0 for 2007 and then decreasing to 3.0 for 2008 and beyond based on certain definitions more fully described in the agreement.

        Amendment 3 dated October 23, 2007, waived both the fixed charge coverage ratio and the maximum leverage ratio at June 30, 2007.

        As of March 31, 2008 and June 30, 2008, Bowie was in violation of the minimum fixed charge coverage ratio. On July 11, 2008, GE and Bowie entered into a forbearance agreement whereby GE did not waive the events of noncompliance but did agree to forebear any action related to the default until January 1, 2009. As such, only the principal payments due during 2008 are shown as current liabilities in the accompanying financial statements.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

11. Debt, including capital leases (Continued)

Penn Virginia Huff Creek mineral lease

        On May 25, 2006, the Company, through a subsidiary of Appalachian Coal, entered into a Purchase and Sale Agreement with Penn Virginia Operating Co., LLC (Penn Virginia). To consummate the transaction, the Company organized and formed Toney Fork LLC (Acquisition LLC) and contributed or assigned all of its rights, title, and interest in certain surface and leasehold properties in Logan, Wyoming, and Boone Counties, West Virginia, to Acquisition LLC. In consideration for Penn Virginia's payment of $64,800,000, the Company assigned and transferred to Penn Virginia all issued and outstanding membership interests in Acquisition LLC.

        Proceeds from this sale were applied to reduce the amounts outstanding with WestLB AG.

        In connection with the above sale of Acquisition LLC to Penn Virginia, Sublease Agreements were executed by and between Toney Fork LLC (sublessor and lessee under the Prime Leases for the subject surface and leasehold properties located in Logan, Wyoming, and Boone Counties, West Virginia) and a subsidiary of Appalachian Coal (Sublessee). Under the terms of the Sublease Agreements, the Sublessee has the right to mine the properties subject to certain production requirements over specified time periods, with minimum rentals and royalties payable to Toney Fork LLC. The subleases contain numerous other contractual provisions.

        Due to the Company's continuing interest in the property, the transaction was accounted for as a financing. The debt is being amortized based on production consistent with contractual royalty payments contemplated in the agreement. The implied interest rate is dependent on the rate of production and the selling price of the coal. The implied rate as of December 31, 2006, was 25.3%.

        Imagin Natural Resources assumed this mineral lease obligation as part of the sale of the Toney's Fork mine and Southern Eagle underground coal reserves on December 7, 2007 (see Note 6). As such, the balance at December 31, 2006, of $63,334,328 has been classified in liabilities of discontinued operations on the balance sheet.

Penn Virginia Alloy mineral lease

        On April 19, 2005, the Company, through its subsidiary, Appalachian Fuels, LLC, entered into a Purchase and Sale Agreement with Penn Virginia. The Company assigned all of its rights, title, and interest in certain surface and underground mineral interests and properties located near Alloy, West Virginia, to Penn Virginia for consideration of a payment of $15 million. In connection with this transaction, the parties signed a sublease agreement granting the Company the right to mine the property subject to certain production requirements and minimum royalty payments. The sublease contains numerous contractual provisions, including a minimum royalty payment of $100,000 per quarter, which is being applied to interest and principal as applicable. The initial term of this agreement runs until April 2020. The Company has the right to continue mining until the coal is depleted.

        Due to the Company's continuing interest in the property, the transaction was accounted for as a financing. The debt is being amortized based on production consistent with the contractual royalty payments contemplated in the agreement. The implied interest rate is dependent on the rate of production and the selling price of the coal. The implied rate as of December 31, 2007 and 2006, was

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

11. Debt, including capital leases (Continued)

13.72% and 9.6%, respectively. As of December 31, 2007, there has been no production under the arrangement; thus, the principal balance of $15,000,000 remains unchanged.

Wells Fargo Foothill credit agreement

        On June 29, 2006, Appalachian Holding Company, Inc. and its subsidiaries (the Borrowers) entered into a new credit facility with Wells Fargo Foothill, Inc., as the arranger and administrative agent for the lenders (the Lenders). Subject to the terms and conditions of this agreement, the Lenders agreed to make advances to the Borrowers equal to the lesser of (i) the Maximum Revolver Amount of $30,000,000, less Letter of Credit Usage outstanding which shall not exceed $5,000,000, less an initial Availability Reserve of $1,000,000, and (ii) the Borrowing Base equal to 85% of eligible accounts receivable (as defined) less the Letters of Credit Usage outstanding. The initial Availability Reserve remained in effect until the consummation of the Pax Mine sale (see Note 5) and the application of the proceeds thereof against the outstanding advances under the terms of this agreement and confirmation to the Lender of the payment of the Borrowers' income taxes for the year ended December 31, 2006. Interest on advances under this agreement is payable at the Base Rate, which is Wells Fargo's prime rate, plus 1%, unless the Borrowers have elected LIBOR plus 3%. The debt was repaid in full on August 2, 2007.

Consulting agreement (GE Capital)

        Bowie entered into a consulting agreement on December 20, 2006, with Rickmeier Advisors, Inc., to assist in obtaining the GE Capital financing described above.

        Bowie's obligation under the consulting agreement continues for the full 60 month term of the GE Capital Credit Agreement. As outlined in the consulting agreement, a monthly payment is due and payable at the rate of $.20 per ton of coal mined and sold by Bowie until the obligation to GE Capital is paid in full, extinguished, or discharged (the Payoff Date). If Bowie's obligations under the GE Capital Credit Agreement do not continue for the full 60 month term, Bowie must pay the amount described in the preceding sentence until the Payoff Date, and then a lump sum amount is due and payable within 60 days of the Payoff Date equal to the sum of the Estimated Monthly Tonnage Payment (the product of $.20 per ton times 416,667 tons per month, discounted at a rate of 9% per annum for the period between such month and the Payoff Date for each remaining month in the 60 month term). At December 31, 2007, the obligation of $4,130,462 has been calculated based on 2007 actual production plus the present value of estimated future production through December 20, 2011 (the full 60-month term of the GE Capital Agreement) less the $400,000 paid at closing.

        Payments of amounts due under this consulting agreement are subordinate to many provisions of the GE Capital Credit Agreement, as more fully described in that Agreement. As such, as of December 31, 2007, the Company had made no payments subsequent to the closing under this arrangement.

Deere Credit

        Illinois Fuel is in default and is operating under a waiver with Deere Credit, Inc. (Deere), formerly known as Senstar Finance Company. Deere has agreed to take no action and Illinois Fuel has agreed

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

11. Debt, including capital leases (Continued)

to pay the deficiency when it resumes mining. Illinois Fuel is scheduled to resume production in 2008. The debt is classified as current.

12. Asset retirement obligation

        The Company estimates its ARO liabilities for final reclamation and mine closure based upon detailed engineering estimates of the amount and timing of the future cash spending for a third party to perform the required work. Spending estimates are escalated for inflation, then discounted at the credit-adjusted, risk-free rate (8.50% at December 31, 2007 and 8.32% at December 31, 2006). Accounting principles generally accepted in the United States require the projected estimated reclamation obligation to include a market risk premium, which represents the amount an external party would charge for bearing the uncertainty of guaranteeing a fixed price today for performance in the future. However, due to the nature of the coal mining reclamation work, the Company believes that it is impractical for external parties to agree to a fixed price today. Therefore, a market risk premium has not been included in the reclamation liabilities. Each year, the Company revises its ARO liability based on new information including cost estimates, changes in the mine plan, discount rates, and changes in the timing of cash flows. The Company has recorded an ARO asset associated with the liability for mines that remain in production.

        A reconciliation of the Company's and Bowie's ARO liability is as follows:

	Year ended December 31
			Period from October 20, 2005 to December 31, 2005	Period from January 1, 2005 to November 3, 2005
	2007	2006
Asset retirement obligation liability at beginning of period	$37,804,263	$35,996,594	$—	$5,802,255
Asset retirement obligation liability acquired	—	—	35,803,940	—
Accretion expense	2,414,202	2,898,505	200,735	372,311
Change in estimate—new layer	757,291	4,922,152	—	—
Asset sales	(6,181,884)	(2,924,473)	—	—
Reclamation charges	(2,861,546)	(3,088,515)	(8,081)	(90,272)

Total asset retirement obligation liability at end of period	31,932,326	37,804,263	35,996,594	6,084,294
Less current portion	(1,364,234)	(2,538,171)	(979,285)	(206,000)

Asset retirement obligation liability, long-term	30,568,092	35,266,092	35,017,309	5,878,294
Asset retirement obligation liability, long term:
Discontinued operations and assets held for sale	—	5,795,512	—	—

Continuing operations	$30,568,092	$29,470,580	$35,017,309	$5,878,294

13. Employee benefits

Health insurance

        The Company sponsors a medical insurance plan on behalf of eligible employees. The Company makes contributions to the plan as needed to pay benefits, along with employee contributions.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

13. Employee benefits (Continued)

        Expense under such plans was $12,796,433 and $14,280,375 for the years ended December 31, 2007 and 2006, and $1,266,798 and $1,800,758 for the period from October 20, 2005 to December 31, 2005, and the period from January 1, 2005 to November 23, 2005, respectively. The Company purchases insurance for catastrophic claims and claims over established maximum amounts.

401(k) plans

        The Company also sponsors savings and retirement plans for substantially all employees. The Company matches employee voluntary contributions up to a maximum amount based upon a percentage of a participant's salary, with an additional matching contribution possible at the Company's discretion. The Company's and Bowie's contribution totaled $2,160,086 and $1,976,976 for the years ended December 31, 2007 and 2006, and $196,918 and $708,148 for the period from October 20, 2005 to December 31, 2005 and the period from January 1, 2005 to November 23, 2005, respectively.

Postretirement medical benefits

        Bowie sponsors a defined benefit health care plan that provides postretirement medical benefits to eligible employees. To be eligible, retirees must meet certain age and service requirements. The Company accounts for postretirement benefits by accruing the cost to provide benefits over the employee's remaining service. These costs are accrued based on annual studies prepared by independent actuaries. As of December 31, 2006, Bowie's liability for postretirement benefits was zero. However, in 2007, Bowie completed a longwall shield rebuild program that extended the life of the mine beyond the minimum service requirements. At December 31, 2007, Bowie's postretirement medical liability was $816,300 and is unfunded. The liability, net of tax of $327,336, is included as a component of other comprehensive income. The assumptions used to calculate this liability include a discount rate of 6.5%. Payments under the plan are not anticipated to begin until after Bowie's scheduled shutdown date or 2014.

        The following table provides information regarding the assumed health care cost trend rates at December 31, 2007:

Health care cost trend rate assumed for next year	9.00%
Ultimate trend rate	5.00%
Year that the rate reaches the ultimate trend rate	2014

14. Commitments and contingencies

        Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement benefit plan. A one-percentage-point change in the assumed health care cost trend would have the following effects:

	One-percentage point increase	One-percentage point decrease
Effect on year-end postretirement benefit obligation	$146,092	$(121,613)

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

14. Commitments and contingencies (Continued)

Coal sales contracts

        As of December 31, 2007, the Company had commitments under 23 sales contracts to deliver annually scheduled base quantities of coal to 18 customers. The contracts expire from January 31, 2008 through December 31, 2011, with the Company contracted to supply a minimum of approximately 17.5 million tons of coal over the remaining lives of the contracts. Certain contracts have sales price adjustment provisions subject to certain limitations and adjustments based on a variety of factors and indices.

        One of the Company's Central Appalachia coal supply agreements provides for quality adjustments that occur during the life of the agreement, which began in 2003 and is ongoing, to be aggregated and paid upon completion of all deliveries under the agreement. As a result, as coal is delivered under the agreement, the Company has accrued these quality adjustments as accounts receivable or accounts payable, based on quality analyses received by the Company from third parties. The Company recently received a communication from the purchaser under the agreement indicating that the purchaser disagrees with the Company's calculation of the quality adjustments under the agreement for a time period running from 2003 to 2005. The resolution of this disagreement requires a determination of the amount of sampling performed by the purchaser, the sufficiency of records retained by the purchaser and other issues. While the Company has not yet determined how it intends to respond to the communication from the purchaser, the Company has written off accounts receivable of $498,888 it had previously recorded for quality adjustments under the agreement and recorded $2,351,500 of quality adjustments that the purchaser claims may be due under the agreement should the purchaser's claims prevail. The Company plans to investigate the purchaser's claims and respond accordingly.

Royalties

        The Company leases coal reserves under agreements that call for royalties to be paid as the coal is mined. The Company incurred $17,165,191 and $31,521,376 of royalty expense in 2007 and 2006, respectively. The Company expensed approximately $5,112,998 for the period from October 20, 2005 to December 31, 2005, while Bowie expensed approximately $2,392,629 for the period from January 1, 2005 to November 23, 2005. Certain agreements require minimum annual royalties to be paid regardless of the amount of coal mined during the year. Certain agreements may also be cancelable at the Company's discretion.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

14. Commitments and contingencies (Continued)

        Approximate noncancelable future minimum lease and royalty payments at December 31, 2007, are as follows:

	Royalties	Operating leases	Capital leases	Total
Year ending December 31:
2008	$3,038,663	$5,898,176	$5,138,692	$14,075,531
2009	4,293,251	2,857,728	3,933,312	11,084,291
2010	3,861,296	1,171,979	580,422	5,613,697
2011	3,392,043	—	32,421	3,424,464
2012	553,190	—	1,865	555,055
Thereafter	8,091,921	—	—	8,091,921

Total minimum lease payments			9,686,712
Less amount representing interest			1,021,834

Present value of minimum lease payments (Note 11)			8,664,878
Less current portion			4,303,840

			$4,361,038

Commissions

        The Company has various sales and agency agreements with third parties, whereby the Company pays a $.25 to $1.50 per ton commission on certain coal sales. The costs are expensed as the coal is delivered. The Company's commission expense totaled $1,037,664 and $2,518,980 for the years ended December 31, 2007 and 2006, respectively. The Company had $118,999 in commission expense for the period from October 20, 2005 to December 31, 2005, while Bowie had approximately $105,394 in commission (selling) expense for the period from January 1, 2005 to November 23, 2005.

Environmental matters

        The Company is subject to complex environmental laws and regulations as currently promulgated (see Note 3). The exact nature of environmental control matters, if any, that the Company may encounter in the future cannot be predicted, primarily because of the increasing number, complexity, and changing characteristics of environmental requirements that may be enacted by federal and state authorities.

        The SMCRA, which is administered by the Office of Surface Mining Reclamation and Enforcement (OSM), establishes mining, environmental protection, and reclamation standards for all aspects of surface mining as well as many aspects of deep mining. The SMCRA and similar state statutes require the restoration of mined property in accordance with specified standards and an approved reclamation plan. In addition, the Abandoned Mine Land Fund, which is part of the SMCRA, imposes a fee on all current mining operations, the proceeds of which are used to restore mines closed before 1977. The maximum tax is $0.35 per ton on surface-mined coal and $0.15 per ton on deep-mined coal. A mine operator must submit a bond or otherwise secure the performance of its

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

14. Commitments and contingencies (Continued)

reclamation obligations. Mine operators must receive permits and permit renewals for surface mining operation from the OSM or, where state regulatory agencies have adopted federally approved state programs under the act, the appropriate state regulatory authority. The Company accrues for reclamation and mine-closing liabilities in accordance with SFAS 143 (see Note 12).

        Section 301 of the Clean Water Act prohibits the discharge of a pollutant from a point source into navigable waters except in accordance with a permit issued under either Section 402 or Section 404 of the Clean Water Act. Navigable waters are broadly defined to include streams, even those that are not navigable in fact, and may include wetlands. All mining operations in Appalachia generate excess material, which must be placed in fills in adjacent valleys and hollows. Likewise, coal refuse disposal areas and coal processing slurry impoundments are located in valleys and hollows. Almost all of these areas contain intermittent or perennial streams, which are considered navigable waters under the Clean Water Act. An operator must secure a Clean Water Act permit before filling such streams. For approximately the past 25 years, operators have secured Section 404 fill permits that authorize the filling of navigable waters with material from various forms of coal mining. Operators have also obtained permits under Section 404 for the construction of slurry impoundments, although the use of these impoundments, including discharges from them, requires permits under Section 402. Section 402 discharge permits are generally not suitable for authorizing the construction of fills in navigable waters.

Performance bonds

        The Company has performance bonds of $78,381,844 and $77,518,033 as of December 31, 2007 and 2006, respectively, to secure reclamation, workers' compensation, and other performance commitments. The bonds are secured by bank letters of credit equal to 20% of the bonds outstanding, and personally guaranteed by two shareholders. In addition, the Company has pledged certificates of deposit totaling $19,507,468 and $18,328,486 as of December 31, 2007 and 2006, respectively, as collateral for the bank letters of credit. The restricted certificates of deposit are included in noncurrent assets on the accompanying consolidated balance sheets.

Employment agreements

        The Company and Bowie have entered into employment agreements with certain employees that expire through December 31, 2013, and contain termination benefits and other matters. Expense under these agreements was $921,655, $726,122, $102,772, and $530,406 for the year ended December 31, 2007, the year ended December 31, 2006, the period from October 20, 2005 to December 31, 2005, and the period from January 1, 2005 to November 23, 2005, respectively. Future minimum payments under these agreements are estimated to approximate $2,614,808 as of December 31, 2007, excluding certain contingent performance bonus agreements based upon future performance.

Stock registration rights agreement

        In connection with the Private Placement (described in Note 4), the purchasers of the ECR common stock became entitled to the benefits of registration rights whereby ECR agreed to file with the SEC, no later than 180 days following the closing of the stock offering, a shelf registration statement registering for resale the shares of ECR stock sold in the Private Placement offering, and any additional shares of ECR stock issued in respect thereof whether by stock dividend, stock split, or

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

14. Commitments and contingencies (Continued)

otherwise. According to the agreement, in the event the shelf registration statement was not filed within the 180 days following the closing, other than as a result of, among other things, circumstances outside of ECR's control, ECR would be required to pay to the purchasers of the stock $833,333 per month for the first three months after the expiration of the 180-day period, and $1,666,667 per month for each month thereafter, until the shelf registration statement is filed. Other provisions are contained in the registration rights agreement in favor of the purchasers of the ECR stock.

        The Company has been unable to file the shelf registration statement with the SEC described above. Notwithstanding the Company's position that the 180-day filing deadline was extended because the failure to file was due to circumstances outside the Company's control, for the three monthly periods following the expiration of the initial 180-day period in June 2006, the Company voluntarily paid $833,333 per month to the purchasers of the common stock sold through the Private Placement. The payments were expensed. Following these three monthly payments, the Company ceased making such payments.

        On December 18, 2006, the investment banking firm, Friedman Billings Ramsey, on behalf of the Private Placement Purchasers initiated a lawsuit calling for specific performance on the payments called for under the Registration Rights Agreement.

Heller minimum royalty payment

        As part of the Illinois Fuel asset purchase from Jader Coal Company, LLC (see Note 1), Illinois Fuel agreed to pay to a creditor of the selling company an amount equal to $0.50 per ton for each ton of coal mined from the subject properties (override payment). The obligation to pay this creditor override payment terminates after Illinois Fuel has paid $5,000,000 with respect to coal mined by surface mining methods and $10,000,000 with respect to coal mined by deep mining. In any event, Illinois Fuel is obligated to pay a minimum amount of $3,000,000 to this creditor. The $3,000,000 minimum payment is personally guaranteed by a related party. The Company has recorded a liability of $1,727,894 as of December 31, 2007 and 2006, related to this obligation.

Hannco—Kentucky permits

        The Company, through its subsidiary Appalachian Fuels, has an agreement with Lyndon Property Insurance Company (Lyndon) to reclaim certain surface mining permits originally operated by Hannco Energy Corporation, an unrelated third party. Lyndon, the reclamation bond holder on the permits, assumed this obligation as a result of Hannco Energy Corporation's bankruptcy. The terms and conditions of the work and obligations of Appalachian Fuels appear in Appalachian Fuels' Rider Agreement with Lyndon.

        There is currently a dispute between the Commonwealth of Kentucky and Appalachian Fuels over the wording of the bankruptcy court order as it relates to the reclamation obligations of Appalachian Fuels on the Hannco Energy Corporation sites. Appalachian Fuels' position, which is supported by Lyndon, is that Appalachian Fuels stepped into the shoes of Lyndon and, therefore, has the choice to reclaim the Hannco Energy Corporation sites or simply forfeit the bonds, if reclamation costs exceed the amounts of the bonds. The bankruptcy order, dated March 9, 2007, references the Rider Agreement and the Company believes it has a strong position and will likely prevail. The Company

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

14. Commitments and contingencies (Continued)

recorded a liability for the amount it believes to be its obligation (the balance of the bonds) as part of its Asset Retirement Obligation (see Note 12).

        Lexington Coal Company, LLC initiated a claim against Appalachian Fuels for reclamation of certain permitted areas in Kentucky. This claim is related to an action against Reatta Coal when Reatta was the Company's sublessor. The Company has countered with a declaration of rights suit against Lexington Coal to determine who has the responsibility for certain pieces of reclamation. Management believes that the ultimate resolution of such matters will not have a material adverse effect on the financial position of the Company.

        CONSOL of Kentucky, Inc. gave the Appalachian Fuels subsidiary notice of an expired lease on September 1, 2006. The Company has filed a declaration of rights suit with the court claiming that the lease should have been extended. The Company excluded the reserves at its inception (November 23, 2005) as the Company had no mining activities on the property and it was uncertain of the outcome of any litigation. Management believes that the ultimate resolution of such matters will not have a material adverse effect on the financial position of the Company.

Customer contract disputes

        On February 15, 2007, Dayton Power and Light Company (DPL) filed suit against the Company's Appalachian Fuels subsidiary, alleging that the subsidiary failed to deliver 1.5 million tons of coal contracted to be delivered between 2003 and 2005. The subsidiary delivered coal under this contract in 2006 and planned to complete deliveries beginning in 2007. However, deliveries were suspended pending the outcome of this suit. The Company plans to vigorously defend itself in this matter and is unable to determine the ultimate outcome of this litigation.

        The Company, through its subsidiary Appalachian Fuels, has been given notice that it is in breach of a contract with Eastern Kentucky Power for failure to deliver coal pursuant to the contract. Subsequent to this notice, the parties agreed to a new delivery schedule and Appalachian Fuels is delivering coal under the revised terms. If Appalachian Fuels fails to deliver under the terms of this agreement, Eastern Kentucky Power will have all rights and remedies at law.

        On August 20, 2008, Phillip Morris USA Inc. (Phillip Morris) filed a complaint against Appalachian Fuels in the United States District Court for the Eastern District of Virginia (Richmond Division). The complaint alleges that Appalachian Fuels improperly terminated a Coal Supply Agreement. Appalachian Fuels gave written notice of the cancellation on July 17, 2008, for nonpayment pursuant to the Coal Supply Agreement. Phillip Morris alleges that as a result of the wrongful cancellation of the Coal Supply Agreement, Phillip Morris will need to secure a supply of coal through alternate sources for the remainder of the term of the agreement which will cause further damages to Phillip Morris at a cost of $5,862,150 greater than the cost would have been had Appalachian Fuels supplied the same amount of coal under the agreement. Because the dispute is in its early stages, it is not possible to determine the impact, if any, the ultimate resolution may have on the Company's financial statements.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

14. Commitments and contingencies (Continued)

Indemnification and other

        Pursuant to various stock and asset purchase and sale agreements with counterparties, the Company has granted indemnification for performance guarantees and other matters made by such parties relating to mineral lease obligations. The Company believes no significant obligation will result relating to such indemnification.

        The Company is subject to various other litigation and claims with respect to matters such as disputes related to contract performance, property boundaries, mining rights, blasting damages, personal injuries, royalty payments, and other claims and actions arising in the normal course of business. Management believes that the ultimate resolution of such matters will not have a material adverse effect on the financial position of the Company.

Off-balance sheet arrangements

        In the normal course of business, we are a party to certain off-balance sheet arrangements. These arrangements include guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in our consolidated balance sheets, and we do not expect any material adverse effects on our financial condition, results of operations, or cash flows to result from these off-balance sheet arrangements.

        Federal and state laws require the Company to secure payment of certain long-term obligations such as mine closure and reclamation costs, federal and state workers' compensation, coal leases, and other obligations. The Company typically secures these payment obligations by using surety bonds, an off-balance sheet instrument. The use of surety bonds is less expensive for us than the alternative of posting a cash bond or a bank letter of credit.

        As of December 31, 2007, the Company had outstanding surety bonds with third parties for post-mining reclamation totaling $74,841,220 plus $3,540,624 for miscellaneous purposes. The Company maintained letters of credit as of December 31, 2007, totaling $18,505,576 to secure reclamation and other obligations.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

15. Concentration of customers

        The Company and Bowie had coal sales to customers that exceeded 10% of revenues for the periods described below:

	Revenue
	Year ended December 31
			Period from October 20, 2005 to December 31, 2005	Period from January 1, 2005 to November 23, 2005
	2007	2006
Customer A	$152,619,948	$125,416,181	$14,309,182	$—
Customer B(*)	39,814,490	62,725,422	5,717,220	30,775,208
Customer C	—	65,853,121	9,215,562	—
Customer D	—	58,473,199	—	—
Customer E	—	—	5,792,676	—
Customer F	—	—	720,387	9,941,198

(*)
A significant portion of Customer B relates to our Colorado segment.
All other customers on the list relate to the Central Appalachia segment.

	Year-end balance receivables		Percent of total receivables
	December 31		December 31
	2007	2006	2007	2006
Customer A	$3,019,329	$4,385,965	12%	9%
Customer B(*)	—	5,732,946	—	12%
Customer C	—	9,979,364	—	21%
Customer D	—	9,177,738	—	19%
Customer E	—	—	—	—
Customer F	—	—	—	—

(*)
A significant portion of Customer B relates to our Colorado segment.
All other customers on the list relate to the Central Appalachia segment.

16. Fair value of financial instruments

        The book values of cash and cash equivalents, accounts receivable, and accounts payable are considered to be representative of their respective fair values because of the immediate short-term maturity of these financial instruments. The book value of the Company's debt instruments was evaluated at December 31, 2007, and deemed to approximate fair value as they were recently established or reflect current pricing.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

17. Related parties

        In addition to the relationships described in Note 1, the Company has dealt with certain companies or individuals that are also related parties. These related parties include other companies owned or controlled by a shareholder or relatives of a shareholder. These related parties provide office space, contract labor, equipment rentals, and other administrative services to the Company. The following is a summary of such related-party transactions and balances as of December 31, 2007, and the year then ended:

	Task Trucking	Appalachian Machinery Inc.	SAS Contracting	Addington Aviation	Addington Land Company, LLC	Sieber Mining Consultants, LLC and Keith Seiber	Robert Addington	Stephen Addington	Larry Addington
Revenues:
Coal sales	$—	$—	$—	$—	$—	$—	$—	$—	$—
Cost of coal production:
Equipment rent, repairs, and maintenance	—	997,856	—	—	—	—	—	—	—
Contract labor	—	—	—	—	—	—	—	—	—
Transportation	8,616,029	—	—	—	—	—	—	—	—
Royalties	—	—	—	—	—	—	—	—	—
Reclamation	—	218,342	—	—	—	—	—	—	—
Loading and crushing	—	—	—	—	—	—	—	—	—
Property taxes	—	—	—	—	—	—	—	—	—
Lease expense	—	—	—	—	—	—	—	—	—
Selling general and administrative:
Equipment rent, repairs, and maintenance	—	—	—	229,058	58,818	—	—	2,532	—
Office rent	—	—	—	—	475,809	—	—	31	—
Contract HR services	—	—	—	—	—	—	—	—	—
Directors fees	—	—	—	—	—	—	29,000	29,000	—
Consulting	—	—	—	—	—	864,000	120,000	—	—
Insurance	—	—	—	—	10,141	—	—	—	—
Property taxes	—	—	—	47,602	4,721	—	—	—	—
Utilities	—	—	—	—	162,303	—	—	—	—
Other	—	2,182	—	—	21,825	—	—	14,443	—
Other:
Interest expense	—	(827,090)	—	—	(493,038)	—	—	—	(224,475)
Interest income	—	—	—	—	—	—	—	—	—
Gain (loss) on sale of assets	—	129,038	(126,384)	—	—	—	—	—	—
Equipment rent and repairs income	—	100,000	—	—	—	—	—	—	—
Discontinued operations	—	—	—	—	9,851	—	—	492	—
Assets:
Accounts receivable	—	—	—	—	—	—	—	—	—
Advanced royalties	—	—	—	—	4	—	—	—	—
Liabilities:
Accounts payable	—	382,873	42,850	—	8,131	—	—	—	—
Accrued interest	—	—	—	—	28,168	—	—	—	15,113
Accrued royalties	—	—	—	—		—	—	—	—
Accrued trucking	204,201	—	—	—		—	—	—	—
Note payable	—	700,247	—	—	4,400,000	—	—	—	2,360,000

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

17. Related parties (Continued)

        The following is a summary of such related-party transactions and balances as of December 31, 2007, and the year then ended (continued):

	Bruce Addington	Gulf Coast Aggregates	Kentucky Energy Sales LLC	Pyramid Island Development	John Smith	Carbon Fuels, LLC	Appalachian Electric	Big Sandy Properties, LLC	Eastern Terminals	Totals
Revenues:
Coal sales	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Cost of coal production:
Equipment rent, repairs, and maintenance	—	—	20,988	—	—	—	1,383	—	—	1,020,227
Contract labor	—	—	—	—	—	—	—	—	—	—
Transportation	—	—	—	—	—	—	—	—	—	8,616,029
Royalties	—	—	—	—	—	21,640	—	—	—	21,640
Reclamation	—	—	—	—	—	—	—	—	—	218,342
Loading and crushing	—	—	—	—	—	—	—	459,121	—	459,121
Property taxes	—	—	—	—	—	35,658	—	6,710	—	42,368
Lease expense	50,000	—	—	—	—	—	—	550,000	—	600,000
Selling general and administrative:
Equipment rent, repairs, and maintenance	—	—	—	—	11,735	—	—	—	—	302,143
Office rent	—	—	—	—	—	—	—	—	—	475,840
Contract HR services	—	—	—	—	—	—	—	—	—	—
Directors fees	—	—	—	—	—	—	—	—	—	58,000
Consulting	50,000	—	—	—	150,000	—	—	—	—	1,184,000
Insurance	—	—	—	—	—	—	—	—	—	10,141
Property taxes	—	—	—	—	—	—	—	—	—	52,323
Utilities	—	—	—	—	—	—	—	—	—	162,303
Other	—	—	—	56,798	27,780	—	—	—	—	123,028
Other:
Interest expense	—	—	—	—	—	—	—	—	—	(1,589,603)
Interest income	—	—	—	—	—	—	—	—	—	—
Gain (loss) on sale of assets	—	—	—	—	—	—	—	—	—	2,654,000
Equipment rent and repairs income	—	9,600	—	—	—	—	—	—	—	109,600
Discontinued operations	—	—	—	—	—	—	—	—	—	10,343
Assets:
Accounts receivable	—	—	—	—	—	—	—	558	3,733	4,291
Advanced royalties	—	—	—	—	—	—	—	—	—	4
Liabilities:
Accounts payable	—	—	20,988	—	—	35,658	—	—	—	490,500
Accrued interest	—	—	—	—	—	—	—	—	—	43,281
Accrued royalties	—	—	—	—	—	—	—	—	—	—
Accrued trucking	—	—	—	—	—	—	—	—	—	204,201
Note payable	—	—	—	—	—	—	—	—	—	7,460,247

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

17. Related parties (Continued)

        The following is a summary of such related-party transactions and balances as of December 31, 2006, and the year then ended:

	Task Trucking	Mining Machinery Holding, Inc.	Pyramid Island Development	Addington Aviation	Addington Land Company, LLC	Sieber Mining Consultants, LLC and Keith Seiber	Robert Addington	Stephen Addington	Larry Addington
Revenues:
Coal sales	$3,380	$—	$—	$—	$—	$—	$—	$—	$—
Cost of coal production:
Equipment rent, repairs, and maintenance	5,083	7,014,856	—	—	—	—	—	—	—
Contract labor	28,761	1,042,605	—	—	—	—	—	—	—
Transportation	16,379,355	—	—	—	—	—	—	—	—
Reclamation	—	655,300	—	—	—	—	—	—	—
Loading and crushing	—	—	—	—	—	—	—	—	—
Property taxes	—	—	—	—	—	—	—	—	—
Lease expense	—	—	—	101,895	119,000	—	—	—	—
Selling general and administrative:
Equipment rent, repairs, and maintenance	—	291,765	—	—	7,293	—	—	—	—
Office rent	—	—	—	—	210,680	—	—	—	—
Contract HR services	—	(11,104)	—	—	—	—	—	—	—
Directors fees	—	—	—	—	—	—	35,000	35,000	—
Consulting	—	—	—	—	—	1,334,680	120,000	—	—
Insurance	—	—	—	—	5,421	—	—	—	—
Property taxes	—	—	—	101,895	12,690	—	—	—	—
Utilities	—	—	—	—	131,936	—	—	—	—
Other	—	1,000	—	73,266	15,990	—	—	—	—
Other:
Interest income	—	—	—	—	—	—	—	—	—
Interest expense	—	677,236	—	—	175,289	—	—	—	31,683
Equipment rent and repairs income	—	779,420	—	—	—	—	—	—	—
Assets:
Accounts receivable	—	1,101,236	5,172	—	—	—	—	—	—
Advanced royalties	—	—	—	—	3	—	—	—	—
Liabilities:
Accounts payable	—	9,534,271	—	157,441	1,529,822	—	—	—	—
Accrued interest	—	936,401	—	—	127,370	—	—	—	31,683
Accrued royalties	—	—	—	—	—	—	—	—	—
Accrued trucking	270,051	—	—	—	—	—	—	—	—
Note payable	—	11,179,808	—	—	6,029,379	—	—	—	2,360,000

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

17. Related parties (Continued)

	John Smith	Carbon Fuels	Appalachian Coal Processing	Appalachian Electric	Big Sandy Properties, LLC	Totals
Revenues:
Coal sales	$—	$—	$—	$—	$—	$3,380
Cost of coal production:
Equipment rent, repairs, and maintenance	—	—	—	—	—	7,019,939
Contract labor	—	—	—	—	—	1,071,366
Transportation	—	—	—	—	—	16,379,355
Royalties	—	462,429	—	—	—	462,429
Reclamation	—	—	—	—	—	655,300
Loading and crushing	—	—	—	—	101,391	101,391
Property taxes	—	—	—	—	26,632	26,632
Lease expense	—	—	—	—	350,000	570,895
Selling general and administrative:
Equipment rent, repairs, and maintenance	—	—	—	3,695	—	302,753
Office rent	—	—	—	—	—	210,680
Contract HR services	—	—	—	—	—	(11,104)
Directors fees	—	—	—	—	—	70,000
Consulting	83,750	—	—	—	—	1,538,430
Insurance	—	—	—	—	—	5,421
Property taxes	—	—	—	—	26,632	141,217
Utilities	—	—	—	—	—	131,936
Other	—	—	—	—	17,598	107,854
Other:
Interest income	—	—	16,659	—	—	16,659
Interest expense	4,056	—	—	—	—	888,264
Equipment rent and repairs income	—	—	—	—	—	779,420
Assets:
Accounts receivable	—	—	—	—	—	1,106,408
Advanced royalties	—	—	—	—	—	3
Assets held for sale	—	1,570,860	—	—	—	1,570,860
Liabilities:
Accounts payable	—	—	—	814	128,023	11,350,371
Accrued interest	20,333	—	—	—	—	1,115,787
Accrued royalties	—	7,789	—	—	—	7,789
Accrued trucking	—	—	—	—	—	270,051
Note payable	100,000	—	—	—	—	19,669,187

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

17. Related parties (Continued)

        The following is a summary of such related-party transactions for the period from October 20, 2005 to December 31, 2005:

	Task Trucking	Mining Machinery Holding, Inc.	American Reclamation	Horsepower Leasing	Addington Land Company, LLC	Eastern Terminal	Robert Addington	Carbon Fuels	Appalachian Coal Processing	Addington Exploration	Totals
Revenues:
Contract HR services	$—	$2,018	$—	$—	$—	$—	$—	$—	$—	$—	$2,018
Equipment rent and repairs	—	155,884	—	—	—	—	—	—	—	—	155,884
Cost of coal production:
Equipment rent, repairs, and maintenance	7,799	2,656,644	—	110,373	—	—	—	—	—	—	2,774,816
Transportation	1,639,194	—	—	—	—	—	—	—	—	—	1,639,194
Reclamation	—	—	10,100	—	—	—	—	—	—	—	10,100
Lease expense	—	—	—	—	—	2,656	—	—	—	—	2,656
Selling, general, and administrative:
Office rent	—	—	—	—	156,729	—	—	—	—	—	156,729
Contract labor	—	2,140	—	—	—	—	—	—	—	—	2,140
Consulting	—	—	—	—	—	—	10,000	—	—	—	10,000
Other:
Interest income	—	—	—	—	—	—	—	—	2,182	—	2,182
Interest expense	—	(172,545)	—	—	(7,506)	—	—	—	—	—	(180,051)

        The following is a summary of such related-party transactions for the period from January 1, 2005 to November 23, 2005:

	Sentient Coal Resources, LLC	Mining Machinery Holding, Inc.	Appalachian Fuels, LLC	Addington Land Company, LLC	Totals
Revenues:
Coal sales	$—	$—	$3,898,523	$—	$3,898,523
Cost of coal production:
Equipment rent, repairs, and maintenance	—	66,000	—	—	66,000
Selling, general, and administrative:
Office rent	—	—	—	18,709	18,709
Contract labor	—	26,257	234,603	—	260,860
Other:
Interest expense	158,194	—	—	—	158,194

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

18. Suspension of mining operations

        During August 2003, mining activities were suspended at the Illinois mine site due to lack of profitable operations, as the reserves at the Illinois mine site are considered high sulfur coal. Due to more stringent environmental regulations, utilities are spending capital to install "scrubbers." These scrubbers allow the utility to burn even the highest sulfur coal. Typically, utilities can purchase high sulfur coal at a lower cost, because the high sulfur coal is found in areas that are closer to coal-reliant power plants; therefore, the utilities benefit from the lower transportation cost. Analysis of market demand has caused management to make tentative plans to resume production in the Illinois Basin in 2008.

19. Segment information

        The Company produces primarily steam coal from surface and deep mines for sale to utility and industrial customers. The Company has four reportable business segments: Central Appalachia, Illinois Basin, Colorado, and Corporate and Other. The operating segments are differentiated primarily by region while Corporate and Other includes corporate overhead, business development, and the elimination of intercompany transactions. The Company evaluates the performance of its segments based on income from operations.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

19. Segment information (Continued)

        Operating segment information as of and for the years ended December 31, 2007 and 2006, is as follows:

	Central Appalachia	Colorado	Illinois Basin	Corporate and Other	Consolidated
December 31, 2007
Revenues	$144,550,070	$135,264,810	$85,511	$—	$279,900,391
Depreciation, depletion, and amortization	21,429,750	22,323,138	558,610	—	44,311,498
Interest expense	16,549,752	7,774,329	583,423	(535,992)	24,371,512
Earnings from continuing operations before taxes	(37,993,780)	43,199,762	(1,944,306)	(3,548,615)	(286,939)
Income from discontinued operations, net of tax	377,764	—	—	—	377,764
Gain on sale of discontinued operations, net of tax	53,442,433	—	—	—	53,442,433
Additions to property, plant, and equipment and mine development costs	22,669,308	15,335,340	(24,376)	—	37,980,271
Goodwill	23,334,583	115,487,770	—	—	138,822,353
Total assets	211,869,326	295,236,708	68,681,038	(15,139,879)	560,647,193
December 31, 2006
Revenues	$253,631,296	$101,117,626	$—	$(3,061,204)	$351,687,718
Depreciation, depletion, and amortization	22,049,700	16,628,171	1,026,242	—	39,704,113
Interest expense	14,952,144	1,171,886	373,160	2,147,095	18,644,285
Earnings from continuing operations before taxes	(62,554,508)	38,259,295	(2,142,021)	(7,726,865)	(34,164,099)
Income from discontinued operations, net of taxes	4,000,095	—	—	—	4,000,095
Additions to property, plant, and equipment and mine development costs	43,270,891	18,210,543	964,787	—	62,448,024
Goodwill	33,390,000	115,487,770	—	—	148,877,770
Total assets	354,358,668	297,821,965	71,891,174	(10,467,019)	713,604,788

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year ended December 31, 2007

19. Segment information (Continued)

        Operating segment results for the period from October 20, 2005 to December 31, 2005, is as follows:

	Central Appalachia	Colorado	Illinois Basin	Corporate and Other	Consolidated
Revenues	$37,593,799	$10,007,291	$—	$(722,109)	$46,878,981
Depreciation, depletion, and amortization	1,440,612	1,221,190	167,121	—	2,828,923
Interest expense	683,495	137,297	(66,998)	(17,672)	736,122
Earnings from continuing operations before taxes	(7,240,055)	3,295,066	(285,365)	(1,199,805)	(5,430,159)
(Loss) income from discontinued operations, net of taxes	(506,977)	—	—	—	(506,977)
Additions to property, plant, and equipment and mine development costs	6,240,347	1,324,921	3,117,799	—	10,683,067

        Bowie's results of operations from January 1, 2005 to November 23, 2005, reflect only the Colorado operating segment.

20. Subsequent event

        On June 24, 2008, the Company signed a confidential option agreement granting an unrelated third party an option to acquire a 75% equity interest in Bowie for $80,000,000. In connection with the execution of the option agreement, the third party made a $4 million loan to the Company. If the option is exercised and the purchase is consummated, the third party may credit the loan against the purchase price under the option agreement. The option is exercisable after 60 days and expires in 90 days and the acquisition must be closed within 100 days of June 24, 2008. In the event the purchaser exercises the Option but ECR or Colorado fail to consummate the closing, ECR or Colorado shall pay the purchaser $10,000,000 as liquidated damages. During the option period, the buyer is obligated to fund the operating cash flow needs of Bowie. Bowie received $2 million on June 12, 2008, with the remaining $2 million received in installments through June 30, 2008. If the option is exercised at the option price, the Company may recognize a significant charge in the third quarter to write down goodwill to its estimated fair value based upon the option price or to buy out of the option.

CONSOLIDATED FINANCIAL STATEMENTS

ENERGY COAL RESOURCES, INC. AND SUBSIDIARIES

For the periods ended June 30, 2007 and 2008

(Unaudited)

Energy Coal Resources, Inc. and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS

For the periods ended June 30, 2007 and 2008

(Unaudited)

Contents

Page
Consolidated Financial Statements (Unaudited)
Consolidated Balance Sheets	F-114
Consolidated Statements of Operations	F-116
Consolidated Statements of Cash Flows	F-117
Notes to Consolidated Financial Statements	F-118

Energy Coal Resources, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30 2008	December 31 2007
ASSETS
Current assets:
Cash and cash equivalents	$2,738,553	$7,809,159
Restricted cash—current	193	100,263
Accounts receivable	16,578,635	23,321,241
Accounts receivable—affiliate	558	4,291
Inventories	20,291,043	6,707,405
Advance royalties—current	2,297,601	1,381,150
Deferred tax asset—current	15,294,809	17,993,489
Assets held for sale, at estimated fair value	1,487,001	2,723,835
Prepaid expenses and other current assets	10,153,514	6,145,529

Total current assets	68,841,907	66,186,362
Property, plant, and equipment, at cost, including mineral reserves, mine development, and contract costs	392,470,106	375,841,677
Less accumulated depreciation, depletion, and amortization	83,359,844	70,350,598

Total property, plant, and equipment, net	309,110,262	305,491,079
Notes receivable	2,245,036	2,267,779
Debt issuance costs, net of accumulated amortization of $2,302,280 and $1,551,240, respectively	6,909,608	7,553,822
Goodwill	138,822,353	138,822,353
Restricted cash, long-term	27,129,598	26,573,452
Debt service reserve account	6,282,713	9,172,660
Accounts receivable, long-term	307,659	108,478
Advanced royalties, long-term	4,606,416	4,465,197
Other noncurrent assets	6,011	6,011

Total assets	$564,261,563	$560,647,193

See accompanying notes.

Energy Coal Resources, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS (Continued)

(Unaudited)

	June 30 2008	December 31 2007
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$50,612,961	$26,840,421
Accounts payable—affiliate	102,000	490,500
Current portion of long-term debt	81,844,472	25,969,989
Current portion of unfavorable coal sales contracts	33,288,859	35,220,985
Current portion of asset retirement obligation	1,676,209	1,364,234
Income Taxes Payable	639,247	1,041,747
Accrued payroll, bonus, and vacation	10,549,925	12,129,826
Accrued expenses	25,434,170	13,028,206

Total current liabilities	204,147,843	116,085,908
Noncurrent liabilities, less current portion:
Long-term debt	25,703,569	62,435,599
Asset retirement obligation	28,995,931	30,568,092
Long-term portion of unfavorable coal sales contracts	91,070,521	94,664,053
Deferred compensation—post retirement medical	1,028,327	816,300
Deferred income taxes	26,024,596	24,898,621
Other noncurrent liabilities	233,706	464,032

Total noncurrent liabilities	173,056,650	213,846,697

Total liabilities	377,204,493	329,932,605
Stockholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized, 30,312,749 shares issued and outstanding at June 30, 2008 and December 31, 2007	303,127	303,127
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares outstanding at June 30, 2008 and December 31, 2007	—	—
Paid-in capital	211,375,573	211,375,573
Other comprehensive loss	(488,964)	(488,964)
Retained earnings (deficit)	(24,132,666)	19,524,852

Total stockholders' equity	187,057,070	230,714,588

Total liabilities and stockholders' equity	$564,261,563	$560,647,193

See accompanying notes.

Energy Coal Resources, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30, 2008	Three months ended June 30, 2007	Six months ended June 30, 2008	Six months ended June 30, 2007
Revenues
Coal sales (including amounts to related parties of $1,153,424, $0, $1,153,424 and $0, respectively)	$74,016,772	$69,184,355	$117,510,374	$143,650,721
Synfuel revenues	—	216,738	—	307,638
Other revenues	(314,008)	(332,450)	(558,869)	(822,028)
Commissions	(400,029)	(123,509)	(622,120)	(240,869)

Total revenues	73,302,735	68,945,134	116,329,385	142,895,462
Costs and expenses
Cost of coal production (including amounts to related parties of $2,398,750, $2,618,833, $4,295,288 and $5,339,050, respectively)	72,980,829	65,357,743	126,068,538	133,506,632
Cost of synfuel production	—	—	—	122,703
Loss on asset impairment	—	651,693	191,523	651,693

Cost of operations	72,980,829	66,009,436	126,260,061	134,281,028
Depreciation, depletion, and amortization	7,629,638	11,064,104	16,423,212	21,688,944
Sales contract (accretion)	(1,165,461)	(35,785,892)	(5,525,659)	(47,558,754)
Selling, general, and administrative (including amounts to related parties of $419,496, $472,305, $1,497,434 and $$803,443, respectively)	7,698,401	13,940,307	15,247,567	20,116,711

Total costs and expenses	87,143,407	55,227,955	152,405,181	128,527,929

(Loss) income from operations	(13,840,672)	13,717,179	(36,075,796)	14,367,533
Other (expense) income
Interest expense (including amounts to related parties of $381,309, $336,803, $535,951 and $713,769, respectively)	(2,260,744)	(6,793,494)	(4,444,134)	(13,337,633)
Interest income	306,409	436,706	752,289	769,867
Gain (loss) on sale of assets	189,261	791,114	(98,019)	667,869
Other, net	96,743	9,869,580	32,797	8,116,178

Total other expense	(1,668,331)	4,303,906	(3,757,067)	(3,783,719)

(Loss) earnings from continuing operations before taxes	(15,509,003)	18,021,085	(39,832,863)	10,583,814
Income tax provision	4,014,103	—	3,824,655	—
(Loss) earnings from continuing operations	(19,523,106)	18,021,085	(43,657,518)	10,583,814
Earnings (loss) from discontinued operations	—	(238,223)	—	(607,814)
Net (loss) earnings	$(19,523,106)	$17,782,862	$(43,657,518)	$9,976,000

Net (loss) earnings per share:
From Continuing Operations	$(0.64)	$0.59	$(1.44)	$0.35
Discontinued Operations	—	(0.01)	—	(0.02)

Net (loss) earnings	$(0.64)	$0.58	$(1.44)	$0.33

Net (loss) earnings per share, assuming dilution:
From Continuing Operations	$(0.64)	$0.59	$(1.44)	$0.35
Discontinued Operations	—	(0.01)	—	(0.02)

Net (loss) earnings	$(0.64)	$0.58	$(1.44)	$0.33

Shares used to calculate net (loss) earnings per share:
Basic	30,312,749	30,312,749	30,312,749	30,312,749
Diluted	30,312,749	30,312,749	30,312,749	30,312,749

See accompanying notes.

Energy Coal Resources, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended June 30, 2008	Three months ended June 30, 2007	Six months ended June 30, 2008	Six months ended June 30, 2007
Operating activities
Net (loss) income	$(19,523,106)	$17,782,862	$(43,657,518)	$9,976,000
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation, depletion, and amortization—continuing	7,629,638	13,121,147	16,423,212	26,175,392
Accretion (amortization) of sales contracts—continuing	(1,165,461)	(37,612,392)	(5,525,659)	(51,571,949)
Deferred income taxes	4,014,103	—	3,824,655	—
Loss on asset impairment	—	—	191,523	—
Write off debt issuance costs	—	651,693	—	651,693
Bad debt expense	903,758	—	903,758	—
Amortization of debt issuance costs	405,985	485,654	809,674	898,048
Amortization of organizational costs	—	—	—	—
Gain on sale of assets	(189,261)	(791,114)	98,019	(667,869)
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(1,763,186)	11,130,847	5,666,143	20,900,658
Prepaid expenses and other assets	(823,914)	2,194,169	(1,494,321)	1,886,599
Inventories	(3,349,997)	526,231	(13,583,638)	2,169,964
Advanced royalties	(144,095)	286,850	(1,057,670)	271,120
Increase (decrease) in:
Accounts payable	2,720,617	4,245,717	23,772,540	(2,557,398)
Accounts payable—affiliates	219,000	(120,441)	(203,500)	(90,859)
Accrued payroll, bonus, and vacation	(836,449)	450,530	(1,579,901)	(576,079)
Asset retirement obligation liability	(1,489,630)	(602,090)	(1,616,191)	(598,611)
Post retirement medical liability	106,014	—	212,027	—
Accrued expenses and other liabilities	10,480,291	2,038,567	11,773,138	3,301,477

Total adjustments to net (loss) income	16,717,413	(3,994,632)	38,613,809	192,186

Net cash (used in) provided by operating activities	(2,805,693)	13,788,230	(5,043,709)	10,168,186
Investing activities
Net proceeds from the sale of assets	1,357,400	972,749	4,850,517	10,489,860
Investment in certificates of deposit—restricted	(447,138)	(620,300)	(556,146)	(2,310,158)
Investment in debt service reserve account	2,963,203	(108,934)	2,889,947	(957,632)
Additions to property, plant, and equipment	(4,132,821)	(5,129,154)	(9,045,033)	(10,395,758)
Additions to mine development costs	(2,050,004)	(1,694,668)	(3,721,074)	(1,518,885)

Net cash (used in) investing activities	(2,309,360)	(6,580,307)	(5,581,789)	(4,692,573)
Financing activities
Borrowings on long-term debt	11,386,368	420,297,069	16,461,368	430,297,069
Repayments of long-term debt	(5,892,840)	(426,300,481)	(10,841,086)	(434,299,983)
Financing costs	(165,460)	(51,220)	(165,460)	(76,718)
Proceeds from private placement	—	—	—	—
Distributions to members	—	—	—	—

Net cash provided by (used in) financing activities	5,328,068	(6,054,632)	5,454,822	(4,079,632)

Net (decrease) increase in cash equivalents and restricted cash	213,015	1,153,291	(5,170,676)	1,395,981
Cash equivalents and restricted cash at the beginning of period	2,525,731	6,856,920	7,909,422	6,614,230

Cash equivalents and restricted cash at the end of period	$2,738,746	$8,010,211	$2,738,746	$8,010,211

See accompanying notes.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ended June 30, 2007 and 2008

(Unaudited)

1. Basis of presentation of consolidated financial statements

        The accompanying interim consolidated financial statements of Energy Coal Resources, Inc. (ECR or the "Company") are unaudited and prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, these interim consolidated financial statements reflect all normal and recurring adjustments necessary for a fair presentation of the results of the periods presented. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company for the twelve months ended December 31, 2007.

        The consolidated financial statements include the accounts of the Company, its 99% interest in Bowie and its wholly owned subsidiaries at June 30, 2008 and December 31, 2007, and their results of operations and cash flows for the three- and six-month periods ended June 30, 2008 and 2007. The preparation of the consolidated financial statements of the Company in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ from those estimates. The most significant estimates used in the preparation of the consolidated financial statements are related to reclamation and mine closure obligations (asset retirement obligations), contingencies, unfavorable sales contract liabilities, income taxes, and coal reserve values. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ from these estimates. In addition, different assumptions or conditions could reasonably be expected to yield different results. The operating results for the three and six months ended June 30, 2008 may not necessarily be indicative of the results to be expected in future quarters or for the twelve months ended December 31, 2008.

2. Recent accounting pronouncements

Accounting Pronouncements Adopted

        On January 1, 2008, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements under other accounting pronouncements that require or permit fair value measurements. SFAS 157 was adopted prospectively for the Company's financial instruments, but it had no material impact on the financial statements. The Financial Accounting Standards Board (FASB) deferred the effective date of SFAS 157 for one year for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis, which the Company will adopt effective January 1, 2009.

        On January 1, 2008, SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115, became effective. SFAS 159 permits entities the choice to measure certain financial instruments and other items at fair value. The Company did not elect to measure any additional financial instruments or other items at fair value.

Accounting Standards Issued and Not Yet Adopted

        In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles. This standard identifies the sources of accounting principles and the framework for selecting

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the periods ended June 30, 2007 and 2008

(Unaudited)

2. Recent accounting pronouncements (Continued)

the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles. SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company expects to adopt SFAS 162 when it becomes effective and does not believe it will have a material impact on its consolidated financial statements.

        In December 2007, the FASB issued SFAS 141(R), Business Combinations, and SFAS 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51. SFAS 141(R) and SFAS 160 will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interest in consolidated financial statements. SFAS 141(R) retains the fundamental requirements in SFAS 141 while providing additional definitions, such as the definition of the acquirer in a purchase and improvements in the application of how the acquisition method is applied. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests, and classified as a component of equity. These Statements become simultaneously effective January 1, 2009. Early adoption is not permitted. The Company does not expect this guidance to have a significant impact on our consolidated financial statements; however, management is currently assessing the impact of adopting SFAS 160.

3. Inventories

        Inventories consist of the following:

	June 30 2008	December 31 2007
Coal stockpile inventory	$18,081,095	$3,968,720
Parts and supplies	2,209,948	2,738,685

	$20,291,043	$6,707,405

        General and administrative costs of $1,650,535 and $208,087 are included in coal inventories at June 30, 2008 and December 31, 2007, respectively.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the periods ended June 30, 2007 and 2008

(Unaudited)

4. Prepaid expenses

        Prepaid expenses consisted of the following:

	June 30 2008	December 31 2007
Prepaid insurance	$4,884,233	$2,538,230
Longwall rebuilds	1,984,396	1,026,292
Prepaid equipment rental	588,188	657,802
Current portion long-term note receivable	751,315	751,315
Deposits with others	1,036,808	530,260
Performance bonds	597,699	342,851
Other prepaid expenses	216,875	227,279
Prepaid leases	94,000	71,500

	$10,153,514	$6,145,529

5. Property, plant, and equipment

        Property, plant, and equipment, including mineral reserves and mine development and contract costs, consist of the following:

	June 30 2008	December 31 2007
Mining and other equipment and related facilities	$107,274,090	$106,591,366
Coal preparation plants	13,092,869	13,092,869
Capital lease equipment	17,130,795	13,997,022
Mine development costs	22,427,614	18,799,230
Mineral rights and reserves	211,840,656	211,625,764
Mine development in process	9,052,839	8,960,149
Construction work in process	11,651,243	2,775,277

	392,470,106	375,841,677
Less accumulated depreciation, depletion, and amortization	83,359,844	70,350,598

Net property, plant, and equipment	$309,110,262	$305,491,079

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the periods ended June 30, 2007 and 2008

(Unaudited)

6. Accrued expenses

        Accrued expenses and other current liabilities consisted of the following:

	June 30 2008	December 31 2007
Accrued royalties	$2,747,078	$2,094,283
Deferred revenue	12,435,309	—
Accrued production taxes	23,008	1,778,658
Accrued property taxes	2,607,514	2,796,778
Accrued trucking	883,285	628,428
Accrued Heller minimum royalty payment	1,727,894	1,727,894
Accrued taxes	1,010,102	951,597
Accrued interest	2,903,316	2,542,575
Accrued interest—affiliate	461,948	100,654
Accrued commissions	550,935	334,715
Other	83,781	72,624

	$25,434,170	$13,028,206

7. Income Taxes

         Income Tax Expense.    Management evaluates the estimated annual effective income tax rate for interim periods based on current and forecasted business levels and activities, including enacted tax laws. Items unrelated to current year ordinary income are recognized entirely in the period identified as a discrete item of tax. The interim period income tax provisions are comprised of tax on ordinary income at the most recent estimated annual effective tax rate, adjusted for the effect of discrete items. Income tax expense for the six months ended June 30, 2008, was $3,824,655 as compared to $0 for the six months ended June 30, 2007. We incurred pre-tax losses during the period ended June 30, 2008.

        Income tax expense in 2008, is primarily due to recording additional valuation allowance against certain existing deferred tax assets. The Company's analysis of future reversing temporary differences indicated that certain assets were no longer deemed to be realizable through reversal of deferred tax liabilities. Based on estimated recoverable coal reserves and the Company's projected production, the existing deferred tax liabilities attributable to property, plant and equipment, which includes mineral reserves, are not projected to reverse within a sufficient period to realize all of the existing deferred tax assets.

        During the interim period, there were no material changes to the amount of previously disclosed unrecognized tax benefits.

8. Asset retirement obligations

        The Company's mining activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations to protect the public health and environment and believes its operations are in material compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the exact amount of such future expenditures. Estimated future reclamation costs are based principally on legal and regulatory requirements.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the periods ended June 30, 2007 and 2008

(Unaudited)

8. Asset retirement obligations (Continued)

        A reconciliation of the Company's ARO liability is as follows:

	June 30 2008	December 31 2007
Asset retirement obligation liability at beginning of period	$31,932,326	$37,804,263
Accretion expense	1,182,091	2,414,202
Change in estimate—new layer	626,380	757,291
Asset sales	(270,375)	(6,181,884)
Reclamation charges	(2,798,282)	(2,861,546)

Total asset retirement obligation liability at end of period	30,672,140	31,932,326
Less current portion	(1,676,209)	(1,364,234)

Asset retirement obligation liability, long-term	$28,995,931	$30,568,092

        There were no assets that were legally restricted for purposes of settling asset retirement obligations at June 30, 2008 or December 31, 2007. At June 30, 2008, regulatory obligations for asset retirements are secured by surety bonds in the amount of $65,796,280. These surety bonds are partially collateralized by restricted cash.

9. Postretirement medical liability

        The components of net periodic benefit cost for post retirement medical insurance are as follows:

	Three months ended	Six months ended
	June 30, 2008
Service cost	$58,954	$117,907
Interest cost	14,392	28,784
Amortization of prior service cost	—	—
Amortization of (gain) loss	32,668	65,336

Net expense	$106,014	$212,027

        The Company's postretirement medical insurance plan is unfunded. The Company did not recognize any expense for postretirement medical benefits for the six months ended June 30, 2007. At December 31, 2007 and June 30, 2008, the Company's postretirement medical liability, net of tax ($488,964) was included as a component of other comprehensive income.

10. Assets held for sale/discontinued operations

        The Company is actively marketing and conducting other actions required to complete the sale of certain operations and equipment that it considers nonstrategic to its continued mining operations or if the Company perceives it can generate greater value by selling certain assets. Assets expected to be disposed of are valued at their estimated fair value, and classified as held for sale in the Company's consolidated balance sheets.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the periods ended June 30, 2007 and 2008

(Unaudited)

10. Assets held for sale/discontinued operations (Continued)

        Total assets held for sale were as follows:

	June 30 2008	December 31 2007
Highwall miner equipment	$1,487,001	$2,723,835

Huff Creek Mine sale

        On December 7, 2007, the Company, through its wholly owned subsidiary, Appalachian Fuels, LLC (Appalachian Fuels), which is included in the Central Appalachian segment, entered into an Asset Purchase and Sale Agreement with Imagin Natural Resources to sell the Toney's Fork and Southern Eagle Mines for total consideration of $116,000,000 including $113,000,000 in cash and a $3,000,000 non-interest-bearing note. The Company recorded the note receivable at the present value of the note's face with an effective interest rate of 10% which resulted in a discount of $513,148. As of June 30, 2008 and December 31, 2007, the note receivable was $2,611,195 and $2,486,852, respectively. The book value of the property net of liabilities was $44,413,410 resulting in a gain of $71,073,442 for the year ended December 31, 2007 and reported as discontinued operations in the Company's financial statements.

        The Company classified the Toney's Fork Mine, the adjoining rail load-out facility, Huff Creek, LLC, and Southern Eagle LLC as discontinued operations. Associated results of operations for the three and six months ended June 30, 2007, reported separately. The following amounts have been segregated from continuing operations and included in discontinued operations—net of tax in the consolidated statements of operations:

Income statement information	Three months ended June 30 2007	Six months ended June 30 2007
Revenues	$15,228,204	$31,300,333
Expenses	13,028,262	26,040,654

Operating income	2,199,942	5,259,679
Other expense	(2,438,165)	(5,867,493)

Loss from discontinued operations before income taxes	(238,223)	(607,814)
Income tax provision	—	—

Loss from discontinued operations, net of taxes	$(238,223)	$(607,814)

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the periods ended June 30, 2007 and 2008

(Unaudited)

11. Debt, including capital leases

        Debt and capital leases consist of the following:

	June 30 2008	December 31 2007
Debt:
GE Capital Corporation Loan	$45,000,000	$50,000,000
Penn Virginia sale/leaseback financing	15,000,000	15,000,000
Rickmeier Advisors note payable, with interest at 9.00%	3,387,276	4,130,462
Addington Land, with a maturity date of November 2011, with interest at 8.25%, secured by real estate, related party	4,400,000	4,400,000
Addington Land, demand notes, with interest rates ranging from 5.00% to 8.00%, secured by equipment, related party	9,475,000	—
Larry Addington, with a maturity date of November 2011, with interest at 8.25%, secured by real estate, related party	2,360,000	2,360,000
Premium Financing Specialists, payable in monthly installments of $4,217 to $118,670, through February 2009, with interest from 3.48% to 5.97%, insurance financing	1,974,186	859,870
Whayne Supply, payable in monthly installments of $16,896 to $153,962 through August 2010, with interest rates ranging from 7.00% to 8.49%, secured by accounts payable and equipment	1,585,436	1,972,949
Cecil Walker Machinery, Inc., payable in monthly installments of $13,471 through August 2011, with interest at 6.55%, secured by equipment	460,476	535,258
Illinois Department of Commerce, payable in monthly installments of $38,217 through August 2008	382,171	382,171
Shareholder, demand note, with interest at prime plus 1.00%, unsecured, related party	100,000	100,000
Paonia Resources LLC, payable on demand, including interest at 6.00%, guaranteed by shareholder	4,000,000	—
Modern Materials, payable in monthly installments of $90,485 through May 1, 2013, with interest at 7.92%	4,500,000	—
Wagner equipment, payable in monthly installments of $13,926 through February 15, 2011, with interest at 7.99%, secured by equipment	400,145	—
GE Transportation, payable in monthly installments of $661 and $2,764 through March 2013, with interest at 9.57% and 7.54%, respectively,	159,888	—
Caterpillar Financial Services Corporation, payable in monthly installments of $22,359 through February 2010, including interest at 6.25%, secured by equipment	423,627	—
Austin Powder Company, payable in two monthly payments, simple interest at 8.00%, through August, 2008	2,950,220	—

Total debt	96,558,425	79,740,710

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the periods ended June 30, 2007 and 2008

(Unaudited)

11. Debt, including capital leases (Continued)

	June 30 2008	December 31 2007
Capital leases:
Atlas Copco financing payable in monthly installments of $8,591 to $17,181 and maturities ranging from August 15, 2008 to June 14, 2009, with interest rates ranging from 6.00% to 9.50%, secured by equipment	213,398	216,444
GATX financing with monthly installments of $101,302 to $150,105 and maturities of November 21, 2009 to March 1, 2010, with interest rates from 7.30% to 14.80%, secured by equipment	4,521,144	5,506,978
Caterpillar Financial Services Corporation, payable in monthly installments:
$8,609 through June 2009, with interest at 6.59%, secured by equipment	99,756	147,260
$4,668 through August 2009, including interest at 7.25%, secured by equipment	62,487	87,696
$5,542 through August 2008, including interest at 7.00%, secured by equipment	10,990	43,200
$16,179 through October 2009, including interest at 8.17%, secured by equipment	258,877	343,339
Appalachian Machinery, payable in monthly installments:
$15,000 through May 2010, with interest at 16.64%, secured by equipment, related party	293,050	355,158
$15,000 through April 2010, with interest at 16.65%, secured by equipment, related party	282,114	345,089
$22,000 through February 2013, with interest at 16.26%, secured by equipment, related party	859,518	—
$13,000 through February 2012, with interest at 20.18%, secured by equipment, related party	433,000	—
$10,500 through April 2012, with interest at 16.09%, secured by equipment, related party	436,733	—
Enterprise Fleet Services, payable in monthly installments of $620 to $1,813 through December 2011, with interest at 4.00% to 10.13%, secured by equipment	1,589,731	1,184,995
Marquette Equipment Finance, payable in monthly installments:
$42,320 through January 2010, with interest at 4.02%, secured by equipment	738,202
$23,768 through September 2011, with interest at 7.97%, secured by equipment	750,000
Deere Credit, Inc., payable in monthly installments of $130,208, including interest at prime plus 1%, secured by equipment (payments deferred-Illinois production), described below	360,171	360,171
Other capital leases	80,445	74,548

Total capital leases	10,989,616	8,664,878

Total debt and capital leases	107,548,041	88,405,588
Less current portion	81,844,472	25,969,989

Total long-term portion	$25,703,569	$62,435,599

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the periods ended June 30, 2007 and 2008

(Unaudited)

11. Debt, including capital leases (Continued)

General Electric Capital Corporation agreement

        On December 20, 2006, ECR's subsidiary, Bowie entered into a credit facility with General Electric Capital Corporation (GE Capital) as the arranger and administrative agent for the lenders (the Lenders). ECR and Colorado Holding Company currently guarantee this indebtedness. Subject to the terms and conditions of this agreement, the Lenders made advances to Bowie for an initial amount of $50,000,000 and in March 2007 a second advance for an additional $10,000,000 was made following Bowie's compliance with certain conditions as set forth in the agreement.

        The agreement has a five-year term with interest on advances under this agreement payable at LIBOR plus 400 basis points, initially 600 basis points until March 28, 2007, when certain conditions were met.

        The agreement contains many affirmative as well as negative covenants, including financial covenants, as more fully described in the agreement. The financial covenants include (a) a limitation on capital expenditures of $16,000,000 for 2007 and $12,500,000 per year for 2008 and beyond based on definitions more fully described in the agreement; (b) a minimum fixed coverage ratio requirement of not less than 1.2 based on certain definitions more fully described in the agreement; (c) a maximum leverage ratio not to exceed 10.0 for 2007 and then decreasing to 3.0 for 2008 and beyond based on certain definitions more fully described in the agreement.

        Amendment 3 dated October 30, 2007, waived both the fixed charge coverage ratio and the maximum leverage ratio at June 30, 2007.

        As of March 31, 2008 and June 30, 2008, Bowie was in violation of the minimum fixed charge coverage requirement. On July 11, 2008, GE Capital and Bowie entered into a forbearance agreement whereby GE did not waive the events of noncompliance but did agree to forebear any legal action against Bowie until January 1, 2009. As such, the entire balance is shown as current in the accompanying financial statements.

        Accrued interest at June 30, 2008 and December 31, 2007 was $3,365,264 and $2,643,228, respectively.

12. Segment information

        The Company produces primarily steam coal from surface and deep mines for sale to utility and industrial customers. The Company has four reportable business segments: Central Appalachia, Illinois Basin, Colorado, and Corporate and Other. The operating segments are differentiated primarily by region while Corporate and Other includes corporate overhead, business development, and the elimination of intercompany transactions. The Company evaluates the performance of its segments based on income from operations.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the periods ended June 30, 2007 and 2008

(Unaudited)

12. Segment information (Continued)

        Operating segment results for the three months ended June 30, 2008 and 2007 (unaudited):

	Central Appalachia	Colorado	Illinois Basin	Corporate and Other	Consolidated
June 30, 2008
Revenues	$62,445,395	$10,840,579	$16,761	$—	$73,302,735
Depreciation, depletion, and amortization	4,768,193	2,719,638	141,807	—	7,629,638
(Loss) income from continuing operations before taxes	1,049,742	(15,551,148)	(510,307)	(497,290)	(15,509,003)
Additions to property, plant, and equipment	4,121,640	1,898,742	162,443	—	6,182,825
Goodwill	33,390,000	115,487,770	—	(10,055,417)	138,822,353
Total assets	243,892,774	276,983,763	68,587,825	(25,202,799)	564,261,563

	Central Appalachia	Colorado	Illinois Basin	Corporate and Other	Consolidated
June 30, 2007
Revenues	$39,146,445	$29,798,689	$—	$—	$68,945,134
Depreciation, depletion, and amortization	6,824,539	5,102,006	137,559	—	12,064,104
Income (loss) from continuing operations before taxes	10,943,709	8,618,250	(422,969)	(1,117,905)	18,021,085
Loss from discontinued operations	(238,224)	—	—	—	(238,224)
Additions to property, plant, and equipment	1,394,654	5,382,311	46,858	—	6,823,823
Goodwill	33,390,000	115,487,770	—	(10,055,417)	138,822,353
Total assets	318,196,444	296,749,665	70,509,138	138,729	685,593,976

        Operating segment results for the six months ended June 30, 2008 and 2007 (unaudited):

	Central Appalachia	Colorado	Illinois Basin	Corporate and Other	Consolidated
June 30, 2008
Revenues	$86,028,960	$30,283,664	$16,761	$—	$116,329,385
Depreciation, depletion, and amortization	9,501,190	6,637,235	284,787	—	16,423,212
Loss from continuing operations before taxes	(14,838,381)	(22,803,542)	(620,252)	(1,570,688)	(39,832,863)
Additions to property, plant, and equipment	6,741,396	5,832,685	192,026	—	12,766,107
Goodwill	33,390,000	115,487,770	—	(10,055,417)	138,822,353
Total assets	243,892,774	276,983,763	68,587,825	(25,202,799)	564,261,563

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the periods ended June 30, 2007 and 2008

(Unaudited)

12. Segment information (Continued)

	Central Appalachia	Colorado	Illinois Basin	Corporate and Other	Consolidated
June 30, 2007
Revenues	$81,151,176	$61,744,286	$—	$—	$142,895,462
Depreciation, depletion, and amortization	11,134,267	10,281,728	272,949	—	21,688,944
(Loss) income from continuing operations	(3,411,747)	16,942,463	(831,540)	(2,115,362)	10,583,814
Loss from discontinued operations before taxes	(607,814)	—	—	—	(607,814)
Additions to property, plant, and equipment	3,551,722	8,558,902	(195,981)	—	11,914,643
Goodwill	33,390,000	115,487,770	—	(10,055,417)	138,822,353
Total assets	318,196,444	296,749,665	70,509,138	138,729	685,593,976

13. Commitments and contingencies

General

        The Company follows SFAS No. 5, Accounting for Contingencies, in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies and legal expenses associated with the contingency are accrued by a charge to income when information available prior to issuance of the consolidated financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred and the amount of the loss can be reasonably estimated. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the consolidated financial statements when it is at least reasonably possible that a loss will be incurred.

Guarantees

        In the normal course of business, the Company is a party to guarantees and financial instruments with off balance sheet risk, such as performance or surety bonds and other guarantees and indemnities, which are not reflected in the accompanying Consolidated Balance Sheets. Such financial instruments are valued based on the amount of exposure under the instrument and likelihood of performance being required. In the Company's past experience, no claims have been made against these financial instruments. Management does not expect any material losses to result from these guarantees or off balance sheet instruments and, therefore, is of the opinion that their fair value is zero.

Contingencies

        Extensive regulation of the impacts of mining on the environment and related litigation has had and may have a significant effect on the Company's costs of production and results of operations. Further regulations, legislation or litigation may also cause the Company's sales or profitability to decline by hindering the Company's ability to continue mining operations or by increasing costs.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the periods ended June 30, 2007 and 2008

(Unaudited)

13. Commitments and contingencies (Continued)

Legal proceedings

        The Company is involved in various claims and other legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, consolidated results of operations or consolidated cash flows.

Stock registration rights agreement

        In connection with a private placement of the Company's shares, the purchasers of the ECR common stock became entitled to the benefits of registration rights whereby ECR agreed to file with the SEC, no later than 180 days following the closing of the stock offering, a shelf registration statement registering for resale the shares of ECR stock sold in the Private Placement offering, and any additional shares of ECR stock issued in respect thereof whether by stock dividend, stock split, or otherwise. According to the agreement, in the event the shelf registration statement was not filed within the 180 days following the closing, other than as a result of, among other things, circumstances outside of ECR's control, ECR would be required to pay to the purchasers of the stock $833,333 per month for the first three months after the expiration of the 180-day period, and $1,666,667 per month for each month thereafter, until the shelf registration statement is filed. Other provisions are contained in the registration rights agreement in favor of the purchasers of the ECR stock.

        The Company has been unable to file the shelf registration statement with the SEC. Notwithstanding the Company's position that the 180-day filing deadline was extended because the failure to file was due to circumstances outside the Company's control, for the three monthly periods following the expiration of the 180-day period in June 2006, the Company voluntarily paid $833,333 per month to the purchasers of the common stock sold through the Private Placement. The payments were expensed. Following these three monthly payments, the Company ceased making such payments.

        On December 18, 2006, the investment banking firm, Friedman Billings Ramsey, on behalf of the Private Placement Purchasers initiated a lawsuit calling for specific performance on the payments called for under the Registration Rights Agreement.

Eastern Kentucky Power

        The Company, through its subsidiary Appalachian Fuels has been given notice that it is in breach of a contract with Eastern Kentucky Power (EKP) for failure to deliver coal pursuant to the contract. Subsequent to this notice, the parties agreed to a new delivery schedule and Appalachian Fuels is delivering coal under the revised terms. If Appalachian Fuels fails to deliver under the terms of this agreement EKP will have all rights and remedies at law.

Hannco—Kentucky permits

        The Company, through its subsidiary Appalachian Fuels, has an agreement with Lyndon Property Insurance Company (Lyndon) to reclaim certain surface mining permits originally operated by Hannco Energy Corporation, an unrelated third party. Lyndon, the reclamation bond holder on the permits, assumed this obligation as a result of Hannco Energy Corporation's bankruptcy. The terms and

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the periods ended June 30, 2007 and 2008

(Unaudited)

13. Commitments and contingencies (Continued)

conditions of the work and obligations of Appalachian Fuels appear in Appalachian Fuels' Rider Agreement with Lyndon.

        There is currently a dispute between the Commonwealth of Kentucky and Appalachian Fuels over the wording of the bankruptcy court order as it relates to the reclamation obligations of Appalachian Fuels on the Hannco Energy Corporation sites. Appalachian Fuels' position, which is supported by Lyndon, is that Appalachian Fuels stepped into the shoes of Lyndon and, therefore, has the choice to reclaim the Hannco Energy Corporation sites or simply forfeit the bonds, if reclamation costs exceed the amounts of the bonds. The bankruptcy order, dated March 9, 2007, references the Rider Agreement and the Company believes it has a strong position and will likely prevail. The Company recorded a liability for the amount it believes to be its obligation (the balance of the bonds) as part of its Asset Retirement Obligation (see Note 8).

Lexington Coal

        Lexington Coal Company, LLC initiated a claim against Appalachian Fuels for reclamation of certain permitted areas in Kentucky. This claim is related to an action against Reatta Coal when Reatta was the Company's sublessor. The Company has countered with a declaration of rights suit against Lexington Coal to determine who has the responsibility for certain pieces of reclamation. Management believes that the ultimate resolution of such matters will not have a material adverse effect on the financial position of the Company.

CONSOL

        CONSOL of Kentucky, Inc. gave the Appalachian Fuels subsidiary notice of an expired lease on September 1, 2006. The Company has filed a declaration of rights suit with the court claiming that the lease should have been extended. The Company excluded the reserves at its inception (November 23, 2005) as the Company had no mining activities on the property and it was uncertain of the outcome of any litigation. Management believes that the ultimate resolution of such matters will not have a material adverse effect on the financial position of the Company.

Dayton Power and Light

        On February 15, 2007, Dayton Power and Light Company (DPL) filed suit against the Company's Appalachian Fuels subsidiary, alleging that the subsidiary failed to deliver 1.5 million tons of coal contracted to be delivered between 2003 and 2005. The subsidiary delivered coal under this contract in 2006 and planned to complete deliveries beginning in 2007. However, deliveries were suspended pending the outcome of this suit. The Company plans to vigorously defend itself in this matter and is unable to determine the ultimate outcome of this litigation.

Bowie option agreement

        On June 24, 2008, the Company signed a confidential option agreement granting Paonia Resources LLC (Paonia), an unrelated third party, an option to acquire a 75% equity interest in Bowie for $80,000,000. In connection with the execution of the option agreement, Paonia made a $4 million

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the periods ended June 30, 2007 and 2008

(Unaudited)

13. Commitments and contingencies (Continued)

loan to the Company. If the option is exercised and the purchase is consummated, Paonia may credit the loan against the purchase price under the option agreement. The option is exercisable after 60 days and expires in 90 days and the acquisition must be closed within 100 days of June 24, 2008. In the event Paonia exercises the option but ECR or Colorado fail to consummate the closing, when they are obligated to close under the option agreement, ECR or Colorado shall pay Paonia $10,000,000 as liquidated damages. During the option period, Paonia is obligated to fund the operating cash flow needs of Bowie. Bowie received $2 million on June 12, 2008, with the remaining $2 million received in installments through June 30, 2008. If the option is exercised at the option price, the Company may recognize a significant charge in the third quarter to write down goodwill to its estimated fair value based upon the option price or to buy out of the option.

        On September 24, 2008, the Company filed a declaratory judgment action against Paonia in the Circuit Court of Boyd County, Kentucky, requesting a determination that Paonia is in breach of the terms of the option agreement. Paonia subsequently removed the action to the U.S. District Court for the Eastern District of Kentucky and filed an answer and counterclaim alleging that the Company breached the option agreement. We intend to pursue our claims and defend against their claims vigorously.

Indemnification and other

        Pursuant to various stock and asset purchase and sale agreements with counterparties, the Company has granted indemnification for performance guarantees and other matters made by such parties relating to mineral lease obligations. The Company believes no significant obligation will result relating to such indemnification.

        The Company is subject to various other litigation and claims with respect to matters such as disputes related to contract performance, property boundaries, mining rights, blasting damages, personal injuries, royalty payments, and other claims and actions arising in the normal course of business. Management believes that the ultimate resolution of such matters will not have a material adverse effect on the financial position of the Company.

Off-balance sheet arrangements

        In the normal course of business, we are a party to certain off-balance sheet arrangements. These arrangements include guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in our consolidated balance sheets, and we do not expect any material adverse effects on our financial condition, results of operations, or cash flows to result from these off-balance sheet arrangements.

        Federal and state laws require the Company to secure payment of certain long-term obligations such as mine closure and reclamation costs, federal and state workers' compensation, coal leases, and other obligations. The Company typically secures these payment obligations by using surety bonds, an off-balance sheet instrument. The use of surety bonds is less expensive for us than the alternative of posting a cash bond or a bank letter of credit.

Energy Coal Resources, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the periods ended June 30, 2007 and 2008

(Unaudited)

13. Commitments and contingencies (Continued)

        As of June 30, 2008, the Company had outstanding surety bonds with third parties for post-mining reclamation totaling $65,796,280 plus $3,647,944 for miscellaneous purposes. The Company maintained letters of credit as of June 30, 2008, totaling $17,803,391 to secure reclamation and other obligations.

14. Suspension of mining operations

        During August 2003, mining activities were suspended at the Illinois mine site due to lack of profitable operations, as the reserves at the Illinois mine site are considered high sulfur coal. Due to more stringent environmental regulations, utilities are spending capital to install "scrubbers." These scrubbers allow the utility to burn even the highest sulfur coal. Typically, utilities can purchase high sulfur coal at a lower cost, because the high sulfur coal is found in areas that are closer to coal-reliant power plants; therefore, the utilities benefit from the lower transportation cost. Analysis of market demand has caused management to make tentative plans to resume production in the Illinois basin in 2008.

30,312,749 Shares
Common Stock

Dealer Prospectus Delivery Obligation

Until                                                 (40 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

Amount To Be Paid
Registration fee	$19,061
Printing and engraving expenses	235,000
Legal fees and expenses	400,000
Accounting fees and expenses	65,000
Miscellaneous	60,000

Total	$779,061

        Each of the amounts set forth above, other than the Registration fee, is an estimate.

Item 14.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article 7 of the Registrant's Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides for such limitation of liability.

        The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15.    Recent Sales of Unregistered Securities.

        Other than as described in this Item, there have been no other sales of unregistered securities within the past three years.

        On November 23, 2005 and November 30, 2005, Energy Coal Resources, Inc. completed a private placement of 5,880,749 and 132,000 shares, respectively, of its common stock at $16.00 per share to qualified institutional buyers and accredited investors in transactions exempt from registration under 4(2) and 144A of the Securities Act of 1933. Friedman, Billings, Ramsey & Co., Inc. acted as initial purchaser/placement agent for such transactions. The net proceeds from these equity issuances were approximately $89 million. A significant portion of the proceeds was used to repay $35 million of debt under Energy Coal Resources' credit facilities. Another $21 million of the proceeds was used in the cash and equity exchange described below. The remaining amount was used to pay expenses related to the equity issuances and retained for future capital expenditure and working capital needs.

        On November 23, 2005, Energy Coal Resources, Inc. issued 24,300,000 shares, in the aggregate, of common stock valued at $16.00 per share and paid $21 million to the owners of Appalachian Fuels, LLC, Appalachian Coal Holdings, Inc., Bowie Resources, LLC and Illinois Fuel Company, LLC. In exchange, Energy Coal Resources, Inc. received equity interests in these companies. The transaction was exempt from registration under 4(2) of the Securities Act of 1933.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  The following exhibits are filed as part of this Registration Statement:

3.1	First Amended and Restated Certificate of Incorporation
3.2	First Amended and Restated By-Laws
4.1*	Form of Common Stock Certificate
5.1*	Opinion of Frost Brown Todd LLC
10.1

Credit Agreement among Bowie Resources, LLC, the Other Credit Parties Signatory Thereto, the Lenders Signatory Thereto and General Electric Capital Corporation, as Administrative Agent and Lender dated as of December 20, 2006.

10.2

Amendment No. 1 to Credit Agreement, dated March 12, 2007, by and among Bowie Resources, LLC, Colorado Holding Company,  Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.3

Amendment No. 2 to Credit Agreement and Limited Consent, dated May 8, 2007, by and among Bowie Resources, LLC, Colorado Holding Company, Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.4

Waiver and Amendment No. 3 to Credit Agreement, dated October 23, 2007, by and among Bowie Resources, LLC, Colorado Holding Company, Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.5

Amendment No. 4 to Credit Agreement, dated July 30, 2007, by and among Bowie Resources, LLC, Colorado Holding Company,  Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.6

Forbearance Agreement, Amendment to Waiver and Amendment No. 5 to Credit Agreement, dated July 11, 2008, by and among Bowie Resources, LLC, Colorado Holding Company, Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.7

Waiver No. 1 to Credit Agreement, dated April 4, 2007, by and among Bowie Resources, LLC, Colorado Holding Company, Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.8

Waiver No. 2 to Credit Agreement, dated May 2, 2007, by and among Bowie Resources, LLC, Colorado Holding Company, Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.9

Waiver No. 3 to Credit Agreement, dated May 18, 2007, by and among Bowie Resources, LLC, Colorado Holding Company, Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.10

Waiver No. 4 to Credit Agreement, dated June 14, 2007, by and among Bowie Resources, LLC, Colorado Holding Company, Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.11*

Consent and Waiver No. 5 to Credit Agreement, dated May 8, 2008, by and among Bowie Resources, LLC, Colorado Holding Company,  Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.12

Registration Rights Agreement, dated November 23, 2005, by and among Energy Coal Resources, Inc., Sentient Global Resources Fund I,  L.P., Sentient Global Resources Trust No. 1, Colorado Energy Investments, LLC, Fountain Investments, LLC, John C. Smith, Jr. and Friedman, Billings, Ramsey & Co., Inc.

21.1	List of Subsidiaries of Energy Coal Resources, Inc.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Frost Brown Todd LLC (included in Exhibit 5)
23.3	Consent of Marshall Miller & Associates, Inc.
23.4	Consent of Kelley, Galloway & Company, PSC
24.1	Power of Attorney (included on signature page)

*
To be filed by amendment.

(b)
Financial statement schedule.

Item 17.    Undertakings

  (a)
  The undersigned hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ashland, State of Kentucky, on the 7th day of November, 2008.

ENERGY COAL RESOURCES, INC.
By:	/s/ STEPHEN ADDINGTON
	Name:	Stephen Addington
	Title:	President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Addington and Frank Bennett, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEPHEN ADDINGTON Stephen Addington	President, Chief Executive Officer, Director (Principal Executive Officer)	November 7, 2008
/s/ FRANK BENNETT Frank Bennett	Chief Financial Officer (Principal Financial and Accounting Officer)	November 7, 2008
/s/ ROBERT ADDINGTON Robert Addington	Director	November 7, 2008
/s/ DAVID E. JONES David E. Jones	Director	November 7, 2008
/s/ GREGORY D. STUMBO Gregory D. Stumbo	Director	November 7, 2008

 EXHIBIT INDEX

Exhibit Number	Description
3.1	First Amended and Restated Certificate of Incorporation
3.2	First Amended and Restated By-Laws
4.1*	Form of Common Stock Certificate
5.1*	Opinion of Frost Brown Todd LLC
10.1

Credit Agreement among Bowie Resources, LLC, the Other Credit Parties Signatory Thereto, the Lenders Signatory Thereto and General Electric Capital Corporation, as Administrative Agent and Lender dated as of December 20, 2006.

10.2

Amendment No. 1 to Credit Agreement, dated March 12, 2007, by and among Bowie Resources, LLC, Colorado Holding Company,  Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.3

Amendment No. 2 to Credit Agreement and Limited Consent, dated May 8, 2007, by and among Bowie Resources, LLC, Colorado Holding Company, Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.4

Waiver and Amendment No. 3 to Credit Agreement, dated October 23, 2007, by and among Bowie Resources, LLC, Colorado Holding Company, Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.5

Amendment No. 4 to Credit Agreement, dated July 30, 2007, by and among Bowie Resources, LLC, Colorado Holding Company,  Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.6

Forbearance Agreement, Amendment to Waiver and Amendment No. 5 to Credit Agreement, dated July 11, 2008, by and among Bowie Resources, LLC, Colorado Holding Company, Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.7

Waiver No. 1 to Credit Agreement, dated April 4, 2007, by and among Bowie Resources, LLC, Colorado Holding Company, Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.8

Waiver No. 2 to Credit Agreement, dated May 2, 2007, by and among Bowie Resources, LLC, Colorado Holding Company, Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.9

Waiver No. 3 to Credit Agreement, dated May 18, 2007, by and among Bowie Resources, LLC, Colorado Holding Company, Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.10

Waiver No. 4 to Credit Agreement, dated June 14, 2007, by and among Bowie Resources, LLC, Colorado Holding Company, Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.11*

Consent and Waiver No. 5 to Credit Agreement, dated May 8, 2008, by and among Bowie Resources, LLC, Colorado Holding Company,  Inc., Bowie Resources Management Partner, LLC and General Electric Capital Corporation, as a Lender and agent for the Lenders.

10.12

Registration Rights Agreement, dated November 23, 2005, by and among Energy Coal Resources, Inc., Sentient Global Resources Fund I, L.P., Sentient Global Resources Trust No. 1, Colorado Energy Investments, LLC, Fountain Investments, LLC, John C. Smith, Jr. and Friedman, Billings, Ramsey & Co., Inc.

Exhibit Number	Description
21.1	List of Subsidiaries of Energy Coal Resources, Inc.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Frost Brown Todd LLC (included in Exhibit 5)
23.3	Consent of Marshall Miller & Associates, Inc.
23.4	Consent of Kelley, Galloway & Company, PSC
24.1	Power of Attorney (included on signature page)

*
To be filed by amendment.

QuickLinks

WHERE YOU CAN FIND INFORMATION
MARKET AND INDUSTRY DATA AND FORECASTS
PROSPECTUS SUMMARY
THE OFFERING
SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
OWNERSHIP STRUCTURE
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE COAL INDUSTRY
U.S. Coal Production 2003—2007
BUSINESS
ENVIRONMENTAL AND OTHER REGULATORY MATTERS
MANAGEMENT
Director Compensation Table for Fiscal Year 2007
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
Summary Compensation Table For Fiscal Year 2007
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
REGISTRATION RIGHTS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEPENDENT ENGINEERS
GLOSSARY OF SELECTED TERMS
INDEX TO FINANCIAL STATEMENTS
APPALACHIAN FUELS, LLC AND AFFILIATE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003 TOGETHER WITH INDEPENDENT AUDITOR'S REPORT

INDEPENDENT AUDITOR'S REPORT
APPALACHIAN FUELS, LLC AND AFFILIATE CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2004 AND 2003
APPALACHIAN FUELS, LLC AND AFFILIATE CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
APPALACHIAN FUELS, LLC AND AFFILIATE CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
APPALACHIAN FUELS, LLC AND AFFILIATE CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
APPALACHIAN FUELS, LLC AND AFFILIATE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2004 AND 2003
APPALACHIAN FUELS, LLC AND SUBSIDIARIES UNAUDITED FINANCIAL STATEMENTS NINE MONTHS ENDED SEPTEMBER 30, 2005
Appalachian Fuels, LLC and Subsidiaries

Appalachian Fuels, LLC and Subsidiaries CONSOLIDATED BALANCE SHEET (Unaudited) September 30, 2005
Appalachian Fuels, LLC and Subsidiaries CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited) Nine months ended September 30, 2005
Appalachian Fuels, LLC and Subsidiaries CONSOLIDATED STATEMENT OF MEMBER'S EQUITY (DEFICIT) (Unaudited) Nine months ended September 30, 2005
Appalachian Fuels, LLC and Subsidiaries CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited) Nine months ended September 30, 2005
Appalachian Fuels, LLC and Subsidiaries NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) September 30, 2005
ILLINOIS FUEL COMPANY, LLC UNAUDITED FINANCIAL STATEMENTS NINE MONTHS ENDED SEPTEMBER 30, 2005
Illinois Fuel Company, LLC

Illinois Fuel Company, LLC CONSOLIDATED BALANCE SHEET (unaudited) September 30, 2005
Illinois Fuel Company, LLC CONSOLIDATED STATEMENT OF OPERATIONS (unaudited) Nine months ended September 30, 2005
Illinois Fuel Company, LLC CONSOLIDATED STATEMENT OF MEMBERS' EQUITY (DEFICIT) (unaudited) Nine months ended September 30, 2005
Illinois Fuel Company, LLC CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited) Nine months ended September 30, 2005
Illinois Fuel Company, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) September 30, 2005
CONSOLIDATED FINANCIAL STATEMENTS ENERGY COAL RESOURCES, INC. AND SUBSIDIARIES Year ended December 31, 2007 WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Energy Coal Resources, Inc. and Subsidiaries CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2007
CONTENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Energy Coal Resources, Inc. and Subsidiaries CONSOLIDATED BALANCE SHEETS
Energy Coal Resources, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS
Energy Coal Resources, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF STOCKHOLDERS'/MEMBERS' EQUITY
Energy Coal Resources, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS
Energy Coal Resources, Inc. and Subsidiaries NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Year ended December 31, 2007
CONSOLIDATED FINANCIAL STATEMENTS ENERGY COAL RESOURCES, INC. AND SUBSIDIARIES For the periods ended June 30, 2007 and 2008 (Unaudited)
Energy Coal Resources, Inc. and Subsidiaries CONSOLIDATED FINANCIAL STATEMENTS For the periods ended June 30, 2007 and 2008 (Unaudited)
Contents
Energy Coal Resources, Inc. and Subsidiaries CONSOLIDATED BALANCE SHEETS (Unaudited)
Energy Coal Resources, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
Energy Coal Resources, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Energy Coal Resources, Inc. and Subsidiaries NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the periods ended June 30, 2007 and 2008 (Unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX